Filed Pursuant to Rule 424(b)(3)
Registration Statement No. 333-194454

Prospectus Supplement

Interests in

EAST BOSTON SAVINGS BANK

401(k) PLAN

Offering of Participation Interests in up to 2,706,534 Shares of

MERIDIAN BANCORP, INC.

Common Stock

Meridian Bancorp, Inc., a new corporation, is offering shares of common stock for sale at $10.00 per share in connection with the conversion of Meridian Financial Services, Incorporated from the mutual holding company to the stock holding company form of organization. The shares being offered represent the ownership interest in Meridian Interstate Bancorp, Inc., the existing corporation, currently owned by Meridian Financial Services, Incorporated. In this prospectus supplement, we will refer to Meridian Bancorp, Inc., a new corporation, as “New Meridian,” and we will refer to Meridian Interstate Bancorp, Inc., the existing corporation, as “Old Meridian.” Old Meridian’s common stock is currently traded on the Nasdaq Global Select Market under the trading symbol “EBSB,” and we expect the shares of New Meridian common stock will also trade on the Nasdaq Global Select Market under the symbol “EBSB.”

In connection with the offering, East Boston Savings Bank is allowing participants in the East Boston Savings Bank 401(k) Plan (the “401(k) Plan”) to invest up to 25% of their accounts in the common stock of New Meridian (“New Meridian Common Stock”). Based upon the value of the 401(k) Plan assets at December 31, 2013, the trustee of the 401(k) Plan could purchase up to 2,706,534 shares of New Meridian Common Stock, at the purchase price of $10.00 per share. This prospectus supplement relates to the election of 401(k) Plan participants to direct the trustee of the 401(k) Plan to invest a portion of their 401(k) Plan accounts, up to a maximum of 25% of the value thereof, in New Meridian Common Stock at the time of the stock offering.

Before you consider investing, you should read the prospectus of New Meridian dated May 9, 2014, which is provided with this prospectus supplement. It contains detailed information regarding the conversion and stock offering of New Meridian and the financial condition, results of operations and business of Old Meridian and East Boston Savings Bank. This prospectus supplement provides information regarding the 401(k) Plan. You should read this prospectus supplement together with the prospectus and keep both for future reference.

For a discussion of risks that you should consider, see “Risk Factors” beginning on page 17 of the prospectus.

The interests in the 401(k) Plan and the offering of the shares of Common Stock have not been approved or disapproved by the Board of Governors of the Federal Reserve System, the Massachusetts Commissioner of Banks, the Federal Deposit Insurance Corporation, the Securities and Exchange Commission or any other federal or state agency. Any representation to the contrary is a criminal offense.

The securities offered in this prospectus supplement are not deposits or accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

This prospectus supplement may be used only in connection with offers and sales by New Meridian, in the stock offering, of New Meridian Common Stock acquired by the 401(k) Plan. No one may use this prospectus supplement to reoffer or resell interests in shares of Common Stock acquired through the 401(k) Plan.

You should rely only on the information contained in this prospectus supplement and the prospectus. New Meridian, East Boston Savings Bank and the 401(k) Plan have not authorized anyone to provide you with information that is different.

This prospectus supplement does not constitute an offer to sell or solicitation of an offer to buy any securities in any jurisdiction to any person to whom it is unlawful to make an offer or solicitation in that jurisdiction. Neither the delivery of this prospectus supplement and the prospectus nor any sale of New Meridian Common Stock shall under any circumstances imply that there has been no change in the affairs of New Meridian, East Boston Savings Bank, or the 401(k) Plan since the date of this prospectus supplement, or that the information contained in this prospectus supplement or incorporated by reference is correct as of any time after the date of this prospectus supplement.

The date of this prospectus supplement is May 9, 2014.

THE OFFERING

Securities Offered

East Boston Savings Bank is offering participants of the East Boston Savings Bank 401(k) Plan (the “401(k) Plan”) the opportunity to purchase common stock of New Meridian (“Common Stock”). At the purchase price of $10.00 per share, the 401(k) Plan may acquire up to 2,706,534 shares of New Meridian Common Stock in the stock offering, based on the fair market value of the 401(k) Plan’s assets as of December 31, 2013.

Only employees of East Boston Savings Bank may become participants in the 401(k) Plan and only participants may purchase participation interests in shares of New Meridian Common Stock. All references to the purchase of New Meridian Common Stock contained in this document refer to participation interests in New Meridian Common Stock. A participation interest represents indirect ownership of New Meridian’s Common Stock. The interest is indirect since the New Meridian Common Stock will be held in the 401(k) Plan.

Your investment in shares of Common Stock in connection with the stock offering is subject to the purchase priorities listed below.

Information with regard to the 401(k) Plan is contained in this prospectus supplement and information with regard to the financial condition, results of operations and business of New Meridian, Old Meridian and East Boston Savings Bank is contained in the accompanying prospectus. The address of the principal executive office of New Meridian and East Boston Savings Bank is 67 Prospect Street, Peabody, MA 01960. East Boston Savings Bank’s telephone number at this address is (617) 567-1500.

All questions about this prospectus supplement should be addressed to Eric M. Heath at East Boston Savings Bank; telephone number: (978) 977-2820; email: EHEATH@ebsb.com.

Questions about the stock offering, the prospectus, or obtaining a stock order form to purchase stock in the offering outside the 401(k) Plan may be directed to the Stock Information Center at (978) 977-7171. The Stock Information Center will be open beginning June 14, 2014, between 10:00 a.m. and 4:00 p.m., Eastern Time, on Monday through Friday, and will be open Saturday, June 14, 2014 between 10:00 a.m. and 4:00 p.m., Eastern Time . The Stock Information Center will be closed on bank holidays.

Election to Purchase Common Stock	In connection with the stock offering, you may elect to transfer a part of your account balances in the 401(k) Plan to be used to purchase shares of New Meridian Common Stock in the stock offering, up to a maximum of 25% of the balance thereof. The trustee of the 401(k) Plan will purchase New Meridian Common Stock in accordance with your directions. However, such directions are subject to purchase priorities and purchase limitations, as described below.

Purchase Priorities

All 401(k) Plan participants are eligible to purchase New Meridian Common Stock in the offering. However, such directions are subject to the purchase priorities in the Plan of Conversion of Meridian Financial Services, Incorporated, which provides for a subscription offering and a community offering. In the offering, purchase priorities are as follows and apply in case more shares of New Meridian Common Stock are ordered than are available for sale (an “oversubscription”):

Subscription Offering:

(1) Depositors of East Boston Savings Bank with aggregate account balances of at least $50 as of the close of business on February 28, 2013, get first priority.

(2) East Boston Savings Bank’s tax-qualified plans, including the employee stock ownership plan, get second priority.

(3) Employees, officers, directors, trustees and corporators of the Bank and Meridian Financial Services, Incorporated, get third priority.

Community Offering:

(4) Shares of Common Stock not purchased in the subscription offering may be offered for sale to the general public in a “community offering,” with a preference given first to natural persons residing in the Massachusetts cities and towns of Belmont, Boston, Cambridge, Chelsea, Danvers, Everett, Lynn, Lynnfield, Malden, Medford, Melrose, Peabody, Revere, Saugus, Somerville, Wakefield and Winthrop, and then to Old Meridian’s public stockholders as of April 30, 2014.

If you fall into subscription offering categories (1), (3) or (4), you have subscription rights to purchase New Meridian Common Stock in the subscription offering and you may use funds in the 401(k)

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Plan to pay for the shares of New Meridian Common Stock. You may also be able to purchase shares of New Meridian Common Stock in the subscription offering even though you are ineligible to purchase through subscription offering categories (1), (3) or (4) through subscription offering category (2), reserved for its tax-qualified employee plans. If your stock order cannot be filled through subscription offering category (2), your order will be treated as a community offering order. Subscription offering orders will have preference over community offering orders in the event of oversubscription.

If you are eligible to purchase shares of New Meridian Common Stock in the subscription offering, as listed above, you will separately receive an offering materials package in the mail, including a stock order form. If you are not eligible to purchase in the subscription offering, you may request offering materials by calling our Stock Information Center. If you wish to purchase New Meridian Common Stock outside the 401(k) Plan, you must complete the stock order form and submit the stock order form and payment at $10.00 per share, using the reply envelope provided in the offering materials package. Questions about completing stock order forms may be directed to our Stock Information Center at (978) 977-7171.

Additionally, instead of (or in addition to) placing an order outside the 401(k) Plan using a stock order form, you may place an order for the purchase of New Meridian Common Stock through the 401(k) Plan, using the enclosed Special Investment Election Form, to be completed and submitted in the manner described below under “How to Order Common Stock in the Offering.”

Purchase in the Offering and Oversubscriptions	The trustee of the 401(k) Plan will purchase shares of New Meridian Common Stock in the stock offering in accordance with your directions. Once you make your election, the amount that you elect to transfer from your existing investment options for the purchase of shares of New Meridian Common Stock in connection with the stock offering will be sold from your existing investment options and the proceeds transferred to a separate account maintained by the 401(k) Plan. The proceeds transferred to the separate account will be held separately from your other 401(k) Plan assets pending the formal completion of the stock offering, expected to be several weeks later. At the end of the stock offering period, we will determine whether all, or any portion of, your order will be filled (if the offering is oversubscribed, you may not receive any, or all of, your order, depending on your purchase priority, as described above). The amount that can be used toward your order will be applied to the purchase of shares of New Meridian Common Stock. Following the formal closing of the stock offering, your purchased shares of New Meridian Common Stock will be transferred to your account.

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In the event the offering is oversubscribed, i.e., there are more orders for New Meridian Common Stock than shares available for sale in the offering, and the trustee is unable to use the full amount allocated by you to purchase New Meridian Common Stock in the offering, the amount that cannot be invested in New Meridian Common Stock, and any interest earned on such amount, will be transferred from the separate account maintained by the 401(k) Plan and reinvested in the existing investment funds of the 401(k) Plan, in accordance with your then-existing investment elections (in proportion to your investment direction for future contributions). The prospectus describes the allocation procedures in the event of an oversubscription. If you choose not to direct the investment of your 401(k) Plan account balances towards the purchase of New Meridian Common Stock in the offering, your account balances will remain in the investment funds of the 401(k) Plan as previously directed by you.

Minimum and Maximum Investment	In connection with the stock offering, the 401(k) Plan will permit you to direct the trustee to transfer part of your 401(k) Plan account balance to be used to purchase New Meridian Common Stock in the offering, provided however that your investment cannot exceed 25% of your 401(k) Plan account balance (and subject to the maximum purchase limits for investors set forth in the prospectus). The trustee of the 401(k) Plan will then subscribe for shares of the New Meridian Common Stock offered for sale in the offering, in accordance with each participant’s direction. The trustee will pay $10.00 per share, which will be the same price paid by all other persons who purchase shares in the subscription and community offerings. In order to purchase New Meridian Common Stock through the 401(k) Plan, the minimum investment is $250, which will purchase 25 shares. The prospectus describes further the maximum purchase limits for investors in the stock offering.

Value of 401(k) Plan Assets	As of December 31, 2013, the market value of the assets of the 401(k) Plan was approximately $27,065,347, 25% of which is eligible to purchase New Meridian Common Stock in the offering.

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How to Order Common Stock in the Offering

Enclosed is a Special Investment Election Form on which you can elect to purchase New Meridian Common Stock in the offering. This is done by following the procedures described below. Please note the following stipulations concerning this election:

• You can direct to transfer a percentage of your current 401(k) Plan account on your Special Investment Election Form to purchase New Meridian Common Stock, provided that (i) such amount does not exceed 25% of your total 401(k) Plan account balance, and (ii) the percentage that you elect on your Special Investment Election Form is greater than the percentage (if any) that you currently defer into the Meridian Interstate Stock Fund.

• Your election is subject to a minimum purchase of 25 shares, which equals $250.

• Your election, plus any order you placed outside the 401(k) Plan, are together subject to a maximum purchase of 50,000 shares, which equals $500,000. Please see the Prospectus of Meridian Bancorp, Inc. for additional purchase limitations.

• The election period for the 401(k) Plan opens May 19, 2014 and closes 5:00 p.m., Eastern Time, on June 13, 2014 (the “401(k) Plan Offering Period”).

• During the stock offering period, you will continue to have the ability to transfer amounts that are not directed to purchase New Meridian Common Stock among all other investment funds. However, you will not be permitted to change the investment amounts that you designated to be used to purchase New Meridian Common Stock on your Special Investment Election Form.

• Upon the conclusion of the 401(k) Plan Offering Period, the percentage of your 401(k) Plan account that you designate to be used to purchase New Meridian Common Stock will be liquidated from your 401(k) Plan account balances on a pro-rata basis (excluding any investment in the current Meridian Interstate Stock Fund). You cannot choose the particular investment fund that will be liquidated to fund the stock purchase. Your liquidated assets will be held separately by the 401(k) Plan until the formal closing of the stock offering occurs, which will be several weeks after the completion of the 401(k) Plan Offering Period. Therefore, this money will not be available for distributions, loans or withdrawals until it is used to purchase New Meridian Common Stock.

• Following the formal closing of the stock offering, your purchased shares of New Meridian Common Stock will be transferred to your account.

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• Following the formal closing of the stock offering, it may take several weeks for the New Meridian Common Stock that you elected to purchase on your Special Investment Election Form to be transferred to your account balance. As a result, your New Meridian Common Stock that you purchased in the stock offering will not be tradable (i.e., you cannot sell it) until it is transferred to your account.

If you wish to use a portion of your account balance in the 401(k) Plan to purchase New Meridian Common Stock in the stock offering, you should indicate that decision on your Special Investment Election Form. If you do not wish to make an election, you should check the box at the bottom of the Special Investment Election Form and return the form either using the self-addressed pre-paid envelope, by faxing it to (978) 977-2825, or by delivering it in person or by email at 401kstockpurchase@ebsb.com, to Eric M. Heath at East Boston Savings Bank, 67 Prospect Street, Peabody, MA 01960, no later than 5:00 p.m., Eastern Time, on June 13, 2014.

Order Deadline	If you wish to purchase New Meridian Common Stock with a portion of your 401(k) Plan account balance, you must return your Special Investment Election Form to Eric M. Heath at East Boston Savings Bank, 67 Prospect Street, Peabody, MA 01960 or by faxing it to (978) 977-2825, to be received no later than 5:00 p.m., Eastern Time, on June 13, 2014. You may return your Special Investment Election Form by hand delivery, mail using the self-addressed pre-paid envelope, email (sending it to 401kstockpurchase@ebsb.com or by faxing it so long as it is returned by the time specified.

Irrevocability of Transfer Direction	Once you make an election to transfer amounts in your 401(k) Plan account to be used to purchase shares of New Meridian Common Stock in connection with the stock offering, you may not change your election. Your election is irrevocable. You will, however, continue to have the ability to transfer amounts not directed towards the purchase of shares of New Meridian Common Stock among all of the other investment funds in the 401(k) Plan on a daily basis.

Future Direction to Purchase and Sell Common Stock	You will be able to purchase or sell shares of New Meridian Common Stock through your account after the stock offering. You may direct that your future contributions or your account balance in the 401(k) Plan (up to 25%) be used to purchase shares of New Meridian Common Stock. After the offering, to the extent that shares are available, the trustee of the 401(k) Plan will acquire shares of New Meridian Common Stock at your election in open

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market transactions at the prevailing price, which may be less than or more than $10.00 per share. You may change your investment allocation on a daily basis. However, please be advised that your ability to buy or sell New Meridian Common Stock within the 401(k) Plan largely depends upon the existence of an active market for the stock. If New Meridian Common Stock is illiquid (meaning there are a low number of buyers and sellers of the stock) on the date you elect to buy or sell New Meridian Common Stock within the 401(k) Plan, your election may not be immediately processed. As a result, the prevailing price for New Meridian Common Stock may be less than or more than its fair market value on the date of your election.

Special restrictions may apply to purchasing shares of New Meridian Common Stock by the participants who are subject to the provisions of Section 16(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), relating to the purchase and sale of securities by officers, directors and principal stockholders of New Meridian.

Please note that if you are an officer of East Boston Savings Bank that is restricted by the regulations of the Board of Governors of the Federal Reserve System from selling shares of New Meridian Common Stock acquired in the stock offering for one year, the New Meridian Common Stock that you purchased in the stock offering will not be tradable until the one-year trading restriction has lapsed.

Voting Rights of Common Stock	Although not required by the 401(k) Plan, it is anticipated that you will be given an opportunity to direct the trustee as to how to vote any shares of New Meridian Common Stock that are credited to your account. If the trustee does not receive your voting instructions, the 401(k) Plan administrator will exercise these rights as it determines in its discretion and will direct the trustee accordingly. All voting instructions will be kept confidential.

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DESCRIPTION OF THE 401(K) PLAN

Introduction

East Boston Savings Bank originally adopted the 401(k) Plan effective as of October 1, 1994, and subsequently amended and restated the 401(k) Plan effective as of March 1, 2004. The 401(k) Plan is a tax-qualified plan established in accordance with the requirements under Section 401(a) and Section 401(k) of the Internal Revenue Code of 1986, as amended (the “Code”).

The Bank intends that the 401(k) Plan, in form and operation, will comply with the requirements under Section 401(a) and Section 401(k) of the Code. The Bank will adopt any amendments to the 401(k) Plan that may be necessary to ensure the continuing qualified status of the 401(k) Plan under the Code and applicable Treasury Regulations.

Employee Retirement Income Security Act (“ERISA”). The 401(k) Plan is an “individual account plan” other than a “money purchase pension plan” within the meaning of ERISA. As such, the 401(k) Plan is subject to all of the provisions of Title I (Protection of Employee Benefit Rights) and Title II (Amendments to the Code Relating to Retirement Plans) of ERISA, except for the funding requirements contained in Part 3 of Title I of ERISA which by their terms do not apply to an individual account plan (other than a money purchase plan). The 401(k) Plan is not subject to Title IV (Plan Termination Insurance) of ERISA. The funding requirements contained in Title IV of ERISA are not applicable to participants or beneficiaries under the 401(k) Plan.

Reference to Full Text of 401(k) Plan. The following portions of this prospectus supplement summarize certain provisions of the 401(k) Plan. They are not complete and are qualified in their entirety by the full text of the 401(k) Plan. Copies of the 401(k) Plan are available to all employees by filing a request with the 401(k) Plan administrator at East Boston Savings Bank, 67 Prospect Street, Peabody, MA 01960. You are urged to read carefully the full text of the 401(k) Plan.

Eligibility and Participation

Employees who are at least age 18 and complete three months of service are eligible to make salary deferral contributions. After one year of service, in which an employee completes 1,000 hours, an employee is eligible to receive employer contributions.

As of December 31, 2013, there were approximately 450 employees and former employees eligible to participate in the 401(k) Plan. The 401(k) Plan Year is January 1 to December 31.

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Contributions Under the 401(k) Plan

Salary Deferrals. You are permitted to defer, on a pre-tax basis, up to 75% of your compensation, subject to certain restrictions imposed by the Code, and to have that amount contributed to the 401(k) Plan on your behalf. For purposes of the 401(k) Plan, “compensation” means your total wages received from the Bank. In accordance with Internal Revenue Service (the “IRS”) limitations, the annual compensation of each participant taken into account under the 401(k) Plan, for 2014, is limited to $260,000 (and as may be increased annually by the IRS). You may elect to modify the amount contributed to the 401(k) Plan by filing a new elective deferral agreement with the 401(k) Plan administrator, as of the beginning of each payroll period. In addition, participants are allowed to make deferral contributions in an amount up to 100% of any cash bonuses.

Automatic Enrollment Contributions. Unless an eligible employee affirmatively elects otherwise, his or her compensation will be reduced by 3% and deferred to the 401(k) Plan on his or her behalf, effective as of the participant’s entry date. Deferral contributions for each participant having automatic enrollment contributions made on his or her behalf will be increased annually by 1%, up to 8% of compensation.

Non-Discretionary Matching Employer Contributions. The Bank will make a non-discretionary matching employer contribution equal to 50% of a participant’s elective deferrals, up to 6% of a participant’s compensation.

Safe Harbor Nonelective Employer Contributions. For each 401(k) Plan year, the Bank will contribute for each eligible participant an amount equal to 3% of such participant’s compensation.

Limitations on Contributions

Limitations on Employee Salary Deferrals. For the 401(k) Plan Year beginning January 1, 2014, the amount of your before-tax contributions may not exceed $17,500 per calendar year. In addition, if you are at least 50 years old in 2014, you will be able to make a “catch-up” contribution of up to $5,500 in addition to the $17,500 limit. The “catch-up” contribution limit may be adjusted periodically by law, based on changes in the cost of living. Contributions in excess of these limits, as applicable to you, are known as excess deferrals. If you defer amounts in excess of these limitations, as applicable to you, your gross income for federal income tax purposes will include the excess in the year of the deferral. In addition, unless the excess deferral is distributed before April 15 of the following year, it will be taxed again in the year distributed. Income on the excess deferral distributed by April 15 of the immediately succeeding year will be treated, for federal income tax purposes, as earned and received by you in the tax year in which the contribution is made.

Contribution Limit. Generally, the law imposes a maximum limit on the amount of contributions you may receive under the 401(k) Plan. This limit applies to all contributions to the 401(k) Plan, including your salary deferrals and all other employer contributions made on your behalf during the year, excluding earnings and any transfers/rollovers. For the 401(k) Plan Year beginning January 1, 2014, this total cannot exceed the lesser of $52,000 or 100% of your annual compensation.

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Benefits Under the 401(k) Plan

Vesting. At all times, you have a fully vested, nonforfeitable interest in the salary deferrals you have made to the 401(k) Plan. In addition, all employer contributions (nonelective employer contributions and matching employer contributions) are 100% vested immediately.

Withdrawals and Distributions from the 401(k) Plan

Applicable federal law requires the 401(k) Plan to impose substantial restrictions on the right of a 401(k) Plan participant to withdraw amounts held for his or her benefit under the 401(k) Plan prior to the participant’s termination of employment with the employer.

Withdrawals upon Termination. You may request a distribution from your account following your termination of employment. Following your termination, you may elect to leave your account balance in the 401(k) Plan and defer commencement of receipt of your vested balance until no later than April 1 of the calendar year following the calendar year in which you attain age 70 1⁄2.

In-Service Distribution. While employed, you are eligible to receive an in-service distribution from your vested account balances after your attainment of age 59 1⁄2.

Hardship. In the event you incur a financial hardship, you may request an in-service withdrawal of a portion of your 401(k) Plan account attributable to your salary deferrals.

Form of Distribution. Your benefits under the 401(k) Plan will be distributed to you or your beneficiary as a single lump-sum payment or you may elect distribution in installments.

Participant loans. Participant loans are allowed in accordance with the 401(k) Plan’s participant loan procedures.

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Investment of Contributions and Account Balances

All amounts credited to your accounts under the 401(k) Plan are held in the 401(k) Plan trust (the “Trust”) which is administered by the trustee appointed by the Bank’s Board of Directors. Prior to the effective date of the offering, you were provided the opportunity to direct the investment of your account into one of the following investment options:

COMPANY STOCK

1.	Meridian Interstate Stock Fund

LARGE CAP

2.	AllianzGI NFJ Dividend Value Fund Administrative Class
3.	Fidelity Blue Chip Growth Fund
4.	Fidelity Capital Appreciation Fund
5.	Fidelity Contrafund
6.	Fidelity Dividend Growth Fund
7.	Fidelity Equity Dividend Income Fund
8.	Spartan 500 Index Fund – Fidelity Advantage Class

MID CAP

9.	Artisan Mid Cap Fund Investor Class
10.	Artisan Mid Cap Value Fund Investor Shares
11.	Fidelity Low-Priced Stock Fund
12.	Spartan Extended Market Index Fund – Fidelity Advantage Class

SMALL CAP

13.	Fidelity Small Cap Stock Fund
14.	Glenmede Small Cap Equity Portfolio Class Advisor

INTERNATIONAL

15.	Fidelity Diversified International Fund
16.	Spartan International Index Fund – Fidelity Advantage Class

SPECIALTY

17.	Fidelity Real Estate Investment Portfolio

BLENDED INVESTMENT

18.	Fidelity Freedom 2000 Fund
19.	Fidelity Freedom 2005 Fund
20.	Fidelity Freedom 2010 Fund
21.	Fidelity Freedom 2015 Fund
22.	Fidelity Freedom 2020 Fund
23.	Fidelity Freedom 2025 Fund
24.	Fidelity Freedom 2030 Fund
25.	Fidelity Freedom 2035 Fund
26.	Fidelity Freedom 2040 Fund
27.	Fidelity Freedom 2045 Fund
28.	Fidelity Freedom 2050 Fund
29.	Fidelity Freedom 2055 Fund
30.	Fidelity Freedom Income Fund

BOND	INVESTMENTS

31.	Fidelity Limited Term Government Fund
32.	Spartan U.S. Bond Index Fund – Fidelity Advantage Class

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SHORT-TERM INVESTMENTS

33.	Fidelity Money Market Trust Retirement Money Market Portfolio

In connection with the offering, you may direct the trustee, or its representative, to invest a portion of your account in shares of New Meridian Common Stock, provided that such amount does not exceed 25% of your total 401(k) Plan account balance.

Short-Term Redemption Fee. Six of the above funds impose a short-term redemption fee if you buy and sell within a period of up to 90 days. As noted above, upon the conclusion of the 401(k) Plan Offering Period, the percentage of your 401(k) Plan account that you designate to be used to purchase New Meridian Common Stock will be liquidated from your 401(k) Plan account balances on a pro-rata basis. You cannot choose the particular investment fund that will be liquidated to fund the stock purchase. As a result, it is possible that a short-term redemption fee could be charged to your account if a portion of your 401(k) Plan account is invested in one or more of the funds that impose a short-term redemption fee. The funds that impose a short-term redemption fee are as follows:

1.	Fidelity Low-Priced Stock Fund
2.	Spartan Extended Market Index Fund – Fidelity Advantage Class
3.	Fidelity Small Cap Stock Fund
4.	Fidelity Diversified International Fund
5.	Spartan International Index Fund – Fidelity Advantage Class
6.	Fidelity Real Estate Investment Portfolio

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Performance History and Description of Funds

The following provides performance data with respect to the investment options available under the 401(k) Plan:

Fund	Performance as of December 31, 2013
	Average Annual total Return 1 Yr	Average Annual Total Return 3 Yrs	Average Annual Total Return 5 Yrs	Average Annual Total Return 10 Yrs	Average Annual Total Return Life
COMPANY STOCK FUND
Meridian Interstate Stock Fund	34.56	24.19	19.54	—	—
LARGE CAP
AllianzGI NFJ Dividend Value Fund Administrative Class	28.77	14.87	14.17	7.42	8.55
Fidelity Blue Chip Growth Fund	39.84	17.01	22.67	8.33	11.35
Fidelity Capital Appreciation Fund	35.96	17.45	21.20	8.34	11.11
Fidelity Contrafund	34.15	15.91	18.67	10.20	12.58
Fidelity Dividend Growth Fund	31.61	12.64	21.20	6.60	10.98
Fidelity Equity Dividend Income Fund	29.06	12.91	15.38	5.23	10.45
Spartan 500 Index Fund – Fidelity Advantage Class	32.33	16.13	17.92	7.36	10.15
MID-CAP
Artisan Mid Cap Fund Investor Class	37.39	17.15	26.02	11.43	14.84
Artisan Mid Cap Value Fund Investor Shares	35.80	17.20	20.72	12.13	12.35
Fidelity Low-Priced Stock Fund	34.31	16.73	21.70	10.65	14.75
Spartan Extended Market Index Fund – Fidelity Advantage Class	38.23	16.22	22.51	10.36	8.13
SMALL CAP
Fidelity Small Cap Stock Fund	29.79	7.37	19.88	7.79	9.03
Glenmede Small Cap Equity Portfolio Class Advisor	47.91	20.00	23.46	10.79	11.64

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INTERNATIONAL
Fidelity Diversified International Fund	25.19	8.83	13.25	7.36	9.18
Spartan International Index Fund – Fidelity Advantage Class	21.80	8.33	11.97	6.99	5.48
SPECIALTY
Fidelity Real Estate Investment Portfolio	1.53	9.07	17.49	8.34	10.06
BLENDED INVESTMENT – OTHERS
Fidelity Freedom 2000 Fund	4.56	4.31	7.36	4.13	5.58
Fidelity Freedom 2005 Fund	8.01	5.60	9.95	4.86	5.09
Fidelity Freedom 2010 Fund	11.08	6.95	11.26	5.45	6.83
Fidelity Freedom 2015 Fund	11.88	7.26	11.62	5.71	6.00
Fidelity Freedom 2020 Fund	13.22	7.67	12.68	5.83	6.99
Fidelity Freedom 2025 Fund	16.50	8.67	13.69	6.17	6.53
Fidelity Freedom 2030 Fund	18.13	9.09	14.09	6.10	6.92
Fidelity Freedom 2035 Fund	20.68	9.64	14.64	6.28	6.67
Fidelity Freedom 2040 Fund	21.05	9.76	14.81	6.28	2.97
Fidelity Freedom 2045 Fund	21.60	9.85	14.96	—	5.10
Fidelity Freedom 2050 Fund	21.87	9.81	15.05	—	4.85
Fidelity Freedom 2055 Fund	22.71	—	—	—	9.73
Fidelity Freedom Income Fund	4.56	4.31	7.24	4.13	5.07
BOND INVESTMENTS – INCOME
Fidelity Limited Term Government Fund	-0.31	1.16	1.73	2.99	5.36
Spartan U.S. Bond Index Fund – Fidelity Advantage Class	-2.24	3.13	4.41	4.21	6.51
SHORT-TERM INVESTMENTS – OTHERS
Fidelity Money Market Trust Retirement Money Market Portfolio	0.01	0.01	0.13	1.74	3.63

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The following is a description of each of the 401(k) Plan’s investment funds and other investments:

COMPANY STOCK

Meridian Interstate Stock Fund

Objective: Seeks to increase the value of your investment over the long term by investing in the stock of your employer or its affiliate.

Strategy: Invests in the stock of Meridian Interstate Stock Fund. Performance is directly tied to the performance of the company, as well as to that of the stock market as a whole. When you exchange into or out of this stock, your transaction is generally processed on a real-time basis. Other purchase and sale requests such as contributions, distributions or other transactions, are aggregated and stock orders are typically sent to market on the following business day. These transactions, which may take multiple days to complete in some circumstances, are based on the volume-weighted average trade price. The amount of an investment option that may be sold to exchange into stock is subject to reserve requirements. Industry-standard settlement periods apply to sales of stock. Commissions and other transaction fees will apply to transactions involving this investment.

Risk: If you invest a significant portion of your retirement savings in any one company or industry, your savings may not be properly diversified. Although diversification is not a guarantee against loss, it can be an effective strategy to help you manage investment risk. This is neither a mutual fund nor a diversified or managed investment option. Investing in a non-diversified, unmanaged single stock inherently involves more investment risk than investing in a diversified fund. As with any stock, the value of your investment may go up or down depending on how the company’s stock performs in the market. Share price and return will vary.

Short-term Redemption Fee: None.

LARGE CAP

AllianzGI NFJ Dividend Value Fund Administrative Class

Objective: The investment seeks long-term growth of capital and income.

Strategy: The fund normally invests at least 80% of its net assets (plus borrowings made for investment purposes) in common stocks and other equity securities of companies that pay or are expected to pay dividends. It normally invests primarily in common stocks of companies with market capitalizations greater than $3.5 billion. The fund may invest in real estate investment trusts (REITs) and in non-U.S. securities, including emerging market securities.

Risk: Value stocks can perform differently than other types of stocks and can continue to be undervalued by the market for long periods of time. Stock markets are volatile and can decline significantly in response to adverse issuer, political, regulatory, market, economic or other developments. These risks may be magnified in foreign markets.

Short-term Redemption Fee: None.

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Fidelity Blue Chip Growth Fund

Objective: Seeks growth of capital over the long term.

Strategy: Normally investing at least 80% of assets in blue chip companies (companies whose stock is included in the S&P 500 or the Dow Jones Industrial Average, and companies with market capitalizations of at least $1 billion if not included in either index). Investing in companies that Fidelity believes have above-average growth potential (stocks of these companies are often called “growth” stocks). Normally investing primarily in common stocks of well-known and established companies.

Risk: Stock markets, especially foreign markets, are volatile and can decline significantly in response to adverse issuer, political, regulatory, market, or economic developments. Foreign securities are subject to interest rate, currency exchange rate, economic, and political risks.

Short-term Redemption Fee: None.

Fidelity Capital Appreciation Fund

Objective: Seeks capital appreciation.

Strategy: Normally investing primarily in common stocks. Investing in either “growth” stocks or “value” stocks or both.

Risk: Stock markets, especially foreign markets, are volatile and can decline significantly in response to adverse issuer, political, regulatory, market, or economic developments. Foreign securities are subject to interest rate, currency exchange rate, economic, and political risks.

Short-term Redemption Fee: None.

Fidelity Contrafund

Objective: Seeks capital appreciation.

Strategy: Investing in securities of companies whose value FMR believes is not fully recognized by the public. Investing in either ‘growth’ stocks or ‘value’ stocks or both. Normally investing primarily in common stocks.

Risk: The value of the fund’s domestic and foreign investments will vary from day to day in response to many factors. Stock values fluctuate in response to the activities of individual companies, and general market and economic conditions. Investments in foreign securities involve greater risk than U.S. investments. You may have a gain or loss when you sell your shares.

Short-term Redemption Fee: None.

Fidelity Dividend Growth Fund

Objective: Seeks capital appreciation.

Strategy: Normally investing at least 80% of assets in equity securities. Normally investing primarily in companies that pay dividends or that FMR believes have the potential to pay dividends in the future. Investing in either “growth” stocks or “value” stocks or both. Normally investing primarily in common stocks.

Risk: Stock markets, especially foreign markets, are volatile and can decline significantly in response to adverse issuer, political, regulatory, market, or economic developments. Foreign securities are subject to interest rate, currency exchange rate, economic, and political risks.

Short-term Redemption Fee: None.

Fidelity Equity Dividend Income Fund

Objective: Seeks reasonable income. The fund will also consider the potential for capital appreciation. The fund looks for a yield that exceeds the composite yield on the securities comprising the S & P 500 Index.

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Strategy: Normally investing at least 80% of assets in equity securities. Normally investing primarily in income-producing equity securities that pay current dividends and show potential for capital appreciation, which tends to lead to investments in large cap “value” stocks.

Risk: Stock markets, especially foreign markets, are volatile and can decline significantly in response to adverse issuer, political, regulatory, market, or economic developments. Foreign securities are subject to interest rate, currency exchange rate, economic, and political risks. Fixed income investments entail interest rate risk (as interest rates rise bond prices usually fall), the risk of issuer default, issuer credit risk and inflation risk. Lower-quality bonds can be more volatile and have greater risk of default than higher-quality bonds. Value stocks can perform differently than other types of stocks and can continue to be undervalued by the market for long periods of time.

Short-term Redemption Fee: None.

Spartan 500 Index Fund – Fidelity Advantage Class

Objective: Seeks to provide investment results that correspond to the total return (i.e., the combination of capital changes and income) performance of common stocks publicly traded in the United States.

Strategy: Normally investing at least 80% of assets in common stocks included in the S&P 500 Index, which broadly represents the performance of common stocks publicly traded in the United States.

Risk: Stock markets, especially foreign markets, are volatile and can decline significantly in response to adverse issuer, political, regulatory, market, or economic developments.

Short-term Redemption Fee: None.

MID-CAP

Artisan Mid Cap Fund Investor Class

Objective: The investment seeks maximum long-term capital growth.

Strategy: The fund normally invests no less than 80% of its net assets in the common stocks of medium-sized companies. It defines a medium-sized company as one with a market capitalization greater than the market capitalization of the smallest company in the Russell Midcap® Index and less than three times the weighted average market capitalization of companies in the index. The fund maintains a weighted average market capitalization of not more than 1.5 times the weighted average market capitalization of the companies included in the Russell Midcap® Index.

Risk: Growth stocks can perform differently from the market as a whole and can be more volatile than other types of stocks. The securities of smaller, less well-known companies can be more volatile than those of larger companies. Stock markets are volatile and can decline significantly in response to adverse issuer, political, regulatory, market, economic or other developments. These risks may be magnified in foreign markets. Additional risk information for this product may be found in the prospectus or other product materials, if available.

Short-term Redemption Fee: None.

Artisan Mid Cap Value Fund Investor Shares

Objective: The investment seeks maximum long-term capital growth.

Strategy: The fund normally invests no less than 80% of its net assets plus any borrowings for investment purposes at market value at the time of purchase in the common stocks of medium-sized companies. It defines a medium-sized company as one with a market capitalization

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greater than the market capitalization of the smallest company in the Russell Midcap® Index and less than three times the weighted average market capitalization of companies in that Index. The fund will generally not initiate a position in a company unless it has a market capitalization between $2 billion and $15 billion.

Risk: Value stocks can perform differently than other types of stocks and can continue to be undervalued by the market for long periods of time. The securities of smaller, less well-known companies can be more volatile than those of larger companies. Stock markets are volatile and can decline significantly in response to adverse issuer, political, regulatory, market, economic or other developments. These risks may be magnified in foreign markets. Additional risk information for this product may be found in the prospectus or other product materials, if available.

Short-term Redemption Fee: None.

Fidelity Low-Priced Stock Fund

Objective: Seeks capital appreciation.

Strategy: Normally investing at least 80% of assets in low-priced stocks (those priced at or below $35 per share), which can lead to investments in small and medium-sized companies. Investing in either “growth” or “value” stocks or both. Normally investing primarily in common stocks.

Risk: Stock markets, especially foreign markets, are volatile and can decline significantly in response to adverse issuer, political, regulatory, market, or economic developments. Foreign securities are subject to interest rate, currency exchange rate, economic, and political risks. The securities of smaller, less well-known companies can be more volatile than those of larger companies.

Short-term Redemption Fee: 1.5% for shares held less than 90 days.

Spartan Extended Market Index Fund – Fidelity Advantage Class

Objective: Seeks to provide investment results that correspond to the total return stocks of mid- to small-capitalization U.S. companies.

Strategy: Normally investing at least 80% of assets in common stocks included in the Dow Jones U.S. Completion Total Stock Market Index, which represents the performance of stocks of mid- to small-capitalization U.S. companies.

Risk: Stock markets, especially foreign markets, are volatile and can decline significantly in response to adverse issuer, political, regulatory, market, or economic developments. Investments in smaller companies may involve greater risks than those in larger, more well known companies.

Short-term Redemption Fee: 0.75% for shares held less than 90 days.

SMALL CAP

Fidelity Small Cap Stock Fund

Objective: Seeks long-term growth of capital.

Strategy: Normally investing at least 80% of assets in common stocks of companies with small market capitalization (companies with market capitalization similar to companies in the Russell 2000 Index or the S&P SmallCap 600). Investing in either “growth” stocks or “value” stocks or both.

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Risk: Stock markets, especially foreign markets, are volatile and can decline significantly in response to adverse issuer, political, regulatory, market, or economic developments. The securities of smaller, less well-known companies can be more volatile than those of larger companies. Foreign securities are subject to interest rate, currency exchange rate, economic, and political risks.

Short-term Redemption Fee: 2% for shares held less than 90 days.

Glenmede Small Cap Equity Portfolio Class Advisor

Objective: The investment seeks long-term appreciation consistent with reasonable risk to principal.

Strategy: The fund normally invests at least 80% of the value of its net assets (including borrowings for investment purposes) in equity securities, such as common stocks and preferred stocks, of U.S. small cap companies that the fund manager believes are undervalued. Small cap companies include companies with market capitalizations, at the time of purchase, that are within the market capitalization range of any stock in the Russell 2000® Index at its last rebalancing.

Risk: The securities of smaller, less well-known companies can be more volatile than those of larger companies. Value and growth stocks can perform differently from other types of stocks. Growth stocks can be more volatile. Value stocks can continue to be undervalued by the market for long periods of time. Stock markets are volatile and can decline significantly in response to adverse issuer, political, regulatory, market, economic or other developments. These risks may be magnified in foreign markets. Additional risk information for this product may be found in the prospectus or other product materials, if available.

Short-term Redemption Fee: None.

INTERNATIONAL

Fidelity Diversified International Fund

Objective: Seeks capital growth.

Strategy: Normally investing primarily in non-U.S. securities. Normally investing primarily in common stocks.

Risk: Stock markets, especially foreign markets, are volatile and can decline significantly in response to adverse issuer, political, regulatory, market, or economic developments. Foreign securities are subject to interest rate, currency exchange rate, economic, and political risks, all of which are magnified in emerging markets.

Short-term Redemption Fee: 1% for shares held less than 30 days.

Spartan International Index Fund – Fidelity Advantage Class

Objective: Seeks to provide investment results that correspond to the total return of foreign stock markets.

Strategy: Normally investing at least 80% of assets in common stocks included in the Morgan Stanley Capital International Europe, Australasia, Far East Index, which represents the performance of foreign stock markets.

Risk: Stock markets, especially foreign markets, are volatile and can decline significantly in response to adverse issuer, political, regulatory, market, or economic developments. Foreign securities are subject to interest rate, currency exchange rate, economic, and political risks, all of which are magnified in emerging markets.

Short-term Redemption Fee: 1% for shares held less than 90 days.

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SPECIALTY

Fidelity Real Estate Investment Portfolio

Objective: Seeks above-average income and long-term capital growth, consistent with reasonable investment risk. The fund seeks to provide a yield that exceeds the composite yield of the S&P 500 Index.

Strategy: Normally investing at least 80% of assets in securities of companies principally engaged in the real estate industry and other real estate related investments. Normally investing primarily in common stocks.

Risk: Stock markets, especially foreign markets, are volatile and can decline significantly in response to adverse issuer, political, regulatory, market, or economic developments. Foreign securities are subject to interest rate, currency exchange rate, economic, and political risks. Real Estate is a cyclical industry that is sensitive to interest rates, economic conditions (both nationally and locally), property tax rates, and other factors. The fund may have additional volatility because it can invest a significant portion of assets in securities of a small number of individual issuers.

Short-term Redemption Fee: 0.75% for shares held less than 90 days.

BLENDED INVESTMENT - OTHERS

Fidelity Freedom 2000-2055 Funds

Objective: Each of the funds seeks high total return until its target retirement date. Thereafter, the fund’s objective will be to seek high current income and, as a secondary objective, capital appreciation.

Strategy: Investing in a combination of underlying Fidelity domestic equity funds, international equity funds, bond funds, and short-term funds using a moderate asset allocation strategy designed for investors expecting to retire around the target year. Allocating assets among underlying Fidelity funds according to an asset allocation strategy that becomes increasingly conservative until it reaches approximately 17% in domestic equity funds, 7% in international equity funds, 46% in bond funds, and 30% in short-term funds (approximately 10 to 17 years after the target year). Ultimately, the fund will merge with Fidelity Freedom Income Fund.

Risk: The investment risk of each Fidelity Freedom Fund changes over time as its asset allocation changes. The funds are subject to the volatility of the financial markets, including that of equity and fixed income investments in the U.S. and abroad, and may be subject to risks associated with investing in high-yield, small-cap, commodity-linked, and foreign securities. Principal invested is not guaranteed at any time, including at or after the funds’ target dates.

Short-term Redemption Fee: None.

Fidelity Freedom Income Fund

Objective: Seeks high total current income and, as a secondary objective, capital appreciation.

Strategy: Investing in a combination of underlying Fidelity domestic equity funds, international equity funds, bond funds and short-term funds using a moderate asset allocation strategy designed for investors already in retirement. Allocating assets among underlying Fidelity funds according to a stable asset allocation strategy of approximately 17% in domestic equity funds, 7% in international equity funds, 46% in bond funds, and 30% in short-term funds.

Risk: The fund is subject to the volatility of the financial markets, including that of equity and fixed income investments. Fixed income investments entail issuer default and credit risk, inflation risk, and interest rate risk (as interest rates rise, bond prices usually fall and vice versa). This effect is usually more pronounced for longer-term securities. Principal invested is not guaranteed at any time, including at or after retirement.

Short-term Redemption Fee: None.

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BOND INVESTMENTS - INCOME

Fidelity Limited Term Government Fund

Objective: Seeks a high level of current income in a manner consistent with preserving principal.

Strategy: Normally investing at least 80% of assets in U.S. Government securities and repurchase agreements for those securities. Normally maintaining a dollar-weighted average maturity between two and five years. Engaging in transactions that have a leveraging effect on the fund.

Risk: Fixed income investments entail interest rate risk (as interest rates rise bond prices usually fall), the risk of issuer default, issuer credit risk and inflation risk. Leverage can increase market exposure and magnify investment risk.

Short-term redemption fee: None.

Spartan U.S. Bond Index Fund - Fidelity Advantage Class

Objective: Seeks to provide investment results that correspond to the aggregate price and interest performance of the debt securities in the Barclays U.S. Aggregate Bond Index.

Strategy: Normally investing at least 80% of the fund’s assets in bonds included in the Barclays U.S. Aggregate Bond Index. Using statistical sampling techniques based on duration, maturity, interest rate sensitivity, security structure, and credit quality to attempt to replicate the returns of the Index using a smaller number of securities. Engaging in transactions that have a leveraging effect on the fund, including investments in derivatives – as swaps (interest rate, total return, and credit default) and futures contracts – and forward-settling securities, to adjust the fund’s risk exposure. Investing in Fidelity’s central funds (specialized investment vehicles used by Fidelity funds to invest in particular security types or investment disciplines).

Risk: In general the bond market is volatile, and fixed income securities carry interest rate risk. (As interest rates rise, bond prices usually fall, and vice versa. This effect is usually more pronounced for longer-term securities.) Fixed income securities also carry inflation risk and credit and default risks for both issuers and counterparties. Unlike individual bonds, most bond funds do not have a maturity date, so avoiding losses caused by price volatility by holding them until maturity is not possible. Foreign securities are subject to interest rate, currency exchange rate, economic, and political risks. The fund can invest in securities that may have a leveraging effect (such as derivatives and forward-settling securities) which may increase market exposure, magnify investment risks, and cause losses to be realized more quickly.

Short-term Redemption Fee: None.

SHORT-TERM INVESTMENTS - OTHERS

Fidelity Money Market Trust Retirement Money Market Portfolio

Objective: Seeks to obtain as high a level of current income as is consistent with the preservation of capital and liquidity.

Strategy: Investing in U.S. dollar-denominated money market securities of domestic and foreign issuers and repurchase agreements. Investing more than 25% of total assets in the financial services industries. Potentially entering into reverse repurchase agreements.

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Risk: Interest rate increases can cause the price of a money market security to decrease. Foreign securities are subject to interest rate, currency exchange rate, economic, and political risks. An investment in a money market fund is not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency. Although the fund seeks to preserve the value of the investment at $1.00 per share, it is possible to lose money by investing in the fund.

Short-term redemption fee: None.

New Meridian Common Stock. In connection with the stock offering, you may, in the manner described earlier, direct the trustee to invest a portion of your 401(k) Plan account in New Meridian Common Stock, provided that such amount does not exceed 25% of your total 401(k) Plan account balance as of the first day of the 401(k) Plan Offering Period. The trustee will use all amounts elected by participants to acquire shares of New Meridian Common Stock in the conversion and common stock offering, subject to the purchase priorities described herein. After the offering, you may elect to invest a portion of your payroll deduction contributions or employer contributions in New Meridian Common Stock. You may also elect to invest in New Meridian Common Stock with a portion of your accounts currently invested in other funds under the 401(k) Plan. However, no more than 25% of your total 401(k) Plan account balance can be invested in New Meridian Common Stock. It is expected that all purchases will be made at prevailing market prices. Pending investment in New Meridian Common Stock, amounts allocated towards the purchase of shares in the offering will be held in a separate account maintained by the 401(k) Plan. In the event of an oversubscription, any earnings that result therefrom will be reinvested among the other funds of the 401(k) Plan in accordance with your then existing investment election. For a discussion of material risks of investing in New Meridian Common Stock, you should read the “Risk Factors” section of the accompanying prospectus and the section of the prospectus supplement called “Notice of Your Rights Concerning Employer Securities” (see below).

An investment in any of the investment options listed above is not a deposit of a bank and is not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency. As with any investment option, there is always a risk that you may lose money on your investment in any of the investment options listed above.

Administration of the 401(k) Plan

The Trustee and Custodian. The trustee of the 401(k) Plan is Fidelity Management Trust Company (the “Trustee”).

401(k) Plan Administrator. Pursuant to the terms of the 401(k) Plan, the 401(k) Plan is administered by the 401(k) Plan administrator, East Boston Savings Bank. The address of the 401(k) Plan administrator is 67 Prospect Street, Peabody, Massachusetts 01960, telephone number (978) 977-2820. The 401(k) Plan administrator is responsible for the administration of the 401(k) Plan, interpretation of the provisions of the 401(k) Plan, prescribing procedures for filing applications for benefits, preparation and distribution of information explaining the 401(k) Plan, maintenance of 401(k) Plan records, books of account and all other data necessary for the proper administration of the 401(k) Plan, preparation and filing of all returns and reports relating to the 401(k) Plan which are required to be filed with the U.S. Department of Labor and the Internal Revenue Service, and for all disclosures required to be made to participants, beneficiaries and others under Sections 104 and 105 of ERISA.

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Reports to 401(k) Plan Participants. The 401(k) Plan administrator will furnish you a statement at least quarterly showing the balance in your account as of the end of that period, the amount of contributions allocated to your account for that period, and any adjustments to your account to reflect earnings or losses (if any).

Amendment and Termination

It is the intention of the Bank to continue the 401(k) Plan indefinitely. Nevertheless, the Bank may terminate the 401(k) Plan at any time. If the 401(k) Plan is terminated in whole or in part, then regardless of other provisions in the 401(k) Plan, you will have a fully vested interest in your accounts. The Bank reserves the right to make any amendment or amendments to the 401(k) Plan which do not cause any part of the trust to be used for, or diverted to, any purpose other than the exclusive benefit of participants or their beneficiaries; provided, however, that the Bank may make any amendment it determines necessary or desirable, with or without retroactive effect, to comply with ERISA.

Merger, Consolidation or Transfer

In the event of the merger or consolidation of the 401(k) Plan with another plan, or the transfer of the trust assets to another plan, the 401(k) Plan requires that you would, if either the 401(k) Plan or the other plan terminates, receive a benefit immediately after the merger, consolidation or transfer which is equal to or greater than the benefit you would have been entitled to receive immediately before the merger, consolidation or transfer, if the 401(k) Plan had then terminated.

Federal Income Tax Consequences

The following is a brief summary of the material federal income tax aspects of the 401(k) Plan. You should not rely on this summary as a complete or definitive description of the material federal income tax consequences relating to the 401(k) Plan. Statutory provisions change, as do their interpretations, and their application may vary in individual circumstances. Finally, the consequences under applicable state and local income tax laws may not be the same as under the federal income tax laws. Please consult your tax advisor with respect to any distribution from the 401(k) Plan and transactions involving the 401(k) Plan.

As a “tax-qualified retirement plan,” the Code affords the 401(k) Plan special tax treatment, including:

(1)	the sponsoring employer is allowed an immediate tax deduction for the amount contributed to the 401(k) Plan each year;

(2)	participants pay no current income tax on amounts contributed by the employer on their behalf; and

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(3)	earnings of the 401(k) Plan are tax-deferred, thereby permitting the tax-free accumulation of income and gains on investments.

The Bank will administer the 401(k) Plan to comply with the requirements of the Code as of the applicable effective date of any change in the law.

Lump-Sum Distribution. A distribution from the 401(k) Plan to a participant or the beneficiary of a participant will qualify as a lump-sum distribution if it is made within one taxable year, on account of the participant’s death, disability or separation from service, or after the participant attains age 59 1⁄2, and consists of the balance credited to participants under the 401(k) Plan and all other profit sharing plans, if any, maintained by the Bank. The portion of any lump-sum distribution required to be included in your taxable income for federal income tax purposes consists of the entire amount of the lump-sum distribution, less the amount of after-tax contributions, if any, you have made to this 401(k) Plan and any other profit sharing plans maintained by the Bank, which is included in the distribution.

New Meridian Common Stock Included in Lump-Sum Distribution. If a lump-sum distribution includes New Meridian Common Stock, the distribution generally will be taxed in the manner described above, except that the total taxable amount may be reduced by the amount of any net unrealized appreciation with respect to New Meridian Common Stock; that is, the excess of the value of New Meridian Common Stock at the time of the distribution over its cost or other basis of the securities to the trust. The tax basis of New Meridian Common Stock, for purposes of computing gain or loss on its subsequent sale, equals the value of New Meridian Common Stock at the time of distribution, less the amount of net unrealized appreciation. Any gain on a subsequent sale or other taxable disposition of New Meridian Common Stock, to the extent of the amount of net unrealized appreciation at the time of distribution, will constitute long-term capital gain, regardless of the holding period of New Meridian Common Stock. Any gain on a subsequent sale or other taxable disposition of New Meridian Common Stock, in excess of the amount of net unrealized appreciation at the time of distribution, will be considered long-term capital gain. The recipient of a distribution may elect to include the amount of any net unrealized appreciation in the total taxable amount of the distribution, to the extent allowed by regulations to be issued by the Internal Revenue Service.

Distributions: Rollovers and Direct Transfers to Another Qualified Plan or to an IRA. You may roll over virtually all distributions from the 401(k) Plan to another qualified plan or to an individual retirement account in accordance with the terms of the other plan or account.

Before Making a Decision to Invest, Please Review Your Rights Concerning Employer Securities and The Importance of Diversification

Federal law provides specific rights concerning investments in employer securities. Because you may in the future have investments in New Meridian Common Stock under the 401(k) Plan, you should take the time to read the following information carefully.

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Your Rights Concerning Employer Securities. The 401(k) Plan allows you to elect to move any portion of your account that is invested in New Meridian Common Stock from that investment into other investment alternatives under the 401(k) Plan. You may contact the 401(k) Plan administrator shown above for specific information regarding this right, including how to make this election. In deciding whether to exercise this right, you will want to give careful consideration to the information below that describes the importance of diversification. All of the investment options under the 401(k) Plan are available to you if you decide to diversify out of your investment in New Meridian Common Stock.

The Importance of Diversifying Your Retirement Savings. To help achieve long-term retirement security, you should give careful consideration to the benefits of a well-balanced and diversified investment portfolio. Spreading your assets among different types of investments can help you achieve a favorable rate of return, while minimizing your overall risk of losing money. This is because market or other economic conditions that cause one category of assets, or one particular security, to perform very well often cause another asset category, or another particular security, to perform poorly. If you invest more than 20% of your retirement savings in any one company or industry, your savings may not be properly diversified. Although diversification is not a guarantee against loss, it is an effective strategy to help you manage investment risk.

In deciding how to invest your retirement savings, you should take into account all of your assets, including any retirement savings outside of the 401(k) Plan. No single approach is right for everyone because, among other factors, individuals have different financial goals, different time horizons for meeting their goals, and different tolerance for risk. Therefore, you should carefully consider the rights described here and how these rights affect the amount of money that you invest in employer common stock through the 401(k) Plan.

It is also important to periodically review your investment portfolio, your investment objectives, and the investment options under the 401(k) Plan to help ensure that your retirement savings will meet your retirement goals.

Additional ERISA Considerations

As noted above, the 401(k) Plan is subject to certain provisions of ERISA, including special provisions relating to control over the 401(k) Plan’s assets by participants and beneficiaries. The 401(k) Plan’s feature that allows you to direct the investment of your account balances is intended to satisfy the requirements of Section 404(c) of ERISA relating to control over 401(k) Plan assets by a participant or beneficiary. The effect of this is two-fold. First, you will not be deemed a “fiduciary” because of your exercise of investment discretion. Second, no person who otherwise is a fiduciary, such as the Bank, the 401(k) Plan administrator, or the 401(k) Plan’s trustee is liable under the fiduciary responsibility provisions of ERISA for any loss which results from your exercise of control over the assets in your 401(k) Plan account.

Because you will be entitled to invest up to 25% of your account balance in the 401(k) Plan in New Meridian Common Stock, the regulations under Section 404(c) of the ERISA require that the 401(k) Plan establish procedures that ensure the confidentiality of your decision to purchase, hold, or sell employer securities, except to the extent that disclosure of such information is necessary to comply with federal or state laws not preempted by ERISA. These regulations also require that your exercise of voting and similar rights with respect to New Meridian Common Stock be conducted in a way that ensures the confidentiality of your exercise of these rights.

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Securities and Exchange Commission Reporting and Short-Swing Profit Liability

Section 16 of the Exchange Act imposes reporting and liability requirements on officers, directors, and persons beneficially owning more than 10% of publicly traded companies, such as New Meridian. Section 16(a) of the Securities Exchange Act of 1934 requires the filing of reports of beneficial ownership. Within 10 days of becoming an officer, director or person beneficially owning more than 10% of the shares of New Meridian, a Form 3 reporting initial beneficial ownership must be filed with the Securities and Exchange Commission. Changes in beneficial ownership, such as purchases, sales and gifts generally must be reported periodically, either on a Form 4 within two business days after the change occurs, or annually on a Form 5 within 45 days after the close of New Meridian’s fiscal year. Discretionary transactions in and beneficial ownership of New Meridian Common Stock by officers, directors and persons beneficially owning more than 10% of New Meridian Common Stock generally must be reported to the Securities and Exchange Commission by such individuals.

In addition to the reporting requirements described above, Section 16(b) of the Exchange Act provides for the recovery by New Meridian of profits realized by an officer, director or any person beneficially owning more than 10% of New Meridian Common Stock resulting from non-exempt purchases and sales of New Meridian Common Stock within any six-month period.

The Securities and Exchange Commission has adopted rules that provide exemptions from the profit recovery provisions of Section 16(b) for all transactions in employer securities within an employee benefit plan, provided certain requirements are met. These requirements generally involve restrictions upon the timing of elections to acquire or dispose of employer securities for the accounts of Section 16(b) persons.

Except for distributions of New Meridian Common Stock due to death, disability, retirement, termination of employment or under a qualified domestic relations order, persons affected by Section 16(b) are required to hold shares of New Meridian Common Stock distributed from the 401(k) Plan for six months following such distribution and are prohibited from directing additional purchases of New Meridian Common Stock for six months after receiving such a distribution.

Financial Information Regarding 401(k) Plan Assets

Financial information representing the net assets available for 401(k) Plan benefits and the change in net assets available for 401(k) Plan benefits at December 31, 2013, is available upon written request to the 401(k) Plan administrator at the address shown above.

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LEGAL OPINION

The validity of the issuance of New Meridian Common Stock has been passed upon by Luse Gorman Pomerenk & Schick, P.C., Washington, D.C., which firm is acting as special counsel to East Boston Savings Bank in connection with New Meridian’s stock offering.

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SUBSCRIPTION AND COMMUNITY

OFFERING PROSPECTUS

(Proposed Holding Company for East Boston Savings Bank)

Up to 31,625,000 Shares of Common Stock

(Subject to Increase to up to 36,368,750 Shares)

Meridian Bancorp, Inc., a Maryland corporation, is offering up to 31,625,000 shares of common stock for sale at $10.00 per share on a best efforts basis in connection with the conversion of Meridian Financial Services, Incorporated from the mutual holding company to the stock holding company form of organization. The shares we are offering represent the ownership interest in Meridian Interstate Bancorp, Inc., a Massachusetts corporation, currently owned by the mutual holding company, Meridian Financial Services, Incorporated. In this prospectus, we refer to Meridian Bancorp, Inc. as “New Meridian,” and we refer to Meridian Interstate Bancorp, Inc. as “Old Meridian.” Old Meridian’s common stock is currently traded on the Nasdaq Global Select Market under the trading symbol “EBSB,” and we expect the shares of New Meridian common stock will also trade on the Nasdaq Global Select Market under the symbol “EBSB.”

The shares of common stock are first being offered in a subscription offering to eligible depositors and tax-qualified employee benefit plans of East Boston Savings Bank. Employees, officers, trustees, directors and corporators of East Boston Savings Bank or Meridian Financial Services, Incorporated also have rights to purchase shares in the subscription offering, subject to the priority rights of depositors and East Boston Savings Bank’s tax-qualified employee benefit plans. Shares not purchased in the subscription offering may be offered for sale to the general public in a community offering, with a preference given to residents of the communities served by East Boston Savings Bank and existing stockholders of Old Meridian. Any shares of common stock not purchased in the subscription or community offerings may be offered to the public through a syndicate of broker-dealers, referred to in this prospectus as the syndicated offering, or in a separate firm commitment underwritten public offering. The syndicated offering or the firm commitment underwritten offering may commence before the subscription and community offerings (including any extensions) have expired. However, no shares purchased in the subscription offering or the community offering will be issued until the completion of any syndicated or firm commitment underwritten offering.

We may sell up to 36,368,750 shares of common stock because of demand for the shares of common stock or changes in market conditions, without resoliciting subscribers. We must sell a minimum of 23,375,000 shares in order to complete the offering.

In addition to the shares we are selling in the offering, the shares of Old Meridian currently held by the public will be exchanged for shares of common stock of New Meridian based on an exchange ratio that will result in existing public stockholders of Old Meridian owning approximately the same percentage of New Meridian common stock as they owned in Old Meridian common stock immediately prior to the completion of the conversion. We will issue up to 21,542,059 shares in the exchange, which may be increased to up to 24,773,368 shares if we sell 36,368,750 shares of common stock in the offering.

The minimum order is 25 shares. The subscription and community offerings are expected to expire at 5:00 p.m., Eastern Time, on June 20, 2014. We may extend this expiration date without notice to you until August 4, 2014. Once submitted, orders are irrevocable unless the subscription and community offerings are terminated or extended, with regulatory approval, beyond August 4, 2014, or the number of shares of common stock to be sold is increased to more than 36,368,750 shares or decreased to less than 23,375,000 shares. If the subscription and community offerings are extended past August 4, 2014, all subscribers will be notified and given an opportunity to confirm, change or cancel their orders. If you do not respond to this notice, we will promptly return your funds with interest or cancel your deposit account withdrawal authorization. If the number of shares to be sold in the offering is increased to more than 36,368,750 shares or decreased to less than 23,375,000 shares, we will resolicit subscribers, and all funds delivered to us to purchase shares of common stock in the subscription and community offerings will be returned promptly with interest. Funds received in the subscription and the community offerings will be held in a segregated account at East Boston Savings Bank and will earn interest at 0.10% per annum until completion or termination of the offering.

Sterne, Agee & Leach, Inc. will assist us in selling the shares on a best efforts basis in the subscription and community offerings, and will serve as sole book-running manager for any syndicated or firm commitment underwritten offering. Sterne, Agee & Leach, Inc. is not required to purchase any shares of common stock that are sold in the subscription and community offerings.

OFFERING SUMMARY

Price: $10.00 per Share

	Minimum	Midpoint	Maximum	Adjusted Maximum
Number of shares	23,375,000	27,500,000	31,625,000	36,368,750
Gross offering proceeds	$233,750,000	$275,000,000	$316,250,000	$363,687,500
Estimated offering expenses, excluding selling agent and underwriters’ commissions	$2,219,000	$2,219,000	$2,219,000	$2,219,000
Selling agent and underwriters’ commissions (1)	$3,858,594	$4,503,125	$5,147,656	$5,888,867
Estimated net proceeds	$227,672,406	$268,277,875	$308,883,344	$355,579,633
Estimated net proceeds per share	$9.74	$9.76	$9.77	$9.78

(1)

The amounts shown assume that 80% of the shares are sold in the subscription and community offerings with a fee of 0.75% payable on all shares, excluding insider purchases and shares purchased by our employee stock ownership plan for which no selling agent fee will be paid, with the remaining 20% sold in a syndicated or firm commitment underwritten offering with a fee of 5.0%. See “Pro Forma Data” and “The Conversion and Offering—Plan of Distribution; Selling Agent and Underwriter Compensation” for information regarding compensation to be received by Sterne, Agee & Leach, Inc. in the subscription and community offerings and the compensation to be received by Sterne, Agee & Leach, Inc. and the other broker-dealers that may participate in the syndicated or firm commitment underwritten offering. If all shares of common stock were sold in the syndicated or firm commitment underwritten offering, excluding insider purchases and shares purchased by our employee stock ownership plan for which no selling agent fee will be paid, the selling agent and underwriters’ commissions would be approximately $11.0 million, $12.9 million, $14.9 million and $17.2 million at the minimum, midpoint, maximum and adjusted maximum levels of the offering, respectively.

This investment involves a degree of risk, including the possible loss of principal.

Please read “Risk Factors” beginning on page 17.

These securities are not deposits or accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation, any other government agency or the Depositors Insurance Fund. None of the Securities and Exchange Commission, the Board of Governors of the Federal Reserve System, the Massachusetts Commissioner of Banks, the Federal Deposit Insurance Corporation, nor any state securities regulator has approved or disapproved of these securities or determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

Sterne Agee

For assistance, please contact the Stock Information Center at (978) 977-7171.

The date of this prospectus is May 9, 2014.

East Boston Savings Bank®
N
S
W
Danvers
Peabody
93
95
3
Wakefield
Lynn
Saugus
95
3
Melrose
93
1
Medford
Revere
Everett
MASSACHUSETTS
Cambridge
Belmont
East Boston
Somerville
Winthrop
20
Boston
90
Allston
South End
90
South Boston
Jamaica Plain
9
West Roxbury
Dorchester
T
N
1
95
3A
NY
MA
Boston
3
CT
R
95
24

East Boston Savings Bank

Belmont
70 Concord Avenue, Belmont

Cambridge
2172 Massachusetts Avenue, Cambridge

Danvers
10 Elm Street, Danvers

East Boston
One Bennington Street, East Boston
856 Bennington Street, East Boston
Ten Meridian Street, East Boston

Everett
1755 Revere Beach Parkway, Everett

Lynn
335 Broadway, Lynn

Medford
410 Riverside Avenue, Medford

Melrose
108 Main Street, Melrose

Peabody
67 Prospect Street, Peabody

Revere
575 Broadway, Revere
126 Squire Road, Revere

Saugus
320 Central Street, Saugus
317 Main Street, Saugus

Somerville
37 Union Square, Somerville

Wakefield
381 Main Street, Wakefield

Winthrop
15 Bartlett Road, Winthrop

Mt. Washington Bank

A Division of East Boston Savings Bank

Allston
181 Brighton Avenue, Allston

Dorchester
489 Gallivan Boulevard, Dorchester
305 Talbot Avenue, Dorchester

Jamaica Plain
515 Centre Street, Jamaica Plain

South Boston
708 East Broadway, South Boston
430 West Broadway, South Boston
501 Southampton Street, South Boston

South End
1134 Washington Street, Boston

West Roxbury
1985 Centre Street, West Roxbury

i

SUMMARY

The following summary explains the significant aspects of the conversion, the offering and the exchange of existing shares of Old Meridian common stock for shares of New Meridian common stock. It may not contain all of the information that is important to you. Before making an investment decision, you should read this entire document carefully, including the consolidated financial statements and the notes thereto, and the section entitled “Risk Factors.”

In this prospectus, the terms “we,” “our,” and “us” refer to New Meridian and East Boston Savings Bank unless the context indicates another meaning.

Our Organizational Structure and the Proposed Conversion

Since 2006 we have operated in a two-tiered mutual holding company structure. Old Meridian is a Massachusetts corporation that is our publicly-traded stock holding company and the parent company of East Boston Savings Bank. At December 31, 2013, Old Meridian had consolidated assets of $2.7 billion, deposits of $2.2 billion and stockholders’ equity of $249.2 million. Old Meridian’s parent company is Meridian Financial Services, Incorporated, a Massachusetts-chartered mutual holding company. At December 31, 2013, Old Meridian had 22,221,179 shares of common stock outstanding, of which 9,057,070 shares, or 40.8%, were owned by the public (including 300,000 shares owned by East Boston Savings Bank Charitable Foundation, Inc.), and the remaining 13,164,109 shares were held by Meridian Financial Services, Incorporated.

Pursuant to the terms of the plan of conversion, we are now converting from the mutual holding company corporate structure to the fully public stock holding company corporate structure. Upon completion of the conversion, Meridian Financial Services, Incorporated and Old Meridian will cease to exist, and New Meridian will become the successor corporation to Old Meridian. The shares of New Meridian being offered in this offering represent the majority ownership interest in Old Meridian currently held by Meridian Financial Services, Incorporated. Public stockholders of Old Meridian will receive shares of common stock of New Meridian in exchange for their shares of Old Meridian at an exchange ratio intended to preserve the same aggregate ownership interest in New Meridian as they had in Old Meridian, adjusted downward to reflect certain assets held by Meridian Financial Services, Incorporated. Meridian Financial Services, Incorporated’s shares of Old Meridian will be cancelled. Shares of Old Meridian currently owned by East Boston Savings Bank Charitable Foundation, Inc. will be exchanged for shares of New Meridian, but no additional shares will be contributed to the foundation in connection with the conversion and offering.

The following diagram shows our current organizational structure, reflecting ownership percentages as of December 31, 2013:

After the conversion and offering are completed, we will be organized as a fully public stock holding company, with the stock of New Meridian held as follows:

Our Business

Our business operations are conducted through our wholly-owned subsidiary, East Boston Savings Bank. East Boston Savings Bank is a community bank that has served the banking needs of its customers since 1848.

As of December 31, 2013, East Boston Savings Bank conducts its business from 27 full-service locations and three loan centers in the greater Boston metropolitan area. East Boston Savings Bank operates nine of its full-service locations and a loan center under the name Mt. Washington Bank, a Division of East Boston Savings Bank. We offer a variety of deposit and loan products to individuals and businesses located in our market areas. While our primary deposit-gathering area is concentrated in the greater Boston metropolitan area, in particular Suffolk, Middlesex and Essex Counties, Massachusetts our lending area encompasses a broader market that includes most of eastern Massachusetts east of Route 93, including Cape Cod, and portions of south-eastern New Hampshire and Maine which are considered bedroom communities to Boston and the surrounding technology region. We attract deposits from the general public and use those funds to originate one- to four-family real estate, multi-family and commercial real estate, construction, commercial business and consumer loans, which we primarily hold for investment. Our lending business also involves the purchase and sale of loan participation interests. We also offer non-deposit financial products through a third-party network arrangement.

East Boston Savings Bank is subject to comprehensive regulation and examination by the Massachusetts Commissioner of Banks and the Federal Deposit Insurance Corporation.

East Boston Savings Bank’s main banking office is located at 10 Meridian Street, East Boston, Massachusetts 02128. New Meridian’s executive and administrative offices are located at 67 Prospect Street, Peabody, Massachusetts 01960, and its telephone number is (617) 567-1500. Our website address is www.ebsb.com. Information on this website is not and should not be considered a part of this prospectus.

Business Strategy

We have a community banking strategy that emphasizes responsive and personalized service to our customers. Due to the consolidation of financial institutions in our market, we believe there is a significant opportunity for a community-focused bank to provide a full range of financial services to small and middle-market commercial and retail customers. By offering quicker decision making in the delivery of banking products and services, offering customized products where appropriate, and providing customer access to our senior managers, we distinguish ourselves from larger, regional banks operating in our market areas, while our larger capital base and product mix enable us to compete effectively against smaller banks. As a result, we believe we have a substantial opportunity to attract experienced management, loan officers and banking customers. We believe this will provide us a competitive advantage as we continue to expand into attractive, high growth markets around the Boston metropolitan area through the establishment of de novo bank branch offices, the potential acquisition of community banks and bank branches, and organic expansion where possible by growing our existing branches in their respective communities.

Our strategies center on our continued development into a full-service, community-oriented bank and the expansion of our branch network to more adequately cover the large geography of the Boston metropolitan area. In order to realize these objectives, we are pursuing the following strategies:

Emphasizing growth in commercial lending. We have diversified our loan portfolio by increasing the percentage of our assets consisting of higher-yielding commercial and industrial loans and commercial real estate loans with higher risk-adjusted returns, shorter maturities and more sensitivity to interest rate fluctuations, while still providing high quality loan products for single-family residential borrowers. We have a highly competitive suite of cash management services, technology solutions, and internal support expertise specific to the needs of small to mid-sized commercial business customers. In the third quarter of 2011, we significantly expanded our commercial and industrial lending platform with the establishment of a new corporate banking division comprised of a veteran team of bankers and related underwriting personnel that enhanced our presence in all of our market areas and strengthened our business product offerings and cash management expertise. During 2011, we also successfully expanded our commercial real estate loan origination capacity by adding a team of experienced loan originators and related underwriting personnel. We believe that we distinguish ourselves from larger, national banks operating in our market areas by offering quicker decision making in the delivery of our products and services and competitive customer-driven products with excellent service and responsiveness, and by providing customer access to our senior managers, while our larger capital base and product mix enable us to compete effectively against smaller banks. Our lending staff is experienced and knowledgeable about local commercial business in our markets, enabling us to build on the relationship-style banking that is our hallmark. We also intend to selectively add additional products to provide diversification of revenue sources and to capture our customer’s full relationship. We intend to continue to expand our business by cross selling our loan and deposit products and services to our customers.

Our focus on commercial lending results in our credit risk profile being higher than traditional savings institutions that have higher concentrations of one- to four-family residential loans. Also, commercial lending activities, while potentially more profitable than one- to four-family residential lending, is generally more sensitive to regional and local economic conditions, making loss levels more difficult to predict. For a discussion of these risks and other risks related to our commercial lending, please see “Risk Factors—Risks Related to Our Business—Our emphasis on commercial real estate, multi-family, commercial business and construction lending involves risks that could adversely affect our financial condition and results of operations” and “—Our portfolio of loans with a higher risk of loss is increasing and the unseasoned nature of our commercial loan portfolio may result in errors in judging its collectability, which may lead to additional provisions for loan losses or charge-offs, which would hurt our profits.”

Hiring experienced employees with a customer service focus. We have been successful in attracting and retaining banking professionals with strong community relationships and significant knowledge of our markets, which is central to our business strategy. Exceptional service, local involvement and timely decision making are integral parts of our business strategy, and we have attracted highly qualified and highly motivated individuals. We believe that by focusing on experienced bankers who are established in their communities, we enhance our market position and add profitable growth opportunities. Our compensation and incentive systems are aligned with our strategies to grow core deposits and commercial loans, while maintaining asset quality. We have a strong corporate culture based on personal accountability, high ethical standards and significant training opportunities, which is supported by our commitment to career development and promotion from within the organization.

Improving profitability through disciplined pricing, expense control and balance sheet management. We have achieved many milestones over the last five years as we have grown total assets from $1.2 billion at December 31, 2009 to $2.7 billion at December 31, 2013. Since 2002, we have opened 14 de novo branches, the most recent in November 2013, and acquired six branch offices in our 2010 acquisition of Mt. Washington Co-operative Bank. We intend to continue our geographic expansion in the greater Boston metropolitan area by opening de novo branches in communities contiguous to those we currently serve, as opportunities present themselves in favorable locations. We have also focused significant efforts and invested heavily in our infrastructure to support future growth, creating brand awareness, competitive products and a strong and experienced workforce. We believe these initiatives have positioned us well to implement a strategy focused on improving operating efficiency and earnings growth. While we expect to continue to drive an appropriate level of loan and deposit growth, we will keenly focus on enhancing our profitability by exercising a disciplined approach to product pricing, expense control and balance sheet mix.

Expanding our presence and market share in contiguous and nearby market areas and capturing business opportunities resulting from changes in the competitive environment. Over the last several years, our markets have been subject to large-scale consolidation of local community banks, primarily by larger, out-of-state financial institutions. We believe there is a large customer base in our market that prefers doing business with a local institution and may be dissatisfied with the service received from larger regional banks. We believe that opportunities currently exist in contiguous and nearby market areas to grow our franchise and to complement our primary market areas. In addition, by delivering high quality, customer-focused products and services, we expect to attract additional borrowers and depositors and thus increase our market share and revenue generation.

We believe the success of our strategy is evidenced by the growth of our deposits to $2.249 billion at December 31, 2013 from $922.5 million at December 31, 2009, and net loans, which increased to $2.265 billion at December 31, 2013 from $813.3 million at December 31, 2009. We also believe that community bank consolidation will continue to take place and further believe that, with our capital and liquidity positions after this offering, we will be positioned to take advantage of industry consolidation through de novo branching, potential acquisition of individual branches, and the potential for whole bank acquisitions. We do not, however, currently have any understandings or agreements regarding any specific acquisition transaction and will be disciplined when evaluating and deciding on future expansion, acquisitions and de novo branching opportunities. Our focus will be on the Massachusetts markets we know and understand, with a primary view toward continued growth in the Boston metropolitan area. We believe our management team’s unique understanding of the Massachusetts market facilitates our growth into locations that will provide the right complement to our existing franchise and geographic footprint.

It is our intention to achieve significant market penetration in a relatively short period of time when we enter a new market. In advance of any branch expansion we hire experienced local bankers and make a concerted effort to establish as many high profile contacts as possible in the new target area. We are focused on generating key loan relationships and capturing significant deposit market share in our markets. Upon commencement of operations in a new location, we monitor and aggressively pursue a core deposit strategy that enhances profitability and we believe provides quality market penetration in the most expedient manner.

Managing credit risk to maintain a low level of nonperforming assets, and interest rate risk to optimize our net interest margin. Managing risk is an essential part of successfully managing a financial institution. Credit risk and interest rate risk are two prominent risk exposures that we face. Credit risk is the risk of not collecting the interest and/or the principal balance of a loan or investment when it is due. Our strategy for credit risk management focuses on having well-defined credit policies and uniform underwriting criteria and providing prompt attention to potential problem loans. We believe that strong asset quality is a key to long-term financial success. We have sought to grow and diversify the loan portfolio, while maintaining a strong asset quality and moderate credit risk, using underwriting standards that we believe are conservative, as well as diligent monitoring of the portfolio and loans in non-accrual status and on-going collection efforts. Although we will continue to originate commercial real estate, commercial business and construction loans, we intend to continue our philosophy of managing large loan exposures through our experienced, risk-based approach to lending. In addition, we intend to remain focused on lending within our immediate market area, with a specific focus on commercial customers disaffected by their relationships with larger banks as a result of turmoil in the industry.

Interest rate risk is the potential reduction of net interest income as a result of changes in interest rates. Our earnings and the market value of our assets and liabilities are subject to fluctuations caused by changes in the level of interest rates. We manage the interest rate sensitivity of our interest-bearing liabilities and interest-earning assets in an effort to minimize the adverse effects of changes in the interest rate environment. To reduce the potential volatility of our earnings, we have sought to improve the match between asset and liability maturities and rates, while maintaining an acceptable interest rate spread. Our strategy for managing interest rate risk emphasizes: originating loans with adjustable interest rates; selling the residential real estate fixed-rate loans with terms greater than 10 years that we originate; promoting core deposit products; and adjusting the interest rates and maturities of funding sources, as necessary.

Increasing core deposits through aggressive marketing and the offering of new deposit products. Deposits are our primary source of funds for investing and lending. Core deposits, which include all deposit account types except certificates of deposit, comprised 69.9% of our total deposits at December 31, 2013, up from 66.3% of total deposits at December 31, 2012. We value our core deposits because they represent a lower cost of funding and are generally less sensitive to withdrawal when interest rates fluctuate as compared to certificate of deposit accounts. We market core deposits through the internet, in-branch and local mail, print and television advertising, as well as programs that link various accounts and services together, minimizing service fees. We will continue to customize existing deposit products and introduce new products to meet the needs of our customers.

Continuing to grow and diversify our sources of non-interest income. Our profits rely heavily on the spread between the interest earned on loans and securities and interest paid on deposits and borrowings. In order to decrease our reliance on interest rate spread income, we have pursued initiatives to increase non-interest income. Our focus on attaining additional deposit customer relationships and balances has enabled us to increase income from customer service fees to $7.1 million for the year ended December 31, 2013 from $6.6 million and $5.9 million for the years ended December 31, 2012 and 2011, respectively. We have also increased our mortgage banking activities in recent years. We also offer non-deposit financial products, including mutual funds, annuities, stocks, bonds, life insurance and long-term care.

See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Business Strategy” for a more complete discussion of our business strategy.

Reasons for the Conversion and Offering

Our primary reasons for converting to the fully public stock form of ownership and undertaking the stock offering are to:

•	Enhance our regulatory capital position. A strong capital position is essential to achieving our long-term objective of building stockholder value. While East Boston Savings Bank exceeds all regulatory capital requirements, the proceeds from the offering will greatly strengthen our capital position and enable us to support our planned growth and expansion. Minimum regulatory capital requirements will also increase in the future under recently adopted regulations. Compliance with these new requirements will be essential to the continued implementation of our business strategy.

•	Transition us to a more familiar and flexible organizational structure. The stock holding company structure is a more familiar form of organization, which we believe will make our common stock more appealing to investors, and will give us greater flexibility to access the capital markets through possible future equity and debt offerings, although we have no current plans, agreements or understandings regarding any additional securities offerings.

•	Improve the liquidity of our shares of common stock. The larger number of shares that will be outstanding after completion of the conversion and offering is expected to result in a more liquid and active market for New Meridian common stock. A more liquid and active market will make it easier for our stockholders to buy and sell our common stock and will give us greater flexibility in implementing capital management strategies.

•	Facilitate future mergers and acquisitions. Although we do not currently have any understandings or agreements regarding any specific acquisition transaction, the stock holding company structure will give us greater flexibility to structure, and make us a more attractive and competitive bidder for, mergers and acquisitions of other financial institutions or business lines as opportunities arise. The additional capital raised in the offering also will enable us to consider larger merger transactions. In addition, although we intend to remain an independent financial institution, the stock holding company structure may make us a more attractive acquisition candidate for other institutions. Applicable regulations prohibit anyone from acquiring or offering to acquire more than 10% of our stock without regulatory approval.

Terms of the Offering

We are offering between 23,375,000 and 31,625,000 shares of common stock to eligible depositors of East Boston Savings Bank, to our tax-qualified employee benefit plans, to our employees, officers, trustees, directors and corporators and, to the extent shares remain available, in a community offering to the general public, with a preference given first to residents of the Massachusetts cities and towns of Belmont, Boston, Cambridge, Chelsea, Danvers, Everett, Lynn, Lynnfield, Malden, Medford, Melrose, Peabody, Revere, Saugus, Somerville, Wakefield and Winthrop, and then to existing public stockholders of Old Meridian as of April 30, 2014. If necessary, we will also offer shares to the general public in a syndicated or firm commitment underwritten offering. The number of shares of common stock to be sold may be increased to up to 36,368,750 shares as a result of demand for the shares of common stock in the offering or changes in market conditions. Unless the number of shares of common stock to be offered is increased to more than 36,368,750 shares or decreased to fewer than 23,375,000 shares, or the subscription and community offerings are extended beyond August 4, 2014, subscribers will not have the opportunity to change or cancel their stock orders once submitted. If the subscription and community offerings are extended past August 4, 2014, all subscribers will be notified and given an opportunity to confirm, change or cancel their orders. If you do not respond to this notice, your order will be cancelled and we will promptly return your funds with interest at 0.10% per annum or cancel your deposit account withdrawal authorization. If the number of shares to be sold is increased to more than 36,368,750 shares or decreased to less than 23,375,000 shares, all subscribers’ stock orders will be canceled, their withdrawal authorizations will be canceled and funds delivered to us to purchase shares of common stock in the subscription and community offerings will be returned promptly with interest at 0.10% per annum. We will then resolicit subscribers, giving them an opportunity to place new orders for a period of time. No shares purchased in the subscription offering and community offering will be issued until the completion of any syndicated or firm commitment underwritten offering.

The purchase price of each share of common stock offered for sale in the offering is $10.00. All investors will pay the same purchase price per share, regardless of whether the shares are purchased in the subscription offering, the community offering or a syndicated or firm commitment underwritten offering. Investors will not be charged a commission to purchase shares of common stock in the offering. Sterne, Agee & Leach, Inc., our marketing agent in the subscription and community offerings, will use its best efforts to assist us in selling shares of our common stock in the subscription and community offerings but is not obligated to purchase any shares of common stock in the subscription and community offerings.

How We Determined the Offering Range, the Exchange Ratio and the $10.00 Per Share Stock Price

The amount of common stock we are offering for sale and the exchange ratio for the exchange of shares of New Meridian for shares of Old Meridian are based on an independent appraisal of the estimated market value of New Meridian, assuming the offering has been completed. RP Financial, LC., our independent appraiser, has estimated that, as of February 14, 2014, this market value was $462.3 million. Based on federal regulations, this market value forms the midpoint of a valuation range with a minimum of $393.0 million and a maximum of $531.7 million. Based on this valuation range, the 59.2% ownership interest of Meridian Financial Services, Incorporated in Old Meridian as of December 31, 2013 being sold in the offering and the $10.00 per share price, the number of shares of common stock being offered for sale by New Meridian ranges from 23,375,000 shares to 31,625,000 shares. The $10.00 per share price was selected primarily because it is the price most commonly used in mutual-to-stock conversions of financial institutions. The exchange ratio ranges from 1.7580 shares at the minimum of the offering range to 2.3785 shares at the maximum of the offering range, and will generally preserve the existing percentage ownership of public stockholders. If demand for shares or market conditions warrant, the appraisal can be increased by 15%, which would result in an appraised value of $611.4 million, an offering of 36,368,750 shares of common stock, and an exchange ratio of 2.7353 shares.

The appraisal is based in part on Old Meridian’s financial condition and results of operations, the pro forma effect of the additional capital raised by the sale of shares of common stock in the offering, and an analysis of a peer group of 11 publicly traded bank holding companies and savings and loan holding companies that RP Financial, LC. considers comparable to Old Meridian. The appraisal peer group consists of the following companies, all of which are traded on the Nasdaq Stock Market.

Company Name	Ticker Symbol	Headquarters	Total Assets (1)
			(In millions)
BSB Bancorp, Inc.	BLMT	Belmont, MA	$1,023
Cape Bancorp, Inc.	CBNJ	Cape May Court House, NJ	$1,074
Dime Community Bancshares, Inc.	DCOM	Brooklyn, NY	$4,015
ESSA Bancorp, Inc.	ESSA	Stroudsburg, PA	$1,372
First Connecticut Bancorp, Inc.	FBNK	Farmington, CT	$1,992
Fox Chase Bancorp, Inc.	FXCB	Hatboro, PA	$1,107
Northfield Bancorp, Inc.	NFBK	Woodbridge, NJ	$2,727
OceanFirst Financial Corp.	OCFC	Toms River, NJ	$2,286
Oritani Financial Corp.	ORIT	Township of Washington, NJ	$2,824
SI Financial Group, Inc.	SIFI	Willimantic, CT	$1,369
Westfield Financial, Inc.	WFD	Westfield, MA	$1,271

(1)	Asset size for all companies is as of September 30, 2013.

The following table presents a summary of selected pricing ratios for New Meridian (on a pro forma basis) as of and for the twelve months ended December 31, 2013, and for the peer group companies based on earnings and other information as of and for the twelve months ended September 30, 2013, with stock prices as of February 14, 2014, as reflected in the appraisal report. Compared to the average pricing of the peer group, our pro forma pricing ratios at the midpoint of the offering range indicated a discount of 16.0% on a price-to-book value basis, a discount of 17.7% on a price-to-tangible book value basis, and a premium of 160.1% on a price-to-earnings basis.

	Price-to-earnings multiple (1)	Price-to-book value ratio	Price-to-tangible book value ratio
New Meridian (on a pro forma basis, assuming completion of the conversion)
Adjusted Maximum	67.63x	106.38%	108.93%
Maximum	58.02x	99.90%	102.56%
Midpoint	49.86x	93.28%	95.97%
Minimum	41.90x	85.69%	88.34%
Valuation of peer group companies, all of which are fully converted (on an historical basis)
Averages	19.17x	111.03%	116.55%
Medians	15.90x	109.85%	110.76%

(1)	Price-to-earnings multiples calculated by RP Financial, LC. in the independent appraisal are based on an estimate of “core” or recurring earnings. These ratios are different than those presented in “Pro Forma Data.”

The independent appraisal does not indicate trading market value. Do not assume or expect that our valuation as indicated in the appraisal means that after the conversion and offering the shares of our common stock will trade at or above the $10.00 per share purchase price. Furthermore, the pricing ratios presented in the appraisal were used by RP Financial, LC. to estimate our pro forma appraised value for regulatory purposes and not to compare the relative value of shares of our common stock with the value of the capital stock of the peer group. The value of the capital stock of a particular company may be affected by a number of factors such as financial performance, asset size and market location.

For a more complete discussion of the amount of common stock we are offering for sale and the independent appraisal, see “The Conversion and Offering—Stock Pricing and Number of Shares to be Issued.”

Effect of Meridian Financial Services, Incorporated’s Assets on Minority Stock Ownership

In the exchange, the public stockholders of Old Meridian will receive shares of common stock of New Meridian in exchange for their shares of common stock of Old Meridian pursuant to an exchange ratio that is designed to provide, subject to adjustment, existing public stockholders with the same ownership percentage of the common stock of New Meridian after the conversion as their ownership percentage in Old Meridian immediately prior to the conversion, without giving effect to new shares purchased in the offering or cash paid in lieu of any fractional shares. However, the exchange ratio will be adjusted downward to reflect assets held by Meridian Financial Services, Incorporated (other than shares of stock of Old Meridian), which assets consist primarily of cash. Meridian Financial Services, Incorporated had net assets of $2.7 million as of December 31, 2013, not including Old Meridian common stock. This adjustment would decrease Old Meridian’s public stockholders’ ownership interest in New Meridian from 40.8% to 40.5%, and would increase the ownership interest of persons who purchase stock in the offering from 59.2% (the amount of Old Meridian’s outstanding common stock held by Meridian Financial Services, Incorporated) to 59.5%.

The Exchange of Existing Shares of Old Meridian Common Stock

If you are currently a stockholder of Old Meridian, at the completion of the conversion your shares will be exchanged for shares of common stock of New Meridian. The number of shares of common stock you will receive will be based on the exchange ratio, which will depend upon our final appraised value and the percentage of outstanding shares of Old Meridian common stock owned by public stockholders immediately prior to the completion of the conversion. The following table shows how the exchange ratio will adjust, based on the appraised value of New Meridian as of February 14, 2014, assuming public stockholders of Old Meridian own 40.8% of Old Meridian common stock and Meridian Financial Services, Incorporated had net assets of $2.7 million immediately prior to the completion of the conversion. The table also shows the number of shares of New Meridian common stock a hypothetical owner of Old Meridian common stock would receive in exchange for 100 shares of Old Meridian common stock owned at the completion of the conversion, depending on the number of shares of common stock issued in the offering.

	Shares to be Sold in This Offering		Shares of New Meridian to be Issued for Shares of Old Meridian		Total Shares of Common Stock to be Issued in Exchange	Exchange	Equivalent Value of Shares Based Upon Offering	Equivalent Pro Forma Tangible Book Value Per Exchanged	Shares to be Received for 100 Existing
	Amount	Percent	Amount	Percent	and Offering	Ratio	Price (1)	Share (2)	Shares (3)
Minimum	23,375,000	59.5%	15,922,391	40.5%	39,297,391	1.7580	$17.58	$19.90	175
Midpoint	27,500,000	59.5	18,732,225	40.5	46,232,225	2.0682	20.68	21.55	206
Maximum	31,625,000	59.5	21,542,059	40.5	53,167,059	2.3785	23.78	23.19	237
Adjusted Maximum	36,368,750	59.5	24,773,368	40.5	61,142,118	2.7353	27.35	25.11	273

(1)	Represents the value of shares of New Meridian common stock to be received in the conversion by a holder of one share of Old Meridian, pursuant to the exchange ratio, based upon the $10.00 per share purchase price.
(2)	Represents the pro forma tangible book value per share at each level of the offering range multiplied by the respective exchange ratio.
(3)	Cash will be paid in lieu of fractional shares.

No fractional shares of New Meridian common stock will be issued to any public stockholder of Old Meridian. For each fractional share that otherwise would be issued, New Meridian will pay in cash an amount equal to the product obtained by multiplying the fractional share interest to which the holder otherwise would be entitled by the $10.00 per share offering price.

Outstanding options to purchase shares of Old Meridian common stock also will convert into and become options to purchase shares of New Meridian common stock based upon the exchange ratio. The aggregate exercise price, duration and vesting schedule of these options will not be affected by the conversion. At December 31, 2013, there were 933,450 outstanding options to purchase shares of Old Meridian common stock, 763,540 of which have vested. Such outstanding options will be converted into options to purchase 1,641,005 shares of common stock at the minimum of the offering range and 2,553,265 shares of common stock at the adjusted maximum of the offering range. Because federal regulations prohibit us from repurchasing our common stock during the first year following the conversion unless compelling business reasons exist for such repurchases, we may use authorized but unissued shares to fund option exercises that occur during the first year following the conversion. If all existing options were exercised and funded with authorized but unissued shares of common stock following the conversion, stockholders would experience ownership dilution of approximately 4.0% at the minimum of the offering range.

How We Intend to Use the Proceeds From the Offering

We intend to invest at least 50% of the net proceeds from the stock offering in East Boston Savings Bank, fund the loan to our employee stock ownership plan to finance its purchase of shares of common stock in the stock offering and retain the remainder of the net proceeds from the offering at New Meridian. Therefore, assuming we sell 27,500,000 shares of common stock in the stock offering at the midpoint of the offering range, and we have net proceeds of $268.3 million, we intend to invest $134.1 million in East Boston Savings Bank, loan to our employee stock ownership plan $13.8 million to fund its purchase of shares of common stock, and retain the remaining $120.4 million of the net proceeds at New Meridian.

New Meridian may use the funds it retains for investment, to pay cash dividends, to repurchase shares of common stock, to acquire other financial institutions or financial services companies and for other general corporate purposes. East Boston Savings Bank may use the proceeds it receives to support increased lending, enhance existing, or support the development of new products and services or expand its branch network by establishing or acquiring new branches or by acquiring other financial institutions or financial services companies. We do not currently have any agreements or understandings regarding any acquisition transactions.

Please see the section of this prospectus entitled “How We Intend to Use the Proceeds from the Offering” for more information on the proposed use of the proceeds from the offering.

Persons Who May Order Shares of Common Stock in the Offering

We are offering the shares of common stock in a subscription offering in the following descending order of priority:

(i)	To depositors with accounts at East Boston Savings Bank with aggregate balances of at least $50 at the close of business on February 28, 2013.

(ii)	To our tax-qualified employee benefit plans (including East Boston Savings Bank’s employee stock ownership plan and East Boston Savings Bank’s 401(k) plan), which may subscribe for, in the aggregate, up to 10% of the shares of common stock sold in the offering. We expect our employee stock ownership plan to purchase 5% of the shares of common stock sold in the stock offering.

(iii)	To employees, officers, directors, trustees and corporators of East Boston Savings Bank or Meridian Financial Services, Incorporated who do not have a higher purchase priority.

Shares of common stock not purchased in the subscription offering will be offered for sale to the general public in a community offering, with a preference given first to natural persons residing in the Massachusetts cities and towns of Belmont, Boston, Cambridge, Chelsea, Danvers, Everett, Lynn, Lynnfield, Malden, Medford, Melrose, Peabody, Revere, Saugus, Somerville, Wakefield and Winthrop, and then to Old Meridian’s public stockholders as of April 30, 2014. The community offering is expected to begin concurrently with the subscription offering, but may begin concurrently with, during or promptly after the subscription offering. We also may offer for sale shares of common stock not purchased in the subscription offering and the community offering through a syndicated or firm commitment underwritten offering. Sterne, Agee & Leach, Inc. will act as sole book-running manager for the syndicated or firm commitment underwritten offering. We have the right to accept or reject, in our sole discretion, orders received in the community offering or syndicated or firm commitment underwritten offering, and our interpretation of the terms and conditions of the plan of conversion will be final. Any determination to accept or reject stock orders in the community offering or syndicated or firm commitment underwritten offering will be based on the facts and circumstances available to management at the time of the determination.

If we receive orders for more shares than we are offering, we may not be able to fully or partially fill your order. A detailed description of the subscription offering, the community offering and the syndicated or firm commitment underwritten offering, as well as a discussion regarding allocation procedures, can be found in the section of this prospectus entitled “The Conversion and Offering.”

Limits on How Much Common Stock You May Purchase

The minimum number of shares of common stock that may be purchased is 25 shares.

Generally, no individual may purchase more than 50,000 shares ($500,000) of common stock. If any of the following persons purchase shares of common stock, their purchases, in all categories of the offering, when combined with your purchases, cannot exceed 100,000 shares ($1.0 million) of common stock:

•	most companies, trusts or other entities in which you are a senior officer, partner, trustee or have a substantial beneficial interest; or

•	your spouse or relatives of you or your spouse living in your house or who is a director, trustee or officer of Old Meridian, Meridian Financial Services, Incorporated, New Meridian or East Boston Savings Bank; or

•	other persons who may be your associates or persons acting in concert with you.

Unless we determine otherwise, persons having the same address and persons exercising subscription rights through qualifying deposit accounts registered to the same address will be subject to the overall purchase limitation of 100,000 shares ($1.0 million).

In addition to the above purchase limitations, there is an ownership limitation for current stockholders of Old Meridian other than our employee stock ownership plan. Shares of common stock that you purchase in the offering individually and together with persons described above, plus any shares you and they receive in exchange for existing shares of Old Meridian common stock, may not exceed 9.9% of the total shares of common stock to be issued and outstanding after the completion of the conversion and offering. However, if, based on your current ownership level, you will own more than 9.9% of the total shares of common stock to be issued and outstanding after the completion of the conversion and offering following the exchange of your shares of Old Meridian common stock, you will be ineligible to purchase any new shares in the offering. You will be required to obtain regulatory approval or non-objection prior to acquiring 10% or more of New Meridian’s common stock.

Subject to regulatory approval, we may increase or decrease the purchase and ownership limitations at any time. See the detailed description of the purchase limitations in “The Conversion and Offering—Additional Limitations on Common Stock Purchases.”

How You May Purchase Shares of Common Stock in the Subscription Offering and the Community Offering

In the subscription offering and community offering, you may pay for your shares only by:

(i)	personal check, bank check or money order made payable directly to Meridian Bancorp, Inc.; or

(ii)	authorizing us to withdraw available funds from your East Boston Savings Bank deposit account(s).

East Boston Savings Bank is not permitted to lend funds to anyone to purchase shares of common stock in the offering. Additionally, you may not use an East Boston Savings Bank line of credit check or any type of third party check to pay for shares of common stock. Please do not submit cash. No wire transfer will be accepted without our prior approval. You may not designate withdrawal from East Boston Savings Bank’s accounts with check-writing privileges; instead, please submit a check. You may not authorize direct withdrawal from an East Boston Savings Bank individual retirement account, or IRA. See “—Using Individual Retirement Account Funds to Purchase Shares of Common Stock.”

You may subscribe for shares of common stock in the subscription and community offerings by delivering a signed and completed original stock order form, together with full payment payable to Meridian Bancorp, Inc. or authorization to withdraw funds from one or more of your East Boston Savings Bank deposit accounts, provided that the stock order form is received before 5:00 p.m., Eastern Time, on June 20, 2014, which is the end of the subscription offering period. You may submit your stock order form and payment by mail using the stock order reply envelope provided or by overnight delivery to our Stock Information Center, which will be located at 67 Prospect Street, Peabody, Massachusetts 02128. You may also hand-deliver stock order forms to the Stock Information Center. Hand-delivered stock order forms will only be accepted at this location. We will not accept stock order forms at our banking offices. Please do not mail stock order forms to East Boston Savings Bank’s offices.

Please see “The Conversion and Offering— Procedure for Purchasing Shares in Subscription and Community Offerings—Payment for Shares” for a complete description of how to purchase shares in the subscription and community offerings.

Using Individual Retirement Account Funds to Purchase Shares of Common Stock

You may be able to subscribe for shares of common stock using funds in your individual retirement account, or IRA. If you wish to use some or all of the funds in your East Boston Savings Bank individual retirement account, the applicable funds must be transferred to a self-directed account maintained by an independent trustee, such as a brokerage firm, and the purchase must be made through that account. If you do not have such an account, you will need to establish one before placing your stock order. An annual administrative fee may be payable to the independent trustee. Because individual circumstances differ and the processing of retirement fund orders takes additional time, we recommend that you contact our Stock Information Center promptly, preferably at least two weeks before the June 20, 2014 offering deadline, for assistance with purchases using your individual retirement account or other retirement account you may have at East Boston Savings Bank or elsewhere. Whether you may use such funds to purchase shares in the stock offering may depend on timing constraints and, possibly, limitations imposed by the institution where the funds are held.

See “The Conversion and Offering—Procedure for Purchasing Shares in Subscription and Community Offerings—Payment for Shares” and “—Using Individual Retirement Account Funds” for a complete description of how to use IRA funds to purchase shares of common stock in the stock offering.

Market for Common Stock

Existing publicly held shares of Old Meridian’s common stock are listed on the Nasdaq Global Select Market under the symbol “EBSB.” Upon completion of the conversion, the shares of common stock of New

Meridian will replace the existing shares, and we expect the shares of New Meridian common stock will also trade on the Nasdaq Global Select Market under the symbol “EBSB.” In order to list our stock on the Nasdaq Global Select Market, we are required to have at least three broker-dealers who will make a market in our common stock. As of April 30, 2014, Old Meridian had approximately 25 registered market makers in its common stock. Sterne, Agee & Leach, Inc. has advised us that it intends to make a market in our common stock following the offering, but is under no obligation to do so.

Our Dividend Policy

Following completion of the stock offering, our Board of Directors will have the authority to declare dividends on our common stock, subject to our capital requirements, our financial condition and results of operations, tax considerations, statutory and regulatory limitations, and general economic conditions. However, no decision has been made with respect to the amount, if any, and timing of any dividend payments. The payment and amount of any dividend payments will depend upon a number of factors. We cannot assure you that we will pay dividends in the future, or that any such dividends will not be reduced or eliminated in the future. To date, Old Meridian has not paid any dividends.

For information regarding our proposed dividend policy, see “Our Dividend Policy.”

Purchases by Directors and Executive Officers

We expect our directors and executive officers, together with their associates, to subscribe for 186,200 shares of common stock in the offering, representing 0.8% of shares to be sold at the minimum of the offering range. The purchase price paid by them will be the same $10.00 per share price paid by all other persons who purchase shares of common stock in the offering. Following the conversion, our directors and executive officers, together with their associates, are expected to beneficially own 1,537,804 shares of common stock (including stock options exercisable within 60 days of April 30, 2014), or 3.9% of our total outstanding shares of common stock at the minimum of the offering range, which includes shares they currently own that will be exchanged for shares of New Meridian.

See “Subscriptions by Directors and Executive Officers” for more information on the proposed purchases of shares of common stock by our directors and executive officers.

Deadline for Orders of Shares of Common Stock in the Subscription and Community Offerings

The deadline for purchasing shares of common stock in the subscription and community offerings is 5:00 p.m., Eastern Time, on June 20, 2014, unless we extend this deadline. If you wish to purchase shares of common stock, a properly completed and signed original stock order form, together with full payment, must be received (not postmarked) by this time.

Although we will make reasonable attempts to provide this prospectus and offering materials to holders of subscription rights, the subscription offering and all subscription rights will expire at 5:00 p.m., Eastern Time, on June 20, 2014, whether or not we have been able to locate each person entitled to subscription rights.

See “The Conversion and Offering— Procedure for Purchasing Shares in Subscription and Community Offerings—Expiration Date” for a complete description of the deadline for purchasing shares in the stock offering.

You May Not Sell or Transfer Your Subscription Rights

Applicable regulations prohibit you from transferring your subscription rights. If you order shares of common stock in the subscription offering, you will be required to certify that you are purchasing the common stock for yourself and that you have no agreement or understanding to sell or transfer your subscription rights or the shares that you are purchasing. We intend to take legal action, including reporting persons to federal or state agencies, against anyone who we believe has sold or transferred his or her subscription rights. We will not accept your order if we have reason to believe you have sold or transferred your subscription rights. On the order form, you cannot add the names of others for joint stock registration unless they are also named on the qualifying deposit account. Doing so may jeopardize your subscription rights. In addition, the stock order form requires that you list all deposit accounts, giving all names on each account and the account number at the applicable eligibility date. Failure to provide this information, or providing incomplete or incorrect information, may result in a loss of part or all of your share allocation if there is an oversubscription.

Delivery of Shares of Common Stock

All shares of common stock sold will be issued in book entry form. Stock certificates will not be issued. A statement reflecting ownership of shares of common stock issued in the subscription and community offerings will be mailed by our transfer agent to the persons entitled thereto at the registration address noted by them on their stock order forms as soon as practicable following consummation of the conversion and offering. We expect trading in the stock to begin on the day of completion of the conversion and offering or the next business day. The conversion and offering are expected to be completed as soon as practicable following satisfaction of the conditions described below in “—Conditions to Completion of the Conversion.” Until a statement reflecting ownership of shares of common stock is available and delivered to purchasers, purchasers might not be able to sell the shares of common stock that they purchased, even though the common stock will have begun trading. Your ability to sell your shares of common stock before receiving your statement will depend on arrangements you may make with a brokerage firm.

Conditions to Completion of the Conversion

We cannot complete the conversion and offering unless:

•	The plan of conversion is approved by at least a majority of the corporators of Meridian Financial Services, Incorporated, including a majority of the “independent” corporators;

•	The plan of conversion is approved by Old Meridian stockholders holding at least two-thirds of the outstanding shares of common stock of Old Meridian as of April 30, 2014, including shares held by Meridian Financial Services, Incorporated;

•	The plan of conversion is approved by Old Meridian stockholders holding at least a majority of the outstanding shares of common stock of Old Meridian as of April 30, 2014, excluding shares held by Meridian Financial Services, Incorporated;

•	We sell at least the minimum number of shares of common stock offered in the offering;

•	We receive approval from the Federal Reserve Board; and

•	We receive the approval of the Massachusetts Commissioner of Banks to complete the conversion and offering.

Meridian Financial Services, Incorporated intends to vote its shares in favor of the plan of conversion. At April 30, 2014, Meridian Financial Services, Incorporated owned 59.2% of the outstanding shares of common stock of Old Meridian. The directors and executive officers of Old Meridian and their affiliates owned 320,534 shares of Old Meridian (excluding exercisable options), or 1.4% of the outstanding shares of common stock and 3.5% of the outstanding shares of common stock excluding shares held by Meridian Financial Services, Incorporated. They intend to vote those shares in favor of the plan of conversion.

Steps We May Take if We Do Not Receive Orders for the Minimum Number of Shares

If we do not receive orders for at least 23,375,000 shares of common stock, we may take several steps in order to sell the minimum number of shares of common stock in the offering range. Specifically, we may:

(i)	increase the purchase and ownership limitations; and/or

(ii)	seek regulatory approval to extend the offering beyond August 4, 2014, so long as we resolicit subscribers who previously submitted subscriptions in the offering; and/or

(iii)	increase the shares purchased by the employee stock ownership plan.

If we extend the offering past August 4, 2014, all subscribers will be notified and given an opportunity to confirm, change or cancel their orders. If you do not respond to this notice, we will cancel your stock order and promptly return your funds with interest for funds received in the subscription and community offering or cancel your deposit account withdrawal authorization. If one or more purchase limitations are increased, subscribers in the subscription offering who ordered the maximum amount will be, and, in our sole discretion, some other large purchasers may be, given the opportunity to increase their subscriptions up to the then-applicable limit.

Possible Change in the Offering Range

RP Financial, LC. will update its appraisal before we complete the offering. If, as a result of demand for the shares or changes in market conditions, RP Financial, LC. determines that our pro forma market value has increased, we may sell up to 36,368,750 shares in the offering without further notice to you. If our pro forma market value at that time is either below $393.0 million or above $611.4 million, then, after consulting with the Federal Reserve Board and the Massachusetts Commissioner of Banks, we may:

•	terminate the stock offering and promptly return all funds (with interest paid on funds received in the subscription and community offerings);

•	set a new offering range; or

•	take such other actions as may be permitted by the Federal Reserve Board, the Massachusetts Commissioner of Banks and the Securities and Exchange Commission.

If we set a new offering range, we will promptly return funds, with interest at 0.10% per annum for funds received for purchases in the subscription and community offerings, and cancel any authorization to withdraw funds from deposit accounts for the purchase of shares of common stock. We will then resolicit subscribers, allowing them to place a new stock order for a period of time.

Possible Termination of the Offering

We may terminate the offering at any time prior to the special meeting of corporators of Meridian Financial Services, Incorporated that has been called to vote on the conversion, and at any time after corporator approval with regulatory approval. If we terminate the offering, we will promptly return your funds with interest at 0.10% per annum, and we will cancel deposit account withdrawal authorizations.

Benefits to Management and Potential Dilution to Stockholders Resulting from the Conversion

We expect our employee stock ownership plan, which is a tax-qualified retirement plan for the benefit of all East Boston Savings Bank employees, to purchase up to 5% of the shares of common stock we sell in the offering. If market conditions warrant, in the judgment of its trustees, the employee stock ownership plan’s subscription order will not be filled and the employee stock ownership plan may elect to purchase shares in the open market following the completion of the conversion, subject to the approval of the Federal Reserve Board and the Massachusetts Commissioner of Banks.

We intend to implement one or more new stock-based benefit plans no earlier than six months after completion of the conversion. Stockholder approval of these plans would be required. We have not determined whether we would adopt the plans within 12 months following the completion of the conversion or more than 12 months following the completion of the conversion. If we implement stock-based benefit plans within 12 months following the completion of the conversion, the stock-based benefit plans would reserve a number of shares (i) up to 4% of the shares of common stock sold in the offering (reduced by amounts purchased by our 401(k) plan using its purchase priority in the stock offering) for awards of restricted stock to key employees and directors, at no cost to the recipients, and (ii) up to 10% of the shares of common stock sold in the offering for issuance pursuant to the exercise of stock options by key employees and directors. If the stock-based benefit plan is adopted more than 12 months after the completion of the conversion, it would not be subject to the percentage limitations set forth above. We have not yet determined the number of shares that would be reserved for issuance under these plans. For a description of our current stock-based benefit plan, see “Management—Compensation Discussion and Analysis—Equity Award Plan.”

The following table summarizes the number of shares of common stock and the aggregate dollar value of grants that are available under one or more stock-based benefit plans if such plans reserve a number of shares of common stock equal to 4% and 10% of the shares sold in the stock offering for restricted stock awards and stock options, respectively. The table shows the dilution to stockholders if all such shares are issued from authorized but unissued shares, instead of shares purchased in the open market. A portion of the stock grants shown in the table below may be made to non-management employees. The table also sets forth the number of shares of common stock to be acquired by the employee stock ownership plan for allocation to all qualifying employees.

	Number of Shares to be Granted or Purchased			Dilution Resulting From Issuance of Shares for Stock-Based Benefit Plans	Value of Grants (In Thousands) (1)
	At Minimum of Offering Range	At Adjusted Maximum of Offering Range	As a Percentage of Common Stock to be Sold in the Offering
					At Minimum of Offering Range	At Adjusted Maximum of Offering Range
Employee stock ownership plan	1,168,750	1,818,438	5.0%	N/A (2)	$11,688	$18,184
Restricted stock awards	935,000	1,454,750	4.0	2.32%	9,350	14,548
Stock options	2,337,500	3,636,875	10.0	5.61%	7,784	12,111

Total	4,441,250	6,910,063	19.0%	7.69%	$28,822	$44,843

(1)	The actual value of restricted stock awards will be determined based on their fair value as of the date grants are made. For purposes of this table, fair value for stock awards is assumed to be the same as the offering price of $10.00 per share. The fair value of stock options has been estimated at $3.33 per option using the Black-Scholes option pricing model with the following assumptions: a grant-date share price and option exercise price of $10.00; an expected option term of 10 years; no dividend yield; a risk-free rate of return of 3.04%; and expected volatility of 15.82%. The actual value of option grants will be determined by the grant-date fair value of the options, which will depend on a number of factors, including the valuation assumptions used and the option pricing model ultimately adopted.
(2)	No dilution is reflected for the employee stock ownership plan because such shares are assumed to be purchased in the stock offering.

We may fund our stock-based benefit plans through open market purchases, as opposed to new issuances of stock; however, if any options previously granted under our existing 2008 Equity Incentive Plan are exercised during the first year following completion of the offering, they will be funded with newly issued shares as federal regulations do not permit us to repurchase our shares during the first year following the completion of the offering except to fund the grants of restricted stock under our existing stock-based benefit plan or under extraordinary circumstances.

The following table presents information as of December 31, 2013 regarding our employee stock ownership plan, our 2008 Equity Incentive Plan and our proposed stock-based benefit plan. The table below assumes that 61,142,118 shares are outstanding after the offering, which includes the sale of 36,368,750 shares in the offering at the maximum of the offering range and the issuance of new shares in exchange for shares of Old Meridian using an exchange ratio of 2.7353. It also assumes that the value of the stock is $10.00 per share.

Existing and New Stock Benefit Plans	Participants	Shares at Maximum of Offering Range		Estimated Value of Shares		Percentage of Shares Outstanding After the Conversion
Employee Stock Ownership Plan:	Officers and Employees
Shares purchased in 2008 offering (1)		2,264,828	(2)	$22,648,284		3.70%
Shares to be purchased in this offering		1,818,438		18,184,375		2.97

Total employee stock ownership plan shares		4,083,266		$40,832,659		6.68%

Restricted Stock Awards:	Directors, Officers and Employees
2008 Equity Incentive Plan (1)		1,132,414	(3)	$11,324,140	(4)	1.85%
New shares of restricted stock		1,454,750		14,547,500	(4)	2.38

Total shares of restricted stock		2,587,164		$25,871,640		4.23%

Stock Options:	Directors, Officers and Employees
2008 Equity Incentive Plan (1)		2,831,036	(5)	$9,427,348		4.63%
New stock options		3,636,875		12,110,794	(6)	5.95

Total stock options		6,467,911		$21,538,142		10.58%

Total of stock benefit plans		13,138,341		$88,242,441		21.49%

(1)	The number of shares indicated has been adjusted for the 2.7353 exchange ratio at the adjusted maximum of the offering range.
(2)	As of December 31, 2013, 566,207 of these shares, or 207,000 shares prior to adjustment for the exchange, have been allocated to participants.
(3)	As of December 31, 2013, 1,035,256 of these shares, or 378,480 shares prior to adjustment for the exchange, have been awarded, and 751,305 of these shares, or 274,670 shares prior to adjustment for the exchange, have vested.
(4)	The value of restricted stock awards is determined based on their fair value as of the date grants are made. For purposes of this table, the fair value of awards under the new stock-based benefit plan is assumed to be the same as the offering price of $10.00 per share.
(5)	As of December 31, 2013, options to purchase 2,660,216 of these shares, or 972,550 shares prior to adjustment for the exchange, have been awarded, and options to purchase 2,195,461 of these shares, or 802,640 shares prior to adjustment for the exchange, have vested.
(6)	The weighted-average fair value of stock options to be granted has been estimated at $3.33 per option, using the Black-Scholes option pricing model with the following assumptions: exercise price, $10.00; trading price on date of grant, $10.00; no dividend yield; expected term, 10 years; expected volatility, 15.82%; and risk-free rate of return, 3.04%. The actual value of option grants will be determined by the grant-date fair value of the options, which will depend on a number of factors, including the valuation assumptions used and the option pricing model ultimately adopted.

Tax Consequences

Meridian Financial Services, Incorporated, Old Meridian, East Boston Savings Bank and New Meridian have received an opinion of counsel, Luse Gorman Pomerenk & Schick, P.C., regarding the material federal income tax consequences of the conversion, and have received an opinion of Wolf & Company, P.C. regarding the material Massachusetts state tax consequences of the conversion. As a general matter, the conversion will not be a taxable transaction for purposes of federal or state income taxes to Meridian Financial Services, Incorporated, Old Meridian, East Boston Savings Bank, New Meridian, persons eligible to subscribe in the subscription offering, or existing stockholders of Old Meridian (except for cash paid for fractional shares). Existing stockholders of Old Meridian who receive cash in lieu of fractional shares of New Meridian will recognize a gain or loss equal to the difference between the cash received and the tax basis of the fractional share.

How You Can Obtain Additional Information—Stock Information Center

Our banking personnel may not, by law, assist with investment-related questions about the offering. If you have any questions regarding the conversion or offering, please call our Stock Information Center. The telephone number is (978) 977-7171. The Stock Information Center is open Monday through Friday between 10:00 a.m. and 4:00 p.m., Eastern Time, and will be open Saturday, June 14, 2014 between 10:00 a.m. and 4:00 p.m., Eastern Time. The Stock Information Center will be closed on bank holidays.

RISK FACTORS

You should consider carefully the following risk factors in evaluating an investment in the shares of common stock.

Risks Related to Our Business

A worsening of economic conditions could result in increases in our level of non-performing loans and/or reduce demand for our products and services, which could have an adverse effect on our results of operations.

Although the U.S. economy has emerged from the severe recession that occurred in 2008 and 2009, economic growth has been slow and unemployment levels remain high despite the Federal Reserve Board’s unprecedented efforts to encourage economic growth by maintaining low interest rates through its targeted federal funds rate and the purchase of U.S. Treasury and mortgage-backed securities. Recovery by many businesses has been impaired by lower consumer spending. If the Federal Reserve Board increases the federal funds rate or more rapidly curtails its bond purchasing program, higher interest rates would likely result, which may reduce our loan originations, and housing markets and U.S. economic activity would be negatively affected.

Unlike larger financial institutions that are more geographically diversified, our profitability depends on the general economic conditions in the Boston metropolitan area. Local economic conditions have a significant impact on our commercial real estate and construction and consumer loans, the ability of the borrowers to repay these loans and the value of the collateral securing these loans. Almost all of our loans are to borrowers located in the greater Boston, Massachusetts metropolitan area or secured by collateral located in the greater Boston, Massachusetts metropolitan area.

A further deterioration in economic conditions or a prolonged delay in economic recovery in the market areas we serve, in particular the greater Boston, Massachusetts metropolitan area, could result in the following consequences, any of which could have a material adverse effect on our business, financial condition, liquidity and results of operations:

•	demand for our products and services may decline;

•	loan delinquencies, problem assets and foreclosures may increase;

•	collateral for loans, especially real estate, may decline further in value, in turn reducing customers’ borrowing power, reducing the value of assets and collateral associated with existing loans;

•	the value of our securities portfolio may decline;

•	the net worth and liquidity of loan guarantors may decline, impairing their ability to honor commitments to us; and

•	the amount of our low-cost or non-interest-bearing deposits may decrease.

Moreover, a significant decline in general economic conditions, caused by inflation, recession, acts of terrorism, an outbreak of hostilities or other international or domestic calamities, unemployment or other factors beyond our control could further impact these local economic conditions and could further negatively affect the financial results of our banking operations. In addition, deflationary pressures, while possibly lowering our operating costs, could have a significant negative effect on our borrowers, especially our business borrowers, and the values of underlying collateral securing loans, which could negatively affect our financial performance.

Our emphasis on commercial real estate, multi-family, commercial business and construction lending involves risks that could adversely affect our financial condition and results of operations.

In recent years, we have focused on shifting our asset mix from increases in the one- to four-family residential loan portfolio to increases in commercial real estate, multi-family, commercial business and construction loans. As of December 31, 2013, our commercial real estate, multi-family, commercial business and construction loans totaled $1.776 billion, or 77.5% of our loan portfolio. As a result, our credit risk profile is higher than traditional savings institutions that have higher concentrations of one- to four-family residential loans. Also, these types of commercial lending activities, while potentially more profitable than one- to four-family residential lending, are generally more sensitive to regional and local economic conditions, making loss levels more difficult to predict. Collateral evaluation and financial statement analysis in these types of loans requires a more detailed analysis at the time of loan underwriting and on an ongoing basis. A decline in real estate values would reduce the value of the real estate collateral securing our loans and increase the risk that we would incur losses if borrowers defaulted on their loans. In addition, the repayment of commercial real estate and multi-family loans generally is dependent, in large part, on the successful operation of the property securing the loan or the business conducted on the property securing the loan. In addition, loan balances for commercial real estate, multi-family and construction loans are typically larger than those for permanent single-family and consumer loans. Accordingly, when there are defaults and losses on these types of loans, they are often larger on a per loan basis than those for permanent one- to four-family residential and consumer loans. Commercial business loans expose us to additional risks since they typically are made on the basis of the borrower’s ability to make repayments from the cash flow of the borrower’s business and are secured by non-real estate collateral that may depreciate over time, may be illiquid and may fluctuate in value based on the success of the business. A secondary market for most types of commercial real estate, multi-family, commercial business and construction loans is not readily liquid, so we have less opportunity to mitigate credit risk by selling part or all of our interest in these loans.

Our construction loans are based upon estimates of costs and values associated with the completed project. These estimates may be inaccurate. Construction lending involves additional risks when compared with permanent residential lending because funds are advanced upon the security of the project, which is of uncertain value prior to its completion. Because of the uncertainties inherent in estimating construction costs, as well as the market value of the completed project and the effects of governmental regulation of real property, it is relatively difficult to evaluate accurately the total funds required to complete a project and the related loan-to-value ratio. This type of lending also typically involves higher loan principal amounts and is often concentrated with a small number of builders. In addition, generally during the term of a construction loan, interest may be funded by the borrower or disbursed from an interest reserve set aside from the construction loan budget. These loans often involve the disbursement of substantial funds with repayment substantially dependent on the success of the ultimate project and the ability of the borrower to sell or lease the property or obtain permanent take-out financing, rather than the ability of the borrower or guarantor to repay principal and interest. If our appraisal of the value of a completed project proves to be overstated, we may have inadequate security for the repayment of the loan upon completion of construction of the project and may incur a loss. In addition, speculative construction loans to a builder are often associated with homes that are not pre-sold, and thus pose a greater potential risk to us than construction loans to individuals on their personal residences. These risks can be significantly affected by supply and demand conditions.

The credit risk related to commercial real estate and multi-family loans is considered to be greater than the risk related to one- to four-family residential or consumer loans because the repayment of commercial real estate loans and multi-family loans typically is dependent on the income stream of the real estate securing the loan as collateral and the successful operation of the borrower’s business, which can be significantly affected by conditions in the real estate markets or in the economy. For example, if the cash flow from the borrower’s project is reduced as a result of leases not being obtained or renewed, the borrower’s ability to repay the loan may be impaired. In addition, some of our commercial real estate loans are not fully amortizing and contain large balloon payments upon maturity. These balloon payments may require the borrower to either sell or refinance the underlying property in order to make the balloon payment, which may increase the risk of default or non-payment. This risk was exacerbated in the recent recession and could remain an elevated risk in the current slow recovery economic environment.

Further, if we foreclose on a commercial real estate, multi-family or construction loan, our holding period for the collateral may be longer than for one- to four-family residential mortgage loans because there are fewer potential purchasers of the collateral. These loans also generally have relatively large balances to single borrowers or related groups of borrowers. Accordingly, if we make any errors in judgment in the collectability of our commercial real estate loans, any resulting charge-offs may be larger on a per loan basis than those incurred with our residential or consumer loan portfolios.

Our portfolio of loans with a higher risk of loss is increasing and the unseasoned nature of our commercial loan portfolio may result in errors in judging its collectability, which may lead to additional provisions for loan losses or charge-offs, which would hurt our profits.

Our commercial loan portfolio, which includes commercial real estate, multi-family, commercial business and construction loans, has increased to $1.776 billion, or 77.5% of total loans, at December 31, 2013 from $870.0 million, or 64.2% of total loans, at December 31, 2011. A large portion of our commercial loan portfolio is unseasoned, meaning they were originated recently. Our limited experience with these borrowers does not provide us with a significant payment history pattern with which to judge future collectability. Further, these loans have not been subjected to unfavorable economic conditions. As a result, it is difficult to predict the future performance of this part of our loan portfolio. These loans may have delinquency or charge-off levels above our historical experience, which could adversely affect our future performance.

Our business strategy includes the continuation of significant growth plans, and our financial condition and results of operations could be negatively affected if we fail to grow or fail to manage our growth effectively.

We expect to continue to experience growth in the amount of our assets, the level of our deposits and the scale of our operations. Achieving our growth targets requires us to attract customers that currently bank at other financial institutions in our market, thereby increasing our share of the market. Our ability to successfully grow will depend on a variety of factors, including our ability to attract and retain experienced bankers, the continued availability of desirable business opportunities, the competitive responses from other financial institutions in our market areas and our ability to manage our growth. Growth opportunities may not be available or we may not be able to manage our growth successfully. If we do not manage our growth effectively, we may not be able to achieve our business plan, and our business could be harmed.

Declines in property values can increase the loan-to-value ratios on our residential mortgage loan portfolio, which could expose us to greater risk of loss.

Some of our residential mortgage loans are secured by liens on mortgage properties in which the borrowers have little or no equity because either we originated the loan with a relatively high combined loan-to-value ratio or because of the decline in home values in our market areas. Residential loans with high combined loan-to-value ratios will be more sensitive to declining property values than those with lower combined loan-to-value ratios and therefore may experience a higher incidence of default and severity of losses. In addition, if the borrowers sell their homes, such borrowers may be unable to repay their loans in full from the sale proceeds. As a result, these loans may experience higher rates of delinquencies, defaults and losses.

If our allowance for loan losses is not sufficient to cover actual loan losses, our earnings could decrease.

We maintain an allowance for loan losses, which is established through a provision for loan losses that represents management’s best estimate of probable losses within the existing portfolio of loans. We make various assumptions and judgments about the collectability of our loan portfolio, including the creditworthiness of borrowers and the value of the real estate and other assets serving as collateral for the repayment of loans. In determining the adequacy of the allowance for loan losses, we rely on our experience and our evaluation of economic conditions. If our assumptions prove to be incorrect, our current allowance for loan losses may not be sufficient to cover losses inherent in our loan portfolio and adjustment may be necessary to allow for different economic conditions or adverse developments in our loan portfolio. Consequently, a problem with one or more loans could require us to significantly increase the level of our provision for loan losses. In addition, federal and state regulators periodically review our allowance for loan losses and may require us to increase our provision for loan losses or recognize further loan charge-offs. Material additions to the allowance would materially decrease our net income.

Our allowance for loan losses increased in 2013, primarily due to growth in the multi-family, commercial real estate, construction and commercial business loan categories, as such loans have higher inherent credit risk than loans in our residential real estate loan categories. Refer to “Management’s Discussion and Analysis of Results of Operations and Financial Condition—Asset Quality.”

Historically low interest rates may adversely affect our net interest income and profitability.

During the past five years it has been the policy of the Federal Reserve Board to maintain interest rates at historically low levels through its targeted federal funds rate and the purchase of mortgage-backed securities. As a result, market rates on the loans we have originated and the yields on securities we have purchased have been at lower levels than available prior to 2008. As a general matter, our interest-bearing liabilities reprice or mature more quickly than our interest-earning assets, which can lower interest expense as interest rates decrease. However, our ability to lower our interest expense will be limited at these interest rate levels while the average yield on our interest-earning assets may continue to decrease. The Federal Reserve Board has previously indicated its intention to maintain low interest rates until it believes appropriate progress has been made toward its objectives of maximum employment and price stability. Accordingly, our net interest income may be adversely affected and may even decrease, which may have an adverse effect on our profitability.

Changes in interest rates could hurt our profits.

Our profitability, like that of most financial institutions, depends to a large extent upon our net interest income, which is the difference between our interest income on interest-earning assets, such as loans and securities, and our interest expense on interest-bearing liabilities, such as deposits and borrowed funds. Accordingly, our results of operations depend largely on movements in market interest rates and our ability to manage our interest-rate-sensitive assets and liabilities in response to these movements. Factors such as inflation, recession and instability in financial markets, among other factors beyond our control, may affect interest rates.

If interest rates rise, and if rates on our deposits reprice upwards faster than the rates on our long-term loans and investments, we would experience compression of our interest rate spread, which would have a negative effect on our profitability. Conversely, decreases in interest rates can result in increased prepayments of loans and mortgage-related securities, as borrowers refinance to reduce their borrowing costs. Under these circumstances, we are subject to reinvestment risk as we may have to redeploy such loan or securities proceeds into lower-yielding assets, which might also negatively impact our income.

Any substantial, unexpected, prolonged change in market interest rates could have a material adverse effect on our financial condition, liquidity and results of operations. Further, a prolonged period of exceptionally low market interest rates, such as we are currently experiencing, and which the Federal Reserve Board has indicated it intends to maintain, limits our ability to lower our interest expense, while the average yield on our interest-earning assets may continue to decrease as our loans reprice or are originated at these low market rates. Accordingly, our net interest income may continue to decrease, which may have an adverse affect on our profitability. Also, our interest rate risk modeling techniques and assumptions likely may not fully predict or capture the impact of actual interest rate changes on our balance sheet or projected operating results.

While we pursue an asset/liability strategy designed to mitigate our risk from changes in interest rates, changes in interest rates can still have a material adverse effect on our financial condition and results of operations. Changes in the level of interest rates also may negatively affect our ability to originate real estate loans, the value of our assets and our ability to realize gains from the sale of our assets, all of which ultimately affect our earnings. For further discussion of how changes in interest rates could impact us, see “Management’s Discussion and Analysis of Results of Operations and Financial Condition—Risk Management—Asset/Liability Management.”

Changes in the valuation of our securities portfolio could hurt our profits.

Our securities portfolio may be impacted by fluctuations in market value, potentially reducing accumulated other comprehensive income and/or earnings. Fluctuations in market value may be caused by changes in market interest rates, lower market prices for securities and limited investor demand. Management evaluates securities for other-than-temporary impairment on a monthly basis, with more frequent evaluation for selected issues. In analyzing a debt issuer’s financial condition, management considers whether the securities are issued by the federal government or its agencies, whether downgrades by bond rating agencies have occurred, industry analysts’ reports and, to a lesser extent given the relatively insignificant levels of depreciation in our debt portfolio, spread differentials between the effective rates on instruments in the portfolio compared to risk-free rates. In analyzing an equity issuer’s financial condition, management considers industry analysts’ reports, financial performance and projected target prices of investment analysts within a one-year time frame. If this evaluation shows impairment to the actual or projected cash flows associated with one or more securities, a potential loss to earnings may occur. Changes in interest rates can also have an adverse effect on our financial condition, as our available-for-sale securities are reported at their estimated fair value, and therefore are impacted by fluctuations in interest rates. We increase or decrease our stockholders’ equity by the amount of change in the estimated fair value of the available-for-sale securities, net of taxes. The declines in market value could result in other-than-temporary impairments of these assets, which would lead to accounting charges that could have a material adverse effect on our net income and capital levels. Refer to “Management’s Discussion and Analysis of Results of Operations and Financial Condition—Securities Portfolio.”

Effective December 10, 2013, pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), federal banking and securities regulators issued final rules to implement Section 619 of the Dodd-Frank Act (the “Volcker Rule”). Generally, subject to a transition period and certain exceptions, the Volcker Rule restricts insured depository institutions and their affiliated companies from engaging in short-term proprietary trading of certain securities, investing in funds with collateral comprised of less than 100% loans that are not registered with the Securities and Exchange Commission and from engaging in hedging activities that do not hedge a specific identified risk. After the transition period, the Volcker Rule prohibitions and restrictions will apply to banking entities unless an exception applies. We are currently analyzing the impact of the Volcker Rule on our investment portfolio, and if any changes are required to our investment strategies that could negatively affect our earnings.

The financial services sector represents a significant concentration within our investment portfolio.

Within our investment portfolio, we have a significant amount of marketable equity, corporate debt and mortgage-backed securities issued by companies in the financial services sector. Given current market conditions, this sector has an enhanced level of credit risk. We are also reviewing the requirements of the Basel Committee on Banking Supervision (“Basel III”) regulatory capital reforms and the possibility that our retention of these securities may reduce our risk based regulatory capital.

Impairment of goodwill could require charges to earnings, which could result in a negative impact on our results of operations.

Goodwill arises when a business is purchased for an amount greater than the net fair value of its assets. We recognized goodwill as an asset on our balance sheet in connection with our acquisition of Mt. Washington Co-operative Bank. We evaluate goodwill for impairment at least annually. Although we determined that goodwill was not impaired during 2013, a significant and sustained decline in our stock price and market capitalization, a significant decline in our expected future cash flows, a significant adverse change in the business climate, slower growth rates or other factors could result in impairment of goodwill. If we were to conclude that a future write-down of the goodwill was necessary, then we would record the appropriate charge to earnings, which could be materially adverse to the results of operations and financial position. For further discussion of our methodology of evaluating and impairing goodwill, refer to “Management’s Discussion and Analysis of Results of Operations and Financial Condition—Critical Accounting Policies—Valuation of Goodwill and Analysis for Impairment.”

The building of market share through de novo branching and expansion of our residential, commercial real estate and commercial business lending capacity could cause our expenses to increase faster than revenues.

We intend to continue to build market share in the greater Boston metropolitan area through de novo branching and expansion of our residential, commercial real estate and commercial business lending capacity. Since 2002, we have opened 14 de novo branches including the most recent branch opened in November 2013. We anticipate establishing a new branch office in 2015 and two new branch offices in 2016. In the third quarter of 2011, we significantly expanded our commercial business lending capacity with the establishment of a new corporate banking division comprised of a veteran team of bankers that is expected to enhance our presence in all of our market areas and add strength to our business platform. There are considerable costs involved in opening branches and expansion of lending capacity that generally require a period of time to generate the necessary revenues to offset their costs, especially in areas in which we do not have an established presence. We estimate that it costs us approximately $850,000 in leasehold improvements and furniture, fixtures and equipment to establish a new branch, and that we will incur approximately $370,000 annually in employee benefits expense, data processing and occupancy expense for every new branch that we establish. Accordingly, any such business expansion can be expected to negatively impact our earnings for some period of time until certain economies of scale are reached. Our expenses could be further increased if we encounter delays in the opening of any of our new branches. Finally, our business expansion may not be successful after establishment.

Changes in the programs offered by secondary market purchasers or our ability to qualify for their programs may reduce our mortgage banking revenues, which would negatively impact our non-interest income.

Our mortgage banking operations provide a significant portion of our non-interest income. We generate mortgage revenues primarily from gains on the sale of single-family mortgage loans pursuant to programs currently offered by Fannie Mae, Freddie Mac, Ginnie Mae and non-GSE investors. These entities account for a substantial portion of the secondary market in residential mortgage loans. Any future changes in these programs, our eligibility to participate in such programs, the criteria for loans to be accepted or laws that significantly affect the activity of such entities could, in turn, materially adversely affect our results of operations. Mortgage banking is generally considered a volatile source of income because it depends largely on the level of loan volume which, in turn, depends largely on prevailing market interest rates. In a rising or higher interest rate environment, our originations of mortgage loans may decrease, resulting in fewer loans that are available to be sold to investors. This would result in a decrease in mortgage banking revenues and a corresponding decrease in non-interest income. In addition, our results of operations are affected by the amount of non-interest expense associated with mortgage banking activities, such as salaries and employee benefits, occupancy and equipment expense, data processing expense and other operating costs. During periods of reduced loan demand, our results of operations may be adversely affected to the extent that we are unable to reduce expenses commensurate with the decline in loan originations. In addition, although we sell most loans into the secondary market without recourse, we are required to give customary representations and warranties about the loans to the buyers. If we breach those representations and warranties, the buyers may require us to repurchase the loans and we may incur a loss on the repurchase.

Failure to manage our growth may adversely affect our performance.

Our financial performance and profitability depend on our ability to manage past and future growth. Future acquisitions and growth may present operating, integration and other issues that could have a material adverse effect on our business, financial condition, liquidity or results of operations.

Our funding sources may prove insufficient to replace deposits at maturity and support our future growth.

We must maintain sufficient funds to respond to the needs of depositors and borrowers. As a part of our liquidity management, we use a number of funding sources in addition to core deposit growth and repayments and maturities of loans and investments. As we continue to grow, we are likely to become more dependent on these sources, which include Federal Home Loan Bank advances, proceeds from the sale of loans, federal funds purchased and brokered certificates of deposit. Adverse operating results or changes in industry conditions could lead to difficulty or an inability to access these additional funding sources. Our financial flexibility will be severely constrained if we are unable to maintain our access to funding or if adequate financing is not available to accommodate future growth at acceptable interest rates. If we are required to rely more heavily on more expensive funding sources to support future growth, our revenues may not increase proportionately to cover our costs. In this case, our operating margins and profitability would be adversely affected. Additionally, collateralized public funds are bank deposits of state and local municipalities. These deposits are required to be secured by certain investment grade securities to ensure repayment, which on the one hand tends to reduce our contingent liquidity risk by making these funds somewhat less credit sensitive, but on the other hand reduces standby liquidity by restricting the potential liquidity of the pledged collateral. Although these funds historically have been a relatively stable source of funds for us, availability depends on the individual municipality’s fiscal policies and cash flow needs. At December 31, 2013, $88.3 million of our deposits were public funds.

We will become subject to more stringent capital requirements, which may adversely impact our return on equity, require us to raise additional capital, or constrain us from paying dividends or repurchasing shares.

In July 2013, the federal banking agencies approved a new rule that will substantially amend the regulatory risk-based capital rules applicable to East Boston Savings Bank and New Meridian. The final rule implements the Basel III regulatory capital reforms and changes required by the Dodd-Frank Act.

The final rule includes new minimum risk-based capital and leverage ratios, which will be effective for us on January 1, 2015, and refines the definition of what constitutes “capital” for purposes of calculating these ratios. The new minimum capital requirements will be: (i) a new common equity Tier 1 capital ratio of 4.5%; (ii) a Tier 1 to risk-based assets capital ratio of 6% (increased from 4%); (iii) a total capital ratio of 8% (unchanged from current rules); and (iv) a Tier 1 leverage ratio of 4%. The final rule also requires unrealized gains and losses on certain “available-for-sale” securities holdings to be included for purposes of calculating regulatory capital requirements unless a one-time opt-out is exercised. East Boston Savings Bank has elected to exercise its one-time option to opt-out of the requirement under the final rule to include certain “available-for-sale” securities holdings for purposes of calculating its regulatory capital requirements. The final rule also establishes a “capital conservation buffer” of 2.5%, and will result in the following minimum ratios: (i) a common equity Tier 1 capital ratio of 7.0%, (ii) a Tier 1 to risk-based assets capital ratio of 8.5%, and (iii) a total capital ratio of 10.5%. The new capital conservation buffer requirement would be phased in beginning in January 2016 at 0.625% of risk-weighted assets and would increase each year until fully implemented in January 2019. An institution will be subject to limitations on paying dividends, engaging in share repurchases, and paying discretionary bonuses if its capital level falls below the buffer amount. These limitations will establish a maximum percentage of eligible retained income that can be utilized for such actions.

We have analyzed the effects of these new capital requirements, and we believe that, upon completion of the offering, East Boston Savings Bank and New Meridian would meet all of these new requirements, including the full 2.5% capital conservation buffer, as if these new requirements had been in effect as of December 31, 2013.

The application of more stringent capital requirements could, among other things, result in lower returns on equity, require the raising of additional capital, and result in regulatory actions if we were to be unable to comply with such requirements. Furthermore, the imposition of liquidity requirements in connection with the implementation of Basel III could result in our having to lengthen the term of our funding, restructure our business models, and/or increase our holdings of liquid assets. Implementation of changes to asset risk weightings for risk-based capital calculations, items included or deducted in calculating regulatory capital and/or additional capital conservation buffers could result in management modifying its business strategy, and could limit our ability to make distributions, including paying out dividends or buying back shares. Specifically, beginning in 2016, East Boston Savings Bank’s ability to pay dividends will be limited if does not have the capital conservation buffer required by the new capital rules, which may limit our ability to pay dividends to stockholders. See “Supervision and Regulation—Federal Bank Regulation—Capital Requirements.”

The level of our commercial real estate loan portfolio may subject us to additional regulatory scrutiny.

The Federal Deposit Insurance Corporation and the other federal bank regulatory agencies have promulgated joint guidance on sound risk management practices for financial institutions with concentrations in commercial real estate lending. Under the guidance, a financial institution that, like us, is actively involved in commercial real estate lending should perform a risk assessment to identify concentrations. A financial institution may have a concentration in commercial real estate lending if, among other factors, (i) total reported loans for construction, land acquisition and development, and other land represent 100% or more of total capital, or (ii) total reported loans secured by multi-family and non-farm residential properties, loans for construction, land acquisition and development and other land, and loans otherwise sensitive to the general commercial real estate market, including loans to commercial real estate related entities, represent 300% or more of total capital. Based on these factors we have a concentration in multi-family and commercial real estate lending, as such loans represent 560% of total bank capital as of December 31, 2013. The particular focus of the guidance is on exposure to commercial real estate loans that are dependent on the cash flow from the real estate held as collateral and that are likely to be at greater risk to conditions in the commercial real estate market (as opposed to real estate collateral held as a secondary source of repayment or as an abundance of caution). The purpose of the guidance is to guide banks in developing risk management practices and capital levels commensurate with the level and nature of real estate concentrations. The guidance states that management should employ heightened risk management practices including board and management oversight and strategic planning, development of underwriting standards, risk assessment and monitoring through market analysis and stress testing. While we believe we have implemented policies and procedures with respect to our commercial real estate loan portfolio consistent with this guidance, bank regulators could require us to implement additional policies and procedures consistent with their interpretation of the guidance that may result in additional costs to us or that may result in a curtailment of our multi-family and commercial real estate lending that would adversely affect our loan originations and profitability.

Changes in laws and regulations and the cost of regulatory compliance with new laws and regulations may adversely affect our operations, increase our costs of operations and decrease our efficiency.

Old Meridian and East Boston Savings Bank are subject to extensive regulation, supervision and examination by the Massachusetts Commissioner of Banks, the Federal Deposit Insurance Corporation and the Federal Reserve Board. Such regulation and supervision governs the activities in which an institution and its holding company may engage and are intended primarily for the protection of the insurance fund and the depositors and borrowers of East Boston Savings Bank rather than for holders of our common stock. Regulatory authorities have extensive discretion in their supervisory and enforcement activities, including the imposition of restrictions on our operations, the classification of our assets and determination of the level of our allowance for loan losses. These regulations, along with the currently existing tax, accounting, securities, insurance, monetary laws, rules, standards, policies, and interpretations control the methods by which financial institutions conduct business, implement strategic initiatives and tax compliance, and govern financial reporting and disclosures. Any change in such regulation and oversight, whether in the form of regulatory policy, regulations, legislation or supervisory action, may have a material impact on our operations. Further, changes in accounting standards can be both difficult to predict and involve judgment and discretion in their interpretation by us and our independent accounting firms. These changes could materially impact, potentially even retroactively, how we report our financial condition and results of our operations as could our interpretation of those changes.

The Dodd-Frank Wall Street Reform and Consumer Protection Act was enacted in 2010. This new law is significantly changing the current bank regulatory structure and affects the lending, deposit, investment, trading and operating activities of financial institutions and their holding companies. The Dodd-Frank Act requires various federal agencies to adopt a broad range of new implementing rules and regulations, and to prepare numerous studies and reports for Congress. The federal agencies are given significant discretion in drafting the implementing rules and regulations, and consequently, many of the details and much of the impacts of the Dodd-Frank Act may not be known for many months or years.

The Dodd-Frank Act created a new Consumer Financial Protection Bureau with broad powers to supervise and enforce consumer protection laws. The Consumer Financial Protection Bureau has broad rule-making authority for a wide range of consumer protection laws that apply to all banks and savings institutions, including the authority to prohibit “unfair, deceptive or abusive” acts and practices. The Consumer Financial Protection Bureau has examination and enforcement authority over all banks with more than $10 billion in assets. Banks with $10 billion or less in assets will continue to be examined for compliance with the consumer laws by their primary bank regulators. The Dodd-Frank Act also weakened the federal preemption rules that have been applicable for national banks and federal savings associations, and gives state attorneys general the ability to enforce federal consumer protection laws.

In January 2013, the Consumer Financial Protection Bureau issued several final regulations and changes to certain consumer protections under existing laws. These final rules, most of the provisions of which became effective January 10, 2014, generally prohibit creditors from extending mortgage loans without regard for the consumer’s ability to repay and add restrictions and requirements to mortgage origination and servicing practices. In addition, these rules limit prepayment penalties and require the creditor to retain evidence of compliance with the ability-to-repay requirement for three years. Compliance with these rules will likely increase our overall regulatory compliance costs and may require changes to our underwriting practices with respect to mortgage loans. Moreover, these rules may adversely affect the volume of mortgage loans that we underwrite and may subject us to increased potential liabilities related to such residential loan origination activities.

The Dodd-Frank Act requires minimum leverage (Tier 1) and risk based capital requirements for bank holding companies and savings and loan holding companies that are no less than those applicable to banks, which will limit our ability to borrow at the holding company level and invest the proceeds from such borrowings as capital in East Boston Savings Bank, and will exclude certain instruments that previously have been eligible for inclusion by bank holding companies as Tier 1 capital, such as trust preferred securities.

The full impact of the Dodd-Frank Act on our business will not be known until all of the regulations implementing the statute are adopted and implemented. As a result, we cannot at this time predict the extent to which the Dodd-Frank Act will impact our business, operations or financial condition. However, compliance with these new laws and regulations may require us to make changes to our business and operations and will likely result in additional costs and divert management’s time from other business activities, any of which may adversely impact our results of operations, liquidity or financial condition.

In addition, there have been proposals made by members of Congress and others that would reduce the amount distressed borrowers are otherwise contractually obligated to pay under their mortgage loans and limit an institution’s ability to foreclose on mortgage collateral. If proposals such as these, or other proposals limiting our rights as a creditor, are implemented, we could experience increased credit losses or increased expense in pursuing our remedies as a creditor. Any other additional changes in our regulation and oversight, whether in the form of new laws, rules or regulations, could likewise make compliance more difficult or expensive or otherwise materially adversely affect, along with negative developments in the financial services industry and the credit markets, may significantly affect the markets in which we do business, the markets for and value of our loans and investments, and our business, financial condition or prospects.

Proposed and final regulations could restrict our ability to originate and sell loans.

The Consumer Financial Protection Bureau has issued a rule designed to clarify for lenders how they can avoid legal liability under the Dodd-Frank Act, which would hold lenders accountable for ensuring a borrower’s ability to repay a mortgage. Loans that meet this “qualified mortgage” definition will be presumed to have complied with the new ability-to-repay standard. Under the Consumer Financial Protection Bureau’s rule, a “qualified mortgage” loan must not contain certain specified features, including:

•	excessive upfront points and fees (those exceeding 3% of the total loan amount, less “bona fide discount points” for prime loans);

•	interest-only payments;

•	negative-amortization; and

•	terms longer than 30 years.

Also, to qualify as a “qualified mortgage,” a borrower’s total monthly debt-to-income ratio may not exceed 43%. Lenders must also verify and document the income and financial resources relied upon to qualify the borrower for the loan and underwrite the loan based on a fully amortizing payment schedule and maximum interest rate during the first five years, taking into account all applicable taxes, insurance and assessments. The Consumer Financial Protection Bureau’s rule on qualified mortgages could limit our ability or desire to make certain types of loans or loans to certain borrowers, or could make it more expensive/and or time consuming to make these loans, which could limit our growth or profitability.

In addition, the Dodd-Frank Act requires the regulatory agencies to issue regulations that require securitizers of loans to retain not less than 5% of the credit risk for any asset that is not a “qualified residential mortgage.” The regulatory agencies have issued a proposed rule to implement this requirement. The Dodd-Frank Act provides that the definition of “qualified residential mortgage” can be no broader than the definition of “qualified mortgage” issued by the Consumer Financial Protection Bureau for purposes of its regulations (as described above). Although the final rule with respect to the retention of credit risk has not yet been issued, the final rule could have a significant effect on the secondary market for loans and the types of loans we originate, and restrict our ability to make loans.

Non-compliance with the USA PATRIOT Act, Bank Secrecy Act, or other laws and regulations could result in fines or sanctions.

The USA PATRIOT and Bank Secrecy Acts require financial institutions to develop programs to prevent financial institutions from being used for money laundering and terrorist activities. If such activities are detected, financial institutions are obligated to file suspicious activity reports with the U.S. Treasury’s Office of Financial Crimes Enforcement Network. These rules require financial institutions to establish procedures for identifying and verifying the identity of customers seeking to open new financial accounts. Failure to comply with these regulations could result in fines or sanctions. During the last year, several banking institutions have received large fines for non-compliance with these laws and regulations. While we have developed policies and procedures designed to assist in compliance with these laws and regulations, these policies and procedures may not be effective in preventing violations of these laws and regulations.

Legal and regulatory proceedings and related matters could adversely affect us or the financial services industry in general.

We, and other participants in the financial services industry upon whom we rely to operate, have been and may in the future become involved in legal and regulatory proceedings. Most of the proceedings we consider to be in the normal course of our business or typical for the industry; however, it is inherently difficult to assess the outcome of these matters, and other participants in the financial services industry or we may not prevail in any proceeding or litigation. There could be substantial cost and management diversion in such litigation and proceedings, and any adverse determination could have a materially adverse effect on our business, brand or image, or our financial condition and results of our operations.

Strong competition within our market area could hurt our profits and slow growth.

We face intense competition in making loans and attracting deposits. Price competition for loans and deposits sometimes results in us charging lower interest rates on our loans and paying higher interest rates on our deposits and may reduce our net interest income. Competition also makes it more difficult and costly to attract and retain qualified employees. Many of the institutions with which we compete have substantially greater resources and lending limits than we have and may offer services that we do not provide. We expect competition to increase in the future as a result of legislative, regulatory and technological changes and the continuing trend of consolidation in the financial services industry. If we are not able to effectively compete in our market area, our profitability may be negatively affected, potentially limiting our ability to pay dividends. The greater resources and broader offering of deposit and loan products of some of our competitors may also limit our ability to increase our interest-earning assets. For more information about our market area and the competition we face, see “Business of East Boston Savings Bank—Market Area” and “—Competition.”

Our success depends on hiring and retaining certain key personnel.

Our performance largely depends on the talents and efforts of highly skilled individuals. We rely on key personnel to manage and operate our business, including major revenue generating functions such as loan and deposit generation. The loss of key staff may adversely affect our ability to maintain and manage these functions effectively, which could negatively affect our revenues. In addition, loss of key personnel could result in increased recruiting and hiring expenses, which could cause a decrease in our net income. Our continued ability to compete effectively depends on our ability to attract new employees and to retain and motivate our existing employees.

Our business may be adversely affected by an increasing prevalence of fraud and other financial crimes.

Our loans to businesses and individuals and our deposit relationships and related transactions are subject to exposure to the risk of loss due to fraud and other financial crimes. Nationally, reported incidents of fraud and other financial crimes have increased. We have also experienced losses due to apparent fraud and other financial crimes. While we have policies and procedures designed to prevent such losses, losses may still occur.

Managing reputational risk is important to attracting and maintaining customers, investors and employees.

Threats to our reputation can come from many sources, including adverse sentiment about financial institutions generally, unethical practices, employee misconduct, failure to deliver minimum standards of service or quality, compliance deficiencies, and questionable or fraudulent activities of our customers. We have policies and procedures in place to protect our reputation and promote ethical conduct, but these policies and procedures may not be fully effective. Negative publicity regarding our business, employees, or customers, with or without merit, may result in the loss of customers, investors and employees, costly litigation, a decline in revenues and increased governmental regulation.

System failure or breaches of our network security could subject us to increased operating costs as well as litigation and other liabilities.

The computer systems and network infrastructure we use could be vulnerable to unforeseen problems. Our operations are dependent upon our ability to protect our computer equipment against damage from physical theft, fire, power loss, telecommunications failure or a similar catastrophic event, as well as from security breaches, denial of service attacks, viruses, worms and other disruptive problems caused by hackers. Any damage or failure that causes an interruption in our operations could have a material adverse effect on our financial condition and results of operations. Computer break-ins, phishing and other disruptions could also jeopardize the security of information stored in and transmitted through our computer systems and network infrastructure, which may result in significant liability to us and may cause existing and potential customers to refrain from doing business with us. Although we, with the help of third-party service providers, intend to continue to implement security technology and establish operational procedures to prevent such damage, our security measures may not be successful. In addition, advances in computer capabilities, new discoveries in the field of cryptography or other developments could result in a compromise or breach of the algorithms we and our third-party service providers use to encrypt and protect customer transaction data. A failure of such security measures could have a material adverse effect on our financial condition and results of operations.

It is possible that a significant amount of time and money may be spent to rectify the harm caused by a breach or hack. While we have general liability insurance and cyber liability insurance, there are limitations on coverage as well as dollar amount. Furthermore, cyber incidents carry a greater risk of injury to our reputation. Finally, depending on the type of incident, banking regulators can impose restrictions on our business and consumer laws may require reimbursement of customer loss.

Our risk management framework may not be effective in mitigating risk and reducing the potential for significant losses.

Our risk management framework is designed to minimize risk and loss to us. We seek to identify, measure, monitor, report and control our exposure to risk, including strategic, market, liquidity, compliance and operational risks. While we use a broad and diversified set of risk monitoring and mitigation techniques, these techniques are inherently limited because they cannot anticipate the existence or future development of currently unanticipated or unknown risks. Recent economic conditions and heightened legislative and regulatory scrutiny of the financial services industry, among other developments, have increased our level of risk. Accordingly, we could suffer losses as a result of our failure to properly anticipate and manage these risks.

Risks Related to the Offering

The future price of the shares of common stock may be less than the $10.00 purchase price per share in the offering.

If you purchase shares of common stock in the offering, you may not be able to sell them later at or above the $10.00 purchase price in the offering. In many cases, shares of common stock issued by newly converted savings institutions or mutual holding companies have traded below the initial offering price. The aggregate purchase price of the shares of common stock sold in the offering will be based on an independent appraisal. The independent appraisal is not intended, and should not be construed, as a recommendation of any kind as to the advisability of purchasing shares of common stock. The independent appraisal is based on certain estimates, assumptions and projections, all of which are subject to change from time to time. After the shares begin trading, the trading price of our common stock will be determined by the marketplace, and may be influenced by many factors, including prevailing interest rates, the overall performance of the economy, changes in federal tax laws, new regulations, investor perceptions of New Meridian and the outlook for the financial services industry in general. Price fluctuations in our common stock may be unrelated to our operating performance.

Our failure to effectively deploy the net proceeds may have an adverse effect on our financial performance.

We intend to invest between $113.8 million and $154.4 million of the net proceeds of the offering (or $177.8 million at the adjusted maximum of the offering range) in East Boston Savings Bank. We may use the remaining net proceeds to invest in short-term investments and for general corporate purposes, including, subject to regulatory limitations, the repurchase shares of common stock and the payment of dividends. We also expect to use a portion of the net proceeds we retain to fund a loan to our employee stock ownership plan to purchase shares of common stock in the offering. East Boston Savings Bank may use the net proceeds it receives to fund new loans, expand its retail banking franchise by establishing or acquiring new branches or by acquiring other financial institutions or other financial services companies, or for other general corporate purposes. However, with the exception of funding the loan to the employee stock ownership plan, we have not allocated specific amounts of the net proceeds for any of these purposes, and we will have significant flexibility in determining the amount of the net proceeds we apply to different uses and when we apply or reinvest such proceeds. Also, certain of these uses, such as opening new branches or acquiring other financial institutions, may require the approval of the Massachusetts Commissioner of Banks, the Federal Deposit Insurance Corporation or the Federal Reserve Board. We have not established a timetable for reinvesting the net proceeds, and we cannot predict how long we will require to reinvest the net proceeds. Our failure to utilize these funds effectively would reduce our profitability and may adversely affect the value of our common stock.

Our return on equity may be low following the stock offering. This could negatively affect the trading price of our shares of common stock.

Net income divided by average stockholders. equity, known as “return on equity,” is a ratio many investors use to compare the performance of financial institutions. Our return on equity may be low until we are able to leverage the additional capital we receive from the stock offering. Our return on equity will be negatively affected by added expenses associated with our employee stock ownership plan and the stock-based benefit plans we intend to adopt. Until we can increase our net interest income and non-interest income and leverage the capital raised in the stock offering, we expect our return on equity to be low, which may reduce the market price of our shares of common stock.

Our stock-based benefit plans will increase our expenses and reduce our income.

We intend to adopt one or more new stock-based benefit plans after the conversion, subject to stockholder approval, which will increase our annual compensation and benefit expenses related to the stock options and stock awards granted to participants under the new stock-based benefit plans. The actual amount of these new stock-related compensation and benefit expenses will depend on the number of options and stock awards actually granted under the plans, the fair market value of our stock or options on the date of grant, the vesting period, and other factors which we cannot predict at this time. In the event we adopt stock-based benefit plans within 12 months following the conversion, the total shares of common stock reserved for issuance pursuant to awards of restricted stock and grants of options under such plans would be limited to 4% and 10%, respectively, of the total shares of our common stock sold in the stock offering. If we award restricted shares of common stock or grant options in excess of these amounts under stock-based benefit plans adopted more than 12 months after the completion of the conversion, our costs would increase further.

In addition, we will recognize expense for our employee stock ownership plan when shares are committed to be released to participants’ accounts, and we will recognize expense for restricted stock awards and stock options over the vesting period of awards made to recipients. The expense in the first year following the offering for shares purchased in the offering and for our new stock-based benefit plans has been estimated to be approximately $5.5 million ($4.0 million after tax) at the adjusted maximum of the offering range as set forth in the pro forma financial information under “Pro Forma Data,” assuming the $10.00 per share purchase price as fair market value. Actual expenses, however, may be higher or lower, depending on the price of our common stock. For further discussion of our proposed stock-based plans, see “Management—Benefits to be Considered Following Completion of the Conversion.”

The implementation of stock-based benefit plans may dilute your ownership interest. Historically, stockholders have approved these stock-based benefit plans.

We intend to adopt one or more new stock-based benefit plans following the stock offering. These plans may be funded either through open market purchases or from the issuance of authorized but unissued shares of common stock. Our ability to repurchase shares of common stock to fund these plans will be subject to many factors, including applicable regulatory restrictions on stock repurchases, the availability of stock in the market, the trading price of the stock, our capital levels, alternative uses for our capital and our financial performance. While our intention is to fund the new stock-based benefit plans through open market purchases, stockholders would experience a 7.69% dilution in ownership interest at the adjusted maximum of the offering range in the event newly issued shares of our common stock are used to fund stock options and shares of restricted common stock in amounts equal to 10% and 4%, respectively, of the shares sold in the offering. In the event we adopt the plans more than 12 months following the conversion, new stock-based benefit plans would not be subject to these limitations and stockholders could experience greater dilution.

Although the implementation of new stock-based benefit plans would be subject to stockholder approval, historically, the overwhelming majority of stock-based benefit plans adopted by savings institutions and their holding companies following mutual-to-stock conversions have been approved by stockholders.

We have not determined when we will adopt one or more new stock-based benefit plans. Stock-based benefit plans adopted more than 12 months following the completion of the conversion may exceed regulatory restrictions on the size of stock-based benefit plans adopted within 12 months, which would further increase our costs.

If we adopt stock-based benefit plans more than 12 months following the completion of the conversion, then grants of shares of common stock or stock options under our existing and proposed stock-based benefit plans may exceed 4% and 10%, respectively, of shares of common stock sold in the stock offering. Stock-based benefit plans that provide for awards in excess of these amounts would increase our costs beyond the amounts estimated in “—Our stock-based benefit plans will increase our expenses and reduce our income.” Stock-based benefit plans that provide for awards in excess of these amounts could also result in dilution to stockholders in excess of that described in “—The implementation of stock-based benefit plans may dilute your ownership interest. Historically, stockholders have approved these stock-based benefit plans.” Although the implementation of stock-based benefit plans would be subject to stockholder approval, the timing of the implementation of such plans will be at the discretion of our Board of Directors.

Various factors may make takeover attempts more difficult to achieve.

Certain provisions of our articles of incorporation and state and federal banking laws, including regulatory approval requirements, could make it more difficult for a third party to acquire control of New Meridian without our Board of Directors’ approval. Under regulations applicable to the conversion, for a period of three years following completion of the conversion, no person may acquire beneficial ownership of more than 10% of our common stock without prior approval of the Federal Reserve Board and the Massachusetts Commissioner of Banks. Under federal law, subject to certain exemptions, a person, entity or group must notify the Federal Reserve Board before acquiring control of a bank holding company. Acquisition of 10% or more of any class of voting stock of a bank holding company, including shares of our common stock or shares of our preferred stock were those shares to become entitled to vote upon the election of two directors because of missed dividends, creates a rebuttable presumption that the acquirer “controls” the bank holding company. Also, a bank holding company must obtain the prior approval of the Federal Reserve Board before, among other things, acquiring direct or indirect ownership or control of more than 5% of any class of voting shares of any bank, including East Boston Savings Bank.

There also are provisions in our articles of incorporation that may be used to delay or block a takeover attempt, including a provision that prohibits any person from voting more than 10% of the shares of common stock outstanding. Furthermore, shares of restricted stock and stock options that we have granted or may grant to employees and directors, stock ownership by our management and directors, employment agreements that we have entered into with our executive officers and other factors may make it more difficult for companies or persons to acquire control of New Meridian without the consent of our Board of Directors. Taken as a whole, these statutory provisions and provisions in our articles of incorporation could result in our being less attractive to a potential acquirer and thus could adversely affect the market price of our common stock.

For additional information, see “Restrictions on Acquisition of New Meridian,” “Management—Employment Agreements,” “—Change in Control Agreements” and “—Benefits to be Considered Following Completion of the Conversion.”

You may not revoke your decision to purchase New Meridian common stock in the subscription or community offerings after you send us your order.

Funds submitted or automatic withdrawals authorized in connection with the purchase of shares of common stock in the subscription and community offerings will be held by us until the completion or termination of the conversion and offering, including any extension of the expiration date and consummation of a syndicated or firm commitment underwritten offering. Because completion of the conversion and offering will be subject to regulatory approvals and an update of the independent appraisal prepared by RP Financial, LC., among other factors, there may be one or more delays in completing the conversion and offering. Orders submitted in the subscription and community offerings are irrevocable, and purchasers will have no access to their funds unless the offering is terminated, or extended beyond August 4, 2014, or the number of shares to be sold in the offering is increased to more than 36,368,750 shares or decreased to fewer than 23,375,000 shares.

The distribution of subscription rights could have adverse income tax consequences.

If the subscription rights granted to certain current or former depositors of East Boston Savings Bank are deemed to have an ascertainable value, receipt of such rights may be taxable in an amount equal to such value.

Whether subscription rights are considered to have ascertainable value is an inherently factual determination. We have received an opinion of counsel, Luse Gorman Pomerenk & Schick, P.C., that it is more likely than not that such rights have no value; however, such opinion is not binding on the Internal Revenue Service.

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

The following tables set forth selected consolidated historical financial and other data of Old Meridian and its subsidiaries for the periods and at the dates indicated. The following is only a summary and you should read it in conjunction with the business and financial information regarding Old Meridian contained elsewhere in this prospectus, including the consolidated financial statements beginning on page F-1 of this prospectus. The information at December 31, 2013 and 2012, and for the years ended December 31, 2013, 2012, and 2011 is derived in part from the audited consolidated financial statements that appear in this prospectus. The information at December 31, 2011, 2010 and 2009 and for the years ended December 31, 2010 and 2009 is derived in part from audited consolidated financial statements that do not appear in this prospectus.

	At or For the Years Ended December 31,
	2013	2012	2011	2010	2009
	(In thousands)
Financial Condition Data
Total assets	$2,682,101	$2,278,771	$1,974,380	$1,835,830	$1,211,386
Securities available for sale	201,137	262,785	335,230	360,602	293,367
Loans, net	2,265,400	1,786,339	1,341,301	1,173,562	813,300
Deposits	2,248,600	1,865,433	1,604,488	1,459,729	922,475
Borrowings	161,903	161,254	131,450	148,683	75,410
Total stockholders’ equity	249,205	233,943	219,944	215,611	200,415
Operating Data
Interest and dividend income	$95,204	$84,969	$78,812	$82,059	$56,667
Interest expense	20,135	18,945	20,972	21,040	20,392

Net interest income	75,069	66,024	57,840	61,019	36,275
Provision for loan losses	6,470	8,581	3,663	3,181	4,082

Net interest income, after provision for loan losses	68,599	57,443	54,177	57,838	32,193
Non-interest income	19,416	21,261	15,388	11,721	5,295
Non-interest expenses	64,515	59,948	50,994	48,804	31,566

Income before income taxes	23,500	18,756	18,571	20,755	5,922
Provision for income taxes	8,071	6,330	6,601	7,381	2,159

Net income	$15,429	$12,426	$11,970	$13,374	$3,763

	At or For the Years Ended December 31,
	2013	2012	2011	2010	2009
Key Performance Ratios
Return on average assets	0.62%	0.59%	0.63%	0.77%	0.32%
Return on average equity	6.39	5.42	5.45	6.38	1.94
Interest rate spread (1)	3.00	3.16	3.06	3.62	2.95
Net interest margin (2)	3.15	3.33	3.24	3.80	3.34
Non-interest expense to average assets	2.58	2.84	2.66	2.81	2.71
Efficiency ratio (3)	76.04	77.96	74.16	65.00	74.88
Average interest-earning assets to average interest-bearing liabilities	118.30	117.32	114.97	114.06	120.76
Capital Ratios
Average equity to average assets	9.66%	10.87%	11.47%	12.05%	16.65%
Total capital to risk weighted assets (4)	10.23	10.23	11.36	11.37	14.17
Tier I capital to risk weighted assets (4)	9.05	9.10	10.41	10.49	13.17
Tier I capital to average assets (4)	8.24	8.15	8.52	8.50	11.20
Asset Quality Ratios
Allowance for loan losses/total loans	1.11%	1.13%	0.96%	0.86%	1.12%
Allowance for loan losses/non-accrual loans	61.00	51.81	24.31	23.54	42.59
Net charge-offs/average loans outstanding	0.08	0.07	0.06	0.19	0.23
Non-accrual loans/total loans	1.81	2.19	3.97	3.64	2.63
Non-performing assets/total assets	1.60	1.85	2.91	2.57	2.03
Per Share Data
Basic earnings per share	$0.71	$0.57	$0.55	$0.61	$0.17
Diluted earnings per share	0.70	0.57	0.55	0.61	0.17
Book value per share	11.21	10.51	9.85	9.50	9.01
Tangible book value per share (5)	10.60	9.90	9.24	8.90	9.01
Market value per share	22.58	16.78	12.45	11.79	8.70
Number of shares outstanding at end of year	22,221,179	22,254,910	22,326,929	22,693,717	22,231,685
Other data
Number of offices	27	24	23	19	13
Number of full-time equivalent employees	420	415	385	327	197

(1)	Represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost of interest-bearing liabilities.
(2)	Represents net interest income as a percent of average interest-earning assets.
(3)	Represents non-interest expense excluding data processing contract termination costs, divided by the sum of net interest income and non-interest income excluding gains or losses on securities and gain on sale of investment in affiliate bank.
(4)	Ratios are for East Boston Savings Bank only.
(5)	Tangible book value per share is calculated as follows:

	At December 31,
	2013	2012	2011	2010	2009
	(Dollars in thousands, except per share data)
Total stockholders’ equity	$249,205	$233,943	$219,944	$215,611	$200,415
Less: goodwill	13,687	13,687	13,687	13,687	—

Tangible book value	$235,518	$220,256	$206,257	$201,924	$200,415

Number of shares outstanding at end of year	22,221,179	22,254,910	22,326,929	22,693,717	22,231,685
Tangible book value per share	$10.60	$9.90	$9.24	$8.90	$9.01

RECENT DEVELOPMENTS

The following tables set forth selected consolidated historical financial and other data of Old Meridian and its subsidiaries for the periods and at the dates indicated. The following is only a summary and you should read it and the information in this section in conjunction with the business and financial information regarding Old Meridian contained elsewhere in this prospectus, including the consolidated financial statements beginning on page F-1 of this prospectus. The information at December 31, 2013 is derived in part from the audited consolidated financial statements that appear in this prospectus. The information at March 31, 2014 and 2013 and for the three months ended March 31, 2014 and 2013 is derived in part from unaudited consolidated financial statements that do not appear in this prospectus and reflects only normal recurring adjustments that are, in the opinion of management, necessary for a fair presentation of the results for the interim periods presented. The results of operations for the three months ended March 31, 2014 are not necessarily indicative of the results to be achieved for all of 2014 or for any other period.

	March 31, 2014	December 31, 2013
	(In thousands)
Financial Condition Data
Total assets	$2,795,137	$2,682,101
Securities available for sale	191,361	201,137
Loans, net	2,318,548	2,265,400
Deposits	2,317,479	2,248,600
Borrowings	202,123	161,903
Total stockholders’ equity	254,567	249,205

	Three Months Ended March 31,
	2014	2013
	(In thousands)
Operating Data
Interest and dividend income	$25,628	$22,416
Interest expense	5,026	4,790

Net interest income	20,602	17,626
Provision for loan losses	133	1,260

Net interest income, after provision for loan losses	20,469	16,366
Non-interest income	3,984	4,361
Non-interest expenses	17,421	16,292

Income before income taxes	7,032	4,435
Provision for income taxes	2,261	1,367

Net income	$4,771	$3,068

	At or For the Three Months Ended March 31,
	2014	2013
Key Performance Ratios
Return on average assets (1)	0.70%	0.53%
Return on average equity (1)	7.59	5.20
Interest rate spread (1)(2)	3.05	3.10
Net interest margin (1)(3)	3.20	3.25
Non-interest expense to average assets (1)	2.56	2.81
Efficiency ratio (4)	75.66	82.64
Average interest-earning assets to average interest-bearing liabilities	118.98	117.86
Capital Ratios
Average equity to average assets	9.23%	10.17%
Total capital to risk weighted assets (5)	10.32	10.36
Tier I capital to risk weighted assets (5)	9.17	9.18
Tier I capital to average assets (5)	8.26	8.23
Asset Quality Ratios
Allowance for loan losses/total loans	1.08%	1.12%
Allowance for loan losses/non-accrual loans	60.22	45.22
Net charge-offs/average loans outstanding (1)	0.00	0.19
Non-accrual loans/total loans	1.80	2.47
Non-performing assets/total assets	1.54	2.01
Per Share Data
Basic earnings per share	$0.22	$0.14
Diluted earnings per share	0.22	0.14
Book value per share	11.45	10.74
Tangible book value per share (6)	10.83	10.13
Market value per share	25.57	18.75
Number of shares outstanding at end of period	22,232,239	22,255,380
Other data
Number of offices	27	26
Number of full-time equivalent employees	425	411

(1)	Annualized.
(2)	Represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost of interest-bearing liabilities.
(3)	Represents net interest income as a percent of average interest-earning assets.
(4)	Represents non-interest expense divided by the sum of net interest income and non-interest income excluding gains or losses on securities.
(5)	Ratios are for East Boston Savings Bank only.
(6)	Tangible book value per share is calculated as follows:

	March 31,
	2014	2013
	(Dollars in thousands, except per share data)
Total stockholders’ equity	$254,567	$239,097
Less: goodwill	13,687	13,687

Tangible book value	$240,880	$225,410

Number of shares outstanding at end of period	22,232,239	22,255,380
Tangible book value per share	$10.83	$10.13

Management’s Discussion and Analysis of Financial Condition and Results of Operations of Recent Developments

Balance Sheet Analysis

Assets. Our total assets increased $113.0 million, or 4.2%, to $2.795 billion at March 31, 2014 from $2.682 billion at December 31, 2013. Net loans increased $53.1 million, or 2.3%, to $2.319 billion at March 31, 2014 from $2.265 billion at December 31, 2013. Cash and cash equivalents increased $70.4 million, or 81.6%, to $156.6 million at March 31, 2014 from $86.3 million at December 31, 2013. Securities available for sale decreased $9.8 million, or 4.9%, to $191.4 million at March 31, 2014 from $201.1 million at December 31, 2013.

Loan Portfolio Analysis. At March 31, 2014, net loans were $2.319 billion, or 82.9% of total assets. During the three months ended March 31, 2014, net loans increased $53.1 million, or 2.3%. The increase was primarily due to a $23.7 million increase in the commercial business loan portfolio and a $15.1 million increase in multi-family loans, excluding a reclassification during the current quarter of $60.9 million of commercial real estate loans to multi-family loans in accordance with regulatory guidance. Loan detail by category was as follows:

	March 31, 2014		December 31, 2013
	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Real estate loans:
Residential real estate:
One- to four-family	$451,668	19.3%	$454,148	19.8%
Multi-family	364,159	15.5	288,172	12.6
Home equity lines of credit	51,572	2.2	54,499	2.4
Commercial real estate	994,945	42.4	1,032,408	45.0
Construction	204,863	8.7	208,799	9.1

Total real estate loans	2,067,207	88.1	2,038,026	88.9
Commercial business loans	270,728	11.6	247,005	10.8
Consumer	7,648	0.3	7,225	0.3

Total loans	2,345,583	100.0%	2,292,256	100.0%

Allowance for loan losses	(25,440)		(25,335)
Net deferred loan origination fees	(1,595)		(1,521)

Loans, net	$2,318,548		$2,265,400

Asset Quality

Delinquencies. Total past due loans decreased $40,000, or 0.1%, to $34.4 million at March 31, 2014 from $34.5 million at December 31, 2013, reflecting an increase of $340,000 in loans 90 days or greater past due and a decrease of $380,000 in loans 30 to 89 days past due. Delinquent loans at March 31, 2014 included $9.8 million of loans acquired in the Mt. Washington Co-operative Bank merger completed in January 2010, including $2.0 million that were 30 to 59 days past due, $832,000 that were 60 to 89 days past due and $7.0 million that were 90 days or greater past due. At March 31, 2014, non-accrual loans exceeded loans 90 days or greater past due primarily due to loans which were placed on non-accrual status based on a determination that the ultimate collection of all principal and interest due was not expected and certain loans that remain on non-accrual status until they attain a sustained payment history of six months.

Non-performing Assets. Non-performing assets include loans that are 90 or more days past due or on non-accrual status, including troubled debt restructurings (“TDRs”) on non-accrual status, and real estate and other loan collateral acquired through foreclosure and repossession. Loans 90 days or greater past due may remain on an accrual basis if adequately collateralized and in the process of collection. At March 31, 2014, we did not have any accruing loans past due 90 days or greater. For non-accrual loans, interest previously accrued but not collected is reversed and charged against income at the time a loan is placed on non-accrual status. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

Real estate that we acquire as a result of foreclosure or by deed-in-lieu of foreclosure is classified as foreclosed real estate until it is sold. When property is acquired, it is initially recorded at the fair value less costs to sell at the date of foreclosure, establishing a new cost basis. Holding costs and declines in fair value after acquisition of the property result in charges against income. The following table provides information with respect to our non-performing assets at the dates indicated.

The following table provides information with respect to our non-performing assets at the dates indicated.

	March 31, 2014	December 31, 2013
	(Dollars in thousands)
Loans accounted for on a non-accrual basis:
Real estate loans:
Residential real estate:
One- to four-family	$16,684	$17,622
Multi-family	109	—
Home equity lines of credit	2,636	2,689
Commercial real estate	8,836	8,972
Construction	12,772	11,298

Total real estate loans	41,037	40,581
Commercial business loans	1,210	949

Total non-accrual loans (1)	42,247	41,530
Foreclosed assets	850	1,390

Total non-performing assets	$43,097	$42,920

Non-accrual loans to total loans	1.80%	1.81%
Non-accrual loans to total assets	1.51%	1.55%
Non-performing assets to total assets	1.54%	1.60%

(1)	TDRs on accrual status not included above totaled $4.1 million at March 31, 2014 and $4.1 million at December 31, 2013.

Non-performing assets increased to $43.1 million or 1.54% of total assets, at March 31, 2014, from $42.9 million, or 1.60% of total assets, at December 31, 2013. Non-performing assets at March 31, 2014 included $15.3 million of assets acquired in the Mt. Washington merger, all of which were non-accrual loans. Interest income that would have been recorded for the three months ended March 31, 2014 had non-accruing loans been current according to their original terms amounted to $350,000. We recognized $290,000 of interest income, on a cash basis, on such loans for the three months ended March 31, 2014. Construction loans, including related foreclosed real estate, represented approximately 31.6% of our non-performing assets at March 31, 2014. Approximately $8.3 million, or 65.3%, of our $12.8 million of non-accrual construction loans at March 31, 2014 relate to the following three construction projects originated in 2007 and 2008.

•

A construction loan relationship collateralized by a 42 unit townhouse development project located in eastern Massachusetts, originated for $3.7 million with an aggregate balance of $3.1 million at March 31, 2014. This loan relationship was modified with a new borrower as a TDR in 2011 based on a common guarantor. The property was appraised in May 2013 for $3.2 million based on the “as is” market value of the then-remaining 28 unsold units, including 22 units where construction had not begun. As of March 31, 2014, 16 completed units were sold. The loan relationship is also collateralized by other properties owned by the guarantors consisting of a second mortgage with a first mortgage of less than $300,000 on a commercial property and first mortgages on two residential properties in northern Massachusetts, appraised in early 2013 with a cumulative value of $1.5 million. This loan relationship is secured by multiple guarantors including one individual guarantor. Foreclosure proceedings on the other properties owned by the guarantors were stayed due to the individual guarantor’s Chapter 7 bankruptcy filing. The bankruptcy was dismissed by the court in March 2014 and we are proceeding with the foreclosure sales.

•	A construction loan relationship collateralized by a 45 unit townhouse development project located in eastern Massachusetts originated for $11.2 million with an aggregate balance of $3.0 million at March 31, 2014 after loan charge-offs totaling $996,000. This loan relationship was modified as a TDR in 2013 with an extension of the maturity date to allow for loan repayments of $3.2 million during the year ended December 31, 2013. An additional modification was made to this loan relationship in January 2014 with an increase in the principal balance and an extension to the maturity date to allow for completion of the project. The property was appraised in March 2014 for $7.7 million based on the “as complete” value of the then remaining eight unsold units. As of March 31, 2014, 37 units have been sold, five units are under sales agreements and marketing activity continues for the three remaining units. The principal developer is the co-borrower on the loan relationship. We expect the sales proceeds from the remaining eight units to be sufficient to repay the remaining loan balance.

•	A construction loan relationship collateralized by a seven lot single-family residential development project located in Nantucket, Massachusetts originated for $5.4 million with a balance of $2.2 million as of March 31, 2014 after loan charge-offs totaling $1.7 million. This loan relationship was modified as a TDR in 2010 with a reduction of the interest rate and an extension of the maturity date. The property was appraised in May 2013 for $1.8 million based on the “developer cost” approach. This loan relationship is also collateralized by other properties, owned by the individual co-borrowers, which consist of a second mortgage on a single family residence located in Nantucket, Massachusetts with a first mortgage of less than $600,000 and a first mortgage on a single family residence located in Rhode Island. The Nantucket, Massachusetts single family property was appraised in May 2013 for $855,000 and the Rhode Island single family residence was appraised in June 2013 for $407,000. We have filed foreclosure actions on all collateral. The residential development project foreclosure action was stayed by the corporate entity’s Chapter 11 bankruptcy filing. The corporate entity’s Chapter 11 bankruptcy filing was converted to a Chapter 7 bankruptcy filing and we will proceed with the foreclosure sale once relief is obtained or the case is discharged, whichever occurs first. We have entered into a forbearance agreement with the borrowers for the Rhode Island collateral only to allow for the orderly disposition of the property and collection of net proceeds.

Together, these three non-accrual construction loan relationships comprised 19.7% of total non-accrual loans at March 31, 2014.

Non-accrual loans increased $717,000, or 1.7%, to $42.2 million, or 1.80% of total loans outstanding at March 31, 2014, from $41.5 million, or 1.81% of total loans outstanding at December 31, 2013. At March 31, 2014, our allowance for loan losses was $25.4 million, or 1.08% of total loans and 60.2% of non-accrual loans, compared to $25.3 million, or 1.11% of total loans and 61.0% of non-accrual loans at December 31, 2013. Included in our allowance at March 31, 2014 was a general component of $25.0 million, which is based upon our evaluation of various factors relating to loans not deemed to be impaired. We continue to believe our level of non-accrual loans and assets, which declined significantly during the past two years, is manageable and we believe that we have sufficient capital and human resources to manage the collection of our non-performing assets in an orderly fashion.

Foreclosed real estate decreased $540,000, or 38.8%, to $850,000 at March 31, 2014 from $1.4 million at December 31, 2013. At March 31, 2014, foreclosed real estate consisted of one townhouse construction development project. We continue to be actively engaged with our borrowers in resolving remaining problem assets and with the effective management of real estate owned as a result of foreclosures.

Troubled Debt Restructurings. In the course of resolving loans of borrowers with financial difficulties, we may choose to restructure the contractual terms of certain loans, with terms modified to fit the ability of the borrower to repay in line with its current financial status. A loan is considered a troubled debt restructure if, for reasons related to the debtor’s financial difficulties, a concession is granted to the debtor that would not otherwise be considered.

The following table summarizes our TDRs at the dates indicated.

	March 31, 2014	December 31, 2013
	(In thousands)
TDRs on accrual status:
One- to four-family	$2,574	$2,588
Multi-family	1,359	109
Home equity lines of credit	21	21
Commercial real estate	—	1,368
Commercial business	142	—

Total TDRs on accrual status	4,096	4,086

TDRs on non-accrual status:
One- to four-family	1,703	1,500
Multi-family	109	—
Commercial real estate	4,283	4,309
Construction	9,544	9,489
Commercial business	186	192

Total TDRs on non-accrual status	15,825	15,490

Total TDRs	$19,921	$19,576

Total TDRs increased $345,000, or 1.8%, to $19.9 million at March 31, 2014 from $19.6 million at December 31, 2013. Modifications of one- to four-family TDRs consist of rate reductions, loan term extensions or provisions for interest-only payments for specified periods up to 12 months. We have generally been successful with the concessions we have offered to borrowers to date. We generally return TDRs to accrual status when they have sustained payments for six months based on the restructured terms and future payments are reasonably assured. Interest income that would have been recorded for the three months ended March 31, 2014 had TDRs been current according to their original terms amounted to $230,000. We recognized $60,000 of interest income on TDRs for the three months ended March 31, 2014.

Potential Problem Loans. Certain loans are identified during our loan review process that are currently performing in accordance with their contractual terms and we expect to receive payment in full of principal and interest, but it is deemed probable that we will be unable to collect all the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. This may result from deteriorating conditions such as cash flows, collateral values or creditworthiness of the borrower. These loans are classified as impaired but are not accounted for on a non-accrual basis.

Other potential problem loans are those loans that are currently performing, but where known information about possible credit problems of the borrowers causes us to have concerns as to the ability of such borrowers to comply with contractual loan repayment terms. These other potential problem loans are generally loans classified as “substandard” or 5-rated loans in accordance with our nine-grade internal loan rating system that is consistent with guidelines established by banking regulators. At March 31, 2014, other potential problem loans totaled $25.2 million, including $16.8 million of construction loans, $6.7 million of multi-family loans and $1.7 million of commercial real estate.

Allowance for Loan Losses. The allowance for loan losses is maintained at levels considered adequate by management to provide for probable loan losses inherent in the loan portfolio as of the consolidated balance sheet reporting dates. The allowance for loan losses is based on management’s assessment of various factors affecting the loan portfolio, including portfolio composition, delinquent and non-accrual loans, national and local business conditions and loss experience and an overall evaluation of the quality of the underlying collateral.

Changes in the allowance for loan losses during the periods indicated were as follows:

	Three Months Ended March 31,
	2014	2013
	(Dollars in thousands)
Beginning balance	$25,335	$20,504
Provision for loan losses	133	1,260
Charge offs:
Residential real estate:
One- to four-family	(54)	(108)
Multi-family	—	(90)
Commercial real estate	(12)	—
Construction	—	(627)
Consumer	(50)	(132)

Total charge-offs	(116)	(957)

Recoveries:
Residential real estate:
One- to four-family	39	32
Construction	11	5
Commercial business loans	3	3
Consumer	35	36

Total recoveries	88	76

Net charge-offs	(28)	(881)

Ending balance	$25,440	$20,883

Allowance to non-accrual loans	60.22%	45.22%
Allowance to total loans outstanding	1.08%	1.12%
Net charge-offs to average loans outstanding	0.00%	0.19%

Our provision for loan losses was $133,000 for the three months ended March 31, 2014 compared to $1.3 million for the three months ended March 31, 2013. The changes in the provision for loan losses were based on management’s assessment of loan portfolio growth and composition changes, a decline in historical charge-off trends, an ongoing evaluation of credit quality and improving economic conditions. The allowance for loan losses was $25.4 million or 1.08% of total loans outstanding at March 31, 2014, compared to $20.9 million or 1.12% of total loans outstanding at March 31, 2013. The increase in the allowance for loan losses was primarily due to increases in the multi-family, commercial real estate, construction and commercial business loan categories, as such loans have higher inherent credit risk than loans in our residential real estate loan categories. We continue to assess the adequacy of our allowance for loan losses in accordance with established policies.

The following table sets forth the breakdown of the allowance for loan losses by loan category at the dates indicated:

	March 31, 2014			December 31, 2013
	Amount	Percent of Allowance to Total Allowance	Percent of Loans in Category of Total Loans	Amount	Percent of Allowance to Total Allowance	Percent of Loans in Category of Total Loans
	(Dollars in thousands)
Real estate loans:
Residential real estate:
One- to four-family	$1,960	7.7%	19.3%	$1,991	7.9%	19.8%
Multi-family	3,276	12.9	15.5	2,419	9.5	12.6
Home equity lines of credit	105	0.4	2.2	155	0.6	2.4
Commercial real estate	11,924	46.9	42.4	12,831	50.6	45.0
Construction	4,149	16.3	8.7	4,374	17.3	9.1

Total real estate loans	21,414	84.2	88.1	21,770	85.9	88.9
Commercial business loans	3,928	15.4	11.6	3,433	13.6	10.8
Consumer	98	0.4	0.3	132	0.5	0.3

Total loans	$25,440	100.0%	100.0%	$25,335	100.0%	100.0%

The allowance consists of general and allocated components. The general component relates to pools of non-impaired loans and is based on historical loss experience adjusted for qualitative factors. The allocated component relates to loans that are classified as impaired, whereby an allowance is established when the discounted cash flows, collateral value or observable market price of the impaired loan is lower than the carrying value of that loan.

We had impaired loans totaling $34.4 million and $33.5 million as of March 31, 2014 and December 31, 2013, respectively. A loan is considered impaired when, based on current information and events, it is probable that we will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value and the probability of collecting scheduled principal and interest payments when due. Impairment is measured on a loan by loan basis by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price, or the fair value of the collateral if the loan is collateral dependent. At March 31, 2014, impaired loans totaling $9.9 million had a valuation allowance of $452,000. Impaired loans totaling $3.6 million had a valuation allowance of $376,000 at December 31, 2013. Our average investment in impaired loans was $34.0 million and $40.1 million for the three months ended March 31, 2014 and 2013, respectively.

Although we believe that we use the best information available to establish the allowance for loan losses, future adjustments to the allowance for loan losses may be necessary and our results of operations could be adversely affected if circumstances differ substantially from the assumptions used in making the determinations. Furthermore, while we believe we have established our allowance for loan losses in conformity with generally accepted accounting principles in the United States of America, there can be no assurance that regulators, in reviewing our loan portfolio, will not require us to increase our allowance for loan losses. In addition, because future events affecting borrowers and collateral cannot be predicted with certainty, there can be no assurance that the existing allowance for loan losses is adequate or that increases will not be necessary should the quality of any loans deteriorate as a result of the factors discussed above. Any material increase in the allowance for loan losses may adversely affect our financial condition and results of operations.

Securities Portfolio

At March 31, 2014, our securities portfolio was $191.4 million, or 6.8% of total assets. At that date, 41.4% of the securities portfolio, or $79.2 million, was invested in corporate bonds. The amortized cost and fair value of corporate bonds in the financial services sector was $51.7 million, and $52.7 million, respectively. The remainder of the corporate bond portfolio includes companies from a variety of industries. Refer to Note 2, Securities Available for Sale, in Notes to the Consolidated Financial Statements included in this prospectus for more detail regarding industry concentrations in our corporate bond portfolio. The portfolio also includes debt securities issued by government-sponsored enterprises, municipal bonds, mortgage-backed securities issued by government-sponsored enterprises and private companies and marketable equity securities. Included in marketable equity securities are money market mutual funds and common stocks.

The following table sets forth the amortized cost and fair value of our securities, all of which at the dates indicated were available for sale.

	March 31, 2014		December 31, 2013
	Amortized Cost	Fair Value	Amortized Cost	Fair Value
	(In thousands)
Debt securities:
Corporate bonds	$77,826	$79,195	$91,816	$93,388
Government-sponsored enterprises	34,558	33,626	34,562	33,148
Municipal bonds	5,705	5,864	5,721	5,858
Residential mortgage-backed securities:
Government-sponsored enterprises	10,557	11,180	11,138	11,730
Private label	1,546	1,637	1,578	1,664

Total debt securities	130,192	131,502	144,815	145,788
Marketable equity securities:
Common stocks	52,078	58,230	46,841	53,325
Money market mutual funds	1,669	1,629	2,065	2,024

Total marketable equity securities	53,747	59,859	48,906	55,349

Total	$183,939	$191,361	$193,721	$201,137

At March 31, 2014, we had no investments in a single company or entity, other than Government-sponsored enterprises, that had an aggregate book value in excess of 10% of our equity.

Money market mutual funds included in the marketable equity securities portfolio totaled $1.6 million at March 31, 2014 and $2.0 million at December 31, 2013.

At March 31, 2014, unrealized losses in our debt portfolio ranged from 0% to 4.3% of amortized cost, and unrealized losses in our equity portfolio ranged from 0% to 13.3% of cost. As of March 31, 2014, the net unrealized gain on the total debt securities portfolio was $1.3 million. The most significant market valuation decrease related to any one debt security within the portfolio at March 31, 2014 was $82,000. We have no indication that the issuer will be unable to continue to service the obligations, and management does intend not to sell, and more likely than not will not be required to sell, such bond before the earlier of recovery or maturity. As a result, management considers the decline in market value to be temporary. No other debt securities had a market decline greater than 3.4% of amortized cost.

As of March 31, 2014 the net unrealized gain on the total marketable equity securities portfolio was $6.1 million. The most significant market valuation decrease related to any one equity security within the portfolio at March 31, 2014 is $103,000. Although the issuers have shown declines in earnings as a result of the weakened economy, no credit issues have been identified that cause management to believe the decline in market value is other than temporary, and we have the ability and intent to hold these investments until a recovery of fair value. In analyzing an equity issuer’s financial condition, management considers industry analysts’ reports, financial performance and projected target prices of investment analysts within a one-year time frame. Refer to Note 2, Securities Available for Sale, in Notes to the Consolidated Financial Statements included in this prospectus for more detail regarding our assessment of other-than-temporary impairment.

Deposits

Deposits are a major source of our funds for lending and other investment purposes. Deposit inflows and outflows are significantly influenced by general interest rates and money market conditions. Our deposit base is comprised of demand, NOW, money market, regular savings and other deposits, and certificates of deposit. We consider demand, NOW, money market, and regular savings and other deposits to be core deposits. Total deposits increased $68.9 million, or 3.1%, to $2.317 billion at March 31, 2014 from $2.249 billion at December 31, 2013. Our continuing focus on the acquisition and expansion of core deposit relationships resulted in net growth in those non-term deposits of $65.3 million, or 4.1%, to $1.638 billion at March 31, 2014, or 70.7% of total deposits at that date.

The following table sets forth the average balances of deposits for the periods indicated.

	Three Months Ended March 31,
	2014			2013
	Average Balance	Average Rate	Percent of Total Deposits	Average Balance	Average Rate	Percent of Total Deposits
	(Dollars in thousands)
Demand deposits	$257,122	—%	11.5%	$200,162	—%	11.0%
NOW deposits	216,795	0.56	10.9	175,732	0.53	9.3
Money market deposits	851,592	0.88	36.7	616,801	0.89	32.1
Regular savings and other deposits	262,386	0.26	11.6	246,854	0.26	12.9
Certificates of deposit	678,808	1.24	29.3	648,882	1.38	34.7

Total	$2,266,703	0.79	100.0%	$1,888,431	0.85	100.0%

Borrowings

We use borrowings from the Federal Home Loan Bank of Boston to supplement our supply of funds for loans and investments. In addition, we may also purchase federal funds from local banking institutions as an additional short-term funding source for East Boston Savings Bank. Total borrowings increased $40.2 million, or 24.8%, to $202.1 million at March 31, 2014 from $161.9 million at December 31, 2013, reflecting new advances with the Federal Home Loan Bank of Boston totaling $45.0 million with terms of one to three years and fixed interest rates of 0.33% to 0.99% during the three months ended March 31, 2014. At March 31, 2014 and December 31, 2013, Federal Home Loan Bank of Boston advances totaled $202.1 million and $161.9 million, respectively, with a weighted average rate of 1.28% and 1.48%, respectively. At March 31, 2014, we also had an available line of credit of $9.4 million with the Federal Home Loan Bank of Boston at an interest rate that adjusts daily, none of which was outstanding at that date.

Information relating to borrowings, including the federal funds purchased, is detailed in the following table.

	Three Months Ended March 31,
	2014	2013
	(Dollars in thousands)
Balance outstanding at end of period	$202,123	$186,721
Average amount outstanding during the period	$183,868	$177,006
Weighted average interest rate during the period	1.37%	1.93%
Maximum outstanding at any month period	$202,123	$186,899
Weighted average interest rate at end of period	1.28%	2.07%

Stockholders’ Equity

Total stockholders’ equity increased $5.4 million, or 2.2%, to $254.6 million at March 31, 2014, from $249.2 million at December 31, 2013. The increase was due primarily to $4.8 million in net income and $566,000 related to stock-based compensation plans. Stockholders’ equity to assets was 9.11% at March 31, 2014, compared to 9.29% at December 31, 2013. Book value per share increased to $11.45 at March 31, 2014 from $11.21 at December 31, 2013. Tangible book value per share increased to $10.83 at March 31, 2014 from $10.60 at December 31, 2013. At March 31, 2014, Old Meridian and East Boston Savings Bank continued to exceed all regulatory capital requirements.

Average Balance Sheets and Related Yields and Rates

The following table presents information regarding average balances of assets and liabilities, the total dollar amounts of interest income and dividends from average interest-earning assets, the total dollar amounts of interest expense on average interest-bearing liabilities and the resulting annualized average yields and costs. The yields and costs for the periods indicated are derived by dividing income or expense by the average balances of assets or liabilities, respectively, for the periods presented. For purposes of this table, average balances have been calculated using daily average balances, and non-accrual loans are included in average balances but are not deemed material. Loan fees are included in interest income on loans but are not material.

	Three Months Ended March 31,
	2014			2013
	Average Balance	Interest (1)	Yield/ Cost (1)(2)	Average Balance	Interest (1)	Yield/ Cost (1)(2)
	(Dollars in thousands)
Assets:
Interest-earning assets:
Loans (3)	$2,312,889	$25,029	4.39%	$1,829,617	$21,050	4.67%
Securities and certificates of deposits	195,268	1,240	2.58	252,626	1,713	2.75
Other interest-earning assets (4)	101,703	90	0.36	116,171	64	0.22

Total interest-earning assets	2,609,860	26,359	4.10	2,198,414	22,827	4.21

Noninterest-earning assets	111,774			121,645

Total assets	$2,721,634			$2,320,059

Liabilities and stockholders’ equity:
Interest-bearing liabilities:
NOW deposits	$216,795	301	0.56	$175,732	231	0.53
Money market deposits	851,592	1,857	0.88	616,801	1,355	0.89
Regular savings and other deposits	262,386	168	0.26	246,854	161	0.26
Certificates of deposit	678,808	2,079	1.24	648,882	2,201	1.38

Total interest-bearing deposits	2,009,581	4,405	0.89	1,688.269	3,948	0.95
Borrowings	183,868	621	1.37	177,006	842	1.93

Total interest-bearing liabilities	2,193,449	5,026	0.93	1,865,275	4,790	1.04

Noninterest-bearing demand deposits	257,122			200,162
Other noninterest-bearing liabilities	19,756			18,762

Total liabilities	2,470,327			2,084,199
Total stockholders’ equity	251,307			235,860

Total liabilities and stockholders’ equity	$2,721,634			$2,320,059

Net interest-earning assets	$416,411			$333,139

Fully tax-equivalent net interest income		21,333			18,037

Less: tax-equivalent adjustments		(731)			(411)

Net interest income		$20,602			$17,626

Interest rate spread (1)(5)			3.17%			3.17%
Net interest margin (1)(6)			3.32%			3.33%
Average interest-earning assets to average interest-bearing liabilities	118.98%			117.86%
Supplemental Information:
Total deposits, including noninterest-bearing demand deposits	$2,266,703	$4,405	0.79%	$1,888,431	$3,948	0.85%
Total deposits and borrowings, including noninterest-bearing demand deposits	$2,450,571	$5,026	0.83%	$2,065,437	$4,790	0.94%

(footnotes begin on following page)

(footnotes from previous page)

(1)	Income on debt securities, equity securities and revenue bonds included in commercial real estate loans, resulting yields, and interest rate spread and net interest margin, are presented on a tax-equivalent basis. The tax-equivalent adjustments are deducted from tax-equivalent net interest income to agree to amounts reported in the consolidated statements of net income. For the three months ended March 31, 2014 and 2013, yields on loans before tax-equivalent adjustments were 4.28% and 4.61%, respectively, yields on securities and certificates of deposit before tax-equivalent adjustments were 2.29% and 2.50%, respectively, and yield on total interest-earning assets before tax-equivalent adjustments were 3.98% and 4.14%, respectively. Interest rate spread before tax-equivalent adjustments for the three months ended March 31, 2014 and 2013 was 3.05% and 3.10%, respectively, while net interest margin before tax-equivalent adjustments for the three months ended March 31, 2014 and 2013 was 3.20% and 3.25%, respectively.
(2)	Annualized.
(3)	Loans on non-accrual status are included in average balances.
(4)	Includes Federal Home Loan Bank stock and associated dividends.
(5)	Interest rate spread represents the difference between the tax-equivalent yield on interest-earning assets and the cost of interest-bearing liabilities.
(6)	Net interest margin represents net interest income (tax-equivalent basis) divided by average interest-earning assets.

Rate/Volume Analysis

The following table sets forth the effects of changing rates and volumes on our fully tax-equivalent net interest income. The rate column shows the effects attributable to changes in rate (changes in rate multiplied by prior volume). The volume column shows the effects attributable to changes in volume (changes in volume multiplied by prior rate). The net column represents the sum of the prior columns. For purposes of this table, changes attributable to changes in both rate and volume that cannot be segregated have been allocated proportionally based on the changes due to rate and the changes due to volume.

	Three Months Ended March 31, 2014 Compared to 2013 Increase (Decrease) Due to
	Volume	Rate	Net
	(In thousands)
Interest Income:
Loans	$5,290	$(1,311)	$3,979
Securities and certificates of deposits	(370)	(103)	(473)
Other interest-earning assets	(9)	35	26

Total	4,911	(1,379)	3,532
Interest Expense:
Deposits	677	(220)	457
Borrowings	32	(253)	(221)

Total	709	(473)	236

Change in fully tax-equivalent net interest income	$4,202	$(906)	$3,296

Results of Operations for the Three Months Ended March 31, 2014 and 2013

Net Income. Our primary source of income is net interest income. Net interest income is the difference between interest income, which is the income that we earn on our loans and investments, and interest expense, which is the interest that we pay on our deposits and borrowings. Changes in levels of interest rates affect our net interest income. A secondary source of income is non-interest income, which includes revenue that we receive from providing products and services. The majority of our non-interest income generally comes from customer service fees, loan fees, bank-owned life insurance, mortgage banking gains and gains on sales of securities.

Net income information is as follows:

	Three Months Ended March 31,		Change
	2014	2013	Amount	Percent
	(Dollars in thousands)
Net interest income	$20,602	$17,626	$2,976	16.9%
Provision for loan losses	133	1,260	(1,127)	(89.4)
Non-interest income	3,984	4,361	(377)	(8.6)
Non-interest expenses	17,421	16,292	1,129	6.9
Net income	4,771	3,068	1,703	55.5
Return on average assets	0.70%	0.53%	0.17	32.1
Return on average equity	7.59%	5.20%	2.39	46.0

Net Interest Income. Net interest income increased $3.0 million, or 16.9%, to $20.6 million for the quarter ended March 31, 2014 from $17.6 million for the quarter ended March 31, 2013. The net interest rate spread and net interest margin were 3.05% and 3.20%, respectively, for the quarter ended March 31, 2014 compared to 3.10% and 3.25%, respectively, for the quarter ended March 31, 2013. The increase in net interest income was due primarily to loan growth along with declines in the cost of funds, partially offset by declines in yields on interest-earning assets and deposit growth for the quarter ended March 31, 2014 compared to the quarter ended March 31, 2013.

The average balance of our loan portfolio increased $483.3 million, or 26.4%, to $2.313 billion, which was partially offset by the decline in the yield on loans of 33 basis points to 4.28% for the quarter ended March 31, 2014 compared to 4.61% for the quarter ended March 31, 2013. The average balance of our total deposits increased $378.3 million, or 20.0%, to $2.267 billion, which was partially offset by the decline in cost of total deposits of six basis points to 0.79% for the quarter ended March 31, 2014 compared to the quarter ended March 31, 2013. Our yield on interest-earning assets declined 16 basis points to 3.98% for the quarter ended March 31, 2014 compared to 4.14% for the quarter ended March 31, 2013, while the cost of funds declined 11 basis points to 0.83% for the quarter ended March 31, 2014 compared to 0.94% for the quarter ended March 31, 2013.

Provision for Loan Losses. Our provision for loan losses was $133,000 for the three months ended March 31, 2014 compared to $1.3 million for the three months ended March 31, 2013. For further discussion of the changes in the provision and allowance for loan losses, refer to “Asset Quality—Allowance for Loan Losses.”

Non-Interest Income. Non-interest income information is as follows:

	Three Months Ended March 31,		Change
	2014	2013	Amount	Percent
	(Dollars in thousands)
Customer service fees	$1,799	$1,586	$213	13.4%
Loan fees	213	56	157	280.4
Mortgage banking gains, net	120	155	(35)	(22.6)
Gain on sales of securities, net	1,560	2,273	(713)	(31.4)
Income from bank-owned life insurance	281	291	(10)	(3.4)
Other income	11	—	11	—

Total non-interest income	$3,984	$4,361	$(377)	(8.6)%

Non-interest income decreased $377,000, or 8.6%, to $4.0 million for the quarter ended March 31, 2014 from $4.4 million for the quarter ended March 31, 2013, primarily due to decreases of $713,000 in gain on sales of securities, net and $35,000 in mortgage banking gains, net, partially offset by increases of $213,000 in customer service fees and $157,000 in loan fees.

Non-Interest Expense. Non-interest expense information is as follows:

	Three Months Ended March 31,		Change
	2014	2013	Amount	Percent
	(Dollars in thousands)
Salaries and employee benefits	$10,801	$10,075	$726	7.2%
Occupancy and equipment	2,561	2,334	227	9.7
Data processing	1,161	991	170	17.2
Marketing and advertising	807	691	116	16.8
Professional services	641	601	40	6.7
Foreclosed real estate	11	106	(95)	(89.6)
Deposit insurance	551	475	76	16.0
Other general and administrative	888	1,019	(131)	(12.9)

Total non-interest expense	$17,421	$16,292	$1,129	6.9%

Non-interest expense increased $1.1 million, or 6.9%, to $17.4 million for the quarter ended March 31, 2014 from $16.3 million for the quarter ended March 31, 2013, primarily due to increases of $726,000 in salaries and employee benefits, $227,000 in occupancy and equipment expense, $170,000 in data processing, $116,000 in marketing and advertising, $40,000 in professional services and $76,000 in deposit insurance, partially offset by decreases of $95,000 in foreclosed real estate expense and $131,000 in other non-interest expenses. The increases in salaries and benefits, occupancy and equipment, and data processing expenses reflect costs associated with three new branches opened in 2013, the expansion of residential and commercial lending capacity including the selective recruitment of qualified employees, and enhancements to infrastructure and technology.

Income Tax Provision. We recorded a provision for income taxes of $2.3 million for the three months ended March 31, 2014, reflecting an effective tax rate of 32.2%, compared to $1.4 million, or 30.8%, for the three months ended March 31, 2013. The change in the income tax provision was primarily due to changes in the components of pre-tax income.

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements, which can be identified by the use of words such as “estimate,” “project,” “believe,” “intend,” “anticipate,” “plan,” “seek,” “expect” and words of similar meaning. These forward-looking statements include, but are not limited to:

•	statements of our goals, intentions and expectations;

•	statements regarding our business plans, prospects, growth and operating strategies;

•	statements regarding the quality of our loan and investment portfolios; and

•	estimates of our risks and future costs and benefits.

These forward-looking statements are based on current beliefs and expectations of our management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change.

The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements:

•	general economic conditions, either nationally or in our market areas, that are worse than expected;

•	changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for loan losses;

•	our ability to access cost-effective funding;

•	fluctuations in real estate values and both residential and commercial real estate market conditions;

•	demand for loans and deposits in our market area;

•	our ability to implement and changes in our business strategies;

•	competition among depository and other financial institutions;

•	inflation and changes in the interest rate environment that reduce our margins and yields, our mortgage banking revenues or reduce the fair value of financial instruments or reduce the origination levels in our lending business, or increase the level of defaults, losses and prepayments on loans we have made and make whether held in portfolio or sold in the secondary markets;

•	adverse changes in the securities or secondary mortgage markets;

•	changes in laws or government regulations or policies affecting financial institutions, including changes in regulatory fees and capital requirements, including as a result of Basel III;

•	the impact of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the implementing regulations;

•	our ability to manage market risk, credit risk and operational risk in the current economic conditions;

•	our ability to enter new markets successfully and capitalize on growth opportunities;

•	our ability to successfully integrate any assets, liabilities, customers, systems and management personnel we have acquired or may acquire into our operations and our ability to realize related revenue synergies and cost savings within expected time frames and any goodwill charges related thereto;

•	changes in consumer spending, borrowing and savings habits;

•	changes in accounting policies and practices, as may be adopted by the bank regulatory agencies, the Financial Accounting Standards Board, the Securities and Exchange Commission or the Public Company Accounting Oversight Board;

•	our ability to retain key employees;

•	significant increases in our loan losses; and

•	changes in the financial condition, results of operations or future prospects of issuers of securities that we own.

Because of these and other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements. Please see “Risk Factors” beginning on page 17.

HOW WE INTEND TO USE THE PROCEEDS FROM THE OFFERING

Although we cannot determine what the actual net proceeds from the sale of the shares of common stock in the offering will be until the offering is completed, we anticipate that the net proceeds will be between $227.7 million and $308.9 million, or $355.6 million if the offering range is increased by 15%.

We intend to distribute the net proceeds as follows:

	Based Upon the Sale at $10.00 Per Share of
	23,375,000 Shares		27,500,000 Shares		31,625,000 Shares		36,368,750 Shares (1)
	Amount	Percent of Net Proceeds	Amount	Percent of Net Proceeds	Amount	Percent of Net Proceeds	Amount	Percent of Net Proceeds
	(Dollars in thousands)
Offering proceeds	$233,750		$275,000		$316,250		$363,688
Less offering expenses	6,078		6,722		7,367		8,108

Net offering proceeds	$227,672	100.0%	$268,278	100.0%	$308,883	100.0%	$355,580	100.0%

Distribution of net proceeds:
To East Boston Savings Bank	$113,836	50.0%	$134,139	50.0%	$154,442	50.0%	$177,790	50.0%
To fund loan to employee stock ownership plan	$11,688	5.1%	$13,750	5.1%	$15,813	5.1%	$18,184	5.1%
Retained by New Meridian (2)	$102,148	44.9%	$120,389	44.9%	$138,628	44.9%	$159,606	44.9%

(1)	As adjusted to give effect to an increase in the number of shares, which could occur due to a 15% increase in the offering range to reflect demand for the shares or changes in market conditions following the commencement of the offering.
(2)

In the event the stock-based benefit plan providing for stock awards and stock options is approved by stockholders, and assuming shares are purchased for the stock awards at $10.00 per share, an additional $9.3 million, $11.0 million, $12.6 million and $14.5 million of net proceeds will be used by New Meridian. In this case, the net proceeds retained by New Meridian would be $92.8 million, $109.4 million, $126.0 million and $145.1 million, respectively, at the minimum, midpoint, maximum and adjusted maximum of the offering range.

Payments for shares of common stock made through withdrawals from existing deposit accounts will not result in the receipt of new funds for investment but will result in a reduction of East Boston Savings Bank’s deposits. The net proceeds may vary because total expenses relating to the offering may be more or less than our estimates. For example, our expenses would increase if fewer shares were sold in the subscription and community offerings and more in the syndicated or firm commitment underwritten offering than we have assumed.

New Meridian may use the proceeds it retains from the offering:

•	to invest in securities;

•	to pay cash dividends to stockholders;

•	to repurchase shares of our common stock;

•	to finance the potential acquisition of financial institutions or financial services companies, although we do not currently have any agreements or understandings regarding any specific acquisition transaction; and

•	for other general corporate purposes.

See “Our Dividend Policy” for a discussion of our expected dividend policy following the completion of the conversion. Under current federal regulations, we may not repurchase shares of our common stock during the first year following the completion of the conversion, except when extraordinary circumstances exist and with prior regulatory approval, or except to fund management recognition plans (which would require notification to the Federal Reserve Board) or tax qualified employee stock benefit plans. In addition, under state regulations, we may not repurchase shares of our common stock during the first three years following the completion of the conversion except to fund tax-qualified or nontax-qualified employee stock benefit plans, or except in amounts not greater than 5% of our outstanding shares of common stock where compelling and valid business reasons are established to the satisfaction of the Massachusetts Commissioner of Banks.

East Boston Savings Bank may use the net proceeds it receives from the offering:

•	to fund new loans;

•	to enhance existing products and services and to support the development of new products and services;

•	to expand its retail banking franchise by establishing or acquiring new branches or by acquiring other financial institutions or other financial services companies as opportunities arise, although we do not currently have any understandings or agreements to acquire a financial institution or other entity;

•	to invest in securities; and

•	for other general corporate purposes.

Initially, a substantial portion of the net proceeds will be invested in short-term investments, investment-grade debt obligations and mortgage-backed securities. We have not determined specific amounts of the net proceeds that would be used for the purposes described above. The use of the proceeds outlined above may change based on many factors, including, but not limited to, changes in interest rates, equity markets, laws and regulations affecting the financial services industry, the attractiveness of potential acquisitions to expand our operations, and overall market conditions. The use of the proceeds may also change depending on our ability to receive regulatory approval to establish new branches or acquire other financial institutions.

We expect our return on equity to be low until we are able to reinvest effectively the additional capital raised in the offering. Until we can increase our net interest income and non-interest income, we expect our return on equity to be below the industry average, which may negatively affect the value of our common stock. See “Risk Factors—Risks Related to the Offering—Our failure to effectively deploy the net proceeds may have an adverse effect on our financial performance.”

OUR DIVIDEND POLICY

Following completion of the stock offering, our Board of Directors will have the authority to declare dividends on our common stock, subject to our capital requirements, our financial condition and results of operations, tax considerations, statutory and regulatory limitations, and general economic conditions. However, no decision has been made with respect to the amount, if any, and timing of any dividend payments. The payment and amount of any dividend payments will depend upon a number of factors. We cannot assure you that we will pay dividends in the future, or that any such dividends will not be reduced or eliminated in the future.

New Meridian will not be permitted to pay dividends on its common stock if its stockholders’ equity would be reduced below the amount of the liquidation account established by New Meridian in connection with the conversion. The source of dividends will depend on the net proceeds retained by New Meridian and earnings thereon, and dividends from East Boston Savings Bank. In addition, New Meridian will be subject to state law limitations and federal bank regulatory policy on the payment of dividends. Maryland law generally limits dividends if the corporation would not be able to pay its debts in the usual course of business after giving effect to the dividend or if the corporation’s total assets would be less than the corporation’s total liabilities plus the amount needed to satisfy the preferential rights upon dissolution of stockholders whose preferential rights on dissolution are superior to those receiving the distribution.

After the completion of the conversion, East Boston Savings Bank will not be permitted to pay dividends on its capital stock to New Meridian, its sole stockholder, if East Boston Savings Bank’s stockholder’s equity would be reduced below the amount of the liquidation account established in connection with the conversion. In addition, East Boston Savings Bank will not be permitted to make a capital distribution if, after making such distribution, it would be undercapitalized. East Boston Savings Bank must file an application with the Federal Deposit Insurance Corporation for approval of a capital distribution if the total capital distributions for the applicable calendar year exceed the sum of East Boston Savings Bank’s net income for that year to date plus its retained net income for the preceding two years, or East Boston Savings Bank would not be at least adequately capitalized following the distribution.

In addition, Massachusetts banking law and Federal Deposit Insurance Corporation regulations impose limitations on capital distributions by savings institutions. See “Supervision and Regulation—Massachusetts Banking Laws and Supervision—Dividends.”

Any payment of dividends by East Boston Savings Bank to New Meridian that would be deemed to be drawn from East Boston Savings Bank’s bad debt reserves established prior to 1988, if any, would require a payment of taxes at the then-current tax rate by East Boston Savings Bank on the amount of earnings deemed to be removed from the pre-1988 bad debt reserves for such distribution. East Boston Savings Bank does not intend to make any distribution that would create such a federal tax liability. See “The Conversion and Offering—Liquidation Rights.” For further information concerning additional federal law and regulations regarding the ability of East Boston Savings Bank to make capital distributions, including the payment of dividends to New Meridian, see “Taxation—Federal Taxation” and “Supervision and Regulation—Dividends.”

We will file a consolidated federal tax return with East Boston Savings Bank. Accordingly, it is anticipated that any cash distributions made by us to our stockholders would be treated as cash dividends and not as a non-

taxable return of capital for federal tax purposes. Additionally, during the three-year period following the conversion, we will not be permitted to make any capital distribution to stockholders that would be treated by recipients as a tax-free return of capital for federal income tax purposes.

MARKET FOR THE COMMON STOCK

Old Meridian’s common stock is currently listed on the Nasdaq Global Select Market under the symbol “EBSB.” Upon completion of the conversion, we expect the shares of common stock of New Meridian will replace the existing shares of Old Meridian and trade on the Nasdaq Global Select Market under the symbol “EBSB.” In order to list our stock on the Nasdaq Global Select Market, we are required to have at least three broker-dealers who will make a market in our common stock. As of April 30, 2014, Old Meridian had approximately 25 registered market makers in its common stock. Sterne, Agee & Leach, Inc. has advised us that it intends to make a market in our common stock following the offering, but is under no obligation to do so.

The following table sets forth the high and low trading prices for shares of Old Meridian common stock for the periods indicated, as obtained from the Nasdaq Stock Market. We have never paid cash dividends on our common stock. As of the close of business on April 30, 2014, there were 22,232,239 shares of common stock outstanding, including 9,068,130 publicly held shares (shares held by stockholders other than Meridian Financial Services, Incorporated), and approximately 900 stockholders of record.

	Price Per Share
	High	Low
2014
Second quarter (through April 30, 2014)	$26.00	$24.43
First quarter	$28.22	$21.79
2013
Fourth quarter	$24.40	$20.21
Third quarter	$22.13	$18.02
Second quarter	$18.98	$17.50
First quarter	$21.75	$16.50
2012
Fourth quarter	$17.98	$15.65
Third quarter	$17.35	$13.38
Second quarter	$13.92	$12.51
First quarter	$13.60	$12.39

On March 4, 2014, the business day immediately preceding the public announcement of the conversion, and on May 8, 2014, the closing prices of Old Meridian common stock as reported on the Nasdaq Global Select Market were $24.43 per share and $24.69 per share, respectively. On the effective date of the conversion, all publicly held shares of Old Meridian common stock, including shares of common stock held by our officers and directors, will be converted automatically into and become the right to receive a number of shares of New Meridian common stock determined pursuant to the exchange ratio. See “The Conversion and Offering—Share Exchange Ratio for Current Stockholders.” Options to purchase shares of Old Meridian common stock will be converted into options to purchase a number of shares of New Meridian common stock determined pursuant to the exchange ratio, for the same aggregate exercise price. See “Beneficial Ownership of Common Stock.”

HISTORICAL AND PRO FORMA REGULATORY CAPITAL COMPLIANCE

At December 31, 2013, East Boston Savings Bank exceeded all of the applicable regulatory capital requirements and was considered “well capitalized.” The table below sets forth the historical equity capital and regulatory capital of East Boston Savings Bank at December 31, 2013, and the pro forma equity capital and regulatory capital of East Boston Savings Bank, after giving effect to the sale of shares of common stock at $10.00 per share. The table assumes the receipt by East Boston Savings Bank of 50% of the net offering proceeds. See “How We Intend to Use the Proceeds from the Offering.”

	East Boston Savings Bank Historical at December 31, 2013		Pro Forma at December 31, 2013, Based Upon the Sale in the Offering of
			23,375,000 Shares		27,500,000 Shares		31,625,000 Shares		36,368,750 Shares (1)
	Amount	Percent of Assets (2)	Amount	Percent of Assets (2)	Amount	Percent of Assets (2)	Amount	Percent of Assets (2)	Amount	Percent of Assets (2)
	(Dollars in thousands)
Equity	$235,728	8.80%	$328,526	11.76%	$345,117	12.27%	$361,707	12.77%	$380,786	13.33%
Tier 1 leverage capital	$217,865	8.24%	$310,662	11.27%	$327,253	11.79%	$343,843	12.29%	$362,922	12.87%
Leverage requirement	105,702	4.00	110,255	4.00	111,067	4.00	111,880	4.00	112,814	4.00

Excess	$112,163	4.24%	$200,407	7.27%	$216,186	7.79%	$231,963	8.29%	$250,108	8.87%

Tier 1 risk-based capital (3)	$217,865	9.05%	$310,662	12.79%	$327,253	13.45%	$343,843	14.11%	$362,922	14.86%
Risk-based requirement	96,256	4.00	97,166	4.00	97,329	4.00	97,491	4.00	97,678	4.00

Excess	$121,609	5.05%	$213,496	8.79%	$229,924	9.45%	$246,352	10.11%	$265,244	10.86%

Total risk-based capital (3)	$246,100	10.23%	$338,897	13.95%	$355,488	14.61%	$372,078	15.27%	$391,157	16.02%
Risk-based requirement	192,511	8.00	194,333	8.00	194,658	8.00	194,982	8.00	195,356	8.00

Excess	$53,589	2.23%	$144,564	5.95%	$160,830	6.61%	$177,096	7.27%	$195,801	8.02%

Reconciliation of capital infused into East Boston Savings Bank:
Net proceeds			$113,836		$134,139		$154,442		$177,790
Less: Common stock acquired by stock-based benefit plan			(9,350)		(11,000)		(12,650)		(14,548)
Less: Common stock acquired by employee stock ownership plan			(11,688)		(13,750)		(15,813)		(18,184)

Pro forma increase			$92,798		$109,389		$125,979		$145,058

(1)	As adjusted to give effect to an increase in the number of shares, which could occur due to a 15% increase in the offering range to reflect demand for the shares or changes in market conditions following the commencement of the offering.
(2)	Equity and Tier 1 leverage capital levels are shown as a percentage of total average assets. Risk-based capital levels are shown as a percentage of risk-weighted assets.
(3)	Pro forma amounts and percentages assume net proceeds are invested in assets that carry a 20% risk weighting.

CAPITALIZATION

The following table presents the historical consolidated capitalization of Old Meridian at December 31, 2013 and the pro forma consolidated capitalization of New Meridian after giving effect to the conversion and offering based upon the assumptions set forth in the “Pro Forma Data” section.

	Old Meridian Historical at December 31, 2013	Pro Forma at December 31, 2013 Based upon the Sale in the Offering at $10.00 per Share of
		23,375,000 Shares	27,500,000 Shares	31,625,000 Shares	36,368,750 Shares (1)
	(Dollars in thousands)
Deposits (2)	$2,248,600	$2,248,600	$2,248,600	$2,248,600	$2,248,600
Borrowed funds	161,903	161,903	161,903	161,903	161,903

Total deposits and borrowed funds	$2,410,503	$2,410,503	$2,410,503	$2,410,503	$2,410,503

Stockholders’ equity:
Preferred stock, $0.01 par value, 50,000,000 shares authorized (post-conversion) (3)	—	—	—	—	—
Common stock, $0.01 par value, 100,000,000 shares authorized (post-conversion); shares to be issued as reflected (3) (4)	—	393	462	532	611
Additional paid-in capital (3)	99,553	316,913	357,450	397,985	444,603
MHC capital contribution	—	2,739	2,739	2,739	2,739
Retained earnings (5)	162,388	162,388	162,388	162,388	162,388
Accumulated other comprehensive income	4,104	4,104	4,104	4,104	4,104
Less:
Treasury stock	(9,919)	—	—	—	—
Common stock held by employee stock ownership plan (6)	(5,796)	(17,484)	(19,546)	(21,609)	(23,980)
Common stock to be acquired by stock-based benefit plan (7)	(1,125)	(10,475)	(12,125)	(13,775)	(15,673)

Total stockholders’ equity	$249,205	$458,578	$495,472	$532,364	$574,792

Pro Forma Shares Outstanding
Shares offered for sale	—	23,375,000	27,500,000	31,625,000	36,368,750
Exchange shares issued	—	15,922,391	18,732,225	21,542,059	24,773,368
Total shares outstanding	—	39,297,391	46,232,225	53,167,059	61,142,118
Total stockholders’ equity as a percentage of total assets (1)	9.29%	15.86%	16.92%	17.95%	19.11%
Tangible equity as a percentage of total assets	8.83%	15.46%	16.53%	17.57%	18.74%

(1)	As adjusted to give effect to an increase in the number of shares, which could occur due to a 15% increase in the offering range to reflect demand for the shares or changes in market conditions following the commencement of the offering.
(2)	Does not reflect withdrawals from deposit accounts for the purchase of shares of common stock in the conversion and offering. These withdrawals would reduce pro forma deposits and assets by the amount of the withdrawals.
(3)	Old Meridian currently has 50,000,000 authorized shares of common stock, no par value per share, and no authorized shares of preferred stock. On a pro forma basis, common stock and additional paid-in capital have been revised to reflect the number of shares of New Meridian common stock to be outstanding.
(4)	No effect has been given to the issuance of additional shares of New Meridian common stock pursuant to the exercise of options under one or more stock-based benefit plans. If the plans are implemented within the first year after the closing of the offering, an amount up to 10% of the shares of New Meridian common stock sold in the offering will be reserved for issuance upon the exercise of options under the plans. No effect has been given to the exercise of options currently outstanding. See “Management.”
(5)	The retained earnings of East Boston Savings Bank will be substantially restricted after the conversion. See “The Conversion and Offering—Liquidation Rights” and “Supervision and Regulation—Massachusetts Banking Laws and Supervision—Dividends.”

(footnotes continue on following page)

(continued from previous page)

(6)	Assumes that 5% of the shares sold in the offering will be acquired by the employee stock ownership plan financed by a loan from New Meridian. The loan will be repaid principally from East Boston Savings Bank’s contributions to the employee stock ownership plan. Since New Meridian will finance the employee stock ownership plan debt, this debt will be eliminated through consolidation and no liability will be reflected on New Meridian’s consolidated financial statements. Accordingly, the amount of shares of common stock acquired by the employee stock ownership plan is shown in this table as a reduction of total stockholders’ equity.
(7)	Assumes a number of shares of common stock equal to 4% of the shares of common stock to be sold in the offering will be purchased for grant by one or more stock-based benefit plans. The funds to be used by such plans to purchase the shares will be provided by New Meridian. The dollar amount of common stock to be purchased is based on the $10.00 per share subscription price in the offering and represents unearned compensation. This amount does not reflect possible increases or decreases in the value of common stock relative to the subscription price in the offering. New Meridian will accrue compensation expense to reflect the vesting of shares pursuant to such stock-based benefit plans and will credit capital in an amount equal to the charge to operations. Implementation of such plans will require stockholder approval.

PRO FORMA DATA

The following table summarizes historical data of Old Meridian and pro forma data of New Meridian at and for the year ended December 31, 2013. This information is based on assumptions set forth below and in the table, and should not be used as a basis for projections of market value of the shares of common stock following the conversion and offering.

The net proceeds in the table are based upon the following assumptions:

(i)	80% of all shares of common stock will be sold in the subscription and community offerings and 20% will be sold in the syndicated or firm commitment underwritten offering;

(ii)	our employees, directors, trustees, corporators and their associates, will purchase 250,000 shares of common stock;

(iii)	our employee stock ownership plan will purchase 5% of the shares of common stock sold in the offering with a loan from New Meridian. The existing loan obligation of our employee stock ownership plan, equal to $6.7 million at December 31, 2013, will be combined with the new loan. The combined loan will be repaid in substantially equal payments of principal and interest (at the prime rate of interest, calculated as of the date of the origination of the loan) over a period of 25 years. Interest income that we earn on the loan will offset the interest paid by East Boston Savings Bank. The net employee stock ownership plan effect on earnings is the cost of amortizing the combined loan over 25 years, net of historical expense for the year ended December 31, 2013;

(iv)	we will pay Sterne, Agee & Leach, Inc. a fee equal to 0.75% of the aggregate amount of common stock sold in the subscription and community offerings (net of insider purchases and shares purchased by our employee stock ownership plan);

(v)	we will pay Sterne, Agee & Leach, Inc. and any other broker-dealers participating in the syndicated or firm commitment underwritten offering an aggregate fee of 5.0% of the aggregate dollar amount of the common stock sold in the syndicated or firm commitment underwritten offering;

(vi)	no fee will be paid with respect to shares of common stock purchased by our tax-qualified and non-qualified employee stock benefit plans, or stock purchased by our officers, directors, trustees, corporators and employees, and their immediate families, and no fee will be paid with respect to exchange shares; and

(vii)	total expenses of the offering, other than the fees and commissions to be paid to Sterne, Agee & Leach, Inc. and other broker-dealers, will be $2.2 million.

We calculated pro forma consolidated net income for the year ended December 31, 2013 as if the estimated net proceeds we received had been invested at the beginning of the period at an assumed interest rate of 1.75% (1.05% on an after-tax basis). This represents the yield on the five-year U.S. Treasury Note as of December 31, 2013, which, in light of current market interest rates, we consider to more accurately reflect the pro forma reinvestment rate than the arithmetic average of the weighted average yield earned on our interest earning assets and the weighted average rate paid on our deposits, which is the reinvestment rate generally required by federal regulations.

We further believe that the reinvestment rate is factually supportable because:

•	the yield on the U.S Treasury Note can be determined and/or estimated from third-party sources; and

•	we believe that U.S. Treasury securities are not subject to credit losses due to a U.S. Government guarantee of payment of principal and interest.

We calculated historical and pro forma per share amounts by dividing historical and pro forma amounts of consolidated net income and stockholders’ equity by the indicated number of shares of common stock. For purposes of pro forma earnings per share calculations, we adjusted these figures to give effect to the shares of common stock purchased by the employee stock ownership plan. We computed per share amounts as if the shares of common stock were outstanding at the beginning of the year, but we did not adjust per share historical or pro forma stockholders’ equity to reflect the earnings on the estimated net proceeds.

The pro forma table gives effect to the implementation of one or more stock-based benefit plans. Subject to the receipt of stockholder approval, we have assumed that stock-based benefit plans will acquire for restricted stock awards a number of shares of common stock equal to 4% of the shares of common stock sold in the stock offering at the same price for which they were sold in the stock offering. We assume that awards of common stock granted under such plans vest over a five-year period.

We have also assumed that options will be granted under stock-based benefit plans to acquire shares of common stock equal to 10% of the shares of common stock sold in the stock offering. In preparing the table below, we assumed that stockholder approval was obtained, that the exercise price of the stock options and the market price of the stock at the date of grant were $10.00 per share and that the stock options had a term of ten years and vested over five years. We applied the Black-Scholes option pricing model to estimate a grant-date fair value of $3.33 for each option. In addition to the terms of the options described above, the Black-Scholes option pricing model assumed an estimated volatility rate of 15.82% for the shares of common stock, no dividend yield, an expected option term of 10 years and a risk-free rate of return of 3.04%.

We may grant options and award shares of common stock under one or more stock-based benefit plans in excess of 10% and 4%, respectively, of the shares of common stock sold in the stock offering and that vest sooner than over a five-year period if the stock-based benefit plans are adopted more than one year following the stock offering.

As discussed under “How We Intend to Use the Proceeds from the Stock Offering,” we intend to contribute 50% of the net proceeds from the stock offering to East Boston Savings Bank, and we will retain the remainder of the net proceeds from the stock offering. We will use a portion of the proceeds we retain for the purpose of funding a loan to the employee stock ownership plan and retain the rest of the proceeds for future use.

The pro forma table does not give effect to:

•	withdrawals from deposit accounts to purchase shares of common stock in the stock offering;

•	our results of operations after the stock offering; or

•	changes in the market price of the shares of common stock after the stock offering.

The following pro forma information may not be representative of the financial effects of the offering at the dates on which the offering actually occurs, and should not be taken as indicative of future results of operations. Pro forma consolidated stockholders’ equity represents the difference between the stated amounts of our assets and liabilities. The pro forma stockholders’ equity is not intended to represent the fair market value of the shares of common stock and may be different than the amounts that would be available for distribution to stockholders if we liquidated. Moreover, pro forma stockholders’ equity per share does not give effect to the liquidation accounts to be established in the conversion or, in the unlikely event of a liquidation of East Boston Savings Bank, to the tax effect of the recapture of the bad debt reserve. See “The Conversion and Offering—Liquidation Rights.”

	At or for the Year Ended December 31, 2013 Based upon the Sale at $10.00 Per Share of
	23,375,000 Shares	27,500,000 Shares	31,625,000 Shares	36,368,750 Shares (1)
	(Dollars in thousands, except per share amounts)
Gross proceeds of offering	$233,750	$275,000	$316,250	$363,688
Market value of shares issued in the exchange	159,224	187,322	215,421	247,734

Pro forma market capitalization	$392,974	$462,322	$531,671	$611,422

Gross proceeds of offering	$233,750	$275,000	$316,250	$363,688
Expenses	6,078	6,722	7,367	8,108

Estimated net proceeds	227,672	268,278	308,883	355,580
Common stock purchased by employee stock ownership plan	(11,688)	(13,750)	(15,813)	(18,184)
Common stock purchased by stock-based benefit plans	(9,350)	(11,000)	(12,650)	(14,548)

Estimated net proceeds, as adjusted	$206,634	$243,528	$280,420	$322,848

For the Year Ended December 31, 2013
Consolidated net earnings:
Historical	$15,429	$15,429	$15,429	$15,429
Income on adjusted net proceeds	2,170	2,557	2,944	3,390
Income on mutual holding company asset contribution	29	29	29	29
Employee stock ownership plan (2)	57	7	(42)	(99)
Stock awards (3)	(1,122)	(1,320)	(1,518)	(1,746)
Stock options (4)	(1,401)	(1,648)	(1,896)	(2,180)

Pro forma net income	$15,162	$15,054	$14,946	$14,823

Earnings per share (5):
Historical	$0.41	$0.35	$0.30	$0.26
Income on adjusted net proceeds	0.06	0.06	0.06	0.06
Income on mutual holding company asset contribution	—	—	—	—
Employee stock ownership plan (2)	—	—	—	—
Stock awards (3)	(0.03)	(0.03)	(0.03)	(0.03)
Stock options (4)	(0.04)	(0.04)	(0.04)	(0.04)

Pro forma earnings per share (5)	$0.40	$0.34	$0.29	$0.25

Offering price to pro forma net earnings per share	25.00x	29.41x	34.48x	40.00x
Number of shares used in earnings per share calculations	37,527,391	44,264,225	51,001,059	58,748,416
At December 31, 2013
Stockholders’ equity:
Historical	$249,205	$249,205	$249,205	$249,205
Estimated net proceeds	227,672	268,278	308,883	355,580
Equity increase from the mutual holding company	2,739	2,739	2,739	2,739
Common stock acquired by employee stock ownership plan (2)	(11,688)	(13,750)	(15,813)	(18,184)
Common stock acquired by stock-based benefit plans (3)	(9,350)	(11,000)	(12,650)	(14,548)

Pro forma stockholders’ equity (6)	$458,578	$495,472	$532,364	$574,792

Intangible assets	$(13,687)	$(13,687)	$(13,687)	$(13,687)

Pro forma tangible stockholders’ equity (6)	$444,891	$481,785	$518,677	$561,105

Stockholders’ equity per share (7):
Historical	$6.35	$5.40	$4.69	$4.08
Estimated net proceeds	5.79	5.80	5.81	5.82
Equity increase from the mutual holding company	0.07	0.06	0.05	0.04
Common stock acquired by employee stock ownership plan (2)	(0.30)	(0.30)	(0.30)	(0.30)
Common stock acquired by stock-based benefit plans (3)	(0.24)	(0.24)	(0.24)	(0.24)

Pro forma stockholders’ equity per share (6) (7)	$11.67	$10.72	$10.01	$9.40

Intangible assets	$(0.35)	$(0.30)	$(0.26)	$(0.22)

Pro forma tangible stockholders’ equity per share (6) (7)	$11.32	$10.42	$9.75	$9.18

Offering price as percentage of pro forma stockholders’ equity per share	85.69%	93.28%	99.90%	106.38%
Offering price as percentage of pro forma tangible stockholders’ equity per share	88.34%	95.97%	102.56%	108.93%
Number of shares outstanding for pro forma book value per share calculations	39,297,391	46,232,225	53,167,059	61,142,118

(footnotes begin on following page)

(1)	As adjusted to give effect to an increase in the number of shares, which could occur due to a 15% increase in the offering range to reflect demand for the shares or changes in market conditions following the commencement of the offering.
(2)	Assumes that 5% of the shares of common stock sold in the offering will be purchased by the employee stock ownership plan. For purposes of this table, the funds used to acquire these shares are assumed to have been borrowed by the employee stock ownership plan from New Meridian, and the outstanding loan with respect to existing shares of Old Meridian held by the employee stock ownership plan will be refinanced and consolidated with the new loan. East Boston Savings Bank intends to make annual contributions to the employee stock ownership plan in an amount at least equal to the required principal and interest payments on the debt. East Boston Savings Bank’s total annual payments on the employee stock ownership plan debt are based upon 25 equal annual installments of principal and interest. Financial Accounting Standards Board Accounting Standards Codification (“ASC”) 718-40, “Compensation—Stock Compensation—Employee Stock Ownership Plans” (“ASC 718-40”) requires that an employer record compensation expense in an amount equal to the fair value of the shares committed to be released to employees. The pro forma adjustments assume that the employee stock ownership plan shares are allocated in equal annual installments based on the number of loan repayment installments assumed to be paid by East Boston Savings Bank, the fair value of the common stock remains equal to the subscription price and the employee stock ownership plan expense reflects an effective combined federal and state tax rate of 40.0%. The unallocated employee stock ownership plan shares are reflected as a reduction of stockholders’ equity. No reinvestment is assumed on proceeds contributed to fund the employee stock ownership plan. The pro forma net income further assumes that 73,750, 82,000, 90,250 and 99,738 shares were committed to be released during the year at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively, and in accordance with ASC 718-40, only the employee stock ownership plan shares committed to be released during the period were considered outstanding for purposes of net income per share calculations.
(3)	Assumes that one or more stock-based benefit plans purchase an aggregate number of shares of common stock equal to 4% of the shares to be sold in the offering. Stockholder approval of the plans and purchases by the plans may not occur earlier than six months after the completion of the conversion. The shares may be acquired directly from New Meridian or through open market purchases. Shares in the stock-based benefit plan are assumed to vest over a period of five years. The funds to be used to purchase the shares will be provided by New Meridian. The table assumes that (i) the stock-based benefit plan acquires the shares through open market purchases at $10.00 per share, (ii) 20% of the amount contributed to the plan is amortized as an expense during the year ended December 31, 2013, and (iii) the plan expense reflects an effective combined federal and state tax rate of 40.0%. Assuming stockholder approval of the stock-based benefit plans and that shares of common stock (equal to 4% of the shares sold in the offering) are awarded through the use of authorized but unissued shares of common stock, stockholders would have their ownership and voting interests diluted by approximately 2.32%.
(4)	Assumes that options are granted under one or more stock-based benefit plans to acquire an aggregate number of shares of common stock equal to 10% of the shares to be sold in the offering. Stockholder approval of the plans may not occur earlier than six months after the completion of the conversion. In calculating the pro forma effect of the stock-based benefit plans, it is assumed that the exercise price of the stock options and the trading price of the common stock at the date of grant were $10.00 per share, the estimated grant-date fair value determined using the Black-Scholes option pricing model was $3.33 for each option, the aggregate grant-date fair value of the stock options was amortized to expense on a straight-line basis over a five-year vesting period of the options, and that 25% of the amortization expense (or the assumed portion relating to options granted to directors) resulted in a tax benefit using an assumed tax rate of 40.0%. The actual expense will be determined by the grant-date fair value of the options, which will depend on a number of factors, including the valuation assumptions used and the option pricing model ultimately adopted. Under the above assumptions, the adoption of the stock-based benefit plans will result in no additional shares under the treasury stock method for purposes of calculating earnings per share. There can be no assurance that the actual exercise price of the stock options will be equal to the $10.00 price per share. If a portion of the shares used to satisfy the exercise of options comes from authorized but unissued shares, our net income per share and stockholders’ equity per share would decrease. The issuance of authorized but unissued shares of common stock pursuant to the exercise of options under such plan would dilute stockholders’ ownership and voting interests by approximately 5.61%.

(footnotes continue on following page)

(continued from previous page)

(5)	Per share figures include publicly held shares of Old Meridian common stock that will be exchanged for shares of New Meridian common stock in the conversion. See “The Conversion and Offering—Share Exchange Ratio for Current Stockholders.” Net income per share computations are determined by taking the number of shares assumed to be sold in the offering and the number of new shares assumed to be issued in exchange for publicly held shares and, in accordance with ASC 718-40, subtracting the employee stock ownership plan shares which have not been committed for release during the year. See note 1, above. The number of shares of common stock actually sold and the corresponding number of exchange shares may be more or less than the assumed amounts.
(6)	The retained earnings of East Boston Savings Bank will be substantially restricted after the conversion. See “Our Dividend Policy,” “The Conversion and Offering—Liquidation Rights” and “Supervision and Regulation—Massachusetts Banking Laws and Supervision—Dividends.”
(7)	Per share figures include publicly held shares of Old Meridian common stock that will be exchanged for shares of New Meridian common stock in the conversion. Stockholders’ equity per share calculations are based upon the sum of (i) the number of shares assumed to be sold in the offering and (ii) shares to be issued in exchange for publicly held shares at the minimum, midpoint and maximum of the offering range, respectively. The exchange shares reflect an exchange ratio of 1.7580, 2.0682, 2.3785 and 2.7353 at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively. The number of shares actually sold and the corresponding number of exchange shares may be more or less than the assumed amounts.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

This discussion and analysis reflects our consolidated financial statements and other relevant statistical data, and is intended to enhance your understanding of our financial condition and results of operations. The information in this section has been derived from the audited financial statements that appear beginning on page F-1 of this prospectus. You should read the information in this section in conjunction with the business and financial information regarding Old Meridian and the financial statements provided in this prospectus.

Critical Accounting Policies

A summary of significant accounting policies is described in Note 1 to the Consolidated Financial Statements included in this prospectus. Critical accounting estimates are necessary in the application of certain accounting policies and procedures and are particularly susceptible to significant change. Critical accounting policies are defined as those involving significant judgments and assumptions by management that could have a material impact on the carrying value of certain assets or on income under different assumptions or conditions. Management believes that the most critical accounting policies, which involve the most complex or subjective decisions or assessments, are as follows:

Allowance for Loan Losses. The determination of the allowance for loan losses is considered critical due to the high degree of judgment involved, the subjectivity of the underlying assumptions used, and the potential for changes in the economic environment that could result in material changes in the amount of the allowance for loan losses considered necessary. The allowance for loan losses is utilized to absorb losses inherent in the loan portfolio. The allowance represents management’s estimate of losses as of the date of the financial statements. The allowance includes an allocated component for impaired loans and a general component for pools of non-impaired loans.

The adequacy of the allowance for loan losses is evaluated on a regular basis by management and is based upon management’s periodic review of the collectability of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

While management believes that it uses the best information available to establish the allowance for loan losses, future adjustments to the allowance may be necessary and results of operations could be adversely affected if circumstances differ substantially from the assumptions used in making its determinations. Because the estimation of inherent losses cannot be made with certainty, there can be no assurance that the existing allowance for loan losses is adequate or that increases will not be necessary should the quality of any loan deteriorate as a result of the factors noted above. Any material increase in the allowance for loan losses may adversely affect the financial condition and results of operations and will be recorded in the period in which the circumstances become known.

Valuation of Goodwill and Analysis for Impairment. Our goodwill resulted from the acquisition of another financial institution accounted for under the acquisition method of accounting. The amount of goodwill recorded at acquisition is impacted by the recorded fair value of the assets acquired and liabilities assumed, which is an estimate determined by the use of internal or other valuation techniques.

Goodwill is subject to an annual impairment review by management that first assesses qualitative factors to determine whether it is necessary to perform the two-step quantitative goodwill impairment test. We would not be required to calculate our fair value of the reporting unit unless management determines, based on the qualitative assessment, that it is more likely than not that its fair value is less than its carrying amount. If the two-step quantitative goodwill impairment test is necessary, step one compares our book value of the reporting unit to our fair value, or to the fair value of the reporting unit. If test one is failed, a more detailed analysis is performed, which involves measuring the excess of the fair value of the reporting unit, as determined in step one, over the aggregate fair value of the individual assets, liabilities, and identifiable intangibles as if the financial reporting unit was being acquired in a business combination. In the event of future changes in fair value, we may be exposed to an impairment charge that could be material.

Other-than-temporary Impairment of Securities. In analyzing a debt issuer’s financial condition, management considers whether the securities are issued by the federal government or its agencies, whether downgrades by bond rating agencies have occurred, industry analysts’ reports and, to a lesser extent given the relatively insignificant levels of depreciation in our debt portfolio, spread differentials between the effective rates on instruments in the portfolio compared to risk-free rates. Management evaluates securities for other-than-temporary impairment at least on a quarterly basis, and more frequently when economic or market concerns warrant such evaluation.

From time to time, management’s intent to hold depreciated debt securities to recovery or maturity may change as a result of prudent portfolio management. If management’s intent changes, unrealized losses are recognized either as impairment charges to the consolidated income statement or as realized losses if a sale has been executed. In most instances, management sells the securities at the time their intent changes.

In analyzing an equity issuer’s financial condition, management considers industry analysts’ reports, financial performance and projected target prices of investment analysts within a one-year time frame. A decline of 10% or more in the value of an acquired equity security is generally the triggering event for management to review individual securities for liquidation and/or classification as other-than-temporarily impaired. Impairment losses are recognized when management concludes that declines in the value of equity securities are other than temporary, or when they can no longer assert that they have the intent and ability to hold depreciated equity securities for a period of time sufficient to allow for any anticipated recovery in fair value. Unrealized losses on marketable equity securities that are in excess of 25% of cost and that have been sustained for more than twelve months are generally considered other than temporary and charged to earnings as impairment losses, or realized through sale of the security.

Income Taxes. We reduce deferred tax assets by a valuation allowance if, based on the weight of available evidence, it is not more likely than not that some portion or all of the deferred tax assets will be realized. We assess the realizability of our deferred tax assets by assessing the likelihood of our generating federal and state tax income, as applicable, in future periods in amounts sufficient to offset the deferred tax charges in the periods they are expected to reverse. Based on this assessment, management concluded that a valuation allowance was not required as of December 31, 2013, 2012 and 2011.

Business Strategy

We have a community banking strategy that emphasizes responsive and personalized service to our customers. Due to the consolidation of financial institutions in our market, we believe there is a significant opportunity for a community-focused bank to provide a full range of financial services to small and middle-market commercial and retail customers. By offering quicker decision making in the delivery of banking products and services, offering customized products where appropriate, and providing customer access to our senior managers, we distinguish ourselves from larger, regional banks operating in our market areas, while our larger capital base and product mix enable us to compete effectively against smaller banks. As a result, we believe we have a substantial opportunity to attract experienced management, loan officers and banking customers. We believe this will provide us a competitive advantage as we continue to expand into attractive, high growth markets around the Boston metropolitan area through the establishment of de novo bank branch offices, the potential acquisition of community banks and bank branches, and organic expansion where possible by growing our existing branches in their respective communities.

Our strategies center on our continued development into a full-service, community-oriented bank and the expansion of our branch network to more adequately cover the large geography of the Boston metropolitan area. In order to realize these objectives, we are pursuing the following strategies:

Emphasizing growth in commercial lending. We have diversified our loan portfolio by increasing the percentage of our assets consisting of higher-yielding commercial and industrial loans and commercial real estate loans with higher risk-adjusted returns, shorter maturities and more sensitivity to interest rate fluctuations, while still providing high quality loan products for single-family residential borrowers. We have a highly competitive suite of cash management services, technology solutions, and internal support expertise specific to the needs of small to mid-sized commercial business customers. In the third quarter of 2011, we significantly expanded our commercial and industrial lending platform with the establishment of a new corporate banking division comprised of a veteran team of bankers and related underwriting personnel that enhanced our presence in all of our market areas and strengthened our business product offerings and cash management expertise. During 2011, we also successfully expanded our commercial real estate loan origination capacity by adding a team of experienced loan originators and related underwriting personnel. We believe that we distinguish ourselves from larger, national banks operating in our market areas by offering quicker decision making in the delivery of our products and services and competitive customer-driven products with excellent service and responsiveness, and by providing customer access to our senior managers, while our larger capital base and product mix enable us to compete effectively against smaller banks. Our lending staff is experienced and knowledgeable about local commercial business in our markets, enabling us to build on the relationship-style banking that is our hallmark. We also intend to selectively add additional products to provide diversification of revenue sources and to capture our customer’s full relationship. We intend to continue to expand our business by cross selling our loan and deposit products and services to our customers.

Hiring experienced employees with a customer service focus. We have been successful in attracting and retaining banking professionals with strong community relationships and significant knowledge of our markets, which is central to our business strategy. Exceptional service, local involvement and timely decision making are integral parts of our business strategy, and we have attracted highly qualified and highly motivated individuals. We believe that by focusing on experienced bankers who are established in their communities, we enhance our market position and add profitable growth opportunities. Our compensation and incentive systems are aligned with our strategies to grow core deposits and commercial loans, while maintaining asset quality. We have a strong corporate culture based on personal accountability, high ethical standards and significant training opportunities, which is supported by our commitment to career development and promotion from within the organization.

Improving profitability through disciplined pricing, expense control and balance sheet management. We have achieved many milestones over the last five years as we have grown total assets from $1.2 billion at December 31, 2009 to $2.7 billion at December 31, 2013. Since 2002, we have opened 14 de novo branches, the most recent in November 2013, and acquired six branch offices in our 2010 acquisition of Mt. Washington Co-operative Bank. We intend to continue our geographic expansion in the greater Boston metropolitan area by opening de novo branches in communities contiguous to those we currently serve, as opportunities present themselves in favorable locations. We have also focused significant efforts and invested heavily in our infrastructure to support future growth, creating brand awareness, competitive products and a strong and experienced workforce. We believe these initiatives have positioned us well to implement a strategy focused on improving operating efficiency and earnings growth. While we expect to continue to drive an appropriate level of loan and deposit growth, we will keenly focus on enhancing our profitability by exercising a disciplined approach to product pricing, expense control and balance sheet mix.

Expanding our presence and market share in contiguous and nearby market areas and capturing business opportunities resulting from changes in the competitive environment. Over the last several years, our markets have been subject to large-scale consolidation of local community banks, primarily by larger, out-of-state financial institutions. We believe there is a large customer base in our market that prefers doing business with a local institution and may be dissatisfied with the service received from larger regional banks. We believe that opportunities currently exist in contiguous and nearby market areas to grow our franchise and to complement our primary market areas. In addition, by delivering high quality, customer-focused products and services, we expect to attract additional borrowers and depositors and thus increase our market share and revenue generation.

We believe the success of our strategy is evidenced by the growth of our deposits to $2.249 billion at December 31, 2013 from $922.5 million at December 31, 2009, and net loans, which increased to $2.265 billion at December 31, 2013 from $813.3 million at December 31, 2009. We also believe that community bank consolidation will continue to take place and further believe that, with our capital and liquidity positions after this offering, we will be positioned to take advantage of industry consolidation through de novo branching, potential acquisition of individual branches, and the potential for whole bank acquisitions. We do not, however, currently have any understandings or agreements regarding any specific acquisition transaction and will be disciplined when evaluating and deciding on future expansion, acquisitions and de novo branching opportunities. Our focus will be on the Massachusetts markets we know and understand, with a primary view toward continued growth in the Boston metropolitan area. We believe our management team’s unique understanding of the Massachusetts market facilitates our growth into locations that will provide the right complement to our existing franchise and geographic footprint.

It is our intention to achieve significant market penetration in a relatively short period of time when we enter a new market. In advance of any branch expansion we hire experienced local bankers and make a concerted effort to establish as many high profile contacts as possible in the new target area. We are focused on generating key loan relationships and capturing significant deposit market share in our markets. Upon commencement of operations in a new location, we monitor and aggressively pursue a core deposit strategy that enhances profitability and we believe provides quality market penetration in the most expedient manner.

Managing credit risk to maintain a low level of nonperforming assets, and interest rate risk to optimize our net interest margin. Managing risk is an essential part of successfully managing a financial institution. Credit risk and interest rate risk are two prominent risk exposures that we face. Credit risk is the risk of not collecting the interest and/or the principal balance of a loan or investment when it is due. Our strategy for credit risk management focuses on having well-defined credit policies and uniform underwriting criteria and providing prompt attention to potential problem loans. We believe that strong asset quality is a key to long-term financial success. We have sought to grow and diversify the loan portfolio, while maintaining a strong asset quality and moderate credit risk, using underwriting standards that we believe are conservative, as well as diligent monitoring of the portfolio and loans in non-accrual status and on-going collection efforts. Although we will continue to originate commercial real estate, commercial business and construction loans, we intend to continue our philosophy of managing large loan exposures through our experienced, risk-based approach to lending. In addition, we intend to remain focused on lending within our immediate market area, with a specific focus on commercial customers disaffected by their relationships with larger banks as a result of turmoil in the industry.

Interest rate risk is the potential reduction of net interest income as a result of changes in interest rates. Our earnings and the market value of our assets and liabilities are subject to fluctuations caused by changes in the level of interest rates. We manage the interest rate sensitivity of our interest-bearing liabilities and interest-earning assets in an effort to minimize the adverse effects of changes in the interest rate environment. To reduce the potential volatility of our earnings, we have sought to improve the match between asset and liability maturities and rates, while maintaining an acceptable interest rate spread. Our strategy for managing interest rate risk emphasizes: originating loans with adjustable interest rates; selling the residential real estate fixed-rate loans with terms greater than 10 years that we originate; promoting core deposit products; and adjusting the interest rates and maturities of funding sources, as necessary.

Increasing core deposits through aggressive marketing and the offering of new deposit products. Deposits are our primary source of funds for investing and lending. Core deposits, which include all deposit account types except certificates of deposit, comprised 69.9% of our total deposits at December 31, 2013, up from 66.3% of total deposits at December 31, 2012. We value our core deposits because they represent a lower cost of funding and are generally less sensitive to withdrawal when interest rates fluctuate as compared to certificate of deposit accounts. We market core deposits through the internet, in-branch and local mail, print and television advertising, as well as programs that link various accounts and services together, minimizing service fees. We will continue to customize existing deposit products and introduce new products to meet the needs of our customers.

Continuing to grow and diversify our sources of non-interest income. Our profits rely heavily on the spread between the interest earned on loans and securities and interest paid on deposits and borrowings. In order to decrease our reliance on interest rate spread income, we have pursued initiatives to increase non-interest income. Our focus on attaining additional deposit customer relationships and balances has enabled us to increase income from customer service fees to $7.1 million for the year ended December 31, 2013 from $6.6 million and $5.9 million for the years ended December 31, 2012 and 2011, respectively. We have also increased our mortgage banking activities in recent years. We also offer non-deposit financial products, including mutual funds, annuities, stocks, bonds, life insurance and long-term care.

Balance Sheet Analysis

Assets. Our total assets increased $403.3 million, or 17.7%, to $2.682 billion at December 31, 2013 from $2.279 billion at December 31, 2012. Net loans increased $479.1 million, or 26.8%, to $2.265 billion at December 31, 2013 from $1.786 billion at December 31, 2012. Cash and cash equivalents decreased $6.9 million, or 7.4%, to $86.3 million at December 31, 2013 from $93.2 million at December 31, 2012. Securities available for sale decreased $61.6 million, or 23.5%, to $201.1 million at December 31, 2013 from $262.8 million at December 31, 2012.

Loan Portfolio Analysis. At December 31, 2013, net loans were $2.265 billion, or 84.5% of total assets. During the year ended December 31, 2013, net loans increased $479.1 million, or 26.8%. The increase was primarily due to increases of $236.8 million in commercial real estate loans, $109.2 million in multi-family loans, $35.5 million in construction loans, $99.2 million in commercial business loans and $10.9 million in one- to four-family residential loans.

Our loan portfolio consists primarily of residential real estate, commercial real estate, construction, commercial and consumer segments. The residential real estate loans include classes for one- to four-family, multi-family and home equity lines of credit. There are no foreign loans outstanding. Interest rates charged on loans are affected principally by the demand for such loans, the supply of money available for lending purposes and the rates offered by our competitors. Loan detail by category was as follows:

	At December 31,
	2013		2012		2011		2010		2009
	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Real estate loans:
Residential real estate:
One- to four-family	$454,148	19.8%	$443,228	24.5%	$417,889	30.9%	$402,887	34.0%	$276,122	33.5%
Multi-family	288,172	12.6	178,948	9.9	176,668	13.0	135,290	11.4	53,402	6.5
Home equity lines of credit	54,499	2.4	60,907	3.4	60,989	4.5	62,750	5.3	29,979	3.6
Commercial real estate	1,032,408	45.0	795,642	44.0	528,585	39.0	433,504	36.6	350,648	42.6
Construction	208,799	9.1	173,255	9.6	93,158	6.9	113,142	9.6	94,102	11.4

Total real estate loans	2,038,026	88.9	1,651,980	91.4	1,277,289	94.3	1,147,573	96.9	804,253	97.6
Commercial business loans	247,005	10.8	147,814	8.2	71,544	5.3	30,189	2.6	18,029	2.2
Consumer	7,225	0.3	7,143	0.4	5,195	0.4	6,043	0.5	1,205	0.2

Total loans	2,292,256	100.0%	1,806,937	100.0%	1,354,028	100.0%	1,183,805	100.0%	823,487	100.0%

Allowance for loan losses	(25,335)		(20,504)		(13,053)		(10,155)		(9,242)
Net deferred loan origination (fees) costs	(1,521)		(94)		326		(88)		(945)

Loans, net	$2,265,400		$1,786,339		$1,341,301		$1,173,562		$813,300

Loan Maturity. The following table sets forth certain information at December 31, 2013 regarding the dollar amount of loan principal repayments becoming due during the periods indicated. The table does not include any estimate of prepayments which significantly shorten the average life of all loans and may cause our actual repayment experience to differ from that shown below. Demand loans having no stated schedule of repayments and no stated maturity are reported as due in one year or less. The amounts shown below exclude net deferred loan origination fees. Our adjustable-rate mortgage loans generally do not provide for downward adjustments below the initial discounted contract rate, other than declines due to a decline in the index rate.

	December 31, 2013
	Real Estate	Commercial Business	Consumer	Total
	(In thousands)
Amounts due in:
One year or less	$210,690	$36,773	$644	$248,107
More than one to five years	1,176,867	83,916	6,581	1,267,364
More than five to ten years	443,909	66,060	—	509,969
More than ten years	206,560	60,256	—	266,816

Total	$2,038,026	$247,005	$7,225	$2,292,256

Interest rate terms on amounts due after one year:
Fixed-rate loans	$368,372	$44,237	$6,581	$419,190
Adjustable-rate loans	1,458,964	165,995	—	1,624,959

Total	$1,827,336	$210,232	$6,581	$2,044,149

At December 31, 2013, our loan portfolio consisted of $469.1 million of fixed-rate loans and $1.823 billion of adjustable-rate loans.

Asset Quality

Credit Risk Management. Our strategy for credit risk management focuses on having well-defined credit policies and uniform underwriting criteria and providing prompt attention to potential problem loans. Management of asset quality is accomplished by internal controls, monitoring and reporting of key risk indicators, and both internal and independent third-party loan reviews. The primary objective of our loan review process is to measure borrower performance and assess risk for the purpose of identifying loan weakness in order to minimize loan loss exposure. From the time of loan origination through final repayment, multi-family, commercial real estate, construction and commercial business loans are assigned a risk rating based on pre-determined criteria and levels of risk. The risk rating is monitored annually for most loans; however, it may change during the life of the loan as appropriate.

Internal and independent third-party loan reviews vary by loan type, as well as the nature and complexity of the loan. Depending on the size and complexity of the loan, some loans may warrant detailed individual review, while other loans may have less risk based upon size, or be of a homogeneous nature reducing the need for detailed individual analysis. Assets with these characteristics, such as consumer loans and loans secured by residential real estate, may be reviewed on the basis of risk indicators such as delinquency or credit rating. In cases of significant concern, a total re-evaluation of the loan and associated risks are documented by completing a loan risk assessment and action plan. Some loans may be re-evaluated in terms of their fair market value or net realizable value in order to determine the likelihood of potential loss exposure and, consequently, the adequacy of specific and general loan loss reserves.

When a borrower fails to make a required loan payment, we take a number of steps to have the borrower cure the delinquency and restore the loan to current status, including contacting the borrower by letter and phone at regular intervals. When the borrower is in default, we may commence collection proceedings. If a foreclosure action is instituted and the loan is not brought current, paid in full, or refinanced before the foreclosure sale, the real property securing the loan generally is sold at foreclosure. Management informs the Executive Committee monthly of the amount of loans delinquent more than 30 days. Management provides detailed information to the Board of Directors on loans 60 or more days past due and all loans in foreclosure and repossessed property that we own.

Delinquencies. Total past due loans increased $2.5 million, or 7.8%, to $34.5 million at December 31, 2013 from $32.0 million at December 31, 2012, reflecting increases of $1.8 million in loans 90 days or greater past due and $711,000 in loans 30 to 89 days past due. Delinquent loans at December 31, 2013 included $12.5 million of loans acquired in the Mt. Washington Co-operative Bank merger completed in January 2010, including $5.1 million that were 30 to 59 days past due, $703,000 that were 60 to 89 days past due and $6.7 million that were 90 days or greater past due. At December 31, 2013, non-accrual loans exceeded loans 90 days or greater past due primarily due to loans which were placed on non-accrual status based on a determination that the ultimate collection of all principal and interest due was not expected and certain loans that remain on non-accrual status until they attain a sustained payment history of six months.

Non-performing Assets. Non-performing assets include loans that are 90 or more days past due or on non-accrual status, including TDRs on non-accrual status, and real estate and other loan collateral acquired through foreclosure and repossession. Loans 90 days or greater past due may remain on an accrual basis if adequately collateralized and in the process of collection. At December 31, 2013, we did not have any accruing loans past due 90 days or greater. For non-accrual loans, interest previously accrued but not collected is reversed and charged against income at the time a loan is placed on non-accrual status. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

Real estate that we acquire as a result of foreclosure or by deed-in-lieu of foreclosure is classified as foreclosed real estate until it is sold. When property is acquired, it is initially recorded at the fair value less costs to sell at the date of foreclosure, establishing a new cost basis. Holding costs and declines in fair value after acquisition of the property result in charges against income. The following table provides information with respect to our non-performing assets at the dates indicated.

	At December 31,
	2013	2012	2011	2010	2009
	(Dollars in thousands)
Loans accounted for on a non-accrual basis:
Real estate loans:
Residential real estate:
One- to four-family	$17,622	$18,870	$15,795	$11,529	$4,098
Multi-family	—	976	1,605	2,246	850
Home equity lines of credit	2,689	2,674	1,765	2,408	—
Commercial real estate	8,972	8,844	11,588	11,290	7,388
Construction	11,298	7,785	22,434	15,326	9,224

Total real estate loans	40,581	39,149	53,187	42,799	21,560
Commercial business loans	949	424	508	335	—
Consumer	—	—	—	—	138

Total non-accrual loans (1)	41,530	39,573	53,695	43,134	21,698
Foreclosed assets	1,390	2,604	3,853	4,080	2,869

Total non-performing assets	$42,920	$42,177	$57,548	$47,214	$24,567

Non-accrual loans to total loans	1.81%	2.19%	3.97%	3.64%	2.63%
Non-accrual loans to total assets	1.55%	1.74%	2.72%	2.35%	1.79%
Non-performing assets to total assets	1.60%	1.85%	2.91%	2.57%	2.03%

(1)	TDRs on accrual status not included above totaled $4.1 million at December 31, 2013, $6.8 million at December 31, 2012, $1.3 million at December 31, 2011, $1.3 million at December 31, 2010 and $189,000 at December 31, 2009.

Non-performing assets increased to $42.9 million or 1.60% of total assets, at December 31, 2013, from $42.2 million, or 1.85% of total assets, at December 31, 2012, following a decrease from $57.5 million, or 2.91% of total assets, at December 31, 2011. Non-performing assets at December 31, 2013 included $15.8 million of assets acquired in the Mt. Washington merger, comprised of $15.4 million of non-accrual loans and $401,000 of foreclosed real estate. Interest income that would have been recorded for the year ended December 31, 2013 had non-accruing loans been current according to their original terms amounted to $1.2 million. Construction loans, including related foreclosed real estate, represented approximately 28.6% of our non-performing assets at December 31, 2013. Approximately $8.3 million, or 73.5%, of our $11.3 million of non-accrual construction loans relate to the following three construction projects originated in 2007 and 2008.

•	A construction loan relationship collateralized by a 42 unit townhouse development project located in eastern Massachusetts, originated for $3.7 million with an aggregate balance of $3.1 million at December 31, 2013. This loan relationship was modified with a new borrower as a TDR in 2011 based on a common guarantor. The property was appraised in May 2013 for $3.2 million based on the “as is” market value of the then-remaining 28 unsold units, including 22 units where construction had not begun. As of December 31, 2013, 16 completed units were sold. The loan relationship is also collateralized by other properties owned by the guarantors consisting of a second mortgage with a first mortgage of less than $300,000 on a commercial property and first mortgages on two residential properties in northern Massachusetts, appraised in early 2013 with a cumulative value of $1.5 million. This loan relationship is secured by multiple guarantors including one individual guarantor. Foreclosure proceedings on the other properties owned by the guarantors were stayed due to the individual guarantor’s Chapter 7 bankruptcy filing. The bankruptcy was dismissed by the court in March 2014 and we are proceeding with the foreclosure sales.

•	A construction loan relationship collateralized by a 45 unit townhouse development project located in eastern Massachusetts originated for $11.2 million with an aggregate balance of $2.9 million at December 31, 2013 after loan charge-offs totaling $996,000. This loan relationship was modified as a TDR in 2013 with an extension of the maturity date to allow for loan repayments of $3.2 million during the year ended December 31, 2013. The property was appraised in April 2012 for $6.6 million based on the “as is” value of the then remaining 16 unsold units, including eight units where construction had not begun. To date, 37 units have been sold, five units are under sales agreements and marketing activity continues for the three remaining units. The principal developer is the co-borrower on the loan relationship. We expect the sales proceeds from the remaining eight units to be sufficient to repay the remaining loan balance.

•	A construction loan relationship collateralized by a seven lot single-family residential development project located in Nantucket, Massachusetts originated for $5.4 million with a balance of $2.3 million as of December 31, 2013 after loan charge-offs totaling $1.7 million. This loan relationship was modified as a TDR in 2010 with a reduction of the interest rate and an extension of the maturity date. The property was appraised in May 2013 for $1.8 million based on the “developer cost” approach. This loan relationship is also collateralized by other properties, owned by the individual co-borrowers, which consist of a second mortgage on a single family residence located in Nantucket, Massachusetts with a first mortgage of less than $600,000 and a first mortgage on a single family residence located in Rhode Island. The Nantucket, Massachusetts single family property was appraised in May 2013 for $855,000 and the Rhode Island single family residence was appraised in June 2013 for $407,000. We have filed foreclosure actions on all collateral. The residential development project foreclosure action was stayed by the corporate entity’s Chapter 11 bankruptcy filing. We have entered into a forbearance agreement with the borrowers for the Rhode Island collateral only to allow for the orderly disposition of the property and collection of net proceeds.

Together, these three non-accrual construction loan relationships comprised 19.9% of total non-accrual loans at December 31, 2013.

Non-accrual loans increased $2.0 million, or 4.9%, to $41.5 million, or 1.81% of total loans outstanding at December 31, 2013, from $39.6 million, or 2.19% of total loans outstanding at December 31, 2012, primarily due to a net increase of $3.5 million related to two construction loans. See “—Troubled Debt Restructurings.” Achieving and maintaining a moderate risk profile by aggressively managing troubled assets has been and will continue to be a primary focus for us. Although our non-accrual loans increased over the last year, non-accrual loans have decreased significantly from $53.7 million at December 31, 2011 or 3.97% of total loans outstanding at that date to 1.81% at December 31, 2013 and 2.19% at December 31, 2012. At December 31, 2013, our allowance for loan losses was $25.3 million, or 1.11% of total loans and 61.0% of non-performing loans, compared to $20.5 million, or 1.13% of total loans and 51.8% of non-performing loans at December 31, 2012. We increased our allowance primarily as a result of the increase in the size of our loan portfolio, in particular non-residential loans. Included in our allowance at December 31, 2013 was a general component of $25.0 million, which is based upon our evaluation of various factors relating to loans not deemed to be impaired. We continue to believe our level of non-performing loans and assets, which declined significantly during the past two years, is manageable and we believe that we have sufficient capital and human resources to manage the collection of our non-performing assets in an orderly fashion.

Foreclosed real estate decreased $1.2 million, or 46.6%, to $1.4 million at December 31, 2013 from $2.6 million at December 31, 2012. At December 31, 2013, foreclosed real estate consisted of a townhouse construction development project, one commercial property and one residential property held for sale. We continue to be actively engaged with our borrowers in resolving remaining problem assets and with the effective management of real estate owned as a result of foreclosures.

Troubled Debt Restructurings. In the course of resolving loans of borrowers with financial difficulties, we may choose to restructure the contractual terms of certain loans, with terms modified to fit the ability of the borrower to repay in line with its current financial status. A loan is considered a troubled debt restructure if, for reasons related to the debtor’s financial difficulties, a concession is granted to the debtor that would not otherwise be considered.

The following table summarizes our TDRs at the dates indicated.

	At December 31,
	2013	2012	2011
	(In thousands)
TDRs on accrual status:
One- to four-family	$2,588	$1,992	$1,269
Multi-family	109	110	—
Home equity lines of credit	21	22	—
Commercial real estate	1,368	1,393	—
Construction	—	3,319	—

Total TDRs on accrual status	4,086	6,836	1,269

TDRs on non-accrual status:
One- to four-family	1,500	2,493	2,052
Commercial real estate	4,309	4,466	4,663
Construction	9,489	3,838	7,715
Commercial business loans	192	—	—

Total TDRs on non-accrual status	15,490	10,797	14,430

Total TDRs	$19,576	$17,633	$15,699

Total TDRs increased $1.9 million, or 11.0%, to $19.6 million at December 31, 2013 from $17.6 million at December 31, 2012, consisting of an increase of $4.7 million in TDRs on non-accrual status partially offset by a decrease of $2.8 million in TDRs on accrual status. Construction TDRs on non-accrual status increased due to one loan relationship totaling $3.1 million that was transferred to non-accrual status from accrual status and a second loan relationship totaling $2.9 million where the maturity date was extended to allow for principal repayments of $3.2 million during the year ended December 31, 2013. Modifications of one- to four-family TDRs consist of rate reductions, loan term extensions or provisions for interest-only payments for specified periods up to 12 months. We have generally been successful with the concessions we have offered to borrowers to date. We generally return TDRs to accrual status when they have sustained payments for six months based on the restructured terms and future payments are reasonably assured. Interest income that would have been recorded for the year ended December 31, 2013 had TDRs been current according to their original terms amounted to $753,000.

Potential Problem Loans. Certain loans are identified during our loan review process that are currently performing in accordance with their contractual terms and we expect to receive payment in full of principal and interest, but it is deemed probable that we will be unable to collect all the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. This may result from deteriorating conditions such as cash flows, collateral values or creditworthiness of the borrower. These loans are classified as impaired but are not accounted for on a non-accrual basis.

Other potential problem loans are those loans that are currently performing, but where known information about possible credit problems of the borrowers causes us to have concerns as to the ability of such borrowers to comply with contractual loan repayment terms. These other potential problem loans are generally loans classified as “substandard” or 5-rated loans in accordance with our nine-grade internal loan rating system that is consistent with guidelines established by banking regulators. At December 31, 2013, other potential problem loans totaled $25.5 million, including $16.5 million of construction loans, $6.7 million of multi-family loans, $2.1 million of commercial real estate loans and $123,000 of commercial business loans.

Allowance for Loan Losses. The allowance for loan losses is maintained at levels considered adequate by management to provide for probable loan losses inherent in the loan portfolio as of the consolidated balance sheet reporting dates. The allowance for loan losses is based on management’s assessment of various factors affecting the loan portfolio, including portfolio composition, delinquent and non-accrual loans, national and local business conditions and loss experience and an overall evaluation of the quality of the underlying collateral.

Changes in the allowance for loan losses during the years indicated were as follows:

	Years Ended December 31,
	2013	2012	2011	2010	2009
	(Dollars in thousands)
Beginning balance	$20,504	$13,053	$10,155	$9,242	$6,912
Provision for loan losses	6,470	8,581	3,663	3,181	4,082
Charge offs:
Residential real estate:
One- to four-family	531	599	192	826	697
Multi-family	96	72	—	71	—
Home equity lines of credit	—	52	123	122	—
Commercial real estate	—	719	150	378	755
Construction	1,362	398	869	1,322	486
Commercial business loans	288	—	72	93	—
Consumer	283	164	96	199	87

Total charge-offs	2,560	2,004	1,502	3,011	2,025

Recoveries:
Residential real estate:
One- to four-family	232	326	128	85	—
Multi-family	—	28	43	—	—
Home equity lines of credit	—	—	5	—	—
Commercial real estate	—	227	17	—	—
Construction	555	242	497	561	250
Commercial business loans	24	11	—	8	—
Consumer	110	40	47	89	23

Total recoveries	921	874	737	743	273

Net charge-offs	(1,639)	(1,130)	(765)	(2,268)	(1,752)

Ending balance	$25,335	$20,504	$13,053	$10,155	$9,242

Allowance to non-accrual loans	61.00%	51.81%	24.31%	23.54%	42.59%
Allowance to total loans outstanding	1.11%	1.13%	0.96%	0.86%	1.12%
Net charge-offs to average loans outstanding	0.08%	0.07%	0.06%	0.19%	0.23%

Our provision for loan losses was $6.5 million for the year ended December 31, 2013 compared to $8.6 million for the year ended December 31, 2012 and $3.7 million for the year ended December 31, 2011. The changes in the provision for loan losses were based primarily on management’s assessment of loan portfolio growth and composition changes, historical charge-off trends, an ongoing evaluation of credit quality and current economic conditions. The allowance for loan losses was $25.3 million or 1.11% of total loans outstanding at December 31, 2013, compared to $20.5 million or 1.13% of total loans outstanding at December 31, 2012. The increases in the allowance for loan losses at December 31, 2013, 2012 and 2011 were primarily due to increases in the multi-family, commercial real estate, construction and commercial business loan categories, as such loans have higher inherent credit risk than loans in our residential real estate loan categories. We continue to assess the adequacy of our allowance for loan losses in accordance with established policies.

The following tables set forth the breakdown of the allowance for loan losses by loan category at the dates indicated:

	At December 31,
	2013			2012			2011
	Amount	Percent of Allowance to Total Allowance	Percent of Loans in Category of Total Loans	Amount	Percent of Allowance to Total Allowance	Percent of Loans in Category of Total Loans	Amount	Percent of Allowance to Total Allowance	Percent of Loans in Category of Total Loans
	(Dollars in thousands)
Real estate loans:
Residential real estate:
One- to four-family	$1,991	7.9%	19.8%	$2,507	12.2%	24.5%	$1,861	14.3%	30.9%
Multi-family	2,419	9.5	12.6	1,431	7.0	9.9	1,361	10.4	13.0
Home equity lines of credit	155	0.6	2.4	226	1.1	3.4	245	1.9	4.5
Commercial real estate	12,831	50.6	45.0	10,405	50.8	44.0	6,980	53.4	39.0
Construction	4,374	17.3	9.1	3,656	17.8	9.6	1,430	11.0	6.9

Total real estate loans	21,770	85.9	88.9	18,225	88.9	91.4	11,877	91.0	94.3
Commercial business loans	3,433	13.6	10.8	2,174	10.6	8.2	1,061	8.1	5.3
Consumer	132	0.5	0.3	105	0.5	0.4	115	0.9	0.4

Total loans	$25,335	100.0%	100.0%	$20,504	100.0%	100.0%	$13,053	100.0%	100.0%

	At December 31,
	2010			2009
	Amount	Percent of Allowance to Total Allowance	Percent of Loans in Category of Total Loans	Amount	Percent of Allowance to Total Allowance	Percent of Loans in Category of Total Loans
	(Dollars in thousands)
Real estate loans:
Residential real estate:
One- to four-family	$1,130	11.1%	34.0%	$1,730	18.7%	33.5%
Multi-family	1,038	10.2	11.4	467	5.1	6.5
Home equity lines of credit	227	2.2	5.3	128	1.4	3.6
Commercial real estate	5,238	51.7	36.6	4,435	48.0	42.6
Construction	2,042	20.1	9.6	1,859	20.1	11.4

Total real estate loans	9,675	95.3	96.9	8,619	93.3	97.6
Commercial business loans	448	4.4	2.6	586	6.3	2.2
Consumer	32	0.3	0.5	37	0.4	0.2

Total loans	$10,155	100.0%	100.0%	$9,242	100.0%	100.0%

The allowance consists of general and allocated components. The general component relates to pools of non-impaired loans and is based on historical loss experience adjusted for qualitative factors. The allocated component relates to loans that are classified as impaired, whereby an allowance is established when the discounted cash flows, collateral value or observable market price of the impaired loan is lower than the carrying value of that loan.

We had impaired loans totaling $33.5 million and $41.2 million as of December 31, 2013 and 2012, respectively. At December 31, 2013, impaired loans totaling $3.6 million had a valuation allowance of $376,000. Impaired loans totaling $6.7 million had a valuation allowance of $649,000 at December 31, 2012. Our average investment in impaired loans was $40.8 million and $51.7 million for the years ended December 31, 2013 and 2012, respectively.

A loan is considered impaired when, based on current information and events, it is probable that we will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value and the probability of collecting scheduled principal and interest payments when due. Impairment is measured on a loan by loan basis by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price, or the fair value of the collateral if the loan is collateral dependent.

Large groups of smaller balance homogeneous loans are collectively evaluated for impairment based on payment status. Accordingly, we do not separately identify individual one- to four-family residential and consumer loans for impairment disclosures, unless such loans are subject to a troubled debt restructuring. We periodically may agree to modify the contractual terms of loans. When a loan is modified and a concession is made to a borrower experiencing financial difficulty, the modification is considered a TDR. All TDRs are initially classified as impaired.

We review residential and commercial loans for impairment based on the fair value of collateral, if collateral-dependent, or the present value of expected cash flows. Management has reviewed the collateral value for all impaired and non-accrual loans that were collateral-dependent as of December 31, 2013 and considered any probable loss in determining the allowance for loan losses.

For residential loans measured for impairment based on the collateral value, we will do the following:

•	When a loan becomes seriously delinquent, generally 60 days past due, we obtain third-party appraisals that are generally the basis for charge-offs when a loss is indicated, prior to the foreclosure sale, but usually no later than when such loans are 180 days past due. We generally are able to complete the foreclosure process within six to nine months from receipt of the third-party appraisal.

•	We make adjustments to appraisals based on updated economic information, if necessary, prior to the foreclosure sale. We review current market factors to determine whether, in management’s opinion, downward adjustments to the most recent appraised values may be warranted. If so, we use our best estimate to apply an estimated discount rate to the appraised values to reflect current market factors.

•	Appraisals we receive are based on comparable property sales.

For commercial loans measured for impairment based on the collateral value, we will do the following:

•	We obtain a third party appraisal at the time a loan is deemed to be in a workout situation and there is no indication that the loan will return to performing status, generally when the loan is 90 days or more past due. One or more updated third party appraisals are obtained prior to foreclosure depending on the foreclosure timeline. In general we order new appraisals annually on loans in the process of foreclosure.

•	We make downward adjustments to appraisals when conditions warrant. Adjustments are made by applying a discount to the appraised value based on occupancy, recent changes in condition to the property and certain other factors. Adjustments are also made to appraisals for construction projects involving residential properties based on recent sales of units. Losses are recognized if the appraised value less estimated costs to sell is less than our carrying value of the loan.

•	Appraisals we receive are generally based on a reconciliation of comparable property sales and income capitalization approaches. For loans on construction projects involving residential properties, appraisals are generally based on a discounted cash flow analysis assuming a bulk sale to a single buyer.

Loans that are partially charged off generally remain on non-accrual status until foreclosure or such time that they are performing in accordance with the terms of the loan and have a sustained payment history of at least six months. The accrual of interest is generally discontinued when the contractual payment of principal or interest has become 90 days past due or management has serious doubts about further collectability of principal or interest, even though the loan is currently performing. Loan losses are charged against the allowance when we believe the uncollectability of a loan balance is confirmed; for collateral-dependent loans, generally when appraised values (as adjusted values, if applicable) less estimated costs to sell, are less than our carrying values.

Although we believe that we use the best information available to establish the allowance for loan losses, future adjustments to the allowance for loan losses may be necessary and our results of operations could be adversely affected if circumstances differ substantially from the assumptions used in making the determinations. Furthermore, while we believe we have established our allowance for loan losses in conformity with generally accepted accounting principles in the United States of America, there can be no assurance that regulators, in reviewing our loan portfolio, will not require us to increase our allowance for loan losses. In addition, because future events affecting borrowers and collateral cannot be predicted with certainty, there can be no assurance that the existing allowance for loan losses is adequate or that increases will not be necessary should the quality of any loans deteriorate as a result of the factors discussed above. Any material increase in the allowance for loan losses may adversely affect our financial condition and results of operations.

Securities Portfolio

At December 31, 2013, our securities portfolio was $201.1 million, or 7.5% of total assets. At that date, 46.4% of the securities portfolio, or $93.4 million, was invested in corporate bonds. The amortized cost and fair value of corporate bonds in the financial services sector was $58.2 million, and $59.2 million, respectively. The remainder of the corporate bond portfolio includes companies from a variety of industries. Refer to Note 2, Securities Available for Sale, in Notes to the Consolidated Financial Statements included in this prospectus for more detail regarding industry concentrations in our corporate bond portfolio. The portfolio also includes debt securities issued by government-sponsored enterprises, municipal bonds, mortgage-backed securities issued by government-sponsored enterprises and private companies and marketable equity securities. Included in marketable equity securities are money market mutual funds and common stocks. We purchase marketable equity securities with the intent to generate long-term capital gains through purchasing investment grade dividend paying securities in companies with relatively low long-term debt and a history of sustained earnings and above-average growth. We typically initiate a securities position based on market opportunities and add to our position through dollar cost averaging on a monthly basis.

The following table sets forth the amortized cost and fair value of our securities, all of which at the dates indicated were available for sale.

	At December 31,
	2013		2012		2011
	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value
	(In thousands)
Debt securities:
Corporate bonds	$91,816	$93,388	$117,714	$121,420	$163,746	$165,704
Government-sponsored enterprises	34,562	33,148	53,084	53,149	82,898	83,195
Municipal bonds	5,721	5,858	7,236	7,461	7,401	7,574
Residential mortgage-backed securities:
Government-sponsored enterprises	11,138	11,730	16,280	17,298	25,296	26,664
Private label	1,578	1,664	3,169	3,309	7,322	7,055

Total debt securities	144,815	145,788	197,483	202,637	286,663	290,192
Marketable equity securities:
Common stocks	46,841	53,325	42,406	46,334	31,820	36,007
Money market mutual funds	2,065	2,024	13,833	13,814	9,049	9,031

Total marketable equity securities	48,906	55,349	56,239	60,148	40,869	45,038

Total	$193,721	$201,137	$253,722	$262,785	$327,532	$335,230

At December 31, 2013, we had no investments in a single company or entity, other than Government-sponsored enterprises, that had an aggregate book value in excess of 10% of our equity.

The following table sets forth the stated maturities and weighted average yields of the securities at December 31, 2013.

	One Year or Less		More than One Year to Five Years		More than Five Years to Ten Years		More than Ten Years		Total
	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield
	(Dollars in thousands)
Debt securities:
Corporate bonds	$41,128	2.75%	$50,688	2.30%	$—	—%	$—	—%	$91,816	2.50%
Government-sponsored enterprises	—	—	62	1.19	34,500	1.04	—	—	34,562	1.04
Municipal bonds	250	2.60	5,471	3.16	—	—	—	—	5,721	3.13
Residential mortgage-backed securities:
Government-sponsored enterprises	—	—	2	12.46	16	9.52	11,120	4.34	11,138	4.35
Private label	—	—	—	—	—	—	1,578	5.40	1,578	5.40

Total debt securities	$41,378	2.75%	$56,223	2.38%	$34,516	1.04%	$12,698	4.47%	$144,815	2.35%

The available-for-sale securities portfolio decreased $61.6 million, or 23.5% to $201.1 million at December 31, 2013 from $262.8 million at December 31, 2012. Money market mutual funds included in the marketable equity securities portfolio totaled $2.0 million and $13.8 million at December 31, 2013 and 2012, respectively.

Each reporting period, we evaluate all securities with a decline in fair value below the amortized cost of the investment to determine whether or not the impairment is deemed to be other-than-temporary. Other-than-temporary impairment (“OTTI”) is required to be recognized if (1) we intend to sell the security; (2) it is more likely than not that we will be required to sell the security before recovery of its amortized cost basis; or (3) for debt securities, the present value of expected cash flows is not sufficient to recover the entire amortized cost basis. Marketable equity securities are evaluated for OTTI based on the severity and duration of the impairment and, if deemed to be other than temporary, the declines in fair value are reflected in earnings as realized losses. For impaired debt securities that we intend to sell, or more likely than not will be required to sell, the full amount of the depreciation is recognized as OTTI through earnings. For all other impaired debt securities, credit-related OTTI is recognized through earnings and non-credit related OTTI is recognized in other comprehensive income/loss, net of applicable taxes. At December 31, 2013, unrealized losses in our debt portfolio ranged from 0% to 6.0% of amortized cost, and unrealized losses in our equity portfolio ranged from 0% to 4.0% of cost.

As of December 31, 2013, the net unrealized gain on the total debt securities portfolio was $973,000. The most significant market valuation decrease related to any one debt security within the portfolio at December 31, 2013 was $111,000. We have no indication that the issuer will be unable to continue to service the obligations, and management does intend not to sell, and more likely than not will not be required to sell, such bond before the earlier of recovery or maturity. As a result, management considers the decline in market value to be temporary. No other debt securities had a market decline greater than 6.0% of amortized cost.

As of December 31, 2013, the net unrealized gain on the total marketable equity securities portfolio was $6.4 million. The most significant market valuation decrease related to any one equity security within the portfolio at December 31, 2013 is $41,000. Although the issuers have shown declines in earnings as a result of the weakened economy, no credit issues have been identified that cause management to believe the decline in market value is other than temporary, and we have the ability and intent to hold these investments until a recovery of fair value. In analyzing an equity issuer’s financial condition, management considers industry analysts’ reports, financial performance and projected target prices of investment analysts within a one-year time frame.

Refer to Note 2, Securities Available for Sale, in Notes to the Consolidated Financial Statements included in this prospectus for more detail regarding our assessment of other-than-temporary impairment.

Deposits

Deposits are a major source of our funds for lending and other investment purposes. Deposit inflows and outflows are significantly influenced by general interest rates and money market conditions. Our deposit base is comprised of demand, NOW, money market, regular savings and other deposits, and certificates of deposit. We consider demand, NOW, money market, and regular savings and other deposits to be core deposits. Total deposits increased $383.2 million, or 20.5%, to $2.249 billion at December 31, 2013 from $1.865 billion at December 31, 2012. Our continuing focus on the acquisition and expansion of core deposit relationships resulted in net growth in those non-term deposits of $335.7 million, or 27.1%, to $1.573 billion, or 69.9% of total deposits.

The following table sets forth the average balances of deposits for the periods indicated.

	Years Ended December 31,
	2013			2012			2011
	Average Balance	Average Rate	Percent of Total Deposits	Average Balance	Average Rate	Percent of Total Deposits	Average Balance	Average Rate	Percent of Total Deposits
	(Dollars in thousands)
Demand deposits	$226,691	—%	11.4%	$172,258	—%	10.9%	$126,737	—%	9.1%
NOW deposits	187,426	0.53	9.4	154,375	0.48	9.7	134,557	0.46	9.6
Money market deposits	718,159	0.91	37.6	523,133	0.86	32.5	376,546	0.93	27.8
Regular savings and other deposits	252,723	0.26	11.5	231,274	0.38	13.2	205,664	0.49	13.3
Certificates of deposit	676,345	1.31	30.1	630,349	1.53	33.7	692,638	1.82	40.2

Total	$2,061,344	0.83	100.0%	$1,711,389	0.92	100.0%	$1,536,142	1.15	100.0%

The following table indicates the amount of certificates of deposit of $100,000 or more by time remaining until maturity as of December 31, 2013.

Certificates of Deposit
(In thousands)
Maturity Period:
Three months or less	$47,380
Over three through six months	95,427
Over six through twelve months	100,462
Over twelve months	135,922

Total	$379,191

Borrowings

We use borrowings from the Federal Home Loan Bank of Boston to supplement our supply of funds for loans and investments. In addition, we may also purchase federal funds from local banking institutions as an additional short-term funding source for East Boston Savings Bank. Total borrowings increased $649,000, or 0.4%, to $161.9 million at December 31, 2013 from $161.3 million at December 31, 2012, reflecting new advances with the Federal Home Loan Bank of Boston totaling $47.5 million with terms of two to seven years and fixed interest rates of 0.61% to 1.22% during the year ended December 31, 2013. At December 31, 2013 and 2012, Federal Home Loan Bank of Boston advances totaled $161.9 million and $161.3 million, respectively, with a weighted average rate of 1.48% and 2.05%, respectively. At December 31, 2013, we also had an available line of credit of $9.4 million with the Federal Home Loan Bank of Boston at an interest rate that adjusts daily, none of which was outstanding at that date.

Information relating to borrowings, including the federal funds purchased, is detailed in the following table.

	Years Ended December 31,
	2013	2012	2011
	(Dollars in thousands)
Balance outstanding at end of year	$161,903	$161,254	$131,450
Average amount outstanding during the year	$179,708	$152,730	$143,346
Weighted average interest rate during the year	1.72%	2.10%	2.26%
Maximum outstanding at any month end	$188,576	$182,061	$157,848
Weighted average interest rate at end of year	1.48%	2.05%	2.29%

Stockholders’ Equity

Total stockholders’ equity increased $15.3 million, or 6.5%, to $249.2 million at December 31, 2013, from $233.9 million at December 31, 2012. The increase for the year ended December 31, 2013 was due primarily to $15.4 million in net income and $2.2 million related to stock-based compensation plans, partially offset by a decrease of $811,000 in net accumulated other comprehensive income reflecting a decrease in the fair value of available for sale securities, net of tax and a $1.6 million increase in treasury stock resulting from our repurchasing 91,086 shares of common stock. Stockholders’ equity to assets was 9.29% at December 31, 2013, compared to 10.27% at December 31, 2012. Book value per share increased to $11.21 at December 31, 2013 from $10.51 at December 31, 2012. Tangible book value per share increased to $10.60 at December 31, 2013 from $9.90 at December 31, 2012. At December 31, 2013, Old Meridian and East Boston Savings Bank continued to exceed all regulatory capital requirements.

Average Balance Sheets and Related Yields and Rates

The following table presents information regarding average balances of assets and liabilities, the total dollar amounts of interest income and dividends from average interest-earning assets, the total dollar amounts of interest expense on average interest-bearing liabilities and the resulting annualized average yields and costs. The yields and costs for the periods indicated are derived by dividing income or expense by the average balances of assets or liabilities, respectively, for the periods presented. For purposes of this table, average balances have been calculated using daily average balances, and non-accrual loans are included in average balances but are not deemed material. Loan fees are included in interest income on loans but are not material.

	Years Ended December 31,
	2013			2012			2011
	Average Balance	Interest (1)	Yield/ Cost (1)	Average Balance	Interest (1)	Yield/ Cost (1)	Average Balance	Interest (1)	Yield/ Cost (1)
	(Dollars in thousands)
Assets:
Interest-earning assets:
Loans (2)	$2,010,624	$90,680	4.51%	$1,550,707	$76,826	4.95%	$1,230,294	$66,229	5.38%
Securities and certificates of deposits	227,695	6,122	2.69	298,918	9,224	3.09	364,199	12,637	3.47
Other interest-earning assets (3)	144,689	344	0.24	135,183	332	0.25	190,634	502	0.26

Total interest-earning assets	2,383,008	97,146	4.08	1,984,808	86,382	4.35	1,785,127	79,368	4.45

Noninterest-earning assets	117,506			124,727			128,955

Total assets	$2,500,514			$2,109,535			$1,914,082

Liabilities and stockholders’ equity:
Interest-bearing liabilities:
NOW deposits	$187,426	994	0.53	$154,375	741	0.48	$134,557	613	0.46
Money market deposits	718,159	6,530	0.91	523,133	4,484	0.86	376,546	3,515	0.93
Regular savings and other deposits	252,723	663	0.26	231,274	887	0.38	205,664	1,003	0.49
Certificates of deposit	676,345	8,866	1.31	630,349	9,627	1.53	692,638	12,607	1.82

Total interest-bearing deposits	1,834,653	17,053	0.93	1,539,131	15,739	1.02	1,409,405	17,738	1.26
Borrowings	179,708	3,082	1.72	152,730	3,206	2.10	143,346	3,234	2.26

Total interest-bearing liabilities	2,014,361	20,135	1.00	1,691,861	18,945	1.12	1,552,751	20,972	1.35

Noninterest-bearing demand deposits	226,691			172,258			126,737
Other noninterest-bearing liabilities	17,924			16,166			15,138

Total liabilities	2,258,976			1,880,285			1,694,626
Total stockholders’ equity	241,538			229,250			219,456

Total liabilities and stockholders’ equity	$2,500,514			$2,109,535			$1,914,082

Net interest-earning assets	$368,647			$292,947			$232,376

Fully tax-equivalent net interest income		77,011			67,437			58,396

Less: tax-equivalent adjustments		(1,942)			(1,413)			(556)

Net interest income		$75,069			$66,024			$57,840

Interest rate spread (1)(4)			3.08%			3.23%			3.10%
Net interest margin (1)(5)			3.23%			3.40%			3.27%
Average interest-earning assets to average interest-bearing liabilities	118.30%			117.32%			114.97%
Supplemental Information:
Total deposits, including noninterest-bearing demand deposits	$2,061,344	$17,053	0.83%	$1,711,389	$15,739	0.92%	$1,536,142	$17,738	1.15%
Total deposits and borrowings, including noninterest-bearing demand deposits	$2,241,052	$20,135	0.90%	$1,864,119	$18,945	1.02%	$1,679,488	$20,972	1.25%

(footnotes begin on following page)

(footnotes from previous page)

(1)	Income on debt securities, equity securities and revenue bonds included in commercial real estate loans, resulting yields, and interest rate spread and net interest margin, are presented on a tax-equivalent basis. The tax-equivalent adjustments are deducted from tax-equivalent net interest income to agree to amounts reported in the consolidated statements of net income. For the years ended December 31, 2013, 2012 and 2011, yields on loans before tax-equivalent adjustments were 4.44%, 4.90% and 5.38%, respectively, yields on securities and certificates of deposit before tax-equivalent adjustments were 2.42%, 2.87% and 3.34%, respectively, and yield on total interest-earning assets before tax-equivalent adjustments were 4.00%, 4.28% and 4.41%, respectively. Interest rate spread before tax-equivalent adjustments for the years ended December 31, 2013, 2012 and 2011 was 3.00%, 3.16% and 3.06%, respectively, while net interest margin before tax-equivalent adjustments for the years ended December 31, 2013, 2012 and 2011 was 3.15%, 3.33% and 3.24%, respectively.
(2)	Loans on non-accrual status are included in average balances.
(3)	Includes Federal Home Loan Bank stock and associated dividends.
(4)	Interest rate spread represents the difference between the tax-equivalent yield on interest-earning assets and the cost of interest-bearing liabilities.
(5)	Net interest margin represents net interest income (tax-equivalent basis) divided by average interest-earning assets.

Rate/Volume Analysis

The following table sets forth the effects of changing rates and volumes on our fully tax-equivalent net interest income. The rate column shows the effects attributable to changes in rate (changes in rate multiplied by prior volume). The volume column shows the effects attributable to changes in volume (changes in volume multiplied by prior rate). The net column represents the sum of the prior columns. For purposes of this table, changes attributable to changes in both rate and volume that cannot be segregated have been allocated proportionally based on the changes due to rate and the changes due to volume.

	Year Ended December 31, 2013 Compared to 2012 Increase (Decrease) Due to			Year Ended December 31, 2012 Compared to 2011 Increase (Decrease) Due to
	Volume	Rate	Net	Volume	Rate	Net
	(In thousands)
Interest Income:
Loans	$21,217	$(7,363)	$13,854	$16,196	$(5,599)	$10,597
Securities and certificates of deposits	(2,014)	(1,088)	(3,102)	(2,110)	(1,303)	(3,413)
Other interest-earning assets	23	(11)	12	(138)	(32)	(170)

Total	19,226	(8,462)	10,764	13,948	(6,934)	7,014
Interest Expense:
Deposits	2,674	(1,360)	1,314	416	(2,415)	(1,999)
Borrowings	515	(639)	(124)	205	(233)	(28)

Total	3,189	(1,999)	1,190	621	(2,648)	(2,027)

Change in fully tax-equivalent net interest income	$16,037	$(6,463)	$9,574	$13,327	$(4,286)	$9,041

Results of Operations for the Years Ended December 31, 2013, 2012 and 2011

Net Income. Our primary source of income is net interest income. Net interest income is the difference between interest income, which is the income that we earn on our loans and investments, and interest expense, which is the interest that we pay on our deposits and borrowings. Changes in levels of interest rates affect our net interest income. A secondary source of income is non-interest income, which includes revenue that we receive from providing products and services. The majority of our non-interest income generally comes from customer service fees, loan fees, bank-owned life insurance, mortgage banking gains and gains on sales of securities.

Net income information is as follows:

	Years Ended December 31,			Change 2013/2012		Change 2012/2011
	2013	2012	2011	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Net interest income	$75,069	$66,024	$57,840	$9,045	13.7%	$8,184	14.1%
Provision for loan losses	6,470	8,581	3,663	(2,111)	(24.6)	4,918	134.3
Non-interest income	19,416	21,261	15,388	(1,845)	(8.7)	5,873	38.2
Non-interest expenses	64,515	59,948	50,994	4,567	7.6	8,954	17.6
Net income	15,429	12,426	11,970	3,003	24.2	456	3.8
Return on average assets	0.62%	0.59%	0.63%	0.03	5.1	(0.04)	(6.3)
Return on average equity	6.39%	5.42%	5.45%	0.97	17.9	(0.03)	(0.6)

Old Meridian recorded a pre-tax gain of $4.8 million on June 8, 2012 due to the sale of Hampshire First Bank, which was 43% owned by Old Meridian, to NBT Bancorp, Inc. and NBT Bank, N.A. On an after-tax basis, this gain increased net income by $2.9 million, or $0.13 per diluted share, for the year ended December 31, 2012.

Net Interest Income. Net interest income increased $9.0 million, or 13.7%, to $75.1 million for the year ended December 31, 2013 from $66.0 million for the year ended December 31, 2012. The net interest rate spread and net interest margin were 3.00% and 3.15%, respectively, for the year ended December 31, 2013 compared to 3.16% and 3.33%, respectively, for the year ended December 31, 2012. The increases in net interest income were due primarily to loan growth along with declines in the cost of funds, partially offset by declines in yields on interest-earning assets and deposit growth for the year ended December 31, 2013 compared to 2012.

The average balance of our loan portfolio increased $459.9 million, or 29.7%, to $2.011 billion, which was partially offset by the decline in the yield on loans of 46 basis points to 4.44% for the year ended December 31, 2013 compared to 4.90% for the year ended December 31, 2012. The average balance of our total deposits increased $350.0 million, or 20.4%, to $2.061 billion, which was partially offset by the decline in cost of total deposits of nine basis points to 0.83% for the year ended December 31, 2013 compared to the year ended December 31, 2012. Our yield on interest-earning assets declined 28 basis points to 4.00% for the year ended December 31, 2013 compared to 4.28% for the year ended December 31, 2012, while the cost of funds declined 12 basis points to 0.90% for the year ended December 31, 2013 compared to 1.02% for the year ended December 31, 2012.

For the year ended December 31, 2012, net interest income increased $8.2 million, or 14.1%, to $66.0 million from $57.8 million for the year ended December 31, 2011. The net interest rate spread and net interest margin were 3.16% and 3.33%, respectively, for the year ended December 31, 2012 compared to 3.06% and 3.24%, respectively, for the year ended December 31, 2011. The increase in net interest income was due primarily to strong loan growth along with a decline in the cost of funds for the year ended December 31, 2012 compared to 2011.

The average balance of our loan portfolio increased $320.4 million, or 26.0%, to $1.551 billion, which was partially offset by the decline in the yield on loans of 48 basis points to 4.90% for the year ended December 31, 2012 compared to the year ended December 31, 2011. Our cost of total deposits declined 23 basis points to 0.92%, which was partially offset by the increase in the average balance of total deposits of $175.2 million, or 11.4%, to $1.711 billion for the year ended December 31, 2012 compared to the year ended December 31, 2011. Our yield on interest-earning assets declined 13 basis points to 4.28% for the year ended December 31, 2012 compared to 4.41% for the year ended December 31, 2011, while the cost of funds declined 23 basis points to 1.02% for the year ended December 31, 2012 compared to 1.25% for the year ended December 31, 2011.

Provision for Loan Losses. Our provision for loan losses was $6.5 million for the year ended December 31, 2013 compared to $8.6 million and $3.7 million for the years ended December 31, 2012 and 2011, respectively. For further discussion of the changes in the provision and allowance for loan losses, refer to “Asset Quality—Allowance for Loan Losses.”

Non-Interest Income. Non-interest income information is as follows:

	Years Ended December 31,			Change 2013/2012		Change 2012/2011
	2013	2012	2011	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Customer service fees	$7,129	$6,645	$5,867	$484	7.3%	$778	13.3%
Loan fees	508	339	584	169	49.9	(245)	(42.0)
Mortgage banking gains, net	583	2,371	2,125	(1,788)	(75.4)	246	11.6
Gain on sales of securities, net	9,636	5,568	4,464	4,068	73.1	1,104	24.7
Income from bank-owned life insurance	1,195	1,201	1,221	(6)	(0.5)	(20)	(1.6)
Equity income on investment in affiliate bank	—	310	1,110	(310)	(100.0)	(800)	(72.1)
Gain on sale of investment in affiliate bank	—	4,819	—	(4,819)	(100.0)	4,819	—
Other income	365	8	17	357	4,462.5	(9)	(52.9)

Total non-interest income	$19,416	$21,261	$15,388	$(1,845)	(8.7)%	$5,873	38.2%

Non-interest income decreased $1.8 million, or 8.7%, to $19.4 million for the year ended December 31, 2013 from $21.3 million for the year ended December 31, 2012, primarily due to the prior year $4.8 million gain on sale of the Hampshire First Bank affiliate and a decrease of $1.8 million in mortgage banking gains, net, partially offset by increases of $4.1 million in gain on sales of securities, net, $484,000 in customer service fees and $357,000 in other income. The decrease in mortgage banking gains, net are primarily due to declines in mortgage loan sales, reflecting the decline in refinancing activity due to rising interest rates in 2013, along with related derivative valuations on commitments to originate loans for sale and contracts to sell loans. The increase in other income was primarily due to loan level interest rate swap fee income recognized in the fourth quarter of 2013.

For the year ended December 31, 2012, non-interest income increased $5.9 million, or 38.2%, to $21.3 million from $15.4 million for the year ended December 31, 2011, primarily due to a $4.8 million gain on sale of the Hampshire First Bank affiliate and increases of $1.1 million in gain on sales of securities, net, $778,000 in customer service fees and $246,000 in mortgage banking gains, net, partially offset by decreases of $800,000 in equity income from the Hampshire First Bank affiliate and $245,000 in loan fees.

Non-Interest Expense. Non-interest expense information is as follows:

	Years Ended December 31,			Change 2013/2012		Change 2012/2011
	2013	2012	2011	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Salaries and employee benefits	$39,618	$36,386	$29,474	$3,232	8.9%	$6,912	23.5%
Occupancy and equipment	8,798	7,932	7,831	866	10.9	101	1.3
Data processing	4,274	3,511	2,909	763	21.7	602	20.7
Marketing and advertising	2,949	2,537	2,450	412	16.2	87	3.6
Professional services	2,308	2,966	2,685	(658)	(22.2)	281	10.5
Foreclosed real estate	479	599	328	(120)	(20.0)	271	82.6
Deposit insurance	2,053	1,760	1,893	293	16.6	(133)	(7.0)
Other general and administrative	4,036	4,257	3,424	(221)	(5.2)	833	24.3

Total non-interest expense	$64,515	$59,948	$50,994	$4,567	7.6%	$8,954	17.6%

Non-interest expense increased $4.6 million, or 7.6%, to $64.5 million for the year ended December 31, 2013 from $59.9 million for the year ended December 31, 2012, primarily due to increases of $3.2 million in salaries and employee benefits, $866,000 in occupancy and equipment expense, $763,000 in data processing, $412,000 in marketing and advertising and $293,000 in deposit insurance, partially offset by decreases of $658,000 in professional services reflecting a decline in legal and consulting expenses, $120,000 in foreclosed real estate expense and $221,000 in other non-interest expenses. The increases in salaries and employee benefits and occupancy and equipment expenses were primarily associated with the opening of new branches and costs associated with the expansion of residential and commercial lending capacity.

For the year ended December 31, 2012, non-interest expense increased $9.0 million, or 17.6%, to $59.9 million from $51.0 million for the year ended December 31, 2011, primarily due to increases of $6.9 million in salaries and employee benefits, $602,000 in data processing expenses and $1.4 million in other non-interest expenses. The increases in non-interest expenses were primarily associated with the new branches opened and costs associated with the expansion of residential and commercial lending capacity in the past year. In addition, the increase in salaries and employee benefits reflected an increase in incentive compensation plan expense of $1.2 million to $3.1 million for the year ended December 31, 2012 from $1.9 million for the year ended December 31, 2011 based on our achievement of various performance measures.

Income Tax Provision. We recorded a provision for income taxes of $8.1 million for the year ended December 31, 2013, reflecting an effective tax rate of 34.3%, compared to $6.3 million, or 33.7%, for the year ended December 31, 2012. For the year ended December 31, 2011, we recorded a provision for income taxes of $6.6 million, reflecting an effective tax rate of 35.5%. The changes in the income tax provision were primarily due to changes in the components of pre-tax income.

Risk Management

Overview. Managing risk is an essential part of successfully managing a financial institution. Our most prominent risk exposures are credit risk, interest rate risk and market risk. Credit risk is the risk of not collecting the interest and/or the principal balance of a loan or investment when it is due. Interest rate risk is the potential reduction of net interest income as a result of changes in interest rates. Market risk arises from fluctuations in interest rates that may result in changes in the values of financial instruments, such as available-for-sale securities that are accounted for on a mark-to-market basis. Other risks that we face are operational risks, liquidity risk and reputation risk. Operational risks include risks related to fraud, regulatory compliance, processing errors, and technology and disaster recovery. Liquidity risk is the possible inability to fund obligations to depositors, lenders or borrowers. Reputation risk is the risk that negative publicity or press, whether true or not, could cause a decline in our customer base or revenue.

Old Meridian’s Risk Management Officer and the Compliance/Risk Management Committee oversee the risk management process on behalf of Old Meridian’s Board of Directors, with responsibility for the overall risk program and strategy, determining risks and implementing risk mitigation strategies in the following risk areas: interest rates, operational/compliance, liquidity, strategic, reputation, credit and legal/regulatory. The Risk Management Officer reports the activities of the Compliance/Risk Management Committee to the Audit Committee of the Board of Directors on a quarterly basis, or more often as necessary. The Risk Management Officer provides counsel to members of our management team on all issues that affect our risk positions.

In addition, the Risk Management Officer is responsible for the following:

•	Develops, implements and maintains a risk management program for the entire Bank to withstand regulatory scrutiny and provides operational safety and efficiency;

•	Recommends policy to the Board of Directors;

•	Chairs Old Meridian’s Compliance/Risk Management Committee;

•	Participates in developing long-term strategic risk objectives for Old Meridian;

•	Coordinates and reviews risk assessments and provides recommendations on risk controls, testing and mitigation strategies;

•	Reviews and provides recommendations and approvals for all proposed business initiatives;

•	Implements and maintains the Vendor Management Program; and

•	Keeps abreast of risk management and regulatory trends and mitigation strategies.

Asset/Liability Management. Our earnings and the market value of our assets and liabilities are subject to fluctuations caused by changes in the level of interest rates. We manage the interest rate sensitivity of our interest-bearing liabilities and interest-earning assets in an effort to minimize the adverse effects of changes in the interest rate environment. Deposit accounts typically react more quickly to changes in market interest rates than mortgage loans because of the shorter maturities of deposits. As a result, sharp increases in interest rates may adversely affect our earnings while decreases in interest rates may beneficially affect our earnings. To reduce the potential volatility of our earnings, we have sought to improve the match between asset and liability maturities and rates, while maintaining an acceptable interest rate spread. Our strategy for managing interest rate risk emphasizes: originating loans with adjustable interest rates; selling the residential real estate fixed-rate loans with terms greater than 10 years that we originate; promoting core deposit products; and adjusting the interest rates and maturities of funding sources, as necessary.

We have an Asset/Liability Management Committee to coordinate all aspects of asset/liability management. The committee establishes and monitors the volume, maturities, pricing and mix of assets and funding sources with the objective of managing assets and funding sources to provide results that are consistent with liquidity, growth, risk limits and profitability goals.

We analyze our interest rate sensitivity position to manage the risk associated with interest rate movements through the use of interest income simulation. The matching of assets and liabilities may be analyzed by examining the extent to which such assets and liabilities are “interest sensitive.” An asset or liability is said to be interest rate sensitive within a specific time period if it will mature or reprice within that time period.

Our goal is to manage asset and liability positions to moderate the effects of interest rate fluctuations on net interest income. Interest income simulations are completed quarterly and presented to the Asset/Liability Committee and the Board of Directors. The simulations provide an estimate of the impact of changes in interest rates on net interest income under a range of assumptions. The numerous assumptions used in the simulation process are reviewed by the Asset/Liability Committee and the Executive Committee on a quarterly basis. Changes to these assumptions can significantly affect the results of the simulation. The simulation incorporates assumptions regarding the potential timing in the repricing of certain assets and liabilities when market rates change and the changes in spreads between different market rates. The simulation analysis incorporates management’s current assessment of the risk that pricing margins will change adversely over time due to competition or other factors.

Simulation analysis is only an estimate of our interest rate risk exposure at a particular point in time. We continually review the potential effect changes in interest rates could have on the repayment of rate sensitive assets and funding requirements of rate sensitive liabilities.

The simulation uses projected repricing of assets and liabilities on the basis of contractual maturities, anticipated repayments and scheduled rate adjustments. Prepayment rates can have a significant impact on interest income simulation. Because of the large percentage of loans we hold, rising or falling interest rates have a significant impact on the prepayment speeds of our earning assets that in turn affect the rate sensitivity position. When interest rates rise, prepayments tend to slow. When interest rates fall, prepayments tend to rise. Our asset sensitivity would be reduced if prepayments slow and vice versa. While we believe such assumptions to be reasonable, there can be no assurance that assumed prepayment rates will approximate actual future mortgage-backed security and loan repayment activity.

The following table reflects changes in estimated net interest income for East Boston Savings Bank due to immediate non-parallel changes in interest rates at January 1, 2014 through December 31, 2014.

	Net Interest Income
	Amount	Change	Percent
	(Dollars in thousands)
Increase (Decrease) in Market Interest Rates
300	$70,839	$(10,267)	(12.66)%
Flat	81,106
-100	81,932	826	1.02

Liquidity Management. Liquidity is the ability to meet current and future financial obligations of a short-term nature. Our primary sources of funds consist of deposit inflows, loan repayments, maturities of and payments on investment securities and borrowings from the Federal Home Loan Bank of Boston. While maturities and scheduled amortization of loans and securities are predictable sources of funds, deposit flows and mortgage prepayments are greatly influenced by general interest rates, economic conditions and competition.

We regularly adjust our investments in liquid assets based upon our assessment of (1) expected loan demand, (2) expected deposit flows, (3) yields available on interest-earning deposits and securities and (4) the objectives of our asset/liability management policy.

Our most liquid assets are cash and cash equivalents. The levels of these assets depend on our operating, financing, lending and investing activities during any given period. At December 31, 2013, cash and cash equivalents totaled $86.3 million. In addition, at December 31, 2013, we had $240.1 million of available borrowing capacity with the Federal Home Loan Bank of Boston, including a $9.4 million line of credit. On December 31, 2013, we had $161.9 million of advances outstanding.

A significant use of our liquidity is the funding of loan originations. At December 31, 2013 and 2012, we had total loan commitments outstanding of $613.6 million and $439.3 million, respectively. Historically, many of the commitments expire without being fully drawn; therefore the total amount of commitments does not necessarily represent future cash requirements. For further information, see Note 10 of the notes to the consolidated financial statements.

Another significant use of our liquidity is the funding of deposit withdrawals. Certificates of deposit due within one year of December 31, 2013 totaled $440.2 million, or 65.1% of total certificates of deposit. If these maturing deposits do not remain with us, we will be required to utilize other sources of funds. Historically, a significant portion of certificates of deposit that mature have remained with us. We have the ability to attract and retain deposits by adjusting the interest rates offered.

Contractual Obligations. The following table presents our contractual obligations as of December 31, 2013.

	Payments Due by Period
	Total	Up to One Year	More than One Year to Three Years	More than Three Years to Five Years	More Than Five Years
	(In thousands)
Contractual obligations:
Long-term debt obligations	$161,903	$4,000	$36,000	$102,500	$19,403
Operating lease obligations	10,708	1,341	2,622	2,099	4,646
Other long-term obligations (1)	8,940	2,235	4,470	2,235	—

Total	$181,551	$7,576	$43,092	$106,834	$24,049

(1)	Consists entirely of expenses related to obligations under a data processing agreement.

Our primary investing activities are the origination of loans and the purchase of securities. Our primary financing activities consist of activity in deposit accounts and Federal Home Loan Bank advances. Deposit flows are affected by the overall level of interest rates, the interest rates and products offered by us and our local competitors and other factors. We generally manage the pricing of our deposits to be competitive. Occasionally, we offer promotional rates on certain deposit products to attract deposits.

We have a contract with our core data processing provider through December 2017, with a related outstanding commitment of $8.9 million as of December 31, 2013 and with total annual payments of $2.2 million.

Capital Management. Both Old Meridian and East Boston Savings Bank are subject to various regulatory capital requirements administered by the Federal Reserve Board and the Federal Deposit Insurance Corporation, respectively, including a risk-based capital measure. The risk-based capital guidelines include both a definition of capital and a framework for calculating risk-weighted assets by assigning balance sheet assets and off-balance sheet items to broad risk categories. At December 31, 2013, both Old Meridian and East Boston Savings Bank exceeded all of their respective regulatory capital requirements. East Boston Savings Bank is considered “well capitalized” under regulatory guidelines. We have also analyzed the effects of the pending new Basel III capital requirements, and we believe that, upon completion of this offering, East Boston Savings Bank and New Meridian would meet all of these new requirements, including the full 2.5% capital conservation buffer, as if these new requirements had been in effect as of December 31, 2013. See “Risk Factors—We will become subject to more stringent capital requirements, which may adversely impact our return on equity, require us to raise additional capital, or constrain us from paying dividends or repurchasing shares,” “Historical and Pro Forma Regulatory Capital Compliance,” “Supervision and Regulation—Federal Bank Regulation—Capital Requirements” and Note 13, Stockholders’ Equity, “Minimum Regulatory Capital Requirements” in Notes to the Consolidated Financial Statements included with this prospectus.

We may use capital management tools such as cash dividends and common share repurchases. Pursuant to Federal Reserve Board approval conditions imposed in connection with the formation of Old Meridian, we have committed (i) to seek the Federal Reserve Board’s prior approval before repurchasing any equity securities from Meridian Financial Services, Incorporated and (ii) that any repurchases of equity securities from stockholders other than Meridian Financial Services, Incorporated will be at the current market price for such stock repurchases. We are also subject to the Federal Reserve Board’s notice provisions for stock repurchases.

As of December 31, 2013, we had repurchased 287,652 shares of our stock at an average price of $14.68 per share, or 31.8% of the 904,224 shares authorized for repurchase under our fourth repurchase program as adopted during 2011. We have repurchased 1,691,580 shares at an average price of $10.89 per share since December 2008. We terminated the repurchase program in connection with Meridian Financial Services, Incorporated’s adoption of the plan of conversion.

The net proceeds from the stock offering will significantly increase our liquidity and capital resources. Over time, the initial level of liquidity will be reduced as net proceeds from the stock offering are used for general corporate purposes, including the funding of loans. Our financial condition and results of operations will be enhanced by the net proceeds from the stock offering, resulting in increased net interest-earning assets and net interest income. However, due to the increase in equity resulting from the net proceeds from the stock offering, our return on equity will be adversely affected following the stock offering.

Off-Balance Sheet Arrangements. In the normal course of operations, we engage in a variety of financial transactions that, in accordance with generally accepted accounting principles in the United States of America are not recorded in our financial statements. These transactions involve, to varying degrees, elements of credit, interest rate and liquidity risk. Such transactions are used primarily to manage customers’ requests for funding and take the form of loan commitments and lines of credit.

For the year ended December 31, 2013, we engaged in no off-balance sheet transactions reasonably likely to have a material effect on our financial condition, results of operations or cash flows.

Impact of Recent Accounting Pronouncements. For a discussion of the impact of recent accounting pronouncements, see Note 1, Summary of Significant Accounting Policies, in Notes to Consolidated Financial Statements included with this prospectus.

Effect of Inflation and Changing Prices

The consolidated financial statements and related financial data included in this prospectus have been prepared in accordance with generally accepted accounting principles in the United States of America, which require the measurement of financial position and operating results in terms of historical dollars without considering the change in the relative purchasing power of money over time due to inflation. The primary impact of inflation on our operations is reflected in increased operating costs. Unlike most industrial companies, virtually all the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates generally have a more significant impact on a financial institution’s performance than do general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the prices of goods and services.

BUSINESS OF NEW MERIDIAN AND OLD MERIDIAN

New Meridian

New Meridian is a Maryland corporation that was organized in March 2014. Upon completion of the conversion, New Meridian will become the holding company of East Boston Savings Bank and will succeed to all of the business and operations of Old Meridian and each of Old Meridian and Meridian Financial Services, Incorporated will cease to exist.

Initially following the completion of the conversion, New Meridian will have a total of $3.9 million in cash and securities held by Old Meridian and Meridian Financial Services, Incorporated as of December 31, 2013, and the net proceeds it retains from the offering, part of which will be used to fund a loan to the East Boston Savings Bank Employee Stock Ownership Plan. New Meridian will have no significant liabilities. New Meridian intends to use the support staff and offices of East Boston Savings Bank and will pay East Boston Savings Bank for these services. If New Meridian expands or changes its business in the future, it may hire its own employees.

New Meridian intends to invest the net proceeds of the offering as discussed under “How We Intend to Use the Proceeds From the Offering.” In the future, we may pursue other business activities, including mergers and acquisitions, investment alternatives and diversification of operations. There are, however, no current understandings or agreements for these activities.

Old Meridian

Old Meridian is a Massachusetts corporation that owns all of the outstanding shares of common stock of East Boston Savings Bank. At December 31, 2013, Old Meridian had consolidated assets of $2.7 billion, deposits of $2.2 billion and stockholders’ equity of $249.2 million.

East Boston Savings Bank became the wholly-owned subsidiary of Old Meridian’s in 2006, when East Boston Savings Bank reorganized into the two-tier mutual holding company structure. In 2008, Old Meridian sold 10,050,000 shares of its common stock to the public, representing 43.7% of its then-outstanding shares, at $10.00 per share. An additional 12,650,000 shares, or 55.0% of the outstanding shares, were issued to Meridian Financial Services, Incorporated, and 300,000 shares, or 1.3% of the outstanding shares were issued to the East Boston Savings Bank Charitable Foundation, Inc.

BUSINESS OF EAST BOSTON SAVINGS BANK

Our business operations are conducted through our wholly-owned subsidiary, East Boston Savings Bank. East Boston Savings Bank is a community bank that has served the banking needs of its customers since 1848.

As of December 31, 2013, East Boston Savings Bank conducts its business from 27 full-service locations and three loan centers in the greater Boston metropolitan area. East Boston Savings Bank operates nine of its full-service locations and a loan center under the name Mt. Washington Bank, a Division of East Boston Savings Bank. We offer a variety of deposit and loan products to individuals and businesses located in our primary market, which consists of Suffolk, Middlesex and Essex Counties, Massachusetts. We attract deposits from the general public and use those funds to originate one- to four-family real estate, multi-family and commercial real estate, construction, commercial business and consumer loans, which we primarily hold for investment. Our lending business also involves the purchase and sale of loan participation interests. We also offer non-deposit financial products through a third-party network arrangement.

East Boston Savings Bank is subject to comprehensive regulation and examination by the Massachusetts Commissioner of Banks and the Federal Deposit Insurance Corporation.

East Boston Savings Bank’s executive offices are located at 10 Meridian Street, East Boston, Massachusetts 02128, and its telephone number is (617) 567-1500. Its website address is www.ebsb.com. Information on this website is not and should not be considered to be a part of this prospectus.

Market Area

We consider the greater Boston metropolitan area to be our primary market area. While our primary deposit-gathering area is concentrated in the greater Boston metropolitan area, our lending area encompasses a broader market that includes most of eastern Massachusetts east of Route 93, including Cape Cod, and portions of southeastern New Hampshire and Maine. We conduct our operations through our 27 full-service offices and three loan centers located in the following counties, all of which are located in the greater Boston metropolitan area: Essex (five offices and two loan centers), Middlesex (seven offices) and Suffolk (15 offices and one loan center). The greater Boston metropolitan area is the 10th largest metropolitan area in the United States. Located adjacent to major transportation corridors, the Boston metropolitan area provides a highly diversified economic base, with major employment sectors ranging from services, manufacturing and wholesale retail trade, to finance, technology and medical care. The largest employment sector however, is health care and social services, accounting for 20.9% of businesses in the Commonwealth of Massachusetts. Based on data from the Federal Reserve Bank of Boston, the unemployment rate for Massachusetts remained unchanged at 6.7% in December 2013 after peaking at 7.4% in June 2013. Home prices in Massachusetts rose at an annual rate of 5.3% in the third quarter of 2013 compared to 2.6% for the third quarter of 2012.

Competition

We face significant competition for the attraction of deposits and origination of loans. Our most direct competition for deposits has historically come from the many financial institutions operating in our market area and, to a lesser extent, from other financial service companies such as brokerage firms and insurance companies. Several large holding companies operate banks in our market area. These institutions are significantly larger than us and, therefore, have greater resources. We also face competition for investors’ funds from money market funds, mutual funds and other corporate and government securities. Based on data from the Federal Deposit Insurance Corporation as of June 30, 2013 (the latest date for which information is available), East Boston Savings Bank had 0.83% of the deposit market share within the Boston-Cambridge-Quincy, Massachusetts — New Hampshire metropolitan statistical area, giving us the 17th largest market share in our metropolitan statistical area out of 144 financial institutions in our metropolitan statistical area as of that date.

Our competition for loans comes from financial institutions in our market area and from other financial service providers, such as mortgage companies and mortgage brokers. Competition for loans also comes from the increasing number of non-depository financial service companies entering the mortgage market, such as insurance companies, securities companies and specialty finance companies. Some of our competitors offer products and services that we do not offer, such as insurance services, trust services, wealth management and asset-based financing.

Lending Activities

Commercial Real Estate Loans. At December 31, 2013, commercial real estate loans were $1.032 billion, or 45.0%, of our total loan portfolio. The commercial real estate loan portfolio consisted of $209.8 million of fixed-

rate loans and $822.6 million of adjustable-rate loans at December 31, 2013. Our commercial real estate loans are generally secured by properties used for business purposes such as office buildings, industrial facilities and retail facilities. At December 31, 2013, $183.5 million of our commercial real estate portfolio was owner occupied commercial real estate, and the remaining $848.9 million was secured by income producing, or non-owner occupied commercial real estate. We currently target new individual commercial real estate loan originations to small- and mid-size owners and investors in our market area and can, by policy, originate loans to one borrower up to $30.0 million, with exceptions greater than $30.0 million as approved by East Boston Savings Bank’s Executive Committee of the Board of Directors. We intend to continue to grow our commercial real estate loan portfolio while maintaining prudent underwriting standards. In addition to originating these loans, we also participate in loans with other financial institutions.

We originate a variety of fixed- and adjustable-rate commercial real estate loans for terms and amortization periods up to 30 years, which may include balloon loans. Interest rates and payments on our adjustable-rate loans adjust every three, five or seven years and generally are adjusted to a rate equal to a percentage above the corresponding U.S. Treasury rate or Federal Home Loan Bank borrowing rate. Most of our adjustable-rate commercial real estate loans adjust every five years and amortize over terms of 20 to 25 years. We also include pre-payment penalties on loans we originate. Loan amounts generally do not exceed 75% to 80% of the property’s appraised value at the time the loan is originated. In addition, aggregate debt service ratios, including the guarantor’s cash flow and the borrower’s other projects are, by policy, required to have a minimum income to debt service ratio of 1.20x. We require independent appraisals or evaluations on all loans secured by commercial real estate from an approved appraisers list. We require most of our commercial real estate loan borrowers to submit annual financial statements and/or rent rolls on the subject property. These properties may also be subject to annual inspections with pictures to support that appropriate maintenance is being performed by the owner/borrower. All commercial real estate loans over $500,000 are reviewed at least annually along with each commercial real estate borrower and, as applicable, each guarantor. The loan and its borrowers and/or guarantors are subject to an annual risk certification verifying that the loan is properly risk rated based upon covenant compliance and other terms as provided for in the loan agreements. While this process does not prevent loans from becoming delinquent, it provides us with the opportunity to better identify problem loans in a timely manner and to work with the borrower prior to the loan becoming delinquent.

The following table provides information with respect to our commercial real estate loans by type at the dates indicated.

	At December 31, 2013
	Amount	Percent
	(Dollars in thousands)
Industrial/Warehouse	$228,101	22.0%
Mixed use	275,392	26.7
Accommodations	52,183	5.1
Office condominium	19,506	1.9
Retail	222,997	21.5
Office building	164,712	16.0
Restaurant	8,845	0.9
Other	60,672	5.9

	$1,032,408	100.0%

If we foreclose on a commercial real estate loan, the marketing and liquidation period to convert the real estate asset to cash can be a lengthy process with substantial holding costs. In addition, vacancies, deferred maintenance, repairs and market stigma can result in prospective buyers expecting sale price concessions to offset their real or perceived economic losses for the time it takes them to return the property to profitability. Depending on the individual circumstances, initial charge-offs and subsequent losses on commercial real estate loans can be unpredictable and substantial.

The average outstanding loan size in our commercial real estate portfolio was $1.2 million as of December 31, 2013. We target individual commercial real estate loans between $250,000 and $30.0 million to small and mid-size owner and investors in our market area and can, by policy, originate loans to one borrower up to $30.0 million, with exceptions greater than $30.0 million as approved by East Boston Savings Bank’s Executive Committee of the Board of Directors. We generally do not make commercial real estate loans outside our primary market areas.

Our largest single commercial real estate relationship at December 31, 2013, totaled $24.0 million and was originated in 2013 and secured by an office building. Our next largest borrowing relationship at December 31, 2013, was for $22.7 million and secured by an office building. The third largest relationship was for $21.3 million and was secured by an office building. At December 31, 2013, all of these loans were performing in accordance with their repayment terms.

One- to Four-Family Residential Loans. Our one- to four-family residential loan portfolio consists of mortgage loans that enable borrowers to purchase or refinance existing homes, most of which serve as the primary residence of the owner. At December 31, 2013, one- to four-family residential loans were $454.1 million, or 19.8% of our total loan portfolio, consisting of $110.9 million and $343.2 million of fixed-rate and adjustable-rate loans, respectively. We generally offer fixed-rate loans and adjustable-rate loans with terms up to 30 years. Generally, our fixed-rate loans conform to Fannie Mae and Freddie Mac underwriting guidelines and those with longer terms (more than 15 years) are originated with the intention to sell. Our adjustable-rate mortgage loans generally adjust annually or every three years after an initial fixed period that ranges from three to ten years. Management has the intent and ability to hold the remaining fixed-rate loans in our loan portfolio for the foreseeable future or until maturity or pay-off. Interest rates and payments on our adjustable-rate loans generally are adjusted to a rate equal to a percentage above the one or three year U.S. Treasury index. Depending on the loan type, the maximum amount by which the interest rate may be increased or decreased is generally 2% per adjustment period and the lifetime interest rate caps range from 2% to 4% over the initial interest rate of the loan. Our residential loans generally do not have prepayment penalties.

Borrower demand for adjustable-rate compared to fixed-rate loans is a function of the level of interest rates, the expectations of changes in the level of interest rates, and the difference between the interest rates and loan fees offered for fixed-rate mortgage loans as compared to the interest rates and loan fees for adjustable-rate loans. The relative amount of fixed-rate and adjustable-rate mortgage loans that can be originated at any time is largely determined by the demand for each in a competitive environment. The loan fees, interest rates and other provisions of mortgage loans are determined by us on the basis of our own pricing criteria and competitive market conditions.

While one- to four-family residential real estate loans are normally originated with up to 30-year terms, such loans typically remain outstanding for substantially shorter periods because borrowers often prepay their loans in full either upon sale of the property pledged as security or upon refinancing the original loan. Therefore, average loan maturity is a function of, among other factors, the level of purchase and sale activity in the real estate market, prevailing interest rates and the interest rates payable on outstanding loans. We do not offer loans with negative amortization and generally do not offer interest-only one -to four-family residential real estate loans. Additionally, our current practice is generally (1) to sell to the secondary market newly originated longer term (more than 15-year terms) fixed-rate one- to four-family residential real estate loans, and (2) to hold in our portfolio shorter-term fixed-rate loans, bi-weekly amortization loans and adjustable-rate loans. We sell residential real estate loans in the secondary market, primarily with servicing released. We also sell loans to Fannie Mae, the Federal Home Loan Bank Mortgage Partnership Finance Program and other investors with servicing retained.

We will make loans with loan-to-value ratios up to 95% (100% for first time home buyers) with such value measured at origination; however, we generally require private mortgage insurance for loans with a loan-to-value ratio over 80%. We require all properties securing mortgage loans to be appraised by a licensed real estate appraiser. We generally require title insurance on all first mortgage loans. Borrowers must obtain hazard insurance, and flood insurance is required for loans on properties located in a flood zone.

In an effort to provide financing for first-time buyers, we offer five-year adjustable-rate and fixed-rate 30-year residential real estate loans through the Massachusetts Housing Finance Agency First Time Home Buyer

Program. We offer mortgage loans through this program to qualified individuals and originate the loans using modified underwriting guidelines and loan conditions.

We also offer adjustable-rate loans secured by one- to four-family properties that are not owner-occupied. Non-owner-occupied one- to four-family residential loans generally can be made with a loan-to-value ratio of up to 80% with such value measured at origination. At December 31, 2013, these loans totaled $68.2 million. Non-owner-occupied residential loans can have higher risk of loss than owner-occupied residential loans, as payment on such loans often depends on successful operation and management of the properties. In addition, non-owner-occupied residential borrowers may be more willing to default on a loan than an owner-occupied residential borrower as the non-owner-occupied residential borrower would not be losing his or her residence.

Multi-Family Real Estate Loans. At December 31, 2013, multi-family real estate loans were $288.2 million, or 12.6%, of our total loan portfolio. The multi-family loan portfolio consisted of $18.7 million of fixed-rate loans and $269.5 million of adjustable-rate loans at December 31, 2013. We currently target new individual multi-family real estate loan originations to small- and mid-size owners and investors in our market area and can, by policy, originate loans to one borrower up to $30.0 million, with exceptions greater than $30.0 million as approved by East Boston Savings Bank’s Executive Committee of the Board of Directors. Our multi-family real estate loans are generally secured by apartment buildings. We intend to continue to grow our multi-family loan portfolio, while maintaining prudent underwriting standards. In addition to originating these loans, we also participate in loans with other financial institutions.

We originate a variety of adjustable-rate multi-family real estate loans for terms up to 30 years. Interest rates and payments on our adjustable-rate loans adjust every three, five or seven years and generally are adjusted to a rate equal to a percentage above the corresponding U.S. Treasury rate or Federal Home Loan Bank borrowing rate. Most of our adjustable-rate multi-family real estate loans adjust every five years and amortize over terms of 20 to 25 years. We also include pre-payment penalties on loans we originate. Loan amounts generally do not exceed 75% to 80% of the property’s appraised value at the time the loan is originated. Aggregate debt service ratios, including the guarantor’s cash flow and the borrower’s other projects are, by policy, required to have a minimum income to debt service ratio of 1.20x. We require most of our multi-family real estate loan borrowers to submit annual financial statements and/or rent rolls on the subject property. These properties may also be subject to annual inspections with pictures to support that appropriate maintenance is being performed by the owner/borrower.

If we foreclose on a multi-family real estate loan, the marketing and liquidation period to convert the real estate asset to cash can be a lengthy process with substantial holding costs. In addition, vacancies, deferred maintenance, repairs and market stigma can result in prospective buyers expecting sale price concessions to offset their real or perceived economic losses for the time it takes them to return the property to profitability. Depending on the individual circumstances, initial charge-offs and subsequent losses on commercial real estate loans can be unpredictable and substantial.

The average outstanding loan size in our multi-family real estate portfolio was $1.1 million as of December 31, 2013. We target individual commercial and multifamily real estate loans between $250,000 and $30.0 million to small and mid-size owner and investors in our market area and can, by policy, originate loans to one borrower up to $30.0 million, with exceptions greater than $30.0 million as approved by East Boston Savings Bank’s Executive Committee of the Board of Directors. We generally do not make multi-family real estate loans outside our primary market areas.

Our largest multi-family real estate relationship at December 31, 2013, totaled $17.8 million, was originated in 2013 and is secured by an apartment building. Our next largest multi-family borrowing relationship at December 31, 2013 was for $15.1 million, and is secured by an apartment building. The third largest multi-family borrowing relationship was for $14.9 million, and is secured by an apartment building. At December 31, 2013, all of these loans were performing in accordance with their terms.

Construction Loans. Historically, we have invested a significant portion of our loan portfolio in residential construction and land loans to professional home builders and developers. More recently, in response to improvement in the housing market, our construction lending increased in 2013. We also originate construction loans for commercial and multifamily real estate. Although well diversified with respect to price ranges and borrowers, our construction loans are significantly concentrated in the greater Boston metropolitan area.

At December 31, 2013, construction loans were $208.8 million, or 9.1% of our total loan portfolio consisting of $58.7 million of one- to four-family residential and condominium construction loans, $888,000 of residential land or development loans, $135.2 million of commercial and multifamily real estate construction loans and $14.0 million of commercial land or land development loans. All of the one- to four-family construction loans and residential land or development loans at December 31, 2013 will convert to permanent loans upon completion of the construction phase.

We primarily make construction loans for commercial development projects, including apartment buildings, small industrial buildings and retail and office buildings. We also originate adjustable loans to individuals and to builders to finance the construction of residential dwellings. Most of our construction loans are interest-only loans that provide for the payment of only interest during the construction phase, which is usually up to 12 to 24 months, although some construction loans are renewed, generally for one or two additional years. At the end of the construction phase, the loan may convert to a permanent mortgage loan or the loan may be paid in full. Loans generally can be made with a maximum loan-to-value ratio of 80% of the appraised market value upon completion of the project. As appropriate to the underwriting, a “discounted cash flow analysis” is utilized. Before making a commitment to fund a construction loan, we require an appraisal of the property by an independent licensed appraiser. We also will generally require an inspection of the property before disbursement of funds during the term of the construction loan.

We also originate construction and site development loans to contractors and builders to finance the construction of single-family homes and subdivisions. While we may originate these loans whether or not the collateral property underlying the loan is under contract for sale, we consider each project carefully in light of current residential real estate market conditions. We actively monitor the number of unsold homes in our construction loan portfolio and local housing markets to attempt to maintain an appropriate balance between home sales and new loan originations. The maximum number of speculative loans (loans that are not pre-sold) approved for each builder is based on a combination of factors, including the financial capacity of the builder, the market demand for the finished product and the ratio of sold to unsold inventory the builder maintains. We have attempted to diversify the risk associated with speculative construction lending by doing business with a large number of experienced small and mid-sized builders within our market area.

Residential real estate construction loans include single-family tract construction loans for the construction of entry level residential homes. The maximum loan-to-value limit applicable to these loans is generally 75% to 80% of the appraised market value upon completion of the project. Development plans are required from builders prior to making the loan. Our loan officers are required to personally visit the proposed site of the development and the sites of competing developments. We require that builders maintain adequate insurance coverage. While maturity dates for residential construction loans are largely a function of the estimated construction period of the project, and generally do not exceed one year, land development loans generally are for 18 to 24 months. Substantially all of our residential construction loans have adjustable rates of interest based on U.S. Treasury rates, Federal Home Loan Bank rates or The Wall Street Journal prime rate. Construction loan proceeds are disbursed periodically in increments as construction progresses and as inspection by our approved inspectors warrant.

We regularly monitor the construction and land loan portfolios and the economic conditions and housing inventory in each of our markets and increase or decrease this type of lending as we observe market conditions change. Housing markets in the greater Boston metropolitan area significantly deteriorated beginning in 2008 and our origination of new construction loans declined sharply as a result; however, our level of construction lending has increased since then as housing markets have improved. We believe that the underwriting policies and internal monitoring systems we have in place have helped to mitigate some of the risks inherent in construction and land lending; however, weak housing market conditions nonetheless resulted in material delinquencies and charge-offs in our construction loan portfolio prior to 2010. We have focused on reducing the amount of non-accrual construction loans and we have made substantial progress in this regard, as reflected in the decline in non-accrual construction loans to $11.3 million at December 31, 2013 from $22.4 million at December 31, 2011.

The composition of our construction and land portfolio at December 31, 2013 is as follows:

	At December 31, 2013
	Amount	Percent
	(Dollars in thousands)
Condominium	$11,213	5.4%
One- to four-family residential real estate	47,451	22.7
Apartment	81,764	39.2
Commercial real estate	24,879	11.9
Mixed use	8,091	3.9
Retail	3,549	1.7
Office building	6,503	3.1
Land	14,912	7.1
Other	10,437	5.0

	$208,799	100.0%

Commercial Business Loans. We make commercial business loans primarily in our market area to a variety of professionals, sole proprietorships, nonprofit organizations and small businesses. At December 31, 2013, commercial business loans were $247.0 million, or 10.8% of our total loan portfolio, and we intend to increase the amount of commercial business loans that we originate. A portion of our commercial business loans is also secured by owner-occupied commercial real estate. However, the primary source of repayment for all of our commercial business loans is income from the underlying business. In the third quarter of 2011, we significantly expanded our commercial business lending platform with the establishment of a new corporate banking division comprised of a veteran team of bankers and related underwriting personnel that enhanced our presence in all of our market areas and strengthened our business product offerings and cash management expertise. As part of our relationship driven focus, we require many of our commercial business borrowers to maintain their primary deposit accounts with us, which enhances our interest rate spread and overall profitability.

A significant portion of our commercial business loans consists of our direct purchase of tax-exempt bonds issued by non-profit organizations (primarily educational and health organizations) and manufacturers through programs sponsored by the Commonwealth of Massachusetts and the states of Maine and New Hampshire. We underwrite these bonds in substantially the same manner as our other commercial business loans. At December 31, 2013, tax exempt bonds included in our commercial business loan portfolio were $140.1 million, or 56.7% of our total commercial business loans at that date.

Commercial lending products include term loans and revolving lines of credit. Commercial loans and lines of credit are made with either variable or fixed rates of interest. Variable rates are based on the prime rate as published in The Wall Street Journal, plus a margin. Initial rates on fixed-rate business loans are generally based on a corresponding U.S. Treasury or Federal Home Loan Bank rate, plus a margin. Commercial business loans typically have shorter maturity terms and higher interest rates than commercial real estate loans, but may involve more credit risk because of the type and nature of the collateral. We are focusing our efforts on small- to medium-sized, privately-held companies with local or regional businesses and non-profit entities that operate in our market area and can, by policy, originate loans to one borrower up to $30.0 million, with exceptions greater than $30.0 million as approved by East Boston Savings Bank’s Executive Committee of the Board of Directors.

When making commercial loans, we consider the financial statements of the borrower, our lending history with the borrower, the debt service capabilities of the borrower, the projected cash flows of the business and the value of the collateral, primarily real estate, accounts receivable, inventory and equipment. Depending on the collateral used to secure the loans, commercial loans are made in amounts of up to 80% of the value of the collateral securing the loan. All of these loans are secured by assets of the respective borrowers.

Home Equity Lines of Credit. We offer home equity lines of credit, which are secured by owner-occupied one- to four-family residences. At December 31, 2013, the outstanding balance owed on home equity lines of credit amounted to $54.5 million, or 2.4% of our total loan portfolio. Home equity lines of credit have adjustable rates of interest with ten-year draws and terms of 15 years that are indexed to the Prime Rate as published by The Wall Street Journal on the last business day of the month. Our home equity lines either have a monthly variable interest rate or an interest rate that is fixed for five years and that adjusts in years six and 11. We offer home equity lines of credit with cumulative loan-to-value ratios generally up to 80%, when taking into account both the balance of the home equity loans and first mortgage loan.

The procedures for underwriting home equity lines of credit include an assessment of the applicant’s payment history on other debts and ability to meet existing obligations and payments on the proposed loan. Although the applicant’s creditworthiness is a primary consideration, the underwriting process also includes a comparison of the value of the collateral to the proposed loan amount. The procedures for underwriting one- to four-family residential real estate loans apply equally to home equity loans.

Consumer Loans. We offer automobile loans, loans secured by passbook or certificate accounts and overdraft loans. At December 31, 2013, consumer loans were $7.2 million, or 0.3% of total loans. The procedures for underwriting consumer loans include an assessment of the applicant’s payment history on other debts and ability to meet existing obligations and payments on the proposed loan. Although the applicant’s creditworthiness is a primary consideration, the underwriting process also includes a comparison of the value of the collateral, if any, to the proposed loan amount.

Loan Underwriting Risks

Adjustable-Rate Loans. While we anticipate that adjustable-rate loans will better offset the adverse effects of an increase in interest rates as compared to fixed-rate mortgage loans, an increased monthly mortgage payment required of adjustable-rate loan borrowers in a rising interest rate environment could cause an increase in delinquencies and defaults. The marketability of the underlying property also may be adversely affected in a high interest rate environment. In addition, although adjustable-rate mortgage loans make our asset base more responsive to changes in interest rates, the extent of this interest sensitivity is limited by the annual and lifetime interest rate adjustment limits on residential loans.

Commercial and Multi-Family Real Estate Loans. Loans secured by commercial and multi-family real estate generally have larger balances and involve a greater degree of risk than one- to four-family residential mortgage loans. Of primary concern in commercial and multi-family real estate lending is the borrower’s creditworthiness and the feasibility and cash flow potential of the project. Payments on loans secured by income properties often depend on successful operation and management of the properties. As a result, repayment of such loans may be subject to a greater extent than residential real estate loans, to adverse conditions in the real estate market or the economy. To monitor cash flows on income properties, we require borrowers and loan guarantors, if any, to provide annual financial statements on commercial and multi-family real estate loans. In reaching a decision on whether to make a commercial or multi-family real estate loan, we consider and review a global cash flow analysis of the borrower and consider the net operating income of the property, the borrower’s expertise, credit history and profitability and the value of the underlying property. We have generally required that the properties securing these real estate loans have debt service coverage ratios (the ratio of earnings before debt service to debt service) of at least 1.20x. An environmental phase one report is obtained when the possibility exists that hazardous materials may have existed on the site, or the site may have been impacted by adjoining properties that handled hazardous materials. Land loans secured by improved lots generally involve greater risks than residential mortgage lending because land loans are more difficult to evaluate. If the estimate of value proves to be inaccurate, in the event of default and foreclosure, we may be confronted with a property the value of which is insufficient to assure full payment.

Construction Loans. Our construction loans are based upon estimates of costs and values associated with the completed project. Underwriting is focused on the borrowers’ financial strength, credit history and demonstrated ability to produce a quality product and effectively market and manage their operations. All speculative construction loans must be approved by senior loan officers.

Construction lending involves additional risks when compared with permanent residential lending because funds are advanced upon the security of the project, which is of uncertain value prior to its completion. Because of the uncertainties inherent in estimating construction costs, as well as the market value of the completed project and the effects of governmental regulation of real property, it is relatively difficult to evaluate accurately the total funds required to complete a project and the related loan-to-value ratio. This type of lending also typically involves higher loan principal amounts and is often concentrated with a small number of builders. In addition, generally during the term of a construction loan, interest may be funded by the borrower or disbursed from an interest reserve set aside from the construction loan budget. These loans often involve the disbursement of substantial funds with repayment substantially dependent on the success of the ultimate project and the ability of the borrower to sell or lease the property or obtain permanent take-out financing, rather than the ability of the borrower or guarantor to repay principal and interest. If our appraisal of the value of a completed project proves to be overstated, we may have inadequate security for the repayment of the loan upon completion of construction of the project and may incur a loss. A discounted cash flow analysis is utilized for determining the value of any construction project of five or more units. Our ability to continue to originate a significant amount of construction loans is dependent on the strength of the housing market in our market areas.

Commercial Business Loans. Unlike residential mortgage loans, which generally are made on the basis of the borrower’s ability to make repayment from his or her employment or other income, and which are secured by real property whose value tends to be more easily ascertainable, commercial business loans are of higher risk and typically are made on the basis of the borrower’s ability to make repayment from the cash flow of the borrower’s business and the collateral securing these loans may fluctuate in value. Our commercial business loans are originated primarily based on the identified cash flow of the borrower and secondarily on the underlying collateral provided by the borrower. Most often, this collateral consists of real estate, accounts receivable, inventory or equipment. Credit support provided by the borrower for most of these loans and the probability of repayment is based on the liquidation of the pledged collateral and enforcement of a personal guarantee, if any. As a result, the availability of funds for the repayment of commercial business loans may depend substantially on the success of the business itself. Further, any collateral securing such loans may depreciate over time, may be difficult to appraise and may fluctuate in value.

Consumer Loans. Consumer loans may entail greater risk than residential mortgage loans, particularly in the case of consumer loans that are unsecured or secured by assets that depreciate rapidly, such as motor vehicles. Repossessed collateral for a defaulted consumer loan may not provide an adequate source of repayment for the outstanding loan and a small remaining deficiency often does not warrant further substantial collection efforts against the borrower. Consumer loan collections depend on the borrower’s continuing financial stability, and therefore are likely to be adversely affected by various factors, including job loss, divorce, illness or personal bankruptcy. Furthermore, the application of various federal and state laws, including federal and state bankruptcy and insolvency laws, may limit the amount that can be recovered on such loans.

Loan Originations, Purchase and Sales

Loan originations come from a variety of sources. The primary sources of loan originations are current customers, business development by our relationship managers, walk-in traffic, our website, advertising and referrals from customers as well as our directors, trustees and corporators, business owners, investors, entrepreneurs, builders, realtors, existing customers and other professional third parties, including brokers. Loan originations are further supported by lending services offered through our internet website, direct mail, cross-selling, and employees’ community service. We also advertise in newspapers that are widely circulated throughout our market area and on local radio and television. We also participate in loans with others to supplement our origination efforts. We generally do not purchase whole loans.

We generally originate loans for our portfolio; however, we generally agree to sell to the secondary market newly originated conforming fixed-rate, 16- to 30-year one- to four-family residential real estate loans. Our decision to sell loans is based on prevailing market interest rate conditions and interest rate risk management. We sell residential real estate loans in the secondary market, primarily with servicing released. We also sell loans to Fannie Mae, the Federal Home Loan Bank Mortgage Partnership Finance Program and other investors with servicing retained. In addition, we sell participation interests in commercial real estate loans to local financial institutions, primarily on the portion of loans exceeding our borrowing limits, or as is prudent in concert with recognition of credit risk. For the years ended December 31, 2013 and 2012, we originated $108.0 million and $191.6 million of residential real estate loans for sale, respectively, and sold $119.9 million and $183.0 million of loans, respectively. At December 31, 2013, we were servicing $163.4 million of residential real estate loans for others.

Loan Approval Procedures and Authority

Our lending activities follow written, non-discriminatory, underwriting standards and loan origination procedures established by East Boston Savings Bank’s Board of Directors and management. East Boston Savings Bank’s Board of Directors has granted loan approval authority to certain officers up to prescribed limits, depending on the officer’s experience, the type of loan and whether the loan is secured or unsecured. Loans below $1.0 million require approval by members of senior management. Loans from $1.0 million up to $2.5 million require approval by management’s loan committee. Loans in excess of $2.5 million generally must be authorized by East Boston Savings Bank’s Executive Committee of the Board of Directors. Exceptions are fully disclosed to the approving authority, either an individual officer or the appropriate management or board committee prior to commitment. Exceptions are reported to the Board of Directors monthly.

Loans-to-One Borrower Limit and Loan Category Concentration

The maximum amount that we may lend to one borrower and the borrower’s related entities is generally limited, by statute, to 20% of our capital, which is defined under Massachusetts law as the sum of our capital stock, surplus account and undivided profits. At December 31, 2013, our regulatory limit on loans-to-one borrower was $47.7 million. At that date, our largest lending relationship consisted of one loan for $42.0 million and was secured by commercial real estate. This loan was performing in accordance with its original repayment terms at December 31, 2013.

Loan Commitments

We issue commitments for fixed- and adjustable-rate mortgage loans conditioned upon the occurrence of certain events. Commitments to originate mortgage loans are legally binding agreements to lend to our customers. Generally, our loan commitments expire after 60 days.

Investment Activities

We have legal authority to invest in various types of liquid assets, including U.S. Treasury obligations, securities of various government-sponsored enterprises, residential mortgage-backed securities and municipal governments, deposits at the Federal Home Loan Bank of Boston, certificates of deposit of federally insured institutions, investment grade corporate bonds and investment grade marketable equity securities, including common stock and money market mutual funds. Our equity securities generally pay dividends. We also are required to maintain an investment in Federal Home Loan Bank of Boston stock, which investment is based on the level of our FHLB borrowings. While we have the authority under applicable law to invest in derivative securities, we had no investments in derivative securities at December 31, 2013.

At December 31, 2013, our investment portfolio consisted primarily of corporate bonds, municipal bonds, investment-grade marketable equity securities, money market mutual fund investments, short-term obligations of government-sponsored enterprises and mortgage-backed securities.

Our investment objectives are to provide and maintain liquidity, to establish an acceptable level of interest rate and credit risk, to provide a use of funds when demand for loans is weak and to generate a favorable return. Our Board of Directors has the overall responsibility for the investment portfolio, including approval of our investment policy. The Executive Committee of the Board of Directors and management are responsible for implementation of the investment policy and monitoring our investment performance. Our Executive Committee reviews the status of our investment portfolio monthly.

Each reporting period, we evaluate all securities with a decline in fair value below the amortized cost of the investment to determine whether or not the impairment is deemed to be other-than-temporary (“OTTI”). OTTI is required to be recognized if (1) we intend to sell the security; (2) it is more likely than not that we will be required to sell the security before recovery of its amortized cost basis; or (3) for debt securities, the present value of expected cash flows is not sufficient to recover the entire amortized cost basis. Marketable equity securities are evaluated for OTTI based on the severity and duration of the impairment and, if deemed to be other than temporary, the declines in fair value are reflected in earnings as realized losses. For impaired debt securities that we intend to sell, or more likely than not will be required to sell, the full amount of the depreciation is recognized as OTTI through earnings. For all other impaired debt securities, credit-related OTTI is recognized through earnings and non-credit related OTTI is recognized in other comprehensive income/loss, net of applicable taxes.

Deposit Activities and Other Sources of Funds

General. Deposits, borrowings and loan repayments are the major sources of our funds for lending and other investment purposes. Scheduled loan repayments are a relatively stable source of funds, while deposit inflows and outflows and loan prepayments are significantly influenced by general interest rates and market conditions.

Deposit Accounts. The substantial majority of our depositors reside in our market area. Deposits are attracted by advertising and through our website, primarily from within our market area through the offering of a broad selection of deposit instruments, including non-interest-bearing demand deposits (such as checking accounts), interest-bearing demand accounts (such as NOW and money market accounts), savings accounts and certificates of deposit. In addition to accounts for individuals, we also offer several commercial checking accounts designed for the businesses operating in our market area.

Deposit account terms vary according to the minimum balance required, the time period that funds must remain on deposit, and the interest rate, among other factors. In determining the terms of our deposit accounts, we consider the rates offered by our competition, our liquidity needs, profitability, and customer preferences and concerns. We generally review our deposit mix and pricing on a weekly basis. Our deposit pricing strategy has generally been to offer competitive rates and to periodically offer special rates in order to attract deposits of a specific type or term.

Borrowings. We may utilize advances from the Federal Home Loan Bank of Boston to supplement our supply of investable funds. The Federal Home Loan Bank functions as a central reserve bank providing credit for its member financial institutions. As a member, we are required to own capital stock in the Federal Home Loan Bank and are authorized to apply for advances on the security of such stock and certain of our whole first mortgage loans and other assets (principally securities which are obligations of, or guaranteed by, the United States), provided certain standards related to creditworthiness have been met. Advances are made under several different programs, each having its own interest rate and range of maturities. Depending on the program, limitations on the amount of advances are based either on a fixed percentage of an institution’s net worth or on the Federal Home Loan Bank’s assessment of the institution’s creditworthiness. As of December 31, 2013, we had $240.1 million of available borrowing capacity with the Federal Home Loan Bank of Boston, including an available line of credit of $9.4 million at an interest rate that adjusts daily. All of our borrowings from the Federal Home Loan Bank are secured by investment securities and qualified collateral, including one- to four-family loans and multi-family and commercial real estate loans held in East Boston Savings Bank’s portfolio.

Financial Services

We offer customers a range of non-deposit financial products, including mutual funds, annuities, stocks and bonds which are offered and cleared by a third-party broker-dealer. We receive a portion of the commissions generated by sales to our customers. We also offer customers long-term care insurance through a third-party insurance company, which generates commissions for us. Our non-deposit financial products generated $336,000, $432,000 and $198,000 of non-interest income during the years ended December 31, 2013, 2012 and 2011, respectively.

Personnel

As of December 31, 2013, we had 369 full-time and 86 part-time employees, none of whom is represented by a collective bargaining unit. We believe our working relationship with our employees is excellent.

Subsidiaries and Affiliates

In addition to East Boston Savings Bank, Old Meridian has another wholly-owned subsidiary, Meridian Interstate Funding Corporation, a Massachusetts corporation established in 2008 to loan funds to Old Meridian’s Employee Stock Ownership Plan to purchase stock in our initial public offering. At December 31, 2013, Meridian Interstate Funding Corporation had total assets of $10.2 million and total equity of $10.0 million.

Old Meridian previously owned a 43% share in Hampshire First Bank, a New Hampshire chartered bank, organized and headquartered in Manchester, New Hampshire, which was accounted for using the equity method. In 2012, Hampshire First Bank was acquired by NBT Bancorp, Inc. and NBT Bank, N.A., with Old Meridian recognizing a pre-tax gain of $4.8 million and receiving $6.6 million of cash and 547,481 shares of NBT Bancorp, Inc. common stock totaling $11.1 million as proceeds from the sale. We subsequently sold the shares of NBT Bancorp, Inc. common stock from July 2012 to September 2013 at an average price of $22.28 per share, for a gain on sale of $1.1 million.

East Boston Savings Bank’s subsidiaries include Prospect, Inc., which engages in securities transactions on its own behalf, EBOSCO, LLC and Berkley River Bend Estates, LLC, both of which hold foreclosed real estate; and East Boston Investment Services, Inc. which is authorized for third-party investment sales and is currently inactive.

Legal Proceedings

Periodically, there have been various claims and lawsuits against us, such as claims to enforce liens, condemnation proceedings on properties in which we hold security interests, claims involving the making and servicing of real property loans and other issues incident to our business. We are not a party to any pending legal proceedings that we believe would have a material adverse effect on our financial condition, results of operations or cash flows.

Properties

At December 31, 2013, we conducted business through our 27 full service offices and three loan centers located in Allston, Belmont, Boston, Cambridge, Danvers, East Boston, Revere, Somerville, South Boston, Dorchester, Jamaica Plain, West Roxbury, Everett, Medford, Melrose, Wakefield, Winthrop, Lynn, Peabody and Saugus, Massachusetts. We also operate in two administrative/support offices. We own 18 and lease 14 of our offices. At December 31, 2013, the total net book value of our land, buildings, furniture, fixtures and equipment was $39.4 million.

SUPERVISION AND REGULATION

General

East Boston Savings Bank is a Massachusetts-charted stock savings bank. East Boston Savings Bank’s deposits are insured up to applicable limits by the Federal Deposit Insurance Corporation and by the Depositors Insurance Fund for amounts in excess of the Federal Deposit Insurance Corporation insurance limits. East Boston Savings Bank is subject to extensive regulation by the Massachusetts Commissioner of Banks, as its chartering agency, and by the Federal Deposit Insurance Corporation, as its primary deposit insurer. East Boston Savings Bank is required to file reports with, and is periodically examined by, the Federal Deposit Insurance Corporation and the Massachusetts Commissioner of Banks concerning its activities and financial condition and must obtain regulatory approvals prior to entering into certain transactions, including, but not limited to, mergers with or acquisitions of other financial institutions. East Boston Savings Bank is a member of the Federal Home Loan Bank of Boston.

The regulation and supervision of East Boston Savings Bank establish a comprehensive framework of activities in which an institution can engage and is intended primarily for the protection of depositors and borrowers and, for purposes of the Federal Deposit Insurance Corporation, the protection of the insurance fund. The regulatory structure also gives the regulatory authorities extensive discretion in connection with their supervisory and enforcement activities and examination policies, including policies with respect to the classification of assets and the establishment of adequate loan loss reserves for regulatory purposes.

As a bank holding company following the conversion, New Meridian will be required to comply with the rules and regulations of the Federal Reserve Board. It will be required to file certain reports with the Federal Reserve Board and will be subject to examination by and the enforcement authority of the Federal Reserve Board. New Meridian will also be subject to the rules and regulations of the Securities and Exchange Commission under the federal securities laws.

The Dodd-Frank Act made extensive changes in the regulation of depository institutions and their holding companies. The Dodd-Frank Act created a new Consumer Financial Protection Bureau as an independent bureau of the Federal Reserve Board. On July 21, 2011, the Consumer Financial Protection Bureau assumed responsibility for the implementation of the federal financial consumer protection and fair lending laws and regulations, a function previously assigned to prudential regulators, and now has the authority to impose new requirements. However, institutions of less than $10 billion in assets, such as East Boston Savings Bank, continue to be examined for compliance with consumer protection and fair lending laws and regulations by, and be subject to the enforcement authority of, their federal prudential regulator, although the Consumer Financial Protection Bureau has back-up authority to examine and enforce consumer protection laws against all institutions, including institutions with less than $10 billion in assets.

In addition to creating the Consumer Financial Protection Bureau, the Dodd-Frank Act, among other things, directed changes in the way that institutions are assessed for deposit insurance, mandated the imposition of tougher consolidated capital requirements on holding companies, required the issuance of regulations requiring originators of securitized loans to retain a percentage of the risk for the transferred loans, imposed regulatory rate-setting for certain debit card interchange fees, repealed restrictions on the payment of interest on commercial demand deposits and contained a number of reforms related to mortgage originations. Many of the provisions of the Dodd-Frank Act are subject to delayed effective dates and/or still require the issuance of implementing regulations. Their impact on operations cannot yet be fully assessed. However, there is significant possibility that the Dodd-Frank Act will, at a minimum, result in increased regulatory burden, compliance costs and interest expense for East Boston Savings Bank and New Meridian.

The Dodd-Frank Act contained the so-called “Volcker Rule,” which generally prohibits banking organizations from engaging in proprietary trading and from investing in, sponsoring or having certain relationships with hedge or private equity funds (“covered funds”). On December 13, 2013, federal agencies issued a final rule implementing the Volcker Rule which, among other things, requires banking organizations to restructure and limit certain of their investments in and relationships with covered funds.

Any change in applicable laws or regulations, whether by the Massachusetts Commissioner of Banks, the Federal Deposit Insurance Corporation, the Federal Reserve Board, the Commonwealth of Massachusetts or Congress, could have a material adverse impact on the operations and financial performance of New Meridian and East Boston Savings Bank. In addition, New Meridian and East Boston Savings Bank will be affected by the monetary and fiscal policies of various agencies of the United States Government, including the Federal Reserve Board. In view of changing conditions in the national economy and in the money markets, it is impossible for management to accurately predict future changes in monetary policy or the effect of such changes on the business or financial condition of the New Meridian and East Boston Savings Bank.

Set forth below is a brief description of material regulatory requirements that are or will be applicable to East Boston Savings Bank and New Meridian. The description is limited to certain material aspects of the statutes and regulations addressed, and is not intended to be a complete description of such statutes and regulations and their effects on East Boston Savings Bank and New Meridian.

Massachusetts Banking Laws and Supervision

East Boston Savings Bank, as a Massachusetts savings bank, is regulated and supervised by the Massachusetts Commissioner of Banks. The Massachusetts Commissioner of Banks is required to regularly examine each state-chartered bank. The approval of the Massachusetts Commissioner of Banks is required to establish or close branches, to merge with another bank, to issue stock or to undertake many other activities. Any Massachusetts bank that does not operate in accordance with the regulations, policies and directives of the Massachusetts Commissioner of Banks may be sanctioned. The Massachusetts Commissioner of Banks may suspend or remove directors or officers of a bank who have violated the law, conducted a bank’s business in a manner that is unsafe, unsound or contrary to the depositors’ interests, or been negligent in the performance of their duties. In addition, the Massachusetts Commissioner of Banks has the authority to appoint a receiver or conservator if it is determined that the bank is conducting its business in an unsafe or unauthorized manner, and under certain other circumstances.

The powers that Massachusetts-chartered savings banks can exercise under these laws include, but are not limited to, the following:

Lending Activities. A Massachusetts-chartered savings bank may make a wide variety of mortgage loans including fixed-rate loans, adjustable-rate loans, variable-rate loans, participation loans, graduated payment loans, construction and development loans, condominium and co-operative loans, second mortgage loans and other types of loans that may be made in accordance with applicable regulations. Commercial loans may be made to corporations and other commercial enterprises with or without security. Consumer and personal loans may also be made with or without security.

Insurance Sales. Massachusetts banks may engage in insurance sales activities if the Massachusetts Commissioner of Banks has approved a plan of operation for insurance activities and the bank obtains a license from the Massachusetts Division of Insurance. A bank may be licensed directly or indirectly through an affiliate or a subsidiary corporation established for this purpose. Customers of East Boston Savings Bank are offered certain insurance products through a third party. East Boston Savings Bank has not sought approval for insurance sales activities.

Investment Activities. In general, Massachusetts-chartered savings banks may invest in preferred and common stock of any corporation organized under the laws of the United States or any state provided such investments do not involve control of any corporation and do not, in the aggregate, exceed 4.0% of the bank’s deposits. Massachusetts-chartered savings banks may in addition invest an amount equal to 1.0% of their deposits in stocks of Massachusetts corporations or companies with substantial employment in the Commonwealth which have pledged to the Massachusetts Commissioner of Banks that such monies will be used for further development within the Commonwealth. At the present time, East Boston Savings Bank has the authority to invest in equity securities.

However, such investment authority is constrained by federal law. See “—Federal Bank Regulation—Investment Activities” for such federal restrictions.

Dividends. A Massachusetts stock bank may declare from net profits cash dividends not more frequently than quarterly and non-cash dividends at any time. No dividends may be declared, credited or paid if the bank’s capital stock is impaired. The approval of the Massachusetts Commissioner of Banks is required if the total of all dividends declared in any calendar year exceeds the total of its net profits for that year combined with its retained net profits of the preceding two years. Net profits for this purpose means the remainder of all earnings from current operations plus actual recoveries on loans and investments and other assets after deducting current operating expenses, actual losses, accrued dividends on preferred stock, if any, and all federal and state taxes.

Protection of Personal Information. Massachusetts has adopted regulatory requirements intended to protect personal information. The requirements are similar to existing federal laws such as the Gramm-Leach-Bliley Act, discussed below under “—Federal Bank Regulation—Privacy Regulations.” They require organizations to establish written information security programs to prevent identity theft. The Massachusetts regulation also contains technology system requirements, especially for the encryption of personal information sent over wireless or public networks or stored on portable devices.

Parity Regulation. A Massachusetts bank may, in accordance with regulations issued by the Massachusetts Commissioner of Banks, exercise any power and engage in any activity that has been authorized for national banks, federal thrifts or state banks in a state other than Massachusetts, provided that the activity is permissible under applicable federal and not specifically prohibited by Massachusetts law. Such powers and activities must be subject to the same limitations and restrictions imposed on the national bank, federal thrift or out-of-state bank that exercised the power or activity.

Loans to One Borrower Limitations. Massachusetts banking law grants broad lending authority. However, with certain limited exceptions, total obligations of one borrower to a bank may not exceed 20.0% of the total of the bank’s capital, which is defined under Massachusetts law as the sum of the bank’s capital stock, surplus account and undivided profits.

Loans to a Bank’s Insiders. The Massachusetts banking laws prohibit any executive officer, director or trustee from borrowing, otherwise becoming indebted, or becoming liable for a loan or other extension of credit by such bank to any other person, except for any of the following loans or extensions of credit: (i) loans or extensions of credit, secured or unsecured, to an officer of the bank in an amount not exceeding $100,000; (ii) loans or extensions of credit intended or secured for educational purposes to an officer of the bank in an amount not exceeding $200,000; (iii) loans or extensions of credit secured by a mortgage on residential real estate to be occupied, in whole or in part, by the officer to whom the loan or extension of credit is made, in an amount not exceeding $750,000 and (iv) loans or extensions of credit to a director or trustee of the bank who is not also an officer of the bank in an amount permissible under the bank’s loan to one borrower limit. Massachusetts banking laws also prohibit officers and directors from receiving a preferential interest rate or terms on loans or extensions of credit.

Loans to insiders as described above require approval of the majority of the members of East Boston Savings Bank’s Board of Directors, excluding any member involved in the loan or extension of credit. No such loan or extension of credit may be granted with an interest rate or other terms that are preferential in comparison to loans granted to persons not affiliated with the savings bank.

Regulatory Enforcement Authority. Any Massachusetts bank that does not operate in accordance with the regulations, policies and directives of the Massachusetts Commissioner of Banks may be subject to sanctions for non-compliance, including seizure of the property and business of the bank and suspension or revocation of its charter. The Massachusetts Commissioner of Banks may, under certain circumstances, suspend or remove officers or directors who have violated the law, conducted the bank’s business in a manner which is unsafe, unsound or contrary to the depositors interests or been negligent in the performance of their duties. In addition, upon finding that a bank has engaged in an unfair or deceptive act or practice, the Massachusetts Commissioner of Banks may issue an order to cease and desist and impose a fine on the bank concerned. Massachusetts consumer protection and civil rights statutes applicable to East Boston Savings Bank permit private individual and class action law suits and provide for the rescission of consumer transactions, including loans, and the recovery of statutory and punitive damage and attorney’s fees in the case of certain violations of those statutes.

Depositors Insurance Fund. All Massachusetts-chartered savings banks are required to be members of the Depositors Insurance Fund, a corporation that insures savings bank deposits in excess of federal deposit insurance coverage. The Depositors Insurance Fund is authorized to charge savings banks a risk-based assessment on deposits balances in excess of the amounts insured by the Federal Deposit Insurance Corporation.

Massachusetts has other statutes and regulations that are similar to the federal provisions discussed below.

Federal Bank Regulation

Capital Requirements. Under Federal Deposit Insurance Corporation regulations, federally insured state-chartered banks that are not members of the Federal Reserve System (“state non-member banks”), such as East Boston Savings Bank, are required to comply with minimum leverage capital requirements. For an institution determined by the Federal Deposit Insurance Corporation to not be anticipating or experiencing significant growth and to be, in general, a strong banking organization rated composite 1 under the Uniform Financial Institutions Ranking System established by the Federal Financial Institutions Examination Council, the minimum capital leverage requirement is a ratio of Tier 1 capital to total assets of 3.0%. For all other institutions, the minimum leverage capital ratio is not less than 4.0%. Tier 1 capital is the sum of common stockholders’ equity, noncumulative perpetual preferred stock (including any related surplus) and minority investments in certain subsidiaries, less intangible assets (except for certain servicing rights and credit card relationships) and certain other specified items.

The Federal Deposit Insurance Corporation regulations require state non-member banks to maintain certain levels of regulatory capital in relation to regulatory risk-weighted assets. The ratio of regulatory capital to regulatory risk-weighted assets is referred to as a bank’s “risk-based capital ratio.” Risk-based capital ratios are determined by allocating assets and specified off-balance sheet items (including recourse obligations, direct credit substitutes and residual interests) to risk-weighted categories ranging from 0.0% to 200.0%, with higher levels of capital being required for the categories perceived as representing greater risk.

State non-member banks must maintain a minimum ratio of total capital to risk-weighted assets of at least 8.0%, of which at least one-half must be Tier 1 capital. Total capital consists of Tier 1 capital plus Tier 2 or supplementary capital items, which include allowances for loan losses in an amount of up to 1.25% of risk-weighted assets, cumulative preferred stock and certain other capital instruments, and a portion of the net unrealized gain on equity securities. The includable amount of Tier 2 capital cannot exceed the amount of the institution’s Tier 1 capital. Banks that engage in specified levels of trading activities are subject to adjustments in their risk based capital calculation to ensure the maintenance of sufficient capital to support market risk.

In July 2013, the FDIC and the other federal bank regulatory agencies issued a final rule that will revise their leverage and risk-based capital requirements and the method for calculating risk-weighted assets to make them consistent with agreements that were reached by the Basel Committee on Banking Supervision and certain provisions of the Dodd-Frank Act. Among other things, the rule establishes a new common equity Tier 1 minimum capital requirement (4.5% of risk-weighted assets), increases the minimum Tier 1 capital to risk-based assets requirement (from 4% to 6% of risk-weighted assets), sets the leverage ratio at a uniform 4% of total assets and assigns a higher risk weight (150%) to exposures that are more than 90 days past due or are on nonaccrual status and to certain commercial real estate facilities that finance the acquisition, development or construction of real property. The final rule also requires unrealized gains and losses on certain “available-for-sale” securities holdings to be included for purposes of calculating regulatory capital requirements unless a one-time opt-out is exercised. East Boston Savings Bank has elected to exercise its one-time option to opt-out of the requirement under the final rule to include certain “available-for-sale” securities holdings for purposes of calculating its regulatory capital requirements. The rule limits a banking organization’s capital distributions and certain discretionary bonus payments to executive officers if the banking organization does not hold a “capital conservation buffer” consisting of 2.5% of common equity Tier 1 capital to risk-weighted assets in addition to the amount necessary to meet its minimum risk-based capital requirements. The final rule also implements the Dodd-Frank Act’s directive to apply to savings and loan holding companies consolidated capital requirements that are not less stringent than those applicable to their subsidiary institutions. The final rule is effective January 1, 2015. The “capital conservation buffer” will be phased in from January 1, 2016 to January 1, 2019, when the full capital conservation buffer will be effective.

The Federal Deposit Insurance Corporation Improvement Act required each federal banking agency to revise its risk-based capital standards for insured institutions to ensure that those standards take adequate account of interest-rate risk, concentration of credit risk, and the risk of nontraditional activities, as well as to reflect the actual performance and expected risk of loss on multi-family residential loans. The Federal Deposit Insurance Corporation, along with the other federal banking agencies, adopted a regulation providing that the agencies will take into account the exposure of a bank’s capital and economic value to changes in interest rate risk in assessing a bank’s capital adequacy. The Federal Deposit Insurance Corporation also has authority to establish individual minimum capital requirements in appropriate cases upon determination that an institution’s capital level is, or is likely to become, inadequate in light of the particular circumstances.

Standards for Safety and Soundness. As required by statute, the federal banking agencies adopted final regulations and Interagency Guidelines Establishing Standards for Safety and Soundness to implement safety and soundness standards. The guidelines set forth the safety and soundness standards that the federal banking agencies use to identify and address problems at insured depository institutions before capital becomes impaired. The guidelines address internal controls and information systems, internal audit system, credit underwriting, loan documentation, interest rate exposure, asset growth, asset quality, earnings and compensation, fees and benefits. The agencies have also established standards for safeguarding customer information. If the appropriate federal banking agency determines that an institution fails to meet any standard prescribed by the guidelines, the agency may require the institution to submit to the agency an acceptable plan to achieve compliance with the standard.

Investment Activities. All state-chartered Federal Deposit Insurance Corporation insured banks, including savings banks, are generally limited in their investment activities to principal and equity investments of the type and in the amount authorized for national banks, notwithstanding state law, subject to certain exceptions. For example, state chartered banks may, with Federal Deposit Insurance Corporation approval, continue to exercise state authority to invest in common or preferred stocks listed on a national securities exchange or the NASDAQ Global Market and in the shares of an investment company registered under the Investment Company Act of 1940, as amended. The maximum permissible investment is 100.0% of Tier 1 Capital, as specified by the Federal Deposit Insurance Corporation’s regulations, or the maximum amount permitted by Massachusetts law, whichever is less. East Boston Savings Bank received approval from the Federal Deposit Insurance Corporation to retain and acquire such equity instruments equal to the lesser of 100% of East Boston Savings Bank’s Tier 1 capital or the maximum permissible amount specified by Massachusetts law. Such grandfathered authority may be terminated under certain circumstances including a determination by the Federal Deposit Insurance Corporation that such investments pose a safety and soundness risk.

In addition, the Federal Deposit Insurance Corporation is authorized to permit such a state bank to engage in state-authorized activities or investments not permissible for national banks (other than non-subsidiary equity investments) if it meets all applicable capital requirements and it is determined that such activities or investments do not pose a significant risk to the Deposit Insurance Fund. The Federal Deposit Insurance Corporation has adopted procedures for institutions seeking approval to engage in such activities or investments. In addition, a nonmember bank may control a subsidiary that engages in activities as principal that would only be permitted for a national bank to conduct in a “financial subsidiary” if a bank meets specified conditions and deducts its investment in the subsidiary for regulatory capital purposes.

Interstate Banking and Branching. Federal law permits well capitalized and well managed bank holding companies to acquire banks in any state, subject to Federal Reserve Board approval, certain concentration limits and other specified conditions. Interstate mergers of banks are also authorized, subject to regulatory approval and other specified conditions. In addition, among other things, recent amendments made by the Dodd-Frank Act permit banks to establish de novo branches on an interstate basis provided that branching is authorized by the law of the host state for the banks chartered by that state.

Prompt Corrective Regulatory Action. Federal law requires, among other things, that federal bank regulatory authorities take “prompt corrective action” with respect to banks that do not meet minimum capital requirements. For these purposes, the law establishes five capital categories: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized.

The Federal Deposit Insurance Corporation has adopted regulations to implement the prompt corrective action legislation. An institution is deemed to be “well capitalized” if it has a total risk-based capital ratio of 10.0% or greater, a Tier 1 risk-based capital ratio of 6.0% or greater and a leverage ratio of 5.0% or greater. An institution is “adequately capitalized” if it has a total risk-based capital ratio of 8.0% or greater, a Tier 1 risk-based capital ratio of 4.0% or greater, and generally a leverage ratio of 4.0% or greater. An institution is “undercapitalized” if it has a total risk-based capital ratio of less than 8.0%, a Tier 1 risk-based capital ratio of less than 4.0%, or generally a leverage ratio of less than 4.0%. An institution is deemed to be “significantly undercapitalized” if it has a total risk-based capital ratio of less than 6.0%, a Tier 1 risk-based capital ratio of less than 3.0%, or a leverage ratio of less than 3.0%. An institution is considered to be “critically undercapitalized” if it has a ratio of tangible equity (as defined in the regulations) to total assets that is equal to or less than 2.0%. As of December 31, 2013, East Boston Savings Bank was classified as a “well capitalized” institution.

“Undercapitalized” banks must adhere to growth, capital distribution (including dividend) and other limitations and are required to submit a capital restoration plan. A bank’s compliance with such a plan is required to be guaranteed by any company that controls the undercapitalized institution in an amount equal to the lesser of 5.0% of the institution’s total assets when deemed undercapitalized or the amount necessary to achieve the status of adequately capitalized. If an “undercapitalized” bank fails to submit an acceptable plan, it is treated as if it is “significantly undercapitalized.” “Significantly undercapitalized” banks must comply with one or more of a number of additional restrictions, including but not limited to an order by the Federal Deposit Insurance Corporation to sell sufficient voting stock to become adequately capitalized, requirements to reduce total assets, cease receipt of deposits from correspondent banks or dismiss directors or officers, and restrictions on interest rates paid on deposits, compensation of executive officers and capital distributions by the parent holding company. “Critically undercapitalized” institutions are subject to additional measures including, subject to a narrow exception, the appointment of a receiver or conservator within 270 days after it obtains such status.

The previously discussed rule that will increase regulatory capital requirements will adjust the prompt corrective action categories accordingly, effective January 1, 2015. Under the revised prompt corrective action requirements, insured depository institutions would be required to meet the following in order to qualify as “well capitalized:” (1) a common equity Tier 1 risk-based capital ratio of at least 6.5%; (2) a Tier 1 risk-based capital ratio of at least 8% (increased from 6%); (3) a total risk-based capital ratio of at least 10% (unchanged from current rules) and (4) A Tier 1 leverage ratio of 5% or greater (unchanged from current rules).

Transaction with Affiliates and Regulation W of the Federal Reserve Regulations. Transactions between banks and their affiliates are governed by federal law. An affiliate of a bank is any company or entity that controls, is controlled by or is under common control with the bank. In a holding company context, the parent bank holding company and any companies which are controlled by such parent holding company are affiliates of the bank (although subsidiaries of the bank itself, except financial subsidiaries, are generally not considered affiliates). Generally, Section 23A of the Federal Reserve Act and the Federal Reserve Board’s Regulation W limits the extent to which the bank or its subsidiaries may engage in “covered transactions” with any one affiliate to an amount equal to 10.0% of such institution’s capital stock and surplus, and with all such transactions with all affiliates to an amount equal to 20.0% of such institution’s capital stock and surplus. Section 23B applies to “covered transactions” as well as to certain other transactions and requires that all such transactions be on terms substantially the same, or at least as favorable, to the institution or subsidiary as those provided to a non-affiliate. The term “covered transaction” includes the making of loans to, purchase of assets from, and issuance of a guarantee to an affiliate, and other similar transactions. Section 23B transactions also include the provision of services and the sale of assets by a bank to an affiliate. In addition, loans or other extensions of credit by the financial institution to the affiliate are required to be collateralized in accordance with the requirements set forth in Section 23A of the Federal Reserve Act.

Sections 22(h) and (g) of the Federal Reserve Act place restrictions on loans to a bank’s insiders, i.e., executive officers, directors and principal stockholders. Under Section 22(h) of the Federal Reserve Act, loans to a director, an executive officer and to a greater than 10.0% stockholder of a financial institution, and certain affiliated interests of these, together with all other outstanding loans to such person and affiliated interests, may not exceed specified limits. Section 22(h) of the Federal Reserve Act also requires that loans to directors, executive officers and principal stockholders be made on terms substantially the same as offered in comparable transactions to other persons and also requires prior board approval for certain loans. In addition, the aggregate amount of extensions of credit by a financial institution to insiders cannot exceed the institution’s unimpaired capital and surplus. Section 22(g) of the Federal Reserve Act places additional restrictions on loans to executive officers.

Enforcement. The Federal Deposit Insurance Corporation has extensive enforcement authority over insured state savings banks, including East Boston Savings Bank. The enforcement authority includes, among other things, the ability to assess civil money penalties, issue cease and desist orders and remove directors and officers. In general, these enforcement actions may be initiated in response to violations of laws and regulations, breaches of fiduciary duty and unsafe or unsound practices. The Federal Deposit Insurance Corporation is required, with certain exceptions, to appoint a receiver or conservator for an insured state non-member bank if that bank was “critically undercapitalized” on average during the calendar quarter beginning 270 days after the date on which the institution became “critically undercapitalized.” The Federal Deposit Insurance Corporation may also appoint itself as conservator or receiver for an insured state non-member bank under specified circumstances, including: (1) insolvency; (2) substantial dissipation of assets or earnings through violations of law or unsafe or unsound practices; (3) existence of an unsafe or unsound condition to transact business; (4) insufficient capital; or (5) the incurrence of losses that will deplete substantially all of the institution’s capital with no reasonable prospect of replenishment without federal assistance.

Federal Insurance of Deposit Accounts. East Boston Savings Bank is a member of the Deposit Insurance Fund, which is administered by the Federal Deposit Insurance Corporation. Deposit accounts in East Boston Savings Bank are insured up to a maximum of $250,000 for each separately insured depositor.

The Federal Deposit Insurance Corporation imposes an assessment for deposit insurance on all depository institutions. Under the Federal Deposit Insurance Corporation’s risk-based assessment system, insured institutions are assigned to risk categories based on supervisory evaluations, regulatory capital levels and certain other factors. An institution’s assessment rate depends upon the category to which it is assigned and certain adjustments specified by Federal Deposit Insurance Corporation regulations, with less risky institutions paying lower rates. Assessment rates (inclusive of possible adjustments) currently range from 2 1/2 to 45 basis points of each institution’s total assets less tangible capital. The Federal Deposit Insurance Corporation may increase or decrease the scale uniformly, except that no adjustment can deviate more than two basis points from the base scale without notice and comment rulemaking. The Federal Deposit Insurance Corporation’s current system represents a change, required by the Dodd-Frank Act, from its prior practice of basing the assessment on an institution’s volume of deposits.

The Dodd-Frank Act increased the minimum target Deposit Insurance Fund ratio from 1.15% of estimated insured deposits to 1.35% of estimated insured deposits. The Federal Deposit Insurance Corporation must seek to achieve the 1.35% ratio by September 30, 2020. Insured institutions with assets of $10 billion or more are supposed to fund the increase. The Dodd-Frank Act eliminated the 1.5% maximum fund ratio, instead leaving it to the discretion of the Federal Deposit Insurance Corporation and the Federal Deposit Insurance Corporation has recently exercised that discretion by establishing a long range fund ratio of 2%.

The Federal Deposit Insurance Corporation has authority to increase insurance assessments. A significant increase in insurance premiums would likely have an adverse effect on the operating expenses and results of operations of East Boston Savings Bank. Future insurance assessment rates cannot be predicted.

Insurance of deposits may be terminated by the Federal Deposit Insurance Corporation upon a finding that the institution has engaged in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations or has violated any applicable law, regulation, rule order or regulatory condition imposed in writing. We do not know of any practice, condition or violation that might lead to termination of deposit insurance.

In addition to the Federal Deposit Insurance Corporation assessments, the Financing Corporation (“FICO”) is authorized to impose and collect, with the approval of the Federal Deposit Insurance Corporation, assessments for anticipated payments, issuance costs and custodial fees on bonds issued by the FICO in the 1980s to recapitalize the former Federal Savings and Loan Insurance Corporation. The bonds issued by the FICO are due to mature in 2017 through 2019. For the quarter ended December 31, 2013, the annualized FICO assessment was equal to 64 basis points of total assets less tangible capital.

Privacy Regulations. Federal Deposit Insurance Corporation regulations generally require that East Boston Savings Bank disclose its privacy policy, including identifying with whom it shares a customer’s “non-public personal information,” to customers at the time of establishing the customer relationship and annually thereafter. In addition, East Boston Savings Bank is required to provide its customers with the ability to “opt-out” of having their personal information shared with unaffiliated third parties and not to disclose account numbers or access codes to non-affiliated third parties for marketing purposes. East Boston Savings Bank currently has a privacy protection policy in place and believes that such policy is in compliance with the regulations.

Community Reinvestment Act. Under the Community Reinvestment Act, or CRA, as implemented by Federal Deposit Insurance Corporation regulations, a non-member bank has a continuing and affirmative obligation, consistent with its safe and sound operation, to help meet the credit needs of its entire community, including low and moderate income neighborhoods. The CRA does not establish specific lending requirements or programs for financial institutions nor does it limit an institution’s discretion to develop the types of products and services that it believes are best suited to its particular community, consistent with the CRA. The CRA does require the Federal Deposit Insurance Corporation, in connection with its examination of a non-member bank, to assess the institution’s record of meeting the credit needs of its community and to take such record into account in its evaluation of certain applications by such institution, including applications to acquire branches and other financial institutions. The CRA requires the Federal Deposit Insurance Corporation to provide a written evaluation of an institution’s CRA performance utilizing a four-tiered descriptive rating system. East Boston Savings Bank’s latest Federal Deposit Insurance Corporation CRA rating was “Satisfactory.”

Massachusetts has its own statutory counterpart to the CRA which is also applicable to East Boston Savings Bank. The Massachusetts version is generally similar to the CRA but utilizes a five-tiered descriptive rating system. Massachusetts law requires the Massachusetts Commissioner of Banks to consider, but not be limited to, a bank’s record of performance under Massachusetts law in considering any application by the bank to establish a branch or other deposit-taking facility, to relocate an office or to merge or consolidate with or acquire the assets and assume the liabilities of any other banking institution. East Boston Savings Bank’s most recent rating under Massachusetts law was “Satisfactory.”

Consumer Protection and Fair Lending Regulations. Massachusetts savings banks are subject to a variety of federal and Massachusetts statutes and regulations that are intended to protect consumers and prohibit discrimination in the granting of credit. These statutes and regulations provide for a range of sanctions for non-compliance with their terms, including imposition of administrative fines and remedial orders, and referral to the Attorney General for prosecution of a civil action for actual and punitive damages and injunctive relief. Certain of these statutes authorize private individual and class action lawsuits and the award of actual, statutory and punitive damages and attorneys’ fees for certain types of violations.

USA Patriot Act. East Boston Savings Bank is subject to the USA PATRIOT Act, which gave federal agencies additional powers to address terrorist threats through enhanced domestic security measures, expanded surveillance powers, increased information sharing, and broadened anti-money laundering requirements. By way of amendments to the Bank Secrecy Act, Title III of the USA PATRIOT Act provided measures intended to encourage information sharing among bank regulatory agencies and law enforcement bodies. Further, certain provisions of

Title III impose affirmative obligations on a broad range of financial institutions, including banks, thrifts, brokers, dealers, credit unions, money transfer agents, and parties registered under the Commodity Exchange Act.

Other Regulations

Interest and other charges collected or contracted for by East Boston Savings Bank are subject to state usury laws and federal laws concerning interest rates. Loan operations are also subject to state and federal laws applicable to credit transactions, such as the:

•	Home Mortgage Disclosure Act of 1975, requiring financial institutions to provide information to enable the public and public officials to determine whether a financial institution is fulfilling its obligation to help meet the housing needs of the community it serves;

•	Equal Credit Opportunity Act, prohibiting discrimination on the basis of race, creed or other prohibited factors in extending credit;

•	Fair Credit Reporting Act of 1978, governing the use and provision of information to credit reporting agencies;

•	Massachusetts Debt Collection Regulations, establishing standards, by defining unfair or deceptive acts or practices, for the collection of debts from persons within the Commonwealth of Massachusetts and the General Laws of Massachusetts, Chapter 167E, which governs East Boston Savings Bank’s lending powers; and

•	Rules and regulations of the various federal and state agencies charged with the responsibility of implementing such federal and state laws.

The deposit operations of East Boston Savings Bank also are subject to, among others, the:

•	Right to Financial Privacy Act, which imposes a duty to maintain confidentiality of consumer financial records and prescribes procedures for complying with administrative subpoenas of financial records;

•	Check Clearing for the 21st Century Act (also known as “Check 21”), which gives “substitute checks,” such as digital check images and copies made from that image, the same legal standing as the original paper check;

•	Electronic Funds Transfer Act and Regulation E promulgated thereunder, and, as to East Boston Savings Bank Chapter 167B of the General Laws of Massachusetts, which govern automatic deposits to and withdrawals from deposit accounts and customers’ rights and liabilities arising from the use of automated teller machines and other electronic banking services; and

•	General Laws of Massachusetts, Chapter 167D, which governs East Boston Savings Bank’s deposit powers.

Federal Reserve System

The Federal Reserve Board regulations require depository institutions to maintain non-interest-earning reserves against their transaction accounts (primarily NOW and regular checking accounts). The Federal Reserve Board regulations generally require that reserves be maintained against aggregate transaction accounts as follows: for that portion of transaction accounts aggregating $89.0 million or less (which may be adjusted by the Federal Reserve Board) the reserve requirement is 3.0% and the amounts greater than $89.0 million require a 10.0% reserve (which may be adjusted annually by the Federal Reserve Board between 8.0% and 14.0%). The first $13.3 million of otherwise reservable balances (which may be adjusted by the Federal Reserve Board) are exempted from the reserve requirements. East Boston Savings Bank is in compliance with these requirements.

Federal Home Loan Bank System

East Boston Savings Bank is a member of the Federal Home Loan Bank System, which consists of 12 regional Federal Home Loan Banks. The Federal Home Loan Bank provides a central credit facility primarily for member institutions. Members of the Federal Home Loan Bank are required to acquire and hold shares of capital stock in the Federal Home Loan Bank. East Boston Savings Bank was in compliance with this requirement at December 31, 2013. Based on redemption provisions of the Federal Home Loan Bank of Boston, the stock has no quoted market value and is carried at cost. East Boston Savings Bank reviews for impairment based on the ultimate recoverability of the cost basis of the Federal Home Loan Bank of Boston stock. As of December 31, 2013, no impairment has been recognized.

At its discretion, the Federal Home Loan Bank of Boston may declare dividends on the stock. The Federal Home Loan Banks are required to provide funds for certain purposes including the resolution of insolvent thrifts in the late 1980s and to contributing funds for affordable housing programs. These requirements could reduce the amount of dividends that the Federal Home Loan Banks pay to their members and result in the Federal Home Loan Banks imposing a higher rate of interest on advances to their members. As a result of losses incurred, the Federal Home Loan Bank of Boston suspended and did not pay dividends in 2009 and 2010. However, the Federal Home Loan Bank of Boston resumed payment of quarterly dividends in 2011 equal to an annual yield of 0.30% and continued to pay quarterly dividends in 2012 equal to an annual yield of 0.50% and in 2013 equal to an annual yield of 0.38%. There can be no assurance that such dividends will continue in the future. Further, there can be no assurance that the impact of recent or future legislation on the Federal Home Loan Banks also will not cause a decrease in the value of the Federal Home Loan Bank of Boston stock held by East Boston Savings Bank.

Holding Company Regulation

New Meridian will be subject to examination, regulation, and periodic reporting under the Bank Holding Company Act of 1956, as amended, as administered by the Federal Reserve Board. New Meridian will be required to obtain the prior approval of the Federal Reserve Board to acquire all, or substantially all, of the assets of any bank or bank holding company. Prior Federal Reserve Board approval would be required for the New Meridian to acquire direct or indirect ownership or control of any voting securities of any bank or bank holding company if, after such acquisition, it would, directly or indirectly, own or control more than 5% of any class of voting shares of the bank or bank holding company. In addition to the approval of the Federal Reserve Board, prior approval may also be necessary from other agencies having supervisory jurisdiction over the bank to be acquired before any bank acquisition can be completed.

A bank holding company is generally prohibited from engaging in non-banking activities, or acquiring direct or indirect control of more than 5% of the voting securities of any company engaged in non-banking activities. One of the principal exceptions to this prohibition is for activities found by the Federal Reserve Board to be so closely related to banking or managing or controlling banks as to be a proper incident thereto. Some of the principal activities that the Federal Reserve Board has determined by regulation to be so closely related to banking are: (i) making or servicing loans; (ii) performing certain data processing services; (iii) providing discount brokerage services; (iv) acting as fiduciary, investment or financial advisor; (v) leasing personal or real property; (vi) making investments in corporations or projects designed primarily to promote community welfare; and (vii) acquiring a savings and loan association whose direct and indirect activities are limited to those permitted for bank holding companies.

The Gramm-Leach-Bliley Act of 1999 authorized a bank holding company that meets specified conditions, including being “well capitalized” and “well managed,” to opt to become a “financial holding company” and thereby engage in a broader array of financial activities than previously permitted. Such activities can include insurance underwriting and investment banking.

New Meridian will be subject to the Federal Reserve Board’s capital adequacy guidelines for bank holding companies (on a consolidated basis) which have historically been similar to, though less stringent than, those of the Federal Deposit Insurance Corporation for East Boston Savings Bank. The Dodd-Frank Act, however, required the Federal Reserve Board to promulgate consolidated capital requirements for depository institution holding companies that are no less stringent, both quantitatively and in terms of components of capital, than those applicable to institutions themselves. Instruments such as cumulative preferred stock and trust preferred securities would no longer be includable as Tier 1 capital, as is currently the case with bank holding companies, subject to certain grandfathering rules. The previously discussed final rule regarding regulatory capital requirements implements the Dodd-Frank Act as to bank holding company capital standards. Consolidated regulatory capital requirements identical to those applicable to the subsidiary banks will apply to bank holding companies (with greater than $500 million of assets) as of January 1, 2015. As is the case with institutions themselves, the capital conservation buffer will be phased in between 2016 and 2019.

A bank holding company is generally required to give the Federal Reserve Board prior written notice of any purchase or redemption of then outstanding equity securities if the gross consideration for the purchase or redemption, when combined with the net consideration paid for all such purchases or redemptions during the preceding 12 months, is equal to 10% or more of the company’s consolidated net worth. The Federal Reserve Board may disapprove such a purchase or redemption if it determines that the proposal would constitute an unsafe and unsound practice, or would violate any law, regulation, Federal Reserve Board order or directive, or any condition imposed by, or written agreement with, the Federal Reserve Board. There is an exception to this approval requirement for well-capitalized bank holding companies that meet certain other conditions.

The Federal Reserve Board has issued a policy statement regarding capital distributions, including dividends, by bank holding companies. In general, the Federal Reserve Board’s policies provide that dividends should be paid only out of current earnings and only if the prospective rate of earnings retention by the bank holding company appears consistent with the organization’s capital needs, asset quality and overall financial condition. The Federal Reserve Board’s policies also require that a bank holding company serve as a source of financial strength to its subsidiary banks by standing ready to use available resources to provide adequate capital funds to those banks during periods of financial stress or adversity and by maintaining the financial flexibility and capital-raising capacity to obtain additional resources for assisting its subsidiary banks where necessary. The Dodd-Frank Act codified the source of strength doctrine. Under the prompt corrective action laws, the ability of a bank holding company to pay dividends may be restricted if a subsidiary bank becomes undercapitalized. These regulatory policies could affect the ability of the New Meridian to pay dividends or otherwise engage in capital distributions.

Under the Federal Deposit Insurance Act, depository institutions are liable to the Federal Deposit Insurance Corporation for losses suffered or anticipated by the Federal Deposit Insurance Corporation in connection with the default of a commonly controlled depository institution or any assistance provided by the Federal Deposit Insurance Corporation to such an institution in danger of default.

The status of New Meridian as a registered bank holding company under the Bank Holding Company Act will not exempt it from certain federal and state laws and regulations applicable to corporations generally, including, without limitation, certain provisions of the federal securities laws.

Massachusetts Holding Company Regulation. Under the Massachusetts banking laws, a company owning or controlling two or more banking institutions, including a savings bank, is regulated as a bank holding company. The term “company” is defined by the Massachusetts banking laws similarly to the definition of “company” under the Bank Holding Company Act. Each Massachusetts bank holding company: (i) must obtain the approval of the Massachusetts Board of Bank Incorporation before engaging in certain transactions, such as the acquisition of more than 5% of the voting stock of another banking institution; (ii) must register, and file reports, with the Massachusetts Commissioner of Banks; and (iii) is subject to examination by the Massachusetts Commissioner of Banks.

Federal Securities Laws

New Meridian common stock will be registered with the Securities and Exchange Commission after the conversion and stock offering. New Meridian will be subject to the information, proxy solicitation, insider trading restrictions and other requirements under the Securities Exchange Act of 1934.

The registration under the Securities Act of 1933 of shares of common stock issued in New Meridian’s public offering does not cover the resale of those shares. Shares of common stock purchased by persons who are not affiliates of New Meridian may be resold without registration. Shares purchased by an affiliate of New Meridian will be subject to the resale restrictions of Rule 144 under the Securities Act of 1933. If New Meridian meets the current public information requirements of Rule 144 under the Securities Act of 1933, each affiliate of New Meridian that complies with the other conditions of Rule 144, including those that require the affiliate’s sale to be aggregated with those of other persons, would be able to sell in the public market, without registration, a number of shares not to exceed, in any three-month period, the greater of 1% of the outstanding shares of New Meridian, or the average weekly volume of trading in the shares during the preceding four calendar weeks. In the future, New Meridian may permit affiliates to have their shares registered for sale under the Securities Act of 1933.

Sarbanes-Oxley Act of 2002

The Sarbanes-Oxley Act of 2002 is intended to improve corporate responsibility, to provide for enhanced penalties for accounting and auditing improprieties at publicly traded companies and to protect investors by improving the accuracy and reliability of corporate disclosures pursuant to the securities laws. We have policies, procedures and systems designed to comply with these regulations, and we review and document such policies, procedures and systems to ensure continued compliance with these regulations.

Change in Control Regulations

Under the Change in Bank Control Act, no person, or group of persons acting in concert, may acquire control of a bank holding company such as New Meridian unless the Federal Reserve Board has been given 60 days’ prior written notice and not disapproved the proposed acquisition. The Federal Reserve Board considers several factors in evaluating a notice, including the financial and managerial resources of the acquirer and competitive effects. Control, as defined under the applicable regulations, means the power, directly or indirectly, to direct the management or policies of the company or to vote 25% or more of any class of voting securities of the company. Acquisition of more than 10% of any class of a bank holding company’s voting securities constitutes a rebuttable presumption of control under certain circumstances, including where, as will be the case with New Meridian, the issuer has registered securities under Section 12 of the Securities Exchange Act of 1934.

In addition, federal regulations provide that no company may acquire control (as defined in the Bank Holding Company Act) of a bank holding company without the prior approval of the Federal Reserve Board. Any company that acquires such control becomes a “bank company” subject to registration, examination and regulation by the Federal Reserve Board.

TAXATION

Meridian Financial Services, Incorporated, Old Meridian and East Boston Savings Bank are, and New Meridian will be, subject to federal and state income taxation in the same general manner as other corporations, with some exceptions discussed below. The following discussion of federal and state taxation is intended only to summarize certain pertinent tax matters and is not a comprehensive description of the tax rules applicable to Old Meridian, New Meridian or East Boston Savings Bank.

Federal Taxation

General. Old Meridian reports its income on a calendar year basis using the accrual method of accounting. The federal income tax laws apply to Old Meridian in the same manner as to other corporations with some exceptions, including the reserve for bad debts discussed below. Old Meridian’s federal income tax returns have been either audited or closed under the statute of limitations through December 31, 2009. For its 2013 tax year, East Boston Savings Bank’s maximum federal income tax rate was 35%.

Bad Debt Reserves. For taxable years beginning before January 1, 1996, thrift institutions that qualified under certain definitional tests and other conditions of the Internal Revenue Code were permitted to use certain favorable provisions to calculate their deductions from taxable income for annual additions to their bad debt reserve. A reserve could be established for bad debts on qualifying real property loans, generally secured by interests in real property improved or to be improved, under the percentage of taxable income method or the experience method. The reserve for non-qualifying loans was computed using the experience method. Federal legislation enacted in 1996 repealed the reserve method of accounting for bad debts and the percentage of taxable income method for tax years beginning after 1995 and required savings institutions to recapture or take into income certain portions of their accumulated bad debt reserves. However, those bad debt reserves accumulated prior to 1988 (“Base Year Reserves”) were not required to be recaptured unless the savings institution failed certain tests. At December 31, 2013, $9.8 million of East Boston Savings Bank’s accumulated bad debt reserves would not be recaptured into taxable income unless East Boston Savings Bank makes a “non-dividend distribution” to Old Meridian as described below.

Distributions. If East Boston Savings Bank makes “non-dividend distributions” to Old Meridian, the distributions will be considered to have been made from East Boston Savings Bank’s un-recaptured tax bad debt reserves, including the balance of its Base Year Reserves as of December 31, 1987, to the extent of the “non-dividend distributions,” and then from East Boston Savings Bank’s supplemental reserve for losses on loans, to the extent of those reserves, and an amount based on the amount distributed, but not more than the amount of those reserves, will be included in East Boston Savings Bank’s taxable income. Non-dividend distributions include distributions in excess of East Boston Savings Bank’s current and accumulated earnings and profits, as calculated for federal income tax purposes, distributions in redemption of stock and distributions in partial or complete liquidation. Dividends paid out of East Boston Savings Bank’s current or accumulated earnings and profits will not be so included in Old Meridian’s taxable income.

The amount of additional taxable income triggered by a non-dividend is an amount that, when reduced by the tax attributable to the income, is equal to the amount of the distribution. Therefore, if East Boston Savings Bank makes a non-dividend distribution to Old Meridian, approximately one and one-half times the amount of the distribution not in excess of the amount of the reserves would be includable in income for federal income tax purposes, assuming a 35% federal corporate income tax rate. East Boston Savings Bank does not intend to pay dividends that would result in a recapture of any portion of its bad debt reserves.

State Taxation. Financial institutions in Massachusetts are required to file combined income tax returns beginning with the year ended December 31, 2009. Starting in 2010, decreasing over a three year period, the Massachusetts excise tax rate for savings banks changed from 10.5% to 9.0% of federal taxable income, adjusted for certain items. Taxable income includes gross income as defined under the Internal Revenue Code, plus interest from bonds, notes and evidences of indebtedness of any state, including Massachusetts, less deductions, but not the credits, allowable under the provisions of the Internal Revenue Code, except for those deductions relating to dividends received and income or franchise taxes imposed by a state or political subdivision. Carryforwards and carrybacks of net operating losses and capital losses are not allowed. Old Meridian’s state tax returns, as well as those of its subsidiaries, are not currently under audit.

A financial institution or business corporation is generally entitled to special tax treatment as a “security corporation” under Massachusetts law provided that: (a) its activities are limited to buying, selling, dealing in or holding securities on its own behalf and not as a broker; and (b) it has applied for, and received, classification as a “security corporation” by the Commissioner of the Massachusetts Department of Revenue. A security corporation that is also a bank holding company under the Internal Revenue Code must pay a tax equal to 0.33% of its gross income. A security corporation that is not a bank holding company under the Internal Revenue Code must pay a tax equal to 1.32% of its gross income. East Boston Savings Bank’s subsidiary, Prospect, Inc., which engages in securities transactions on its own behalf, is qualified as a security corporation. As such, it has received security corporation classification by the Massachusetts Department of Revenue; and does not conduct any activities deemed impermissible under the governing statutes and the various regulations, directives, letter rulings and administrative pronouncements issued by the Massachusetts Department of Revenue.

As a Maryland business corporation, New Meridian is required to file an annual report with and pay franchise taxes to the state of Maryland.

MANAGEMENT

Executive Officers

The following sets forth information regarding our executive officers. Age information is as of December 31, 2013. The executive officers of New Meridian and East Boston Savings Bank are elected annually. Except as noted below, each of our executive officers has held their positions listed below for at least the past five years.

Richard J. Gavegnano was in the investment business for 37 years with national New York Stock Exchange member firms, and retired in 2006 ending his career as a Vice President with A.G. Edwards & Sons, Inc. He has been associated with East Boston Savings Bank for 40 years serving as corporator, trustee and director. Mr. Gavegnano has served as Chairman of the Board of East Boston Savings Bank, Old Meridian and Meridian Financial Services since 2003, 2006 and 2003, respectively. In 2007, Mr. Gavegnano was appointed Chief Executive Officer of Old Meridian and Meridian Financial Services and Investor Relations Officer of Old Meridian, and in 2014 was appointed President of East Boston Savings Bank and Old Meridian. Mr. Gavegnano has experience in business development, commercial real estate and investments. Mr. Gavegnano’s positions as Chairman of the Board and Chief Executive Officer foster clear accountability, effective decision-making, a clear and direct channel of communication from senior management to the full Board, and alignment on corporate strategy. Age 66. Director since 1995.

Mark L. Abbate, Senior Vice President, Treasurer and Chief Financial Officer of Meridian Interstate Bancorp, Inc. and East Boston Savings Bank, joined us in January 2010. From July 2009 to December 2009, Mr. Abbate served as Chief Financial Officer of Home Loan Investment Bank, FSB, Warwick, Rhode Island. From December 2007 through July 2009, Mr. Abbate was Executive Vice President and Chief Financial Officer of Service Bancorp, Inc. and Strata Bank of Franklin, Massachusetts. From March 2006 through December 2007, Mr. Abbate was a consultant based in Boston providing project consulting leadership to financial institutions in need of finance, accounting and risk management support. Age 58.

John Migliozzi, Executive Vice President of East Boston Savings Bank, joined us in 1998. Mr. Migliozzi began his career with us as a Commercial Lender. Age 56.

John A. Carroll, who was appointed Chief Operating Officer of Old Meridian and East Boston Savings Bank on March 5, 2014, joined us in 2012. Mr. Carroll previously served as our Chief Information Officer. Previously, Mr. Carroll served as Senior Vice President, Operations & Technology for nearly eight years at DanversBank prior to its acquisition by People’s United Bank. Age 47.

Edward J. Merritt serves as President of the Mt. Washington Division of East Boston Savings Bank and became a Board member as a result of Old Meridian’s acquisition of Mt. Washington Co-operative Bank. Previously, Mr. Merritt served as the President and Chief Executive Officer and a director of Mt. Washington Co-operative Bank for over 11 years. Mr. Merritt’s direct experience in managing the operations and employees of Mt. Washington provides the Board of Directors with insight into the operations of Mt. Washington Co-operative Bank. Mr. Merritt’s long-term experience with managing the day-to-day operations of a community banking institution operating in a community in which we previously had limited market penetration also provides the Board with additional perspective with respect to such market area and assists the Board in recognizing and assessing growth opportunities in the market area in which Mt. Washington Co-operative Bank operated. Age 54. Director since 2010.

Directors

Directors serve three-year staggered terms so that approximately one-third of the directors are elected at each annual meeting. Directors of East Boston Savings Bank will be elected by New Meridian as its sole stockholder.

The following sets forth information regarding our directors. Age information is as of December 31, 2013. Except as noted below, each of our directors has held their positions listed below for at least the past five years. None of the directors listed below currently serves as a director, or served as a director during the past five years, of a publicly-held entity (other than Old Meridian). The following also includes the particular experience, qualifications, attributes, or skills considered by the Nominating and Corporate Governance Committee that led the Board of Directors to conclude that such person should serve as a director of Old Meridian. The mailing address for each person listed is c/o East Boston Savings Bank, 10 Meridian Street, East Boston, Massachusetts 02128.

Directors with terms ending in 2015

Marilyn A. Censullo, a Certified Public Accountant, has been a partner in the accounting firm of Naffah & Company, P.C. since 2000, and has over 30 years of experience as an accountant. Ms. Censullo has significant experience with the application of generally accepted accounting principles and matters of business finance and business transactions. Ms. Censullo’s professional and business experience provides the Board with valuable insight into the accounting and public reporting issues we face and in assessing strategic transactions. Age 56. Director since 2007.

Richard J. Gavegnano was in the investment business for 37 years with national New York Stock Exchange member firms, and retired in 2006 ending his career as a Vice President with A.G. Edwards & Sons, Inc. He has been associated with East Boston Savings Bank for 40 years serving as corporator, trustee and director. Mr. Gavegnano has served as Chairman of the Board of East Boston Savings Bank, Old Meridian and Meridian Financial Services since 2003, 2006 and 2003, respectively. In 2007, Mr. Gavegnano was appointed Chief Executive Officer of Old Meridian and Meridian Financial Services and Investor Relations Officer of Old Meridian, and in 2014 was appointed President of East Boston Savings Bank and Old Meridian. Mr. Gavegnano has experience in business development, commercial real estate and investments. Mr. Gavegnano’s positions as Chairman of the Board and Chief Executive Officer foster clear accountability, effective decision-making, a clear and direct channel of communication from senior management to the full Board, and alignment on corporate strategy. Age 66. Director since 1995.

Edward L. Lynch has been an Attorney at Law, Sole Practitioner, for the past 38 years specializing in real estate closings. His experience as a lawyer assists the Board in analyzing and addressing the legal requirements of Old Meridian and its subsidiaries, including any litigation matters. Age 72. Director since 2001.

Gregory F. Natalucci is a former auditor with CNA Financial Corporation, a commercial and property-casualty insurer. Mr. Natalucci practiced in this field for over 35 years. In connection with his position with CNA Financial he gained extensive knowledge of audit practices and of the insurance industry. Mr. Natalucci’s experience provides the Board with experience when assessing our accounting and internal audit practices and with respect to our insurance needs in general. Age 68. Director since 2002.

Directors with terms ending in 2016

Anna R. DiMaria has been an Attorney at Law with the Law Offices of Michael A. D’Avolio for over 20 years. Ms. DiMaria’s background as an attorney provides the Board of Directors with a unique perspective in addressing the legal requirements of Old Meridian and its subsidiaries. Her professional experience also provides Old Meridian with expertise in the areas of real estate and estate law. Age 68. Director since 2006.

Richard F. Fernandez has been Chief Financial Officer at Stoughton Recycling Technologies, LLC since 2010 and has been a merger and acquisition/banking consultant since 2006. Mr. Fernandez was a Commercial

Lending Regional Manager for Sovereign Bank from 2000 to 2006. Mr. Fernandez has 40 years commercial lending experience at several institutions, including Sovereign Bank, US Trust Company, and Shawmut Bank. Mr. Fernandez’s extensive knowledge in mergers and acquisitions is valuable in assisting the Board of Directors with evaluating strategic planning initiatives and growth opportunities, which from to time are important strategies for us. Age 71. Director since 2008.

Domenic A. Gambardella is the former owner and President of Meridian Insurance Agency Inc., an insurance agency, and was the owner of a financial services firm focused on small businesses. Mr. Gambardella’s experience as President of an insurance agency gives him unique insights into Old Meridian’s challenges, opportunities and operations in the insurance products field and generally in the area of wealth management and non-depository products that are offered by Old Meridian and its subsidiaries. Age 67. Director since 1995.

Thomas J. Gunning is Executive Director of Building Trades Employers Association, a multi-trade organization that represents over 250 contractors affiliated with 11 different building trade unions. Mr. Gunning’s experience in legislative matters, labor relations and contract negotiations brings the Board of Directors the perspective of someone who is familiar with all facets of labor matters. Mr. Gunning served as a director of Mt. Washington Co-operative Bank since 2008 and became a director of Old Meridian as result of our acquisition of Mt. Washington Co-operative Bank in January 2010. Mr. Gunning’s service with and knowledge of the operations, customers and employees of Mt. Washington Co-operative Bank provide the Board with greater institutional knowledge of Mt. Washington and assist the Board with maximizing the opportunities resulting from the merger. Age 60. Director since 2010.

Directors with terms ending in 2017

Vincent D. Basile is a self-employed management consultant who has published articles on management leadership in national journals and has served as Clerk of Meridian Financial Services and East Boston Savings Bank since 2007 and has served as the Corporate Secretary of Old Meridian since its formation. Mr. Basile’s knowledge of best management practices, corporate governance matters and his contacts with local community leaders, politicians and municipalities gives him insights into Old Meridian’s challenges and opportunities in its lending area and in assessing and securing the location of branches and offices. Previously, Mr. Basile was a Regional Administrator in the Massachusetts Office of the Commissioner of Probation, and served as the Chairman of the Board of Omega Marketing, formerly an East Boston-based manufacturer of high performance life jackets. Mr. Basile is also a retired Lt. Colonel in the U.S. Army Reserve. He has been a Corporator of Meridian Financial Services since 1977. Age 74. Director since 2002.

Edward J. Merritt serves as President of the Mt. Washington Division of East Boston Savings Bank and became a Board member as a result of Old Meridian’s acquisition of Mt. Washington Co-operative Bank. Previously, Mr. Merritt served as the President and Chief Executive Officer and a director of Mt. Washington Co-operative Bank for over 11 years. Mr. Merritt’s direct experience in managing the operations and employees of Mt. Washington provides the Board of Directors with insight into the operations of Mt. Washington Co-operative Bank. Mr. Merritt’s long-term experience with managing the day-to-day operations of a community banking institution operating in a community in which we previously had limited market penetration also provides the Board with additional perspective with respect to such market area and assists the Board in recognizing and assessing growth opportunities in the market area in which Mt. Washington Co-operative Bank operated. Age 54. Director since 2010.

James G. Sartori retired as Treasurer of Bandwagon, Inc., an importer and distributor company, in 2011. Mr. Sartori’s experience as Treasurer for over 37 years provides the Board with the perspective of someone experienced in financial and accounting issues. Age 70. Director since 2001.

Carl A. LaGreca is a Certified Public Accountant. He is the President of Forman, Itzkowitz, Berenson & LaGreca, PC, an accounting firm in Waltham, Massachusetts, where he has been employed for 28 years. Mr. LaGreca has significant expertise and background with regard to accounting matters, the application of generally accepted accounting principles and matters of business finance and business transactions. Mr. LaGreca’s professional and business experience provides the Board with valuable insight into the accounting and public reporting issues we face and in assessing strategic transactions. Age 68. Director since January 2009.

Board Independence

All of our directors except for Messrs. Gavegnano, Merritt and Lynch are independent under the current listing standards of the Nasdaq Stock Market, Inc. Messrs. Gavegnano and Merritt are not independent because they are executive officers of Old Meridian and East Boston Savings Bank. Mr. Lynch is not independent because of the legal fees paid to him or received by him, directly or indirectly, from East Boston Savings Bank. In determining the independence of our other directors, the Board of Directors considered loans to directors and members of their immediate families, and legal fees paid to, or received by, directly or indirectly, Director DiMaria, which were not required to be disclosed individually under “—Transactions with Certain Related Persons.”

Codes of Ethics and Business Conduct

Old Meridian has adopted a Code of Ethics and Business Conduct that is designed to promote the highest standards of ethical conduct by Old Meridian’s directors, executive officers and employees. The Code of Ethics and Business Conduct requires that our directors, executive officers and employees avoid conflicts of interest, comply with all laws and other legal requirements, conduct business in an honest and ethical manner and otherwise act with integrity and in the our best interest. Under the terms of the Code of Ethics and Business Conduct, directors, executive officers and employees are required to report any conduct that they believe in good faith to be an actual or apparent violation of the Code of Ethics and Business Conduct. A copy of the Code of Ethics and Business Conduct can be found in the “Investor Relations—Corporate Governance” section of our website, www.ebsb.com. Amendments to and waivers from the Code of Ethics with respect to directors and executive officers will also be disclosed on our website.

As a mechanism to encourage compliance with the Code of Ethics and Business Conduct, we have established procedures to receive, retain and treat complaints regarding accounting, internal accounting controls and auditing matters. These procedures ensure that individuals may submit concerns regarding questionable accounting or auditing matters in a confidential and anonymous manner. The Code of Ethics and Business Conduct also prohibits us from retaliating against any director, executive officer or employee who reports actual or apparent violations of the Code of Ethics and Business Conduct.

Transactions With Certain Related Persons

The aggregate amount of loans by East Boston Savings Bank to executive officers, directors and trustees of East Boston Savings Bank, Old Meridian and Meridian Financial Services, Incorporated, and members of their immediate families, was $3.0 million at December 31, 2013. The outstanding loans made to Old Meridian’s and East Boston Savings Bank’s directors and executive officers, and members of their immediate families, were made in the ordinary course of business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to East Boston Savings Bank, and did not involve more than the normal risk of collectability or present other unfavorable features.

Pursuant to Old Meridian’s Audit Committee Charter, the Audit Committee periodically reviews, no less frequently than quarterly, a summary of Old Meridian’s transactions with directors and executive officers of Old Meridian and with firms that employ directors, as well as any other related person transactions, for the purpose of recommending to the disinterested members of the Board of Directors that the transactions are fair, reasonable and within company policy and should be ratified and approved. Also, in accordance with banking regulations, the Board of Directors reviews all loans made to a director or executive officer in an amount that, when aggregated with the amount of all other loans to such person and his or her related interests, exceed the greater of $25,000 or 5% of Old Meridian’s capital and surplus (up to a maximum of $500,000) and such loan must be approved in advance by a majority of the disinterested members of the Board of Directors. Additionally, pursuant to our Code of Ethics and Business Conduct, all of our executive officers and directors must disclose any existing or emerging conflicts of interest to our Chairman of the Board and Chief Executive Officer. Such potential conflicts of interest include, but are not limited to, the following: (i) Old Meridian conducting business with or competing against an organization in which a family member of an executive officer or director has an ownership or employment interest and (ii) the ownership of more than 1% of the outstanding securities or 5% of total assets of any business entity that does business with or is in competition with Old Meridian.

Executive Compensation

Compensation Discussion and Analysis

Our Compensation Philosophy. Our compensation philosophy starts from the premise that the success of Old Meridian and East Boston Savings Bank depends, in large part, on the dedication and commitment of the people we place in key operating positions to drive our business strategy. We strive to provide our management team with incentives tied to the successful implementation of our corporate objectives. We also recognize that we operate in a competitive environment for talent. Therefore, our approach to compensation considers the full range of compensation techniques that enable us to compare favorably with our peers as we seek to attract and retain key personnel.

We base our compensation decisions on four basic principles:

•	Meeting the Demands of the Market – Our goal is to compensate our employees at competitive levels in relation to surveyed averages. We strive to position the bank as a preferred employer among our peers who provide similar financial services in the regional market. Base pay and incentive pay for all employees, and stock-based benefit plans for eligible employees are positioned relative to our peers’ offerings to either meet or exceed, or in some cases lag, depending on the employment environment. Base pay at equitable levels is most important in meeting the market. It is the component of compensation that most directly affects current and near-term standard of living and it is the most easily compared between competing job offers. Our annual cash bonus plan (the “Incentive Compensation Plan”) is almost as important as it focuses rewards based on current year individual and bank performance.

•	Aligning with Stockholders – We use equity compensation as a key component of our compensation mix to develop a culture of ownership among our key personnel and to align their individual financial interests with the interests of our stockholders. Long-term incentives such as the 2008 Equity Incentive Plan (the “EIP”) and the Employee Stock Ownership Plan (the “ESOP”) are important in aligning interests with stockholders. The ESOP and the EIP place stock in the hands of employees and executives over the course of time and have become an increasingly important part of total compensation.

•	Driving Performance – We will structure compensation around the attainment of company-wide, business unit and individual targets that return positive results to our bottom line. Base pay rates are subject to annual merit increases that result from performance evaluations. These performance-based increases are directly tied to individual contributions to bank performance and, over time, become a material portion of pay resulting from accomplishments. Our Incentive Compensation Plan is tied directly to individuals’ performance and loan production, deposit generation, net earnings, cost of funds and efficiency of enterprise-wide performance. In this plan, individuals’ performance is rewarded, but only if East Boston Savings Bank performance reaches certain targets established by the Compensation Committee. The plan itself sets a target bonus payout if bank performance meets budget projections. There are also significantly lesser payouts available under the plan at two lower tiers of performance and two higher tiers set as stretch targets. The difference between tiers is determined in order to draw a clear relationship between bank performance and rewards.

•	Reflecting our Business Philosophy – Our approach to compensation reflects our values and the way we do business in the communities we serve: compensation rates that are priced to be valued by the market and prudent for the organization’s strategic well-being. Base pay and the incentive compensation plan are meant to place a recognizable fair value on employment at East Boston Savings Bank. Long-term incentives, such as the EIP, represent longer-term value in the employment relationship.

We have considered the most recent stockholder say-on-pay advisory vote in determining compensation policies and decisions. In light of strong stockholder support, the Compensation Committee concluded that no revisions were necessary to our executive officer compensation program.

Elements of the Compensation Package. The executive compensation program has three key elements of total direct compensation: base salary, annual incentives and long-term incentives, such as stock option and restricted stock awards.

Adjustments to base pay in the form of merit increases are limited by a cap on increases. The cap is recommended by the Senior Vice President of Human Resources to the Compensation Committee of the Board of Directors. It is based on surveyed projected caps of peers, the current competitive position being assumed by East Boston Savings Bank for recruitment purposes and informed by the current Consumer Price Index – All Urban Consumers (the “CPI-U”) as a proxy for inflation, and by the unemployment rate. The inflation rate is used as an additional benchmark when possible to ensure that merit increases will have meaning to employees in terms of purchasing power. At times of high inflation it is not necessarily possible to use this benchmark due to prohibitive cost. Base pay merit increases are computed using a numerical performance evaluation score for each individual on a scale from one to five, calculating that score as a percentage of a top score of 5; then applying that percentage to the actual cap. Caps in recent years have been 3.25% and 3.50%.

The Incentive Compensation Plan is structured for all eligible employees on the basis of five tiers of overall bank performance. The middle tier reflects bank performance centered on our budgets for loan production, deposit generation, net earnings, cost of funds and efficiency. Each of these five performance elements is assigned a numerical value for middle tier performance and for two lower performance tiers and two higher performance tiers. Depending on how we score regarding these five elements an overall score will place the level of bonus payout at one of these five levels, or below the scale entirely, in which case the Board may pay a bonus using other criteria, or not pay a bonus at all. This plan has been benchmarked to peers’ similar plans using data from the Pearl Meyer & Partners survey, as explained below.

An individual’s performance determines the level of bonus they can receive within the bank’s performance level as described above. An employee who is rated as satisfactory on his or her performance evaluation would receive a certain percentage of gross pay in the form of a bonus. An employee who is rated as less than satisfactory forfeits the bonus entirely and employees who are rated above satisfactory receive a higher percentage of pay as bonus.

Base Compensation. The salaries of our executive and other officers are reviewed at least annually to assess our competitive position and make any necessary adjustments. Our goal is to maintain salary levels for our officers at a level consistent with base pay received by those in comparable positions at peer banks. To further that goal, we obtain peer group information from a variety of independent sources. Our primary source is a comprehensive annual “Banking Compensation Survey Report” issued by Pearl Meyer & Partners in conjunction with the Massachusetts Bankers Association. Its 2013 report contained data from 103 institutions and included a peer group that we use as a reference: a $1 billion and above asset size peer group (consisting of 26 institutions).

The $1 billion and above asset size peer group consisted of the following institutions:

Avidia Bank	Jeanne D’Arc Credit Union
Bank Newport	Middlesex Savings Bank
Berkshire Bank	Needham Bank
Bristol County Savings Bank	Pawtucket Credit Union
Cambridge Savings Bank	PeoplesBank
Century Bancorp Inc.	Rockland Trust Company
Country Bank	The Cape Cod Five Cents Savings Bank
Dedham Institution for Savings	The Washington Trust Company (RI)
East Boston Savings Bank	Unibank
Eastern Bank	United Bank
Enterprise Bank and Trust	Watertown Savings Bank
HarborOne Credit Union	Webster Bank (CT)
Institution for Savings in Newburyport	Westfield Bank

The survey’s data on projected pay raise budgets and adjustments to pay grades are used in our decision-making process, as well as data on short-term incentives.

The midpoints of our pay grades are compared to those averaged in the survey, then adjusted for the age of the data and the survey’s forecast of future grade changes. Individuals’ compensation was reviewed with the comparable surveyed position in terms of competitive pay grade and current rate of pay in relation to the average surveyed 25th, 50th and 75th percentiles. Ultimately, any individual’s rate of pay was determined with these criteria in mind, but mainly through performance evaluations and those particulars of the recruitment process that determined the rate of pay at hire. Rates that may diverge materially from time to time from survey averages are typically driven by our particular needs and employment market trends.

We also evaluate salary levels at the time of promotion or other change in responsibilities or as a result of commitments we made when a particular officer was hired. Individual performance and retention risk are also considered as part of our annual compensation assessment. Officers are rated on competencies, such as knowledge and business development but are also rated on the attainment of mutually agreed upon pre-determined goals and objectives for each individual officer which are specific to each calendar-year rating period based on our strategic plan, and market, performance and regulatory initiatives. These evaluations are performed at the end of each year and are used to determine both merit increases to base salary and the individual performance component of the incentive compensation plan.

The Compensation Committee used an analysis of sample jobs’ salary grade midpoints from the Pearl Meyer & Partners 2013 Banking Compensation Survey to measure the competitiveness of the bank’s salary grade structure. That analysis plotted the average salary grade midpoints of 30 jobs against the actual salary grade midpoints of those comparable bank jobs (representing approximately 25% of the bank’s jobs). Average differences were calculated and the Committee found that the trend line of the differences warranted adjustment of East Boston Savings Bank’s salary grade midpoints up by 2.0%. The committee also took into consideration East Boston Savings Bank’s competitive position in recruitment and the change in cost of living over the previous year as measured by CPI.

Annual Cash Bonuses under our Incentive Compensation Plan. The objective of our Incentive Compensation Plan is to motivate and reward our employees for achieving specific company and individual goals that support the strategic plan. All bonus payments under this plan are determined at the discretion of the Compensation Committee and no officer or employee has a right to a bonus under this plan unless the Compensation Committee has specifically authorized the bonus. Rewards under this plan represent compensation that must be earned each year based on performance relative to company and individual standards.

All of our “Named Executive Officers” are eligible to receive an annual cash bonus under our Incentive Compensation Plan upon the successful performance of East Boston Savings Bank and the attainment of individual performance goals. Our Named Executive Officers for the year ended December 31, 2013 were Richard J. Gavegnano, Chairman of the Board and Chief Executive Officer, Deborah J. Jackson, President and Chief Operating Officer, Edward J. Merritt, President, Mt. Washington Bank, a Division of East Boston Savings Bank, Mark L. Abbate, Senior Vice President, Treasurer and Chief Financial Officer, and John Migliozzi, Executive Vice President. Ms. Jackson passed away in March 2014, and Mr. Gavegnano was appointed President at that time. The entire amount of the bonus is discretionary and is determined by the Compensation Committee. For 2013, the Compensation Committee determined the bonus amounts by reviewing East Boston Savings Bank’s loan growth, deposit growth, cost of funds, net operating income and efficiency ratio, as well as the contributions of our Named Executive Officers to our success. The amounts of the bonuses paid in 2014 for the year 2013 under this plan are included in the Summary Compensation Table in the column labeled “Bonus.” For 2013, the amount of the incentive cash bonus payable to a Named Executive Officer could range from 0% to 50% of a Named Executive Officer’s salary.

The total bonus pool which may be distributed under the Incentive Compensation Plan equals 10% of the net operating income of Old Meridian, unless the Compensation Committee authorizes a different amount.

To determine the amount of the cash bonus payable to our Named Executive Officers in 2014 for the year 2013, company goals, which are defined each year, are first measured by comparing five company performance measures with actual results. For 2013, Old Meridian’s performance measures were as follows:

Performance Measure (1)	Weight (%)	Threshold	Target	Maximum	Actual Results	Points	Weighted Points
	(Dollars in thousands)
Net Loan Growth	25.0	4.36%	13.37%	20.87%	25.93%	5	5
Deposit Growth	12.5	6.32%	9.83%	13.33%	20.54%	5	2.5
Cost of Funds	12.5	1.06%	0.86%	0.73%	0.90%	3	1.5
Net Operating Income	25.0	$10,316	$15,066	$17,916	$23,500	5	5
Efficiency Ratio	25.0	81.45%	76.20%	70.94%	76.04%	3	3

(1)	Each Performance Measure is calculated in accordance with Generally Accepted Accounting Principles (“GAAP”) or from amounts presented in accordance with GAAP. Net Operating Income is referred to as Income before Income Taxes in Old Meridian’s Form 10-K filed on March 17, 2014 with the Securities and Exchange Commission.

The Incentive Compensation Plan weights the relative importance of each of the performance measures and assigns a number of points (from “1” to “5”) to the level of achievement of each such performance measure. The Plan may achieve five points for each 25% weighted measure if the maximum goal is achieved under a performance measure and no points if the threshold goal is not achieved. Achievement between threshold and maximum will result in attainment of one to four points for the relevant performance measure. For 2013, based on actual results, five points were achieved for Deposit Growth, five points were achieved for Net Loan Growth, three points were achieved for Cost of Funds, five points were achieved for Net Operating Income and three points were achieved for Efficiency Ratio. The points achieved were then adjusted based on the relative weight given to the performance measure and the weighted points were multiplied by “5” in order to determine the percentage achievement of the performance goals. Based on the above, Old Meridian achieved 85% of the maximum performance measures.

After determining performance, the Compensation Committee uses a table to determine the amount of the bonus payable to a Named Executive Officer, which is as follows:

Performance Scale	Amount of Bonus for Richard J. Gavegnano	Amount of Bonus for Deborah J. Jackson and Edward J. Merritt	Amount of Bonus for Mark L. Abbate and John Migliozzi
20	10%	8%	6%
40	14% – 18%	10% – 14%	8% – 12%
60	17% – 25%	13% – 18%	11% – 15%
80	25% – 35%	17% – 25%	14% – 20%
100	35% – 50%	25% – 35%	20% – 27%

In 2013, since Old Meridian achieved 85% on the performance scale, Mr. Gavegnano was eligible to receive a bonus in 2014 equal to 25% to 35% of his base salary; Ms. Jackson and Mr. Merritt were eligible to receive bonuses equal to 17% to 25% of their base salaries; and the other Named Executive Officers were eligible to receive a bonus equal to 14% to 20% of their base salary. As described above, all bonuses are subject to the discretion of the Compensation Committee and the Compensation Committee may decide to award a bonus that is higher or lower than suggested in the above tables. The Compensation Committee considers the executive’s individual performance in determining the amount of his or her award.

For the 2013 year, the Compensation Committee awarded bonuses to Mr. Gavegnano, Ms Jackson, Mr. Merritt, Mr. Abbate and Mr. Migliozzi in the amounts of $189,000, $53,204, $64,181, $43,584 and $58,762 respectively, with such bonuses paid in the first quarter of 2014.

Long-Term Compensation. We established a long-term incentive compensation program, the 2008 Equity Incentive Plan (“EIP”) to deliver competitive awards to our management team. We use the EIP to reward outstanding performance with incentives that focus our management team on the task of creating long-term stockholder value. By increasing the equity holdings of our management team, we provide them with a continuing stake in our success. The nature and size of awards made under the EIP are based on a number of considerations, including regulatory requirements, awards made to individuals holding comparable positions among our peer group of financial institutions, internal equity, revenue generation and the tax or accounting treatment of specific equity compensation techniques. In April 2013, we granted awards under the EIP that will time vest in equal increments over five years, acting on the recommendation of the Compensation Committee and consistent with industry practices and trends.

Role of the Compensation Committee. We have established a Compensation Committee of Old Meridian to develop our executive compensation program and to monitor the success of the program in achieving the objectives of our compensation philosophy. The Committee, which consists of Ms. DiMaria, Ms. Censullo and Mr. Gambardella, all independent directors, are responsible for the administration of our compensation programs and policies, including the administration of our cash- and stock-based incentive programs. The Committee evaluates the performance of our Chief Executive Officer and other executive officers and approves all compensation decisions relating to our executive officers. The Chief Executive Officer does not participate in discussions related to his compensation or the Committee’s review of any documents specifically related to his compensation. The Committee operates under the mandate of a formal charter that establishes a framework for the fulfillment of its responsibilities.

Role of Management. Our Chief Executive Officer makes recommendations as to the appropriate mix and level of compensation for other executive officers to the Compensation Committee and determines the compensation for subordinates of executive officers. In making his recommendations, the Chief Executive Officer considers the objectives of our compensation philosophy and the range of compensation programs authorized by the Compensation Committee. Our Chief Executive Officer will not participate in discussions related to his compensation or the Committee’s review of any documents related to the determination of his compensation, however.

Peer Group Analysis. In its review of overall compensation, the Compensation Committee has referred to information published by Massachusetts Bankers Association/Pearl Meyer and Partners with respect to compensation paid by a peer group of 26 financial institutions of similar asset size and geographic location. We are also a participant in McLagan’s Regional & Community Banks compensation survey, and we use the data in our Northeast Region Custom Report for comparison purposes. As a public company, a critical element of our compensation philosophy and a key determinant of specific compensation decisions for our management team will be a comparative analysis of our compensation mix and levels relative to a peer group of publicly-traded banks and thrifts. We firmly believe that the cornerstone of our compensation program is the maintenance of a competitive compensation program relative to the companies with whom we compete for talent. The peer group will reflect consideration of several factors, including geographic location, size, operating characteristics, and financial performance.

Allocation Among Compensation Components. Under our present structure, base salary has represented the largest component of compensation for our executive officers. As a public company, we expect that the mix of base salary, bonus and long-term cash and equity compensation will vary, depending upon the role of the individual officer in the organization. In allocating compensation among these elements, we believe it is important that the compensation of our named executive officers should be predominantly performance-based (other than base salary), while lower levels of management should receive a greater portion of their compensation in base salary.

Severance and Change in Control Benefits. We have entered into employment agreements with Mr. Gavegnano and Mr. Merritt and change in control agreements with Messrs. Abbate and Migliozzi on terms consistent with the compensation packages for the senior management among our peers and a severance plan for certain other employees. The severance payments under these agreements, which are contingent on the occurrence of certain termination events, are intended to provide the executive with a sense of security in making the commitment to dedicate his or her professional career to the success of our company.

Tax and Accounting Considerations. In consultation with our advisors, we evaluate the tax and accounting treatment of each of our compensation programs at the time of adoption and on an annual basis to ensure that we understand the financial impact of the program. Our analysis includes a detailed review of recently adopted and pending changes in tax and accounting requirements. As part of our review, we consider modifications and/or alternatives to existing programs to take advantage of favorable changes in the tax or accounting environment or to avoid adverse consequences. To preserve maximum flexibility in the design and implementation of our compensation program, we have not adopted a formal policy that requires all compensation to be tax deductible. However, to the greatest extent possible, it is our intent to structure our compensation programs in a tax efficient manner.

Retirement Benefits; Employee Welfare Benefits. Currently, our primary retirement savings vehicle is our defined contribution 401(k) plan, which enables our employees to supplement their retirement savings with elective deferral contributions that we match at specified levels. In connection with our stock offering, East Boston Savings Bank adopted an employee stock ownership plan for eligible employees of East Boston Savings Bank. (See “—Employee Stock Ownership Plan.”) In addition to retirement programs, we provide our employees with coverage under medical, life insurance and disability plans on terms consistent with industry practice. We also entered into supplemental executive retirement agreements with certain officers to provide them with supplemental benefits. (See “—Pension Benefits.”)

Director Compensation. Our outside directors are compensated with meeting fees. We do not pay any annual or other retainer fees. Directors who are also employees of East Boston Savings Bank do not receive additional compensation for service on the board. The level and mix of director compensation is revised by the Compensation Committee on a periodic basis to ensure consistency with the objectives of our overall compensation philosophy. We also entered into supplemental executive retirement agreements with certain directors to provide them with supplemental benefits (See “—Director Compensation.”) Our review of director compensation also considers the increased responsibility and liability of directors at publicly traded companies due to changes in the regulatory environment and the heightened scrutiny of corporate governance practices.

Stock Compensation Grant and Award Practices. As a public company, we expect that our Compensation Committee’s grant-making process will be independent of any consideration of the timing of the release of material nonpublic information, including with respect to the determination of grant dates or stock option exercise prices. Similarly, we expect that the release of material nonpublic information will never be timed with the purpose or intent to affect the value of executive compensation.

Stock Ownership Requirements. We have not adopted formal stock ownership requirements for our senior officers and board members. The Compensation Committee reviews prevailing practices among peer companies, including those with respect to stock ownership guidelines, in determining whether such guidelines are appropriate.

The Compensation Committee believes that any risks arising from our compensation policies and practices for our employees are not reasonably likely to have a material adverse effect on Old Meridian and East Boston Savings Bank. In addition, the Compensation Committee believes that the mix and design of the elements of our executive compensation does not encourage management to assume excessive risks. In its review, the Compensation Committee concluded that significant weighting towards long-term incentive compensation discourages short-term risk taking and that the significant number of shares of stock of Old Meridian owned by the Named Executive Officers discourages excessive risk taking.

Compensation for the Named Executive Officers in 2013

Chief Executive Officer Compensation. In determining compensation for Mr. Gavegnano, our Chief Executive Officer, the Compensation Committee reviewed salaries and pay grades of similar executives at peer institutions as compiled by an industry standard survey. Using this data the Committee determined an equitable base salary for Mr. Gavegnano of $540,000 for 2013.

Compensation for our Other Named Executive Officers. In determining base salary for Ms. Jackson and Messrs. Merritt, Abbate and Migliozzi, the Compensation Committee reviewed salaries and pay grades of similar executives at peer institutions as compiled by the survey mentioned above. Using this data, the Committee determined equitable pay scales within which annual merit increases would be made. The Committee then determined the merit increases based on written analyses of the accomplishments and attainment of goals for each executive during the preceding year. This resulted in annual base salaries of $312,962 for Ms. Jackson, $305,622 for Mr. Merritt, $217,917 for Mr. Abbate and $235,046 for Mr. Migliozzi for 2013.

Three factors affect the salaries of our named executives: salary negotiated at hire or appointment, annual merit increases and market adjustments. Mr. Gavegnano’s salary was adjusted to a market competitive rate based on the Pearl Meyer & Partners survey. The $540,000 salary equated to the 3rd quartile of the average base salary of the Chief Executive Officers within our peer group according to the 2012 Pearl Meyer & Partners survey. Ms. Jackson’s salary was adjusted for merit for 2012 and was within the 3rd quartile of average base salaries for Chief Operating Officers in our peer group in the 2012 Pearl Meyer & Partners survey. Mr. Merritt’s salary was within the 2nd quartile for top executives within his division’s asset size group in the survey. Mr. Abbate’s was within the 2nd quartile and Mr. Migliozzi’s in the 3rd quartile of the survey.

Incentive Compensation/Bonus. Bonus amounts were paid to the named executives according to the terms of the Incentive Compensation Plan. The plan places greater emphasis on overall bank performance than on individual performance and resulted in payments in 2013 for the year 2012 that were 84% of surveyed average for Mr. Gavegnano, 57% of average for Ms. Jackson, 81% of average for Mr. Migliozzi, 61% of average for Mr. Abbate and 77% of average for Mr. Merritt. Surveyed averages are not yet available for comparison to the bonus amounts paid in 2014 for 2013. The particulars of this plan are discussed in greater detail elsewhere in this document.

Compensation Decisions for the Named Executive Officers in 2014. For the 2014 year, the Compensation Committee increased annual base salaries for Mr. Gavegnano, Ms. Jackson, Mr. Merritt, Mr. Abbate and Mr. Migliozzi to amounts of $600,000, $319,973, $314,394, $225,392 and $242,779, respectively.

Summary Compensation Table

The following table sets forth information concerning compensation received for the years ended December 31, 2013, 2012 and 2011, respectively by the Named Executive Officers.

Name and Principal Position	Year	Salary ($)		Bonus ($)		Stock Awards ($) (1)		Option Awards ($) (1)		Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (2)		All Other Compensation ($) (3)		Total ($)
Richard J. Gavegnano, Chairman of the Board, President and Chief Executive Officer	2013 2012 2011	$ $ $	540,000 500,000 450,000	$ $ $	189,000 175,000 123,750	$ $ $	63,980 — —	$ $ $	43,800 — —	$ $ $	859,285 619,535 465,132	$ $ $	38,647 36,280 28,368	$ $ $	1,734,712 1,330,815 1,067,250
Deborah J. Jackson, President and Chief Operating Officer (4)	2013 2012 2011	$ $ $	312,962 306,106 298,581	$ $ $	53,204 52,038 49,266	$ $ $	18,280 — —	$ $ $	5,840 — —	$ $ $	— — —	$ $ $	144,835 140,924 144,472	$ $ $	535,121 499,068 492,319
Edward J. Merritt, President, Mt. Washington Bank, a Division of East Boston Savings Bank	2013 2012 2011	$ $ $	305,622 296,490 288,415	$ $ $	64,181 70,123 47,588	$ $ $	18,280 — —	$ $ $	5,840 — —	$ $ $	— — —	$ $ $	74,748 73,793 76,529	$ $ $	468,671 440,406 412,532
Mark L. Abbate, Senior Vice President, Treasurer and Chief Financial Officer	2013 2012 2011	$ $ $	217,917 211,449 205,760	$ $ $	43,584 42,290 29,424	$ $ $	18,280 — —	$ $ $	5,840 — —	$ $ $	— — —	$ $ $	25,292 24,345 25,702	$ $ $	310,913 278,084 260,886
John Migliozzi, Executive Vice President	2013 2012 2011	$ $ $	235,046 220,000 198,396	$ $ $	58,762 44,000 33,000	$ $ $	18,280 — 40,170	$ $ $	5,840 — 22,400	$ $ $	— — —	$ $ $	24,313 24,625 24,372	$ $ $	342,241 288,625 318,338

(1)	The amounts shown reflect the grant date fair value of restricted stock awards or stock options, as applicable, computed in accordance with FASB ASC Topic 718. Refer to Note 11 of the notes to the consolidated financial statements for the assumptions relating to these awards.
(2)	Represents the actuarial change in pension value in the executive’s account from December 31 of the prior year to December 31 of the reported year under a Supplemental Executive Retirement Agreement.
(3)	For 2013, employer contributions under the company match and safe harbor provisions of the 401(k) Plan were $14,769, $15,300, $14,742, $15,300, and $14,956 for Messrs. Gavegnano, Merritt, Abbate, Migliozzi and Ms. Jackson, respectively. The amount of premiums paid for long term care insurance was $1,441 for Mr. Gavegnano. For 2013, employer contributions under the ESOP were $7,434 each for Messrs. Gavegnano, Merritt, Abbate, Migliozzi and Ms. Jackson, respectively. For 2013, imputed income from life insurance provided by the bank was $15,003, $2,014, $3,116, $1,579, and $4,587 for Messrs. Gavegnano, Merritt, Abbate, Migliozzi and Ms. Jackson, respectively. For Ms. Jackson, for 2013 we contributed $117,858 under her Supplemental Executive Retirement Agreement and for Mr. Merritt we contributed $50,000 under his Supplemental Executive Retirement Agreement.
(4)	Ms. Jackson passed away in March 2014.

Employment Agreements

East Boston Savings Bank has entered into substantially similar employment agreements with Richard J. Gavegnano, its Chairman of the Board of Directors and Chief Executive Officer, and Edward J. Merritt, President of the Mt. Washington Division of East Boston Savings Bank.

Each employment agreement provides for a two-year term. The term of Mr. Gavegnano’s agreement extends on a daily basis and Mr. Merritt’s extends on an annual basis, unless written notice of non-renewal is given by the Board of Directors of East Boston Savings Bank or by the executive. The current base salary under the employment agreement for Mr. Gavegnano is $600,000 and $314,394 for Mr. Merritt. In addition to a base salary, each employment agreement provides for, among other things, participation in our annual incentive plan and certain employee benefits plans. Each employment agreement provides for termination by East Boston Savings Bank for cause, as defined in the agreement, at any time. If East Boston Savings Bank terminates the executive’s employment for reasons other than for cause, or if the executive resigns from East Boston Savings Bank for good reason (as defined in the employment agreement), then the executive would receive a lump sum severance payment equal to the sum of (i) two times current annual base salary (Mr. Merritt is also entitled to two times the average cash bonuses earned in the three years preceding the year of termination), and (ii) the value of 24 months of health insurance premiums. In that case, assuming a December 31, 2013 termination, Mr. Gavegnano would receive a severance benefit equal to $1,096,270 and Mr. Merritt would receive a severance benefit equal to $753,571. Upon termination of the executive for reasons other than a change in control (see below), the executive must adhere to a two year non-competition restriction.

Under each employment agreement, if voluntary or involuntary termination follows a change in control of East Boston Savings Bank or Old Meridian, the executive would receive a severance payment equal to 2.99 times the executive’s “base amount,” less any other “parachute payments,” as those terms are defined under Section 280G of the Internal Revenue Code. In the event the executive terminates employment in connection with a change in control, the maximum severance payment Mr. Gavegnano and Mr. Merritt would receive (based on taxable compensation earned) would equal $1,354,470 and $865,415, respectively, assuming a December 31, 2013 termination. Generally, an executive’s “base amount” equals the average of the taxable compensation paid during the preceding five taxable years. In the event severance payments to the executive include an “excess parachute payment” as defined in Section 280G of the Internal Revenue Code, such payment will be cutback by the minimum dollar amount necessary to avoid this result.

Change in Control Agreements

East Boston Savings Bank has entered into substantially similar change in control agreements with Mark L. Abbate, its Senior Vice President, Treasurer and Chief Financial Officer, and with John Migliozzi, its Executive Vice President & Senior Loan Officer. The change in control agreements provide that upon an involuntary termination, other than for cause, or voluntary termination for good reason (as defined in the agreement) following a change in control of Old Meridian or East Boston Savings Bank, the executives would be entitled to a cash severance payment equal to two times their base salary and the highest level of cash bonus earned in any one of the three calendar years preceding the year of termination. In addition, the executives would be entitled to receive non-taxable medical and dental coverage substantially identical to the coverage maintained for the executive prior to their termination of employment for 24 months following their termination of employment. In the event severance payments to the executives include an “excess parachute payment” as defined in Section 280G of the Internal Revenue Code, such payment will be cutback by the minimum dollar amount necessary to avoid this result. In the event of a termination of employment in connection with a change in control, the maximum severance payment Mr. Abbate and Mr. Migliozzi would receive (based on taxable compensation earned) equals $549,404 and $620,557, respectively, assuming a December 31, 2013 termination of employment.

Benefit Plans

Employee Stock Ownership Plan. East Boston Savings Bank maintains an employee stock ownership plan for eligible employees of East Boston Savings Bank. Eligible employees who have attained age 18 and completed three months of service during a continuous 12-month period are eligible to participate in the employee stock ownership plan as of the first entry date following completion of the plan’s eligibility requirements. The employee stock ownership plan received a favorable determination letter from the Internal Revenue Service as recently as May 22, 2012.

The employee stock ownership plan purchased 828,000 shares of common stock, representing 8.0% of the total number of shares of Old Meridian sold in the 2008 stock offering. The purchase was funded by a subsidiary capitalized by Old Meridian. The loan equaled 100% of the aggregate purchase price of the common stock. The loan to the employee stock ownership plan will be repaid principally from East Boston Savings Bank’s contributions to the employee stock ownership plan and dividends payable on common stock held by the employee stock ownership plan over the 20-year term of the loan. The interest rate for the employee stock ownership plan loan is 6.5%.

Shares purchased by the employee stock ownership plan with the proceeds of the employee stock ownership plan loan are held in a suspense account and released on a pro rata basis as the loan is repaid. Discretionary contributions to the employee stock ownership plan and shares released from the suspense account are allocated among participants on the basis of each participant’s proportional share of compensation.

Participants vest 100% in the benefits allocated under the employee stock ownership plan upon completing three years of service with East Boston Savings Bank or its affiliates. A participant will become fully vested at retirement, upon death or disability, upon a change in control or upon termination of the employee stock ownership plan. Benefits are generally distributable upon a participant’s separation from service. Any unvested shares that are forfeited upon a participant’s termination of employment will be reallocated among the remaining plan participants.

Plan participants are entitled to direct the plan trustee on how to vote common stock credited to their accounts. The trustee will vote allocated shares held in the employee stock ownership plan as instructed by the plan participants and unallocated shares and allocated shares for which no instructions are received will be voted in the same ratio on any matter as those shares for which instructions are given.

Under applicable accounting requirements, compensation expenses for a leveraged employee stock ownership plan is recorded at the average fair market value of the employee stock ownership plan shares when committed to be released to participants accounts.

In connection with the conversion, the trustee for our existing employee stock ownership plan is expected to purchase, on behalf of the employee stock ownership plan, 5% of the shares of common stock sold in the offering. We anticipate that the employee stock ownership plan will fund its stock purchase with a loan from New Meridian equal to the aggregate purchase price of the common stock. The loan will have a 25-year term and be repaid principally through East Boston Savings Bank contributions to the employee stock ownership plan and dividends payable on common stock held by the employee stock ownership plan over the term of the loan. The interest rate for the employee stock ownership plan loan is expected to be a fixed rate equal to the prime rate, as published in The Wall Street Journal, on the closing date of the offering.

Grants of Plan-Based Awards.

Below are the details of awards granted to the Named Executive Officers during 2013.

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock (#)(1)	All Other Option Awards: Number of Securities Underlying Options (#)(1)	Exercise Price of Option Awards	Grant Date Fair Value of Stock and Option Awards (2)
Richard J. Gavegnano	April 23, 2013	3,500	7,500	$18.28	$107,780
Deborah J. Jackson	April 23, 2013	1,000	1,000	$18.28	$24,120
Edward J. Merritt	April 23, 2013	1,000	1,000	$18.28	$24,120
Mark L. Abbate	April 23, 2013	1,000	1,000	$18.28	$24,120
John Migliozzi	April 23, 2013	1,000	1,000	$18.28	$24,120

(1)	Awards vest at a rate of 20% per year, commencing on April 23, 2014.
(2)	Amounts reflect the full grant date fair value of the awards calculated in accordance with FASB ASC Topic 718.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information concerning unexercised stock options and stock awards that have not vested as of December 31, 2013 for each Named Executive Officer.

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)		Option Exercise Price ($)		Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (6)
Richard J. Gavegnano	175,000 60,000 —	— 15,000 7,500	(1) (5)	$ $ $	9.50 8.99 18.28	10/13/2018 10/27/2019 04/23/2023	— 7,000 3,500	(1) (5)	$ $ $	— 158,060 79,030
Deborah J. Jackson	40,000 20,000 —	10,000 5,000 1,000	(2) (1) (5)	$ $ $	8.57 8.99 18.28	03/27/2019 10/27/2019 04/23/2023	2,000 1,000 1,000	(2) (1) (5)	$ $ $	45,160 22,580 22,580
Edward J. Merritt	3,000 —	2,000 1,000	(3) (5)	$ $	9.29 18.28	01/26/2020 04/23/2023	1,000 1,000	(3) (5)	$ $	22,580 22,580
Mark L. Abbate	10,500 —	7,000 1,000	(3) (5)	$ $	9.29 18.28	01/26/2020 04/23/2023	2,400 1,000	(3) (5)	$ $	54,192 22,580
John Migliozzi	10,000 4,000 2,000 —	— 1,000 3,000 1,000	(1) (4) (5)	$ $ $ $	9.50 8.99 13.39 18.28	10/13/2018 10/27/2019 05/11/2021 04/23/2023	— 600 1,800 1,000	(1) (4) (5)	$ $ $ $	— 13,548 40,644 22,580

(1)	Awards vest at a rate of 20% per year with the remaining awards vesting on October 27, 2014.
(2)	Awards vest at a rate of 20% per year with the remaining awards vesting on March 27, 2014.
(3)	Awards vest at a rate of 20% per year with the remaining awards vesting on January 26, 2014 and 2015.
(4)	Awards vest at a rate of 20% per year with the remaining awards vesting on May 11, 2014, 2015 and 2016.
(5)	Awards vest at a rate of 20% per year on April 23, 2014, 2015, 2016, 2017 and 2018.
(6)	Based on the $22.58 per share trading price of our common stock on December 31, 2013.

Option Exercises and Stock Vested

The following table sets forth information regarding the value realized by our Named Executive Officers on option award exercise and stock awards vested during the year ended December 31, 2013.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
Richard J. Gavegnano	—	$—	20,000	$454,890
Deborah J. Jackson	—	$—	3,000	$59,890
Edward J. Merritt	—	$—	500	$8,675
Mark L. Abbate	—	$—	1,200	$20,820
John Migliozzi	—	$—	2,000	$42,776

Equity Award Plan

The 2008 Equity Incentive Plan authorizes the issuance or delivery to participants of up to 1,449,000 shares of our common stock pursuant to grants of restricted stock awards, incentive stock options, non-qualified stock options and stock appreciation rights; provided, however, that no more than 1,035,000 shares may be issued or delivered in the aggregate pursuant to the exercise of stock options or stock appreciation rights, and no more than 414,000 shares may be issued or delivered pursuant to restricted stock awards. Upon a participant’s termination of service for reasons of death or disability, or in the event of a change in control, the participant would become fully vested in all equity awards under the plan. As of December 31, 2013, upon death or disability, Messrs. Gavegnano, Merritt, Abbate, Migliozzi and Ms. Jackson would be entitled to the acceleration of their unvested restricted stock awards in the amount of $237,090, $45,160, $76,772, $76,772 and $90,320, respectively.

Pension Benefits

Supplemental Executive Retirement Agreement. East Boston Savings Bank has entered into a supplemental executive retirement agreement with Mr. Gavegnano.

The following table provides information with respect to Mr. Gavegnano’s supplemental executive retirement benefits that are not defined contribution plans and that provide for payments or benefits in connection with his retirement as of December 31, 2013.

Name	Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefit (1)	Payments during Last Fiscal Year
Richard J. Gavegnano	Supplemental Executive Retirement Agreement	7.5	$3,026,113	—

(1)	Refer to note 11 of the notes to the consolidated financial statements for material assumptions relating to the Plan.

Under Mr. Gavegnano’s agreement, if the executive terminates employment for any reason other than for cause, he will receive an annual benefit (paid monthly) equal to 70% of his final average compensation. For purposes of the agreement, final average compensation equals the three years’ base salary that results in the highest average. The annual benefit is generally payable in the form of an unreduced life annuity with a 50% spousal survivor annuity. However, the executive is permitted to elect an actuarial equivalent optional form of benefit that is offered under the SBERA Plan, including a single lump sum distribution, provided that the election is in compliance with Internal Revenue Code Section 409A.

Mr. Gavegnano will become 100% vested in the annual benefit upon the completion of eight years of service (12.5% per year), which will occur when he attains the age of 68. He will become fully vested in his annual benefit immediately upon his death prior to his termination, a change in control of Old Meridian or East Boston Savings Bank, or upon any involuntary termination other than for cause by Old Meridian or East Boston Savings Bank.

Upon death, Mr. Gavegnano’s beneficiary is entitled to the annual benefit, which will be calculated as if Mr. Gavegnano had retired the day before his death. In the event Mr. Gavegnano becomes disabled, he will be entitled to his annual benefit, which will be calculated as if he had terminated his employment on the date of his disability with eight years of service.

As of December 31, 2013, Mr. Gavegnano’s lump sum benefit under his agreement is $4,252,648 upon his voluntary or involuntary termination, disability, death, or in the event of a change in control of Old Meridian or East Boston Savings Bank followed by his termination of employment.

Non-qualified Deferred Compensation

The following table provides information for each nonqualified deferred compensation plan in which the named executive officers participated in 2013.

Name	Plan Name	Registrant Contributions in Last Fiscal Year ($)(1)	Aggregate Earnings in 2013 ($)	Aggregate Balance at Last Fiscal Year End ($)(2)
Deborah J. Jackson	Supplemental Executive Retirement Agreement	$117,858	—	$589,290
Edward J. Merritt	Supplemental Executive Retirement Agreement	$50,000	—	$916,921

(1)	Contributions included in the “Registrant Contributions in Last Fiscal Year” column are included as compensation for the individuals in the Summary Compensation Table.
(2)	Amounts included in the “Aggregate Balance at Last Fiscal Year End” have been reported as compensation for the individuals for years in which their summary compensation has been reported.

East Boston Savings Bank entered into substantially similar supplemental executive retirement agreements with Deborah J. Jackson and Edward J. Merritt. Under the terms of each agreement, East Boston Savings Bank shall credit an accumulation account on behalf of Ms. Jackson and Mr. Merritt with $117,858 and $50,000, respectively, as of each December 31st, provided that all amounts credited to the account shall not exceed $1,650,000 for Ms. Jackson and $750,000 for Mr. Merritt. Upon a termination of employment, death or disability, the accumulation account shall be paid in a single lump sum payment to Ms. Jackson or her beneficiary, as applicable, and in installments to Mr. Merritt or his beneficiary, as applicable. As of December 31, 2013, Ms. Jackson would have received a lump sum payment in the amount of $589,290, and Mr. Merritt would have received installment payments worth a total of $916,921, if the executive’s employment had terminated due to death, disability or if the executive voluntarily resigned. In the event the executive’s employment is terminated by East Boston Savings Bank without cause or by the executive for good reason within two years (one year for Mr. Merritt) of a change in control (as defined in the agreement), an amount equal to $1,650,000 shall be paid to Ms. Jackson and $1,466,921 shall be paid to Mr. Merritt, in a single lump sum.

Director Compensation

The following table provides the compensation we paid to our directors who are not named executive officers for the year ended December 31, 2013. Messrs. Gavegnano and Merritt do not receive separate compensation for their service as a director, and information with respect to the compensation paid to Messrs. Gavegnano and Merritt is included above in the Summary Compensation Table.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Change in Pension Value and Nonqualified Deferred ($) (9)	All Other Compensation ($) (10)	Total ($)
Vincent D. Basile (2)	$71,100	$45,700	$14,600	$—	$6,474	$137,874
Marilyn A. Censullo (4)	35,600	27,420	8,760	—	—	71,780
Anna R. DiMaria (5)	17,200	18,280	5,840	—	—	41,320
Richard F. Fernandez (3)	59,200	45,700	14,600	—	—	119,500
Domenic A. Gambardella (2)	61,600	45,700	14,600	15,600	3,811	141,311
Thomas J. Gunning (7)	6,400	18,280	5,840	—	—	30,520
Carl A. LaGreca (8)	30,000	27,420	8,760	—	—	66,180
Edward L. Lynch (6)	14,800	18,280	5,840	—	3,206	42,126
Gregory F. Natalucci (4)	34,000	27,420	8,760	7,800	3,515	81,495
James G. Sartori (2)	52,600	45,700	14,600	18,100	4,060	135,060

(1)	The amounts shown reflect the grant date fair value of restricted stock awards or stock options, as applicable, computed in accordance with FASB ASC Topic 718. Refer to Old Meridian’s Form 10-K filed on March 17, 2014 with the Securities and Exchange Commission for the assumptions relating to these awards. The number of shares of restricted stock and stock options granted during the 2013 fiscal year are as follows: 2,500 shares of restricted stock and 2,500 options awarded to Mr. Basile on April 23, 2013; 1,500 shares of restricted stock and 1,500 options awarded to Ms. Censullo on April 23, 2013; 1,000 shares of restricted stock and 1,000 options awarded to Ms. DiMaria on April 23, 2013; 2,500 shares of restricted stock and 2,500 options awarded to Mr. Fernandez on April 23, 2013; 2,500 shares of restricted stock and 2,500 options awarded to Mr. Gambardella on April 23, 2013; 1,000 shares of restricted stock and 1,000 options awarded to Mr. Gunning on April 23, 2013; 1,500 shares of restricted stock and 1,500 options awarded to Mr. LaGreca on April 23, 2013; 1,000 shares of restricted stock and 1,000 options awarded to Mr. Lynch on April 23, 2013; 1,500 shares of restricted stock and 1,500 options awarded to Mr. Natalucci on April 23, 2013; and 2,500 shares of restricted stock and 2,500 options awarded to Mr. Sartori on April 23, 2013. All awards vest at a rate of 20% per year, commencing on April 23, 2014.
(2)	At December 31, 2013, Messrs. Basile, Gambardella and Sartori had 3,500 unvested shares of restricted stock and held 25,000 stock options with an exercise price of $9.50 per share, 10,000 stock options with an exercise price of $8.99 per share and 2,500 stock options with an exercise price of $18.28 per share, except Mr. Basile had 3,000 stock options with an exercise price of $9.50 per share, 10,000 stock options with an exercise price of $8.99 per share and 2,500 stock options with an exercise price of $18.28 per share.
(3)	At December 31, 2013, Mr. Fernandez had 3,500 unvested shares of restricted stock and held 15,000 stock options with an exercise price of $9.50 per share, 5,000 stock options with an exercise price of $8.99 per share and 2,500 stock options with an exercise price of $18.28 per share.
(4)	At December 31, 2013, Ms. Censullo and Mr. Natalucci had 2,500 unvested shares of restricted stock and held 15,000 stock options with an exercise price of $9.50 per share, 5,000 stock options with an exercise price of $8.99 per share and 1,500 stock options with an exercise price of $18.28 per share.
(5)	At December 31, 2013, Ms. DiMaria had 2,000 unvested shares of restricted stock and held 15,000 stock options with an exercise price of $9.50 per share, 5,000 stock options with an exercise price of $8.99 per share and 1,000 stock options with an exercise price of $18.28 per share.
(6)	At December 31, 2013, Mr. Lynch had 2,000 unvested shares of restricted stock and held 12,000 stock options with an exercise price of $9.50 per share, 5,000 stock options with an exercise price of $8.99 per share and 1,000 stock options with an exercise price of $18.28 per share.

(7)	At December 31, 2013, Mr. Gunning had 1,400 unvested shares of restricted stock and held 2,000 stock options with an exercise price of $9.29 per share and 1,000 stock options with an exercise price of $18.28 per share.
(8)	At December 31, 2013, Mr. LaGreca had 2,500 unvested shares of restricted stock and held 2,000 stock options with an exercise price of $8.99 per share and 1,500 stock options with an exercise price of $18.28 per share.
(9)	Represents the actuarial change in pension value in the directors’ accounts from January 1, 2013 to December 31, 2013 under each director’s Supplemental Retirement Agreement. However, for the year ended December 31, 2013, Messrs. Basile and Lynch had a decrease in pension value of $17,100 and $30,300, respectively. Applicable Securities and Exchange Commission regulations require that we not reflect such negative values in the summary compensation table.
(10)	Represents premiums paid for long-term care insurance and life insurance, respectively, as follows: $5,684 and $790 for Mr. Basile; $3,427 and $384 for Mr. Gambardella; $2,514 and $692 for Mr. Lynch; $3,134 and $381 for Mr. Natalucci; and $3,527 and $533 for Mr. Sartori.

Supplemental Retirement Agreements. East Boston Savings Bank has entered into supplemental retirement agreements with each of Messrs. Basile, Gambardella, Lynch, Natalucci and Sartori. Under the agreements, if the director terminates service for any reason, the director will receive an annual benefit equal to 50% of his final average compensation. For purposes of the agreements, a director’s final average compensation equals the average of the director’s annual fees from East Boston Savings Bank and Meridian Financial Services, Inc. for the three years during which the director’s annual fees were the highest. The annual benefit is generally payable in the form of an unreduced life annuity with a 50% spousal survivor annuity, which will commence on the first day of the first month following the director’s termination of service. However, the director is permitted to elect an actuarial equivalent optional form of benefit, which may be a lump sum distribution or a life annuity with 120 monthly payments guaranteed, provided that the election is in compliance with Internal Revenue Code Section 409A.

Notwithstanding the foregoing, the director’s annual benefit will be reduced by 2.5% for each year that he terminates service prior to reaching age 72. Upon death, the director is entitled to the annual benefit, which will be calculated as if the director had retired the day before his death. In the event the director becomes disabled, the director will be entitled to the annual benefit, calculated as if the director had retired age 72 with 120 months of service.

Meeting Fees for Non-Employee Directors. The following table sets forth the applicable fees that will be paid to our non-employee directors for their service on the boards of directors, trustees or corporators of Meridian Financial Services, Incorporated, Old Meridian and East Boston Savings Bank during 2014. The meeting fee for the East Boston Savings Bank is paid only to the two independent directors of East Boston Savings Bank who are not directors of Old Meridian or Meridian Financial Services, Incorporated, who serve as required under Massachusetts state law.

Old Meridian
Board meeting fee	$850
Meeting fee for Audit Committee member	$2,000
Meeting fee for Audit Committee Chairman	$2,600
Meeting fee for Audit Committee Clerk	$2,300

East Boston Savings Bank
Monthly fee for Executive Committee members	$3,600
Meeting fee for independent non-holding company members	$850
Monthly fee for one visiting trustee	$800

Meridian Financial Services, Incorporated
Trustee meeting fee	$700
Annual Corporator fee $250	$300

Benefits to be Considered Following Completion of the Conversion

Stock-Based Benefit Plans. Following the stock offering, we intend to adopt one or more new stock-based benefit plans that will provide for grants of stock options and restricted common stock awards. If adopted within 12 months following the completion of the conversion, the aggregate number of shares reserved for the exercise of stock options or available for stock awards under the stock-based benefit plans would be limited to 10% and 4%, respectively, of the shares sold in the stock offering.

The stock-based benefit plans will not be established sooner than six months after the stock offering, and if adopted within one year after the stock offering, the plans must be approved by at least two-thirds of the votes eligible to be cast by our stockholders, unless otherwise determined by the Massachusetts Commissioner of Banks, in which case such plans must be approved by a majority of the votes eligible to be cast by our stockholders. If stock-based benefit plans are established more than one year after the stock offering, they must be approved by a majority of votes cast by our stockholders. The following additional restrictions would apply to our stock-based benefit plans only if such plans are adopted within one year after the stock offering:

•	non-employee directors in the aggregate may not receive more than 30% of the options and restricted stock awards authorized under the plans;

•	any one non-employee director may not receive more than 5% of the options and restricted stock awards authorized under the plans;

•	any officer or employee may not receive more than 25% of the options and restricted stock awards authorized under the plans;

•	any tax-qualified employee stock benefit plans and restricted stock plan, in the aggregate, may not acquire more than 10% of the shares sold in the offering, unless East Boston Savings Bank has tangible capital of 10% or more, in which case tax-qualified employee stock benefit plans and restricted stock plans may acquire up to 12% of the shares sold in the offering;

•	the options and restricted stock awards may not vest more rapidly than 20% per year, beginning on the first anniversary of stockholder approval of the plans;

•	accelerated vesting is not permitted except for death, disability or upon a change in control of East Boston Savings Bank or New Meridian; and

•	our executive officers or directors must exercise or forfeit their options in the event that East Boston Savings Bank becomes critically undercapitalized, is subject to enforcement action or receives a capital directive.

We have not determined whether we will present stock-based benefit plans for stockholder approval prior to or more than 12 months after the completion of the conversion. In the event either federal or state regulators change their regulations or policies regarding stock-based benefit plans, including any regulations or policies restricting the size of awards and vesting of benefits as described above, the restrictions described above may not be applicable.

We may obtain the shares needed for our stock-based benefit plans by issuing additional shares of common stock from authorized but unissued shares or through stock repurchases.

The actual value of the shares awarded under stock-based benefit plans would be based in part on the price of New Meridian’s common stock at the time the shares are awarded. The stock-based benefit plans are subject to stockholder approval, and cannot be implemented until at least six months after the offering. The following table presents the total value of all shares of restricted stock that would be available for issuance under the stock-based benefit plans, assuming the shares are awarded when the market price of our common stock ranges from $8.00 per share to $14.00 per share.

Share Price	935,000 Shares Awarded at Minimum of Offering Range	1,100,000 Shares Awarded at Midpoint of Offering Range	1,265,000 Shares Awarded at Maximum of Offering Range	1,454,750 Shares Awarded at Adjusted Maximum of Offering Range
(In thousands, except share price information)
$8.00	$7,480	$8,800	$10,120	$11,638
10.00	9,350	11,000	12,650	14,548
12.00	11,220	13,200	15,180	17,457
14.00	13,090	15,400	17,710	20,367

The grant-date fair value of the options granted under the stock-based benefit plans will be based in part on the price of shares of common stock of New Meridian at the time the options are granted. The value also will depend on the various assumptions utilized in the option pricing model ultimately adopted. The following table presents the total estimated value of the options to be available for grant under the stock-based benefit plans, assuming the market price and exercise price for the stock options are equal and the range of market prices for the shares is $8.00 per share to $14.00 per share. The Black-Scholes option pricing model provides an estimate only of the fair value of the options, and the actual value of the options may differ significantly from the value set forth in this table.

Exercise Price	Grant-Date Fair Value Per Option	2,337,500 Options at Minimum of Offering Range	2,750,000 Options at Midpoint of Offering Range	3,162,500 Options at Maximum of Offering Range	3,636,875 Options at Adjusted Maximum of Offering Range
(In thousands, except exercise price and fair value information)
$8.00	$2.66	$6,218	$7,315	$8,412	$9,674
10.00	3.33	7,784	9,158	10,531	12,111
12.00	4.00	9,350	11,000	12,650	14,548
14.00	4.66	10,893	12,815	14,737	16,948

The tables presented above are provided for informational purposes only. There can be no assurance that our stock price will not trade below $10.00 per share. Before you make an investment decision, we urge you to read this prospectus carefully, including, but not limited to, the section entitled “Risk Factors” beginning on page 17.

Supplemental Employee Stock Ownership Plan. In connection with the conversion, East Boston Savings Bank intends to adopt a supplemental employee stock ownership plan (the “Supplemental ESOP”). The Supplemental ESOP is a non-tax qualified benefit restoration plan that will provide additional cash benefits, equal to the participant’s account balance, at retirement or other termination of employment (or upon a change in control) to participants who are key employees who are approved by the Compensation Committee and whose benefits under the tax-qualified employee stock ownership plan described above are limited by tax limitation laws applicable to tax-qualified plans. It is expected that Mr. Gavegnano will be the only participant in the Supplemental ESOP.

Each plan year, the Supplemental ESOP will credit each participant who also participates in the tax-qualified employee stock ownership plan with an annual amount equal to the sum of the difference (denominated in shares of phantom stock) between (i) the number of shares of common stock of New Meridian that would have been allocated to the participant’s account in the employee stock ownership plan, but for the tax law limitations imposed by the Internal Revenue Code, and (ii) the actual number of shares allocated to the participant’s account in the employee stock ownership plan. East Boston Savings Bank, at its discretion, may establish a rabbi trust to hold assets attributable to the Supplemental ESOP to fund its benefit obligation or may account for the assets of the Supplemental ESOP solely as bookkeeping entries. One share of phantom stock will have a value equal to the fair market value of one share of New Meridian common stock. Dividends deemed paid on shares of phantom stock held in the participant’s account will immediately be deemed to be reinvested in shares of phantom stock.

The participant’s accumulated benefit under the Supplemental ESOP will be payable in a lump sum payment within 30 days following the first to occur of: (i) the participant’s separation from service; (ii) the participant’s death; (iii) the participant’s disability; or (iv) a change in control of East Boston Savings Bank or New Meridian. The accumulated benefit will be paid to the participant in cash equal to the fair market value of the participant’s phantom shares as of the date of distribution.

Director Emeritus Program. In connection with the conversion, New Meridian intends to adopt a director emeritus program for certain retired directors. A director emeritus must represent and promote the interests of New Meridian and its affiliates and refrain from business that competes with the business of New Meridian and its affiliates. Under the program, all duly elected directors of New Meridian will be eligible to be appointed as a director emeritus, subject to the affirmative vote of a majority of the Board of Directors of New Meridian. As of the date hereof, there are no directors participating in the Director Emeritus Program.

BENEFICIAL OWNERSHIP OF COMMON STOCK

The following table provides the beneficial ownership of shares of common stock of Old Meridian held by our directors and executive officers, individually and as a group, and all individuals known to management to own more than 5% of our common stock as of April 30, 2014.

Name of Beneficial Owner	Total Shares Beneficially Owned		Percent of All Common Stock Outstanding
Directors
Vincent D. Basile	20,679	(1)	*
Marilyn A. Censullo	29,300	(2)	*
Anna R. DiMaria	31,700	(3)	*
Richard F. Fernandez	38,000	(4)	*
Domenic A. Gambardella	50,000	(5)	*
Richard J. Gavegnano	384,097	(6)	1.7%
Thomas J. Gunning	7,005	(7)	*
Carl A. LaGreca	13,800	(8)	*
Edward L. Lynch	36,700	(9)	*
Edward J. Merritt	14,573	(10)	*
Gregory F. Natalucci	27,700	(11)	*
James G. Sartori	49,400	(12)	*
Named Executive Officers Who Are Not Also Directors
Mark L. Abbate	23,348	(13)	*
John Migliozzi	36,987	(14)	*
John A. Carroll	5,545	(15)	*
All directors and executive officers as a group (15 persons)	768,834		3.5%
Meridian Financial Services, Incorporated 10 Meridian Street East Boston, Massachusetts 02128	13,164,109		59.2%

*	Less than 1%.
(1)	Includes 3,500 restricted shares and 11,500 shares that may be acquired under options that are presently exercisable or will become exercisable within 60 days.
(2)	Includes 2,500 restricted shares, 1,000 shares held in an IRA and 19,300 shares that may be acquired under options that are presently exercisable or will become exercisable within 60 days.
(3)	Includes 2,000 restricted shares and 19,200 shares that may be acquired under options that are presently exercisable or will become exercisable within 60 days.
(4)	Includes 3,500 restricted shares, 4,000 shares held in an IRA, 2,500 shares held in spouse’s IRA and 19,500 shares that may be acquired under options that are presently exercisable or will become exercisable within 60 days.
(5)	Includes 3,500 restricted shares, 6,500 shares held jointly with spouse and 33,500 shares that may be acquired under options that are presently exercisable or will become exercisable within 60 days.
(6)	Includes 10,500 restricted shares, 4,097 shares held in the East Boston Savings Bank ESOP, 13,000 shares pledged as collateral and 236,500 shares that may be acquired under options that are presently exercisable or will become exercisable within 60 days.
(7)	Includes 1,200 restricted shares and 1,800 shares that may be acquired under options that are presently exercisable or will become exercisable within 60 days.
(8)	Includes 2,500 restricted shares, 2,000 shares held in spouse’s IRA, 1,000 shares held in an UTMA and 1,300 shares that may be acquired under options that are presently exercisable or will become exercisable within 60 days.
(9)	Includes 2,000 restricted shares and 16,200 shares that may be acquired under options that are presently exercisable or will become exercisable within 60 days.

(footnotes continued on following page)

(continued from previous page)

(10)	Includes 1,500 restricted shares, 1,399 shares held in the East Boston Savings Bank ESOP, 581 shares held in East Boston Savings Bank 401(k) plan, 4,893 shares held in an IRA and 4,200 shares that may be acquired under options that are presently exercisable or will become exercisable within 60 days.
(11)	Includes 2,500 restricted shares, 400 shares held in an IRA and 19,300 shares that may be acquired under options that are presently exercisable or will become exercisable within 60 days.
(12)	Includes 3,500 restricted shares, 2,500 shares held jointly with spouse, 3,800 held in an IRA, 2,600 shares held in spouse’s IRA and 33,500 shares that may be acquired under options that are presently exercisable or will become exercisable within 60 days.
(13)	Includes 2,200 restricted shares, 2,148 shares held in the East Boston Savings Bank ESOP and 14,200 shares that may be acquired under options that are presently exercisable or will become exercisable within 60 days.
(14)	Includes 3,400 restricted shares, 3,937 shares held in the East Boston Savings Bank ESOP, 4,850 shares held in an IRA and 17,200 shares that may be acquired under options that are presently exercisable or will become exercisable within 60 days.
(15)	Includes 1,300 restricted shares, 542 shares held in the East Boston Savings Bank ESOP, 403 shares held in the East Boston Savings Bank 401(k) plan, 2,000 shares held in an IRA and 1,100 shares that may be acquired under options that are presently exercisable or will become exercisable within 60 days.

SUBSCRIPTIONS BY DIRECTORS AND EXECUTIVE OFFICERS

The table below sets forth, for each of New Meridian’s directors and executive officers, and for all of these individuals as a group, the following information:

(i)	the number of exchange shares to be held upon completion of the conversion, based upon their beneficial ownership of Old Meridian common stock as of April 30, 2014;

(ii)	the proposed purchases of subscription shares, assuming sufficient shares of common stock are available to satisfy their subscriptions; and

(iii)	the total shares of common stock to be held upon completion of the conversion.

In each case, it is assumed that subscription shares are sold at the minimum of the offering range. See “The Conversion and Offering—Additional Limitations on Common Stock Purchases.” Federal and state regulations prohibit our directors and officers from selling the shares they purchase in the offering for one year after the date of purchase. Subscriptions by management through our 401(k) plan are included in the proposed purchases set forth below and will be counted as part of the maximum number of shares such individuals may subscribe for in the stock offering and as part of the maximum number of shares directors and officers may purchase in the stock offering.

	Number of Exchange Shares to Be Held (1)	Proposed Purchases of Stock in the Offering (2)		Total Common Stock to be Held at Minimum of Offering Range (3)
Name of Beneficial Owner		Number of Shares	Amount	Number of Shares	Percentage of Shares Outstanding
Vincent D. Basile	36,353	2,500	$25,000	38,853	*
Marilyn A. Censullo	51,509	10,000	100,000	61,509	*
Anna R. DiMaria	55,728	5,000	50,000	60,728	*
Richard F. Fernandez	66,804	25,000	250,000	91,804	*
Domenic A. Gambardella	87,900	10,000	100,000	97,900	*
Richard J. Gavegnano	675,242	50,000	500,000	725,242	1.8%
Thomas J. Gunning	12,314	200	2,000	12,514	*
Carl A. LaGreca	24,260	10,000	100,000	34,260	*
Edward L. Lynch	64,518	10,000	100,000	74,518	*
Edward J. Merritt	25,619	7,500	75,000	33,119	*
Gregory F. Natalucci	48,696	1,000	10,000	49,696	*
James G. Sartori	86,845	10,000	100,000	96,845	*
Mark L. Abbate	41,045	25,000	250,000	66,045	*
John Migliozzi	65,023	10,000	100,000	75,023	*
John A. Carroll	9,748	10,000	100,000	19,748	*

Total for Directors and Executive Officers	1,351,604	186,200	$1,862,000	1,537,804	3.9%

*	Less than 1%.
(1)	Based on information presented in “Beneficial Ownership of Common Stock,” and assuming an exchange ratio of 1.7580 at the minimum of the offering range.
(2)	Includes proposed subscriptions, if any, by associates.
(3)	At the adjusted maximum of the offering range, directors and executive officers would beneficially own 2,289,185 shares, or 3.7% of our outstanding shares of common stock when including stock options exercisable within 60 days of April 30, 2014.

THE CONVERSION AND OFFERING

The Board of Trustees of Meridian Financial Services, Incorporated and the Board of Directors of Old Meridian have approved the plan of conversion. The plan of conversion must also be approved by the corporators of Meridian Financial Services, Incorporated and the stockholders of Old Meridian. A special meeting of corporators and a special meeting of stockholders have been called for this purpose. We have filed an application with respect to the conversion with the Federal Reserve Board, and the approval of the Federal Reserve Board is required before we can consummate the conversion and issue shares of common stock. We have filed an application with respect to the conversion with the Massachusetts Commissioner of Banks, and the Massachusetts Commissioner of Banks has authorized us to commence the offering. However, the final approval of the Massachusetts Commissioner of Banks is required before we can consummate the conversion and issue shares of common stock. Any approval by the Massachusetts Commissioner of Banks or the Federal Reserve Board does not constitute a recommendation or endorsement of the plan of conversion.

General

The Board of Trustees of Meridian Financial Services, Incorporated and the Board of Directors of Old Meridian initially adopted the plan of conversion on March 5, 2014. Pursuant to the plan of conversion, our organization will convert from the mutual holding company form of organization to the fully stock form. Meridian Financial Services, Incorporated, the mutual holding company parent of Old Meridian, will be merged into Old Meridian, and Meridian Financial Services, Incorporated will no longer exist. Old Meridian, which owns 100% of East Boston Savings Bank, will be merged into a new Maryland corporation named Meridian Bancorp, Inc. As part of the conversion, the 59.2% ownership interest of Meridian Financial Services, Incorporated in Old Meridian will be offered for sale in the stock offering. When the conversion is completed, all of the outstanding common stock of East Boston Savings Bank will be owned by New Meridian, and all of the outstanding common stock of New Meridian will be owned by public stockholders. Old Meridian and Meridian Financial Services, Incorporated, as will the board of corporators of Meridian Financial Services, Incorporated, will cease to exist. A diagram of our corporate structure before and after the conversion is set forth in the “Summary” section of this prospectus.

Under the plan of conversion, at the completion of the conversion and offering, each share of Old Meridian common stock owned by persons other than Meridian Financial Services, Incorporated will be converted automatically into the right to receive new shares of New Meridian common stock determined pursuant to an exchange ratio. The exchange ratio will ensure that immediately after the exchange of existing shares of Old Meridian for new shares of New Meridian, the public stockholders will own the same aggregate percentage of shares of common stock of New Meridian that they owned in Old Meridian immediately prior to the conversion, excluding any shares they purchased in the offering and their receipt of cash paid in lieu of fractional shares, adjusted downward to reflect certain assets held by Meridian Financial Services, Incorporated.

We intend to retain between $102.1 million and $159.6 million of the net proceeds of the offering and to invest between $113.8 million and $177.8 million of the net proceeds in East Boston Savings Bank. The conversion will be consummated only upon the issuance of at least the minimum number of shares of our common stock offered pursuant to the plan of conversion.

The plan of conversion provides that we will offer shares of common stock for sale in the subscription offering to our eligible account holders, our tax-qualified employee benefit plans, including our employee stock ownership plan and 401(k) plans, and our employees, officers, trustees, directors and corporators. In addition, we will offer common stock for sale in a community offering to members of the general public, with a preference given in the following order:

(i)	Natural persons residing in the Massachusetts cities and towns of Belmont, Boston, Cambridge, Chelsea, Danvers, Everett, Lynn, Lynnfield, Malden, Medford, Melrose, Peabody, Revere, Saugus, Somerville, Wakefield and Winthrop; and

(ii)	Old Meridian’s public stockholders as of April 30, 2014.

We have the right to accept or reject, in whole or in part, any orders to purchase shares of the common stock received in the community offering. The community offering will begin at the same time as the subscription offering and must be completed within 45 days after the completion of the subscription offering unless otherwise extended by the Massachusetts Commissioner of Banks. See “—Community Offering.”

We also may offer for sale shares of common stock not purchased in the subscription or community offerings through a syndicated or firm commitment underwritten offering in which Sterne, Agee & Leach, Inc. will be sole book-running manager. See “—Syndicated or Firm Commitment Underwritten Offering” herein.

We determined the number of shares of common stock to be offered in the offering based upon an independent valuation appraisal of the estimated pro forma market value of New Meridian. All shares of common stock to be sold in the offering will be sold at $10.00 per share. Investors will not be charged a commission to purchase shares of common stock. The independent valuation will be updated and the final number of the shares of common stock to be issued in the offering will be determined at the completion of the offering. See “—Stock Pricing and Number of Shares to be Issued” for more information as to the determination of the estimated pro forma market value of the common stock.

The following is a brief summary of the conversion and is qualified in its entirety by reference to the provisions of the plan of conversion. A copy of the plan of conversion is available for inspection at each branch office of East Boston Savings Bank. The plan of conversion is also filed as an exhibit to Meridian Financial Services, Incorporated’s applications to convert from mutual to stock form of which this prospectus is a part, copies of which may be obtained from the Federal Reserve Board or inspected, without charge, at the Massachusetts Division of Banks. The plan of conversion is also filed as an exhibit to the registration statement we have filed with the Securities and Exchange Commission, of which this prospectus is a part. Copies of the registration statement may be obtained from the Securities and Exchange Commission or online at the Securities and Exchange Commission’s website, www.sec.gov. See “Where You Can Find Additional Information.”

Reasons for the Conversion

Our primary reasons for converting and undertaking the stock offering are to:

•	Enhance our regulatory capital position. A strong capital position is essential to achieving our long-term objective of building stockholder value. While East Boston Savings Bank exceeds all regulatory capital requirements, the proceeds from the offering will greatly strengthen our capital position and enable us to support our planned growth and expansion. Minimum regulatory capital requirements will also increase in the future under recently adopted regulations. Compliance with these new requirements will be essential to the continued implementation of our business strategy.

•	Transition us to a more familiar and flexible organizational structure. The stock holding company structure is a more familiar form of organization, which we believe will make our common stock more appealing to investors, and will give us greater flexibility to access the capital markets through possible future equity and debt offerings, although we have no current plans, agreements or understandings regarding any additional securities offerings.

•	Improve the liquidity of our shares of common stock. The larger number of shares that will be outstanding after completion of the conversion and offering is expected to result in a more liquid and active market for New Meridian common stock. A more liquid and active market will make it easier for our stockholders to buy and sell our common stock and will give us greater flexibility in implementing capital management strategies.

•

Facilitate future mergers and acquisitions. Although we do not currently have any understandings or agreements regarding any specific acquisition transaction, the stock holding company structure will give us greater flexibility to structure, and make us a more attractive and competitive bidder for, mergers and acquisitions of other financial institutions or business lines as opportunities arise. The additional capital raised in the offering also will enable us to consider larger merger transactions. In addition, although we intend to remain an independent financial institution, the stock holding company structure may make us a more attractive acquisition candidate for other institutions. Applicable regulations prohibit anyone from acquiring or offering to acquire more than 10% of our stock without regulatory approval.

Approvals Required

The affirmative vote of a majority of the total votes eligible to be cast by the corporators of Meridian Financial Services, Incorporated, including the “independent” corporators, is required to approve the plan of conversion. By their approval of the plan of conversion, the corporators of Meridian Financial Services, Incorporated will also be approving the merger of Meridian Financial Services, Incorporated into Old Meridian. The affirmative vote of the holders of at least two-thirds of the outstanding shares of common stock of Old Meridian and the affirmative vote of the holders of a majority of the outstanding shares of common stock of Old Meridian held by the public stockholders of Old Meridian (stockholders other than Meridian Financial Services, Incorporated) also are required to approve the plan of conversion. We have filed an application with respect to the conversion with the Federal Reserve Board, and the approval of the Federal Reserve Board is required before we can consummate the conversion and issue shares of common stock. We have filed an application with respect to the conversion with the Massachusetts Commissioner of Banks, and the Massachusetts Commissioner of Banks has authorized us to commence the offering. However, the final approval of the Massachusetts Commissioner of Banks is required before we can consummate the conversion and issue shares of common stock.

Share Exchange Ratio for Current Stockholders

At the completion of the conversion, each publicly held share of Old Meridian common stock will be converted automatically into the right to receive a number of shares of New Meridian common stock. The number of shares of common stock will be determined pursuant to the exchange ratio, which ensures that the public stockholders will own the same percentage of common stock in New Meridian after the conversion as they held in Old Meridian immediately prior to the conversion, exclusive of their purchase of additional shares of common stock in the offering and their receipt of cash in lieu of fractional exchange shares, adjusted downward to reflect certain assets held by Meridian Financial Services, Incorporated. The exchange ratio will not depend on the market value of Old Meridian common stock. The exchange ratio will be based on the percentage of Old Meridian common stock held by the public, the independent valuation of New Meridian prepared by RP Financial, LC., and the number of shares of common stock issued in the offering. The exchange ratio is expected to range from approximately 1.7580 shares for each publicly held share of Old Meridian at the minimum of the offering range to 2.7353 shares for each publicly held share of Old Meridian at the adjusted maximum of the offering range.

The following table shows how the exchange ratio will adjust, based on the appraised value of New Meridian as of February 14, 2014, assuming public stockholders of Old Meridian own 40.8% of Old Meridian common stock and Meridian Financial Services, Incorporated has net assets of $2.7 million immediately prior to the completion of the conversion. The table also shows how many shares of New Meridian a hypothetical owner of Old Meridian common stock would receive in the exchange for 100 shares of common stock owned at the completion of the conversion, depending on the number of shares issued in the offering.

	Shares to be Sold in This Offering		Shares of New Meridian to be Issued for Shares of Old Meridian		Total Shares of Common Stock to be Issued in Exchange and Offering	Exchange Ratio	Equivalent Value of Shares Based Upon Offering Price (1)	Equivalent Pro Forma Tangible Book Value Per Exchanged Share (2)	Shares to be Received for 100 Existing Shares (3)
	Amount	Percent	Amount	Percent
Minimum	23,375,000	59.5%	15,922,391	40.5%	39,297,391	1.7580	$17.58	$19.90	175
Midpoint	27,500,000	59.5	18,732,225	40.5	46,232,225	2.0682	20.68	21.55	206
Maximum	31,625,000	59.5	21,542,059	40.5	53,167,059	2.3785	23.78	23.19	237
Adjusted Maximum	36,368,750	59.5	24,773,368	40.5	61,142,118	2.7353	27.35	25.11	273

(1)	Represents the value of shares of New Meridian common stock to be received in the conversion by a holder of one share of Old Meridian, pursuant to the exchange ratio, based upon the $10.00 per share offering price.
(2)	Represents the pro forma tangible book value per share at each level of the offering range multiplied by the respective exchange ratio.
(3)	Cash will be paid in lieu of fractional shares.

Options to purchase shares of Old Meridian common stock that are outstanding immediately prior to the completion of the conversion will be converted into options to purchase shares of New Meridian common stock, with the number of shares subject to the option and the exercise price per share to be adjusted based upon the exchange ratio. The aggregate exercise price, term and vesting period of the options will remain unchanged.

Effects of Conversion

Continuity. The conversion will not affect the normal business of East Boston Savings Bank of accepting deposits and making loans. East Boston Savings Bank will continue to be a Massachusetts-chartered savings bank and will continue to be regulated by the Massachusetts Commissioner of Banks and the Federal Deposit Insurance Corporation. After the conversion, East Boston Savings Bank will continue to offer existing services to depositors, borrowers and other customers. The directors of Old Meridian serving at the time of the conversion will be the directors of New Meridian upon the completion of the conversion.

Effect on Deposit Accounts. Pursuant to the plan of conversion, each depositor of East Boston Savings Bank at the time of the conversion will automatically continue as a depositor after the conversion, and the deposit balance, interest rate and other terms of such deposit accounts will not change as a result of the conversion. Each such account will be insured by the Federal Deposit Insurance Corporation to the same extent as before the conversion, and each such account will continue to be insured in full for amounts in excess of Federal Deposit Insurance Corporation limits by the excess insurer of savings bank deposits, the Depositors Insurance Fund. Depositors will continue to hold their existing certificates, passbooks and other evidences of their accounts.

Effect on Loans. No loan outstanding from East Boston Savings Bank will be affected by the conversion, and the amount, interest rate, maturity and security for each loan will remain as it was contractually fixed prior to the conversion.

Tax Effects. We have received an opinion of counsel with regard to the federal income tax consequences of the conversion and an opinion of our tax advisor with regard to the state income tax consequences of the conversion to the effect that the conversion will not be a taxable transaction for federal or state income tax purposes to Meridian Financial Services, Incorporated, Old Meridian, the public stockholders of Old Meridian (except for cash paid for fractional shares), eligible account holders, employees, officers, trustees, directors and corporators, or East Boston Savings Bank. See “—Material Income Tax Consequences.”

Effect on Liquidation Rights. Each depositor in East Boston Savings Bank has both a deposit account in East Boston Savings Bank and a pro rata ownership interest in the net worth of Meridian Financial Services, Incorporated based upon the deposit balance in his or her account. This ownership interest is tied to the depositor’s account and has no tangible market value separate from the deposit account. This ownership interest may only be realized in the event of a complete liquidation of Meridian Financial Services, Incorporated and East Boston Savings

Bank; however, there has never been a liquidation of a solvent mutual holding company. Any depositor who opens a deposit account obtains a pro rata ownership interest in Meridian Financial Services, Incorporated without any additional payment beyond the amount of the deposit. A depositor who reduces or closes his or her account receives a portion or all of the balance in the deposit account but nothing for his or her ownership interest in the net worth of Meridian Financial Services, Incorporated, which is lost to the extent that the balance in the account is reduced or closed.

Consequently, depositors in a stock depository institution that is a subsidiary of a mutual holding company normally have no way of realizing the value of their ownership interest, which would be realizable only in the unlikely event that Meridian Financial Services, Incorporated and East Boston Savings Bank are liquidated. If this occurs, the depositors of record at that time, as owners, would share pro rata in any residual surplus and reserves of Meridian Financial Services, Incorporated after other claims, including claims of depositors to the amounts of their deposits, are paid.

Under the plan of conversion, Eligible Account Holders will receive an interest in liquidation accounts maintained by New Meridian and East Boston Savings Bank in an aggregate amount equal to (i) Meridian Financial Services, Incorporated’s ownership interest in Old Meridian’s total stockholders’ equity as of the date of the latest statement of financial condition included in this prospectus plus (ii) the value of the net assets of Meridian Financial Services, Incorporated as of the date of the latest statement of financial condition of Meridian Financial Services, Incorporated prior to the consummation of the conversion (excluding its ownership of Old Meridian). New Meridian and East Boston Savings Bank will hold the liquidation accounts for the benefit of Eligible Account Holders who continue to maintain deposits in East Boston Savings Bank after the conversion. The liquidation accounts are designed to provide payments to depositors of their liquidation interests, if any, in the end of a liquidation of (a) New Meridian and East Boston Savings Bank or (b) East Boston Savings Bank. See “—Liquidation Rights.”

Stock Pricing and Number of Shares to be Issued

The plan of conversion and applicable regulations require that the aggregate purchase price of the common stock sold in the offering must be based on the appraised pro forma market value of the common stock, as determined by an independent valuation. We have retained RP Financial, LC. to prepare an independent valuation appraisal. For its services in preparing the initial valuation, RP Financial, LC. will receive a fee of $90,000, as well as payment for reimbursable expenses and an additional $10,000 for each updated valuation prepared. We have paid RP Financial, LC. no other fees during the previous three years. We have agreed to indemnify RP Financial, LC. and its employees and affiliates against specified losses, including any losses in connection with claims under the federal securities laws, arising out of its services as independent appraiser, except where such liability results from RP Financial, LC.’s bad faith or negligence.

The independent valuation was prepared by RP Financial, LC. in reliance upon the information contained in this prospectus, including the consolidated financial statements of Old Meridian. RP Financial, LC. also considered the following factors, among others:

•	the present results and financial condition of Old Meridian and the projected results and financial condition of New Meridian;

•	the economic and demographic conditions in Old Meridian’s existing market area;

•	certain historical, financial and other information relating to Old Meridian;

•	a comparative evaluation of the operating and financial characteristics of Old Meridian with those of other publicly traded savings institutions;

•	the effect of the conversion and offering on New Meridian’s stockholders’ equity and earnings potential;

•	the proposed dividend policy of New Meridian; and

•	the trading market for securities of comparable institutions and general conditions in the market for such securities.

The independent valuation is also based on an analysis of a peer group of publicly traded bank holding companies and savings and loan holding companies that RP Financial, LC. considered comparable to New Meridian under regulatory guidelines applicable to the independent valuation. Under these guidelines, a minimum of ten peer group companies are selected from the universe of all publicly-traded financial institutions with relatively comparable resources, strategies and financial and other operating characteristics. Such companies must also be traded on an exchange (such as Nasdaq or the New York Stock Exchange). The peer group companies selected for New Meridian also consisted of fully-converted stock institutions that were not subject to an actual or rumored acquisition and that had been in fully-converted form for at least one year. In addition, RP Financial, LC. limited the peer group companies to the following two selection criteria: (1) New England institutions with assets between $1.0 billion and $5.0 billion, tangible equity-to-assets ratios of greater than 8.0%, positive core earnings and market capitalizations of at least $100 million; and, (2) Mid-Atlantic institutions with assets between $1.0 billion and $5.0 billion, tangible equity-to-assets ratios of greater than 8.0%, positive core earnings and market capitalizations of at least $100 million.

The independent valuation appraisal considered the pro forma effect of the offering. Consistent with federal appraisal guidelines, the appraisal applied three primary methodologies: (i) the pro forma price-to-book value approach applied to both reported book value and tangible book value; (ii) the pro forma price-to-earnings approach applied to reported and core earnings; and (iii) the pro forma price-to-assets approach. The market value ratios applied in the three methodologies were based on the current market valuations of the peer group companies. RP Financial, LC. placed the greatest emphasis on the price-to-earnings and price-to-book approaches in estimating pro forma market value. RP Financial, LC. did not consider a pro forma price-to-assets approach to be meaningful in preparing the appraisal, as this approach is more meaningful when a company has low equity or earnings. The price-to-assets approach is less meaningful for a company like us, as we have equity in excess of regulatory capital requirements and positive reported and core earnings.

In applying each of the valuation methods, RP Financial, LC. considered adjustments to the pro forma market value based on a comparison of New Meridian with the peer group. RP Financial, LC. made a slight upward adjustment for asset growth, a slight upward adjustment for primary market area and a slight downward adjustment for profitability growth and viability of earnings. RP Financial, LC. made no adjustments for financial condition, dividends, liquidity of the shares, marketing of the issue, management, or effect of government regulations and regulatory reform. The slight upward adjustment applied for asset growth was due to New Meridian’s stronger historical asset growth that was supported by stronger loan growth relative to the peer group’s comparable growth rates, and New Meridian’s greater pro forma leverage capacity compared to the peer group. The slight upward adjustment applied for primary market area took into consideration Suffolk County’s relative strong population growth and relatively low unemployment rate compared to the peer group’s primary market area counties. The slight downward adjustment applied for profitability, growth and viability of earnings took into consideration New Meridian’s less favorable efficiency ratio, higher ratio of loan loss provisions as a percent of average assets and lower core return on equity on a pro forma basis relative to the comparable peer group measures.

Included in RP Financial, LC.’s independent valuation were certain assumptions as to the pro forma earnings of New Meridian after the conversion that were used in determining the appraised value. These assumptions included estimated expenses, an assumed after-tax rate of return of 1.05% as of December 31, 2013 on the net offering proceeds and purchases in the open market of 4% of the common stock issued in the offering by the stock-based benefit plan at the $10.00 per share purchase price. See “Pro Forma Data” for additional information concerning assumptions included in the independent valuation and used in preparing pro forma data. The use of different assumptions may yield different results.

The independent valuation states that as of February 14, 2014, the estimated pro forma market value of New Meridian was $462.3 million. Based on federal regulations, this market value forms the midpoint of a range with a minimum of $393.0 million and a maximum of $531.7 million. The aggregate offering price of the shares will be equal to the valuation range multiplied by the percentage of Old Meridian common stock owned by Meridian Financial Services, Incorporated. The number of shares offered will be equal to the aggregate offering price of the shares divided by the price per share. Based on the valuation range, the percentage of Old Meridian common stock owned by Meridian Financial Services, Incorporated and the $10.00 price per share, the minimum of the offering range is 23,375,000 shares, the midpoint of the offering range is 27,500,000 shares and the maximum of the offering range is 31,625,000 shares.

The Board of Directors of New Meridian reviewed the independent valuation and, in particular, considered the following:

•	Old Meridian’s financial condition and results of operations;

•	a comparison of financial performance ratios of Old Meridian to those of other financial institutions of similar size;

•	market conditions generally and in particular for financial institutions; and

•	the historical trading price of the publicly held shares of Old Meridian common stock.

All of these factors are set forth in the independent valuation. The Board of Directors also reviewed the methodology and the assumptions used by RP Financial, LC. in preparing the independent valuation and believes that such assumptions were reasonable. The offering range may be amended with the approval of the Federal Reserve Board and the Massachusetts Commissioner of Banks, if required, as a result of subsequent developments in the financial condition of Old Meridian or East Boston Savings Bank or market conditions generally. In the event the independent valuation is updated to amend the pro forma market value of New Meridian to less than $393.0 million or more than $611.4 million, the appraisal will be filed with the Securities and Exchange Commission by a post-effective amendment to New Meridian’s registration statement.

The following table presents a summary of selected pricing ratios for New Meridian (on a pro forma basis) as of and for the twelve months ended December 31, 2013, and for the peer group companies based on earnings and other information as of and for the twelve months ended September 30, 2013, with stock prices as of February 14, 2014, as reflected in the appraisal report. Compared to the average pricing of the peer group, our pro forma pricing ratios at the midpoint of the offering range indicated a discount of 16.0% on a price-to-book value basis, a discount of 17.7% on a price-to-tangible book value basis and a premium of 160.1% on a price-to-earnings basis. Our Board of Directors, in reviewing and approving the appraisal, considered the range of price-to-earnings multiples and the range of price-to-book value and price-to-tangible book value ratios at the different amounts of shares to be sold in the offering. The appraisal did not consider one valuation approach to be more important than the other. The estimated appraised value and the resulting premium/discount took into consideration the potential financial effect of the conversion and offering as well as the trading price of Old Meridian’s common stock. The closing price of the common stock was $23.66 per share on February 14, 2014, the effective date of the appraisal, and $24.43 per share on March 4, 2014, the last trading day immediately preceding the announcement of the conversion.

	Price-to-earnings multiple (1)	Price-to-book value ratio	Price-to-tangible book value ratio
New Meridian (on a pro forma basis, assuming completion of the conversion)
Adjusted Maximum	67.63x	106.38%	108.93%
Maximum	58.02x	99.90%	102.56%
Midpoint	49.86x	93.28%	95.97%
Minimum	41.90x	85.69%	88.34%
Valuation of peer group companies, all of which are fully converted (on an historical basis)
Averages	19.17x	111.03%	116.55%
Medians	15.90x	109.85%	110.76%

(1)	Price-to-earnings multiples calculated by RP Financial, LC. in the independent appraisal are based on an estimate of “core,” or recurring, earnings. These ratios are different than those presented in “Pro Forma Data.”

The independent valuation is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing our shares of common stock. RP Financial, LC. did not independently verify our consolidated financial statements and other information that we provided to them, nor did RP Financial, LC. independently value our assets or liabilities. The independent valuation considers East Boston Savings Bank as a going concern and should not be considered as an indication of the liquidation value of East Boston Savings Bank. Moreover, because the valuation is necessarily based upon estimates and projections of a number of matters, all of which may change from time to time, no assurance can be given that persons purchasing our common stock in the offering will thereafter be able to sell their shares at prices at or above the $10.00 price per share.

Following commencement of the subscription offering, the maximum of the valuation range may be increased by up to 15%, or up to $611.4 million, without resoliciting subscribers, which will result in a corresponding increase of up to 15% in the maximum of the offering range to up to 36,368,750 shares, to reflect changes in the market and financial conditions or demand for the shares. We will not decrease the minimum of the valuation range and the minimum of the offering range without a resolicitation of subscribers. The subscription price of $10.00 per share will remain fixed. See “—Additional Limitations on Common Stock Purchases” as to the method of distribution of additional shares to be issued in the event of an increase in the offering range of up to 36,368,750 shares.

If the update to the independent valuation at the conclusion of the offering results in an increase in the maximum of the valuation range to more than $611.4 million and a corresponding increase in the offering range to more than 36,368,750 shares, or a decrease in the minimum of the valuation range to less than $393.0 million and a corresponding decrease in the offering range to fewer than 23,375,000 shares, then we will promptly return with interest at 0.10% per annum all funds previously delivered to us to purchase shares of common stock in the subscription and community offerings and cancel deposit account withdrawal authorizations and, after consulting with the Massachusetts Commissioner of Banks and the Federal Reserve Board, we may terminate the plan of conversion. Alternatively, we may establish a new offering range, extend the offering period and commence a resolicitation of purchasers or take other actions as permitted by the Massachusetts Commissioner of Banks and the Federal Reserve Board in order to complete the offering. In the event that we extend the offering and conduct a resolicitation due to a change in the independent valuation, we will notify subscribers of the extension of time and of the rights of subscribers to place a new stock order for a specified period of time. Any single offering extension will not exceed 90 days; aggregate extensions may not conclude beyond March 5, 2016, which is two years after the special meeting of trustees to approve the plan of conversion.

An increase in the number of shares to be issued in the offering would decrease both a subscriber’s ownership interest and New Meridian’s pro forma earnings and stockholders’ equity on a per share basis while increasing stockholders’ equity on an aggregate basis. A decrease in the number of shares to be issued in the offering would increase both a subscriber’s ownership interest and New Meridian’s pro forma earnings and stockholders’ equity on a per share basis, while decreasing stockholders’ equity on an aggregate basis.

Copies of the independent valuation appraisal report of RP Financial, LC. and the detailed memorandum setting forth the method and assumptions used in the appraisal report are filed as exhibits to the documents specified under “Where You Can Find Additional Information.”

Subscription Offering and Subscription Rights

In accordance with the plan of conversion, rights to subscribe for shares of common stock in the subscription offering have been granted in the following descending order of priority. The filling of all subscriptions that we receive will depend on the availability of common stock after satisfaction of all subscriptions of all persons having prior rights in the subscription offering and on the purchase and ownership limitations set forth in the plan of conversion and as described below under “—Additional Limitations on Common Stock Purchases.”

Priority 1: Eligible Account Holders. Each depositor of East Boston Savings Bank with aggregate deposit account balances of $50.00 or more (a “Qualifying Deposit”) at the close of business on February 28, 2013 (an “Eligible Account Holder”) will receive, without payment therefor, nontransferable subscription rights to purchase, subject to the overall purchase limitations, up to the greater of $500,000 (50,000 shares) of our common stock, 0.10% of the total number of shares of common stock issued in the offering, or 15 times the product of the number of subscription shares offered multiplied by a fraction of which the numerator is the aggregate Qualifying Deposit account balances of the Eligible Account Holder and the denominator is the aggregate Qualifying Deposit account balances of all Eligible Account Holders. See “—Additional Limitations on Common Stock Purchases.” If there are not sufficient shares available to satisfy all subscriptions, shares will first be allocated so as to permit each Eligible Account Holder to purchase a number of shares sufficient to make his or her total allocation equal to the lesser of 100 shares or the number of shares for which he or she subscribed. Thereafter, any remaining unallocated shares will be allocated to each remaining Eligible Account Holder whose subscription remains unfilled in same the proportion that the amount of his or her Qualifying Deposit bears to the total amount of Qualifying Deposits of all subscribing Eligible Account Holders whose subscriptions remain unfilled. If an amount so allocated exceeds the amount subscribed for by any one or more Eligible Account Holders, the excess shall be reallocated among those Eligible Account Holders whose subscriptions are not fully satisfied until all available shares have been allocated.

To ensure proper allocation of our shares of common stock, each Eligible Account Holder must list on his or her stock order form all deposit accounts in which he or she has an ownership interest on February 28, 2013. In the event of an oversubscription, failure to list an account could result in fewer shares being allocated than if all accounts had been disclosed. In the event of an oversubscription, the subscription rights of Eligible Account Holders who are also directors or executive officers of Old Meridian or who are associates of such persons will be subordinated to the subscription rights of other Eligible Account Holders to the extent attributable to their increased deposits in the 12 months preceding February 28, 2013.

Priority 2: Tax-Qualified Plans. Our tax-qualified employee plans, including East Boston Savings Bank’s employee stock ownership plan and 401(k) plan, will receive, without payment therefor, nontransferable subscription rights to purchase in the aggregate up to 10% of the shares of common stock sold in the offering, although our employee stock ownership plan intends to purchase 5% of the shares of common stock sold in the offering. If market conditions warrant, in the judgment of its trustees, the employee stock ownership plan may instead elect to purchase shares in the open market following the completion of the conversion, subject to the approval of the Federal Reserve Board and the Massachusetts Commissioner of Banks. The amount of the subscription requests by the 401(k) plan will be determined by its participants, who will have the right to invest all or a portion of their 401(k) plan accounts in our common stock, subject to the maximum purchase limitations.

Priority 3: Employees, Officers, Directors, Trustees and Corporators. To the extent that there are sufficient shares of common stock remaining after satisfaction of subscriptions by Eligible Account Holders and tax-qualified plans, each employee, officer, director, trustee and corporator of East Boston Savings Bank or Meridian Financial Services, Incorporated at the time of the offering who is not eligible in the first priority category will receive, without payment therefor, subject to the overall purchase limitations, non-transferable subscription rights to purchase up to $500,000 (50,000 shares) of common stock; provided, however, that the aggregate number of shares of common stock that may be purchased by employees, officers, directors, trustees and corporators in the conversion shall be limited to 25% of the total number of shares of common stock sold in the offering (including shares purchased by employees, officers, directors, trustees and corporators under this priority and under the preceding priority categories, but not including shares purchased by the employee stock ownership plan). In the event that persons in this category subscribe for more shares of stock than are available for purchase by them, shares will be allocated among such subscribing persons on an equitable basis, such as by giving weight to the period of service, compensation, position of the individual subscriber and the amount of the order.

Expiration Date. The subscription offering will expire at 5:00 p.m., Eastern Time, on June 20, 2014, unless extended by us for up to 45 days or such additional periods with the approval of the Massachusetts Commissioner of Banks, if necessary. Subscription rights will expire whether or not each eligible depositor can be located. We may decide to extend the expiration date of the subscription offering for any reason, whether or not subscriptions have been received for shares at the minimum, midpoint, maximum or adjusted maximum of the offering range. Subscription rights which have not been exercised prior to the expiration date will become void.

We will not execute orders until at least the minimum number of shares of common stock has been sold in the offering. If at least 23,375,000 shares have not been sold in the offering by August 4, 2014 and the Massachusetts Commissioner of Banks has not consented to an extension, all funds delivered to us to purchase shares of common stock in the offering will be returned promptly, with interest at 0.10% per annum for funds received in the subscription and community offerings, and all deposit account withdrawal authorizations will be canceled. If an extension beyond August 4, 2014 is granted by the Massachusetts Commissioner of Banks, we will resolicit purchasers in the offering as described under “—Procedure for Purchasing Shares in Subscription and Community Offerings—Expiration Date.”

Community Offering

To the extent that shares of common stock remain available for purchase after satisfaction of all subscriptions of Eligible Account Holders, our tax-qualified employee stock benefit plans and employees, officers, directors, trustees and corporators, we will offer shares pursuant to the plan of conversion to members of the general public in a community offering. Shares will be offered in the community offering with the following preferences:

(i)	Natural persons residing in the Massachusetts cities and towns of Belmont, Boston, Cambridge, Chelsea, Danvers, Everett, Lynn, Lynnfield, Malden, Medford, Melrose, Peabody, Revere, Saugus, Somerville, Wakefield and Winthrop;

(ii)	Old Meridian’s public stockholders as of April 30, 2014; and

(iii)	Other members of the general public.

Subscribers in the community offering may purchase up to $500,000 (50,000 shares) of common stock, subject to the overall purchase limitations. See “—Additional Limitations on Common Stock Purchases.” The opportunity to purchase shares of common stock in the community offering category is subject to our right, in our sole discretion, to accept or reject any such orders in whole or in part either at the time of receipt of an order or as soon as practicable following the expiration date of the offering.

If we do not have sufficient shares of common stock available to fill the orders of natural persons residing in the Massachusetts cities and towns of Belmont, Boston, Cambridge, Chelsea, Danvers, Everett, Lynn, Lynnfield, Malden, Medford, Melrose, Peabody, Revere, Saugus, Somerville, Wakefield and Winthrop, we will allocate the available shares among those persons in a manner that permits each of them, to the extent possible, to purchase the lesser of 100 shares or the number of shares subscribed for by such person. Thereafter, unallocated shares will be allocated among natural persons residing in those counties whose orders remain unsatisfied on an equal number of shares basis per order. If an oversubscription occurs due to the orders of public stockholders of Old Meridian or members of the general public, the allocation procedures described above will apply to the stock orders of such persons. In connection with the allocation process, orders received for shares of common stock in the community offering will first be filled up to a maximum of 2% of the shares sold in the offering, and thereafter any remaining shares will be allocated on an equal number of shares basis per order until all shares have been allocated.

The term “residing” or “resident” as used in this prospectus with respect to the community means any Person who occupies a dwelling within the local community, has a present intent to remain within the local community for a period of time, and manifests the genuineness of that intent by establishing an ongoing physical presence within the local community together with an indication that such presence within the local community is something other than merely transitory in nature. We may utilize deposit or loan records or other evidence provided to us to determine whether a person is a resident. In all cases, however, the determination shall be in our sole discretion.

Expiration Date. The community offering may begin concurrently with, during or promptly after the subscription offering, and is currently expected to terminate at the same time as the subscription offering, and must terminate no more than 45 days following the subscription offering, unless extended. New Meridian may decide to extend the community offering for any reason and is not required to give purchasers notice of any such extension unless such period extends beyond August 4, 2014, in which event we will resolicit purchasers.

Syndicated or Firm Commitment Underwritten Offering

If feasible, our Board of Directors may decide to offer for sale shares of common stock not subscribed for or purchased in the subscription and community offerings in a syndicated or firm commitment underwritten offering, subject to such terms, conditions and procedures as we may determine, in a manner that will achieve a wide distribution of our shares of common stock.

If a syndicated or firm commitment underwritten offering is held, Sterne, Agee & Leach, Inc. will serve as sole book-running manager. In the event that shares of common stock are sold in a syndicated or firm commitment underwritten offering, we will pay fees of 5% of the aggregate amount of common stock sold in the syndicated or firm commitment underwritten offering to Sterne, Agee & Leach, Inc. and any other broker-dealers included in the syndicated or firm commitment underwritten offering. The shares of common stock will be sold at the same price per share ($10.00 per share) that the shares are sold in the subscription offering and the community offering.

In the event of a syndicated offering, it is currently expected that investors would follow the same general procedures applicable to purchasing shares in the subscription and community offerings (the use of order forms and the submission of funds directly to New Meridian for the payment of the purchase price of the shares ordered) except that payment must be in immediately available funds (bank checks, money orders, deposit account withdrawals from accounts at East Boston Savings Bank or wire transfers). See “—Procedure for Purchasing Shares in Subscription and Community Offerings.” “Sweep” arrangements and delivery versus payment settlement will only be used in a syndicated offering to the extent consistent with Rules 10b-9 and 15c2-4 and then-existing guidance and interpretations thereof of the Securities and Exchange Commission regarding the conduct of “min/max” offerings.

In the event of a firm commitment underwritten offering, the proposed underwriting agreement will not be entered into with Sterne, Agee & Leach, Inc. and New Meridian, East Boston Savings Bank, Old Meridian and Meridian Financial Services, Incorporated until immediately prior to the completion of the firm commitment underwritten offering. At that time, Sterne, Agee & Leach, Inc. and any other broker-dealers included in the firm commitment underwritten offering will represent that they have received sufficient indications of interest to complete the offering. Pursuant to the terms of the underwriting agreement, and subject to certain customary provisions and conditions to closing, upon execution of the underwriting agreement, Sterne, Agee & Leach, Inc. and any other underwriters will be obligated to purchase all the shares subject to the firm commitment underwritten offering.

If for any reason we cannot effect a syndicated or firm commitment underwritten offering of shares of common stock not purchased in the subscription and community offerings, or in the event that there are an insignificant number of shares remaining unsold after such offerings, we will try to make other arrangements for the sale of unsubscribed shares. The Federal Reserve Board, the Massachusetts Commissioner of Banks and the Financial Industry Regulatory Authority must approve any such arrangements.

Additional Limitations on Common Stock Purchases

The plan of conversion includes the following additional limitations on the number of shares of common stock that may be purchased in the offering:

(i)	No individual through one or more qualifying accounts, or individuals exercising subscription rights through a single qualifying account held jointly, may purchase more than $500,000 (50,000 shares) in the offering;

(ii)	Except for the employee stock ownership plan and the 401(k) plan, as described above, no person or entity, together with associates or persons acting in concert with such person or entity, may purchase more than $1.0 million (100,000 shares) of common stock in all categories of the offering combined;

(iii)	Tax qualified employee benefit plans, including our employee stock ownership plan and 401(k) plan, may purchase in the aggregate up to 10% of the shares of common stock issued in the offering, including shares issued in the event of an increase in the offering range of up to 15%;

(iv)	No person may purchase fewer than 25 shares of common stock, to the extent those shares are available for purchase; and

(v)	Current stockholders of Old Meridian are subject to an ownership limitation. As previously described, current stockholders of Old Meridian will receive shares of New Meridian common stock in exchange for their existing shares of Old Meridian common stock. The number of shares of common stock that a stockholder may purchase in the offering, together with associates or persons acting in concert with such stockholder, when combined with the shares that the stockholder and his or her associates will receive in exchange for existing Old Meridian common stock, may not exceed 9.9% of the shares of common stock of New Meridian to be issued and outstanding at the completion of the conversion and offering.

Depending upon market or financial conditions, our Board of Directors, with regulatory approval and without further approval of corporators of Meridian Financial Services, Incorporated, may decrease or increase the purchase limitations. If a purchase limitation is increased, subscribers in the subscription offering who ordered the maximum amount will be given the opportunity to increase their orders up to the then applicable limit. The effect of this type of resolicitation will be an increase in the number of shares of common stock owned by persons who choose to increase their orders. In the event that the maximum purchase limitation is increased to 5% of the shares sold in the offering, such limitation may be further increased to 9.99%, provided that orders for shares of common stock exceeding 5% of the shares sold in the offering shall not exceed in the aggregate 10% of the total shares sold in the offering.

In the event of an increase in the offering range of up to 36,368,750 shares of common stock, shares will be allocated in the following order of priority in accordance with the plan of conversion:

(i)	to fill the subscriptions of our tax-qualified employee benefit plans, specifically our employee stock ownership plan and our 401(k) plan, for up to 10% of the total number of shares of common stock issued in the offering;

(ii)	in the event that there is an oversubscription at the Eligible Account Holder or employee, officer, director, trustee and corporator levels, to fill unfilled subscriptions of these subscribers according to their respective priorities; and

(iii)	to fill unfilled subscriptions in the community offering, with preference given first to natural persons residing in the Massachusetts cities and towns of Belmont, Boston, Cambridge, Chelsea, Danvers, Everett, Lynn, Lynnfield, Malden, Medford, Melrose, Peabody, Revere, Saugus, Somerville, Wakefield and Winthrop, then to Old Meridian’s public shareholders as of April 30, 2014, and then to members of the general public.

The term “associate” of a person means:

(i)	any corporation or organization (other than East Boston Savings Bank, New Meridian, Old Meridian or Meridian Financial Services, Incorporated or a majority-owned subsidiary of any of those entities) of which the person is a senior officer, partner or, directly or indirectly, 10% beneficial stockholder;

(ii)	any trust or other estate in which the person has a substantial beneficial interest or serves as a trustee or in a similar fiduciary capacity; and

(iii)	any relative or spouse of such person, or any relative of such spouse, who either has the same home as the person or who is a director, trustee or officer of East Boston Savings Bank, New Meridian, Old Meridian or Meridian Financial Services, Incorporated.

The term “acting in concert” means persons seeking to combine or pool their voting or other interests in the securities of an issuer for a common purpose, pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise. When persons act together for such purpose, their group is deemed to have acquired their stock. The determination of whether a group is acting in concert shall be made solely by us and may be based on any evidence upon which we choose to rely, including, without limitation, joint account relationships or the fact that such persons have filed joint Schedules 13D with the Securities and Exchange Commission with respect to other companies; provided, however, that the determination of whether a group is acting in concert remains subject to review by the Massachusetts Commissioner of Banks. Persons living at the same address, whether or not related, will be deemed to be acting in concert unless we determine otherwise. Our directors and trustees are not treated as associates of each other solely because of their membership on the boards of directors or trustees.

Common stock purchased in the offering will be freely transferable except for shares purchased by directors and certain officers of New Meridian or East Boston Savings Bank and except as described below. Any purchases made by any associate of New Meridian or East Boston Savings Bank for the explicit purpose of meeting the minimum number of shares of common stock required to be sold in order to complete the offering shall be made for investment purposes only and not with a view toward redistribution. In addition, under Financial Industry Regulatory Authority guidelines, members of the Financial Industry Regulatory Authority and their associates are subject to certain restrictions on transfer of securities purchased in accordance with subscription rights and to certain reporting requirements upon purchase of these securities. For a further discussion of limitations on purchases of our shares of common stock at the time of conversion and thereafter, see “—Certain Restrictions on Purchase or Transfer of Our Shares after Conversion” and “Restrictions on Acquisition of New Meridian.”

Plan of Distribution; Selling Agent and Underwriter Compensation

Subscription and Community Offerings. To assist in the marketing of our shares of common stock in the subscription and community offerings, we have retained Sterne, Agee & Leach, Inc., which is a broker-dealer registered with the Financial Industry Regulatory Authority. Sterne, Agee & Leach, Inc. will assist us on a best efforts basis in the subscription and community offerings by:

•	advising us on the financial and securities market implications of the plan of conversion;

•	assisting us in structuring and marketing the offering;

•	reviewing all offering documents, including the prospectus, stock order forms and marketing materials (it being understood that the preparation and filing of any and all such documents will be the responsibility of us and our counsel);

•	assisting us in analyzing proposals from outside vendors in connection with the offering, as needed;

•	assisting us in scheduling and preparing meetings with potential investors, if necessary; and

•	providing such other general advice and assistance as may be reasonably necessary to promote the successful completion of the offering.

For these services, Sterne, Agee & Leach, Inc. will receive a fee of 0.75% of the aggregate dollar amount of all shares of common stock sold in the subscription and community offerings, of which $30,000 has been paid to date. No fee will be payable to Sterne, Agee & Leach, Inc. with respect to shares purchased by directors, trustees, corporators, officers, employees or their immediate families and their personal trusts and individual retirement accounts, and shares purchased by our employee benefit plans or trusts, and no sales fee will be payable with respect to the exchange shares.

Syndicated or Firm Commitment Underwritten Offering. In the event that shares of common stock are sold in a syndicated or firm commitment underwritten offering, we will pay fees of 5% of the aggregate dollar amount of common stock sold in the syndicated or firm commitment underwritten offering to Sterne, Agee & Leach, Inc. and any other broker-dealers included in the syndicated or firm commitment underwritten offering.

Expenses. Sterne, Agee & Leach, Inc. also will be reimbursed for reasonable expenses, including legal fees, in an amount not to exceed $125,000. Such fees may be increased by an additional amount not to exceed $40,000 by mutual consent including in the event of a material delay of the offering. If the plan of conversion is terminated or if Sterne, Agee & Leach, Inc.’s engagement is terminated in accordance with the provisions of the agency agreement, Sterne, Agee & Leach, Inc. will only receive reimbursement of its reasonable out-of-pocket expenses and will return any amounts paid or advanced by us in excess of these amounts. We have separately agreed to pay Sterne, Agee & Leach, Inc. up to $60,000 in fees for serving as records agent, as described below.

Records Management

We have also engaged Sterne, Agee & Leach, Inc. as records agent in connection with the conversion and the subscription and community offerings. In its role as records agent, Sterne, Agee & Leach, Inc., will assist us in the offering by:

•	consolidating deposit accounts into a central file;

•	designing and preparing proxy forms and stock order forms;

•	organizing and supervising of our stock information center;

•	providing ballot tabulation services for the special meeting of corporators, including acting as or supporting the inspector of election; and

•	providing necessary subscription services to distribute, collect and tabulate stock orders in the offering.

Sterne, Agee & Leach, Inc. will receive fees of $50,000 for these services. Such fees may be increased by up to an additional $10,000 in the event of material changes in regulations or the plan of conversion, or delays requiring duplicate or replacement processing due to changes to record dates. Of the fees for serving as records agent, $5,000 has been paid as of the date of this prospectus.

Indemnity

We will indemnify Sterne, Agee & Leach, Inc. against liabilities and expenses, including legal fees, incurred in connection with certain claims or litigation arising out of or based upon untrue statements or omissions contained in the offering materials for the common stock, including liabilities under the Securities Act of 1933, as amended, as well as certain other claims and litigation arising out of Sterne, Agee & Leach, Inc.’s engagement with respect to the conversion.

Solicitation of Offers by Officers and Directors

Some of our directors and executive officers may participate in the solicitation of offers to purchase common stock in the subscription and community offerings. These persons will be reimbursed for their reasonable out-of-pocket expenses incurred in connection with the solicitation. Other regular employees of East Boston Savings Bank may assist in the offering, but only in ministerial capacities, and may provide clerical work in effecting a sales transaction. No offers or sales may be made by tellers or at the teller counters. Investment-related questions of prospective purchasers will be directed to executive officers or registered representatives of Sterne, Agee & Leach, Inc. Our other employees have been instructed not to solicit offers to purchase shares of common stock or provide advice regarding the purchase of common stock. We will rely on Rule 3a4-1 under the Securities Exchange Act of 1934, as amended, and sales of common stock will be conducted within the requirements of Rule 3a4-1, so as to permit officers, directors and employees to participate in the sale of common stock. None of our officers, directors or employees will be compensated in connection with their participation in the offering.

Lock-up Agreements

We, and each of our directors and executive officers have agreed, subject to certain exceptions, that during the period beginning on the date of this prospectus and ending 90 days after the closing of the offering, without the prior written consent of Sterne, Agee & Leach, Inc., directly or indirectly, we will not (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of, or otherwise dispose of or transfer any shares of Old Meridian or New Meridian stock or any securities convertible into or exchangeable or exercisable for Old Meridian or New Meridian stock, whether owned on the date of this prospectus or acquired after the date of this prospectus or with respect to which we or any of our directors or executive officers has or after the date of this prospectus acquires the power of disposition, or file any registration statement under the Securities Act of 1933, as amended, with respect to any of the foregoing, or (ii) enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of Old Meridian or New Meridian stock, whether any such swap or transaction is to be settled by delivery of stock or other securities, in cash or otherwise. In the event that either (1) during the period that begins on the date that is 15 calendar days plus three business days before the last day of the restricted period and ends on the last day of the restricted period, we issue an earnings release or material news or a material event relating to us occurs, or (2) prior to the expiration of the restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the restricted period, the restrictions described above will continue to apply until the expiration of the date that is 15 calendar days plus three business days after the date on which the earnings release is issued or the material news or event related to us occurs.

Procedure for Purchasing Shares in Subscription and Community Offerings

Expiration Date. The subscription and community offerings will expire at 5:00 p.m., Eastern Time, on June 20, 2014, unless we extend one or both for up to 45 days, with the approval of the Massachusetts Commissioner of Banks, if required. This extension may be approved by us, in our sole discretion, without notice to purchasers in the offering. Any extension of the subscription and/or community offering beyond August 4, 2014 would require the Massachusetts Commissioner of Banks’ approval. If the offering is so extended, all subscribers will be notified and given an opportunity to confirm, change or cancel their orders. If you do not respond to this notice, we will promptly return your funds with interest at 0.10% per annum or cancel your deposit account withdrawal authorization. If the offering range is decreased below the minimum of the offering range or is increased above the adjusted maximum of the offering range, all subscribers’ stock orders will be cancelled, their deposit account withdrawal authorizations will be cancelled, and funds submitted to us will be returned promptly, with interest at 0.10% per annum for funds received in the subscription and community offerings. We will then resolicit the subscribers, giving them an opportunity to place a new stock order for a period of time.

We reserve the right in our sole discretion to terminate the offering at any time and for any reason, in which case we will cancel any deposit account withdrawal authorizations and promptly return all funds submitted, with interest at 0.10% per annum from the date of receipt as described above.

Use of Order Forms in the Subscription and Community Offerings. In order to purchase shares of common stock in the subscription and community offerings, you must properly complete an original stock order form and remit full payment. We are not required to accept orders submitted on photocopied or facsimiled order forms. All order forms must be received (not postmarked) prior to 5:00 p.m., Eastern Time, on June 20, 2014. We are not required to accept order forms that are not received by that time, are not signed or are otherwise executed defectively or are received without full payment or without appropriate deposit account withdrawal instructions. We are not required to notify subscribers of incomplete or improperly executed order forms, and we have the right to waive or permit the correction of incomplete or improperly executed order forms. We do not represent, however, that we will do so and we have no affirmative duty to notify any prospective subscriber of any such defects. You may submit your order form and payment by mail using the stock order return envelope provided, or by overnight delivery to our Stock Information Center, which will be located at 67 Prospect Street, Peabody, Massachusetts 02128. You may also hand-deliver stock order forms to the Stock Information Center. Hand-delivered stock order forms will only be accepted at this location. We will not accept stock order forms at our banking offices. Please do not mail stock order forms to East Boston Savings Bank’s offices.

Once tendered, an order form cannot be modified or revoked without our consent. We reserve the absolute right, in our sole discretion, to reject orders received in the community offering, in whole or in part, at the time of receipt or at any time prior to completion of the offering. If you are ordering shares in the subscription offering, you must represent that you are purchasing shares for your own account and that you have no agreement or understanding with any person for the sale or transfer of the shares. We have the right to reject any order submitted in the offering by a person who we believe is making false representations or who we otherwise believe, either alone or acting in concert with others, is violating, evading, circumventing, or intends to violate, evade or circumvent the terms and conditions of the plan of conversion. Our interpretation of the terms and conditions of the plan of conversion and of the acceptability of the order forms will be final.

By signing the order form, you will be acknowledging that the common stock is not a deposit or savings account and is not federally insured or otherwise guaranteed by East Boston Savings Bank, the Federal Deposit Insurance Corporation, the federal government or the Depositors Insurance Fund, and that you received a copy of this prospectus. However, signing the order form will not result in you waiving your rights under the Securities Act of 1933 or the Securities Exchange Act of 1934.

Payment for Shares. Payment for all shares of common stock will be required to accompany all completed order forms for the purchase to be valid. Payment for shares in the subscription and community offerings may be made by:

(i)	personal check, bank check or money order, made payable to Meridian Bancorp, Inc.; or

(ii)	authorization of withdrawal of available funds from your East Boston Savings Bank deposit accounts.

Appropriate means for designating withdrawals from deposit accounts at East Boston Savings Bank are provided on the order form. The funds designated must be available in the account(s) at the time the order form is received. A hold will be placed on these funds, making them unavailable to the depositor. Funds authorized for withdrawal will continue to earn interest within the account at the contractual rate until the offering is completed, at which time the designated withdrawal will be made. Interest penalties for early withdrawal applicable to certificate accounts will not apply to withdrawals authorized for the purchase of shares of common stock; however, if a withdrawal results in a certificate account with a balance less than the applicable minimum balance requirement, the certificate will be canceled at the time of withdrawal without penalty and the remaining balance will earn interest at the current passbook rate subsequent to the withdrawal. In the case of payments made by personal check, these funds must be available in the account(s). Checks and money orders received in the subscription and community offerings will be immediately cashed and placed in a segregated account at East Boston Savings Bank and will earn interest at 0.10% per annum from the date payment is processed until the offering is completed or terminated.

You may not remit cash, East Boston Savings Bank line of credit checks or any type of third-party checks (including those payable to you and endorsed over to New Meridian). You may not designate on your stock order form direct withdrawal from an East Boston Savings Bank retirement account. See “—Using Individual Retirement Account Funds.” If permitted by the Massachusetts Commissioner of Banks and the Federal Reserve Board, in the event we resolicit large purchasers, as described above in “—Additional Limitations on Common Stock Purchases,” such purchasers who wish to increase their purchases will not be able to use personal checks to pay for the additional shares, but instead must pay for the additional shares using immediately available funds. No wire transfer will be accepted without our prior approval.

Once we receive your executed stock order form, it may not be modified, amended or rescinded without our consent, unless the offering is not completed by August 4, 2014. If the subscription and community offerings are extended past August 4, 2014, all subscribers will be notified and given an opportunity to confirm, change or cancel their orders. If you do not respond to this notice, we will promptly return your funds with interest at 0.10% per annum or cancel your deposit account withdrawal authorization. We may resolicit purchasers for a specified period of time.

Regulations prohibit East Boston Savings Bank from lending funds or extending credit to any persons to purchase shares of common stock in the offering.

We shall have the right, in our sole discretion, to permit institutional investors to submit irrevocable orders together with the legally binding commitment for payment and to thereafter pay for the shares of common stock for which they subscribe in the community offering at any time prior to 48 hours before the completion of the conversion. This payment may be made by wire transfer.

If our employee stock ownership plan purchases shares in the offering, it will not be required to pay for such shares until completion of the offering, provided that there is a loan commitment from an unrelated financial institution, New Meridian to lend to the employee stock ownership plan the necessary amount to fund the purchase. In addition, if our 401(k) plan purchases shares in the offering, it will not be required to pay for such shares until completion of the offering.

Using Individual Retirement Account Funds. If you are interested in using funds in your individual retirement account or other retirement account to purchase shares of common stock, you must do so through a self-directed retirement account. By regulation, East Boston Savings Bank’s retirement accounts are not self-directed, so they cannot be invested in our shares of common stock. Therefore, if you wish to use funds that are currently in an East Boston Savings Bank retirement account, you may not designate on the order form that you wish funds to be withdrawn from the account for the purchase of common stock. The funds you wish to use for the purchase of common stock will instead have to be transferred to an independent trustee or custodian, such as a brokerage firm, offering self-directed retirement accounts. The purchase must be made through that account. If you do not have such an account, you will need to establish one before placing a stock order. An annual administrative fee may be payable to the independent trustee or custodian. There will be no early withdrawal or Internal Revenue Service interest penalties for these transfers. Individuals interested in using funds in an individual retirement account or any other retirement account, whether held at East Boston Savings Bank or elsewhere, to purchase shares of common stock should contact our Stock Information Center for guidance as soon as possible, preferably at least two weeks prior to the June 20, 2014 offering deadline. Processing such transactions takes additional time, and whether such funds can be used may depend on limitations imposed by the institutions where such funds are currently held. We cannot guarantee that you will be able to use such funds.

Delivery of Shares of Common Stock. All shares of common stock sold will be issued in book entry form. Stock certificates will not be issued. A statement reflecting ownership of shares of common stock issued in the subscription and community offerings will be mailed by our transfer agent to the persons entitled thereto at the registration address noted by them on their stock order forms as soon as practicable following consummation of the conversion and offering. We expect trading in the stock to begin on the day of completion of the conversion and stock offering or the next business day. Until a statement reflecting ownership of shares of common stock is available and delivered to purchasers, purchasers might not be able to sell the shares of common stock that they ordered, even though the shares of common stock will have begun trading. Your ability to sell the shares of common stock before receiving your statement will depend on arrangements you may make with a brokerage firm.

Other Restrictions. Notwithstanding any other provision of the plan of conversion, no person is entitled to purchase any shares of common stock to the extent the purchase would be illegal under any federal or state law or regulation, including state “blue sky” regulations, or would violate regulations or policies of the Financial Industry Regulatory Authority, particularly those regarding free riding and withholding. We may ask for an acceptable legal opinion from any purchaser as to the legality of his or her purchase and we may refuse to honor any purchase order if an opinion is not timely furnished. In addition, we are not required to offer shares of common stock to any person who resides in a foreign country, or in a State of the United States with respect to which any of the following apply:

(i)	a small number of persons otherwise eligible to subscribe for shares under the plan of conversion reside in such state;

(ii)	the offer or sale of shares of common stock to such persons would require us or our employees to register, under the securities laws of such state, to register as a broker or dealer or to register or otherwise qualify our securities for sale in such state; or

(iii)	such registration or qualification would be impracticable for reasons of cost or otherwise.

Restrictions on Transfer of Subscription Rights and Shares

Applicable banking regulations prohibit any person with subscription rights, including the Eligible Account Holders and employees, officers, directors, trustees and corporators, from transferring or entering into any agreement or understanding to transfer the legal or beneficial ownership of the subscription rights issued under the plan of conversion or the shares of common stock to be issued upon their exercise. These rights may be exercised only by the person to whom they are granted and only for his or her account. When registering your stock purchase on the order form, you cannot add the name(s) of others for joint stock registration unless they are also named on the qualifying deposit account. Doing so may jeopardize your subscription rights. Each person exercising subscription rights will be required to certify that he or she is purchasing shares solely for his or her own account and that he or she has no agreement or understanding regarding the sale or transfer of such shares. The regulations also prohibit any person from offering or making an announcement of an offer or intent to make an offer to purchase subscription rights or shares of common stock to be issued upon their exercise prior to completion of the offering.

We will pursue any and all legal and equitable remedies in the event we become aware of the transfer of subscription rights, and we will not honor orders that we believe involve the transfer of subscription rights.

Stock Information Center

Our banking office personnel may not, by law, assist with investment-related questions about the offering. If you have any questions regarding the conversion or offering, please call our Stock Information Center. The telephone number is (978) 977-7171. The Stock Information Center is open Monday through Friday between 10:00

a.m. and 4:00 p.m., Eastern Time and will be open Saturday, June 14, 2014 between 10:00 a.m. and 4:00 p.m., Eastern Time. The Stock Information Center will be closed on bank holidays.

Liquidation Rights

Liquidation prior to the conversion. In the unlikely event that Meridian Financial Services, Incorporated is liquidated prior to the conversion, all claims of creditors of Meridian Financial Services, Incorporated would be paid first. Thereafter, if there were any assets of Meridian Financial Services, Incorporated remaining, these assets would first be distributed to certain depositors of East Boston Savings Bank based on such depositors’ liquidation rights. The amount received by such depositors would be equal to their pro rata interest in the remaining value of Meridian Financial Services, Incorporated after claims of creditors, based on the relative size of their deposit accounts.

Liquidation following the conversion. The plan of conversion provides for the establishment, upon the completion of the conversion, of a liquidation account by New Meridian for the benefit of Eligible Account Holders in an amount equal to (i) Meridian Financial Services, Incorporated’s ownership interest in Old Meridian’s total stockholders’ equity as of the date of the latest statement of financial condition contained in this prospectus plus (ii) the value of the net assets of Meridian Financial Services, Incorporated as of the date of the latest statement of financial condition of Meridian Financial Services, Incorporated prior to the consummation of the conversion (excluding its ownership of Old Meridian). The plan of conversion also provides for the establishment of a parallel liquidation account in East Boston Savings Bank to support the New Meridian liquidation account in the event New Meridian does not have sufficient assets to fund its obligations under the New Meridian liquidation account.

In the unlikely event that East Boston Savings Bank were to liquidate after the conversion, all claims of creditors, including those of depositors, would be paid first. However, except with respect to the liquidation account to be established in Old Meridian, a depositor’s claim would be solely for the principal amount of his or her deposit accounts plus accrued interest. Depositors generally would not have an interest in the value of the assets of East Boston Savings Bank or New Meridian above that amount.

The liquidation account established by New Meridian is designed to provide qualifying depositors a liquidation interest (exchanged for the liquidation interests such persons had in Meridian Financial Services, Incorporated) after the conversion in the event of a complete liquidation of New Meridian and East Boston Savings Bank or a liquidation solely of East Boston Savings Bank. Specifically, in the unlikely event that either (i) East Boston Savings Bank or (ii) New Meridian and East Boston Savings Bank were to liquidate after the conversion, all claims of creditors, including those of depositors, would be paid first, followed by a distribution to depositors as of February 28, 2013 of their interests in the liquidation account maintained by New Meridian. Also, in a complete liquidation of both entities, or of East Boston Savings Bank only, when New Meridian has insufficient assets (other than the stock of East Boston Savings Bank) to fund the liquidation account distribution owed to Eligible Account Holders, and East Boston Savings Bank has positive net worth, then East Boston Savings Bank shall immediately make a distribution to fund New Meridian’s remaining obligations under the liquidation account. In no event will any Eligible Account Holder be entitled to a distribution that exceeds such holder’s interest in the liquidation account maintained by New Meridian as adjusted from time to time pursuant to the plan of conversion and federal regulations. If New Meridian is completely liquidated or sold apart from a sale or liquidation of East Boston Savings Bank, then the New Meridian liquidation account will cease to exist and Eligible Account Holders will receive an equivalent interest in the East Boston Savings Bank liquidation account, subject to the same rights and terms as the New Meridian liquidation account.

Pursuant to the plan of conversion, after two years from the date of conversion and upon the written request of the Federal Reserve Board, New Meridian will transfer the liquidation account and the depositors’ interests in such account to East Boston Savings Bank and the liquidation account shall thereupon be subsumed into the liquidation account of East Boston Savings Bank.

Under the rules and regulations of the Federal Reserve Board, a post-conversion merger, consolidation, or similar combination or transaction with another depository institution or depository institution holding company in which New Meridian or East Boston Savings Bank is not the surviving institution, would not be considered a liquidation. In such a transaction, the liquidation account would be assumed by the surviving institution or company.

Each Eligible Account Holder would have an initial pro-rata interest in the liquidation account for each deposit account, including savings accounts, transaction accounts such as negotiable order of withdrawal accounts, money market deposit accounts, and certificates of deposit, with a balance of $50.00 or more held in East Boston Savings Bank on February 28, 2013 equal to the proportion that the balance of each Eligible Account Holder’s deposit account on February 28, 2013 bears to the balance of all deposit accounts of Eligible Account Holders in East Boston Savings Bank on such date.

If, however, on any December 31 annual closing date commencing after the effective date of the conversion, the amount in any such deposit account is less than the amount in the deposit account on February 28, 2013, or any other annual closing date, then the liquidation account as well as the interest in the liquidation account relating to such deposit account would be reduced from time to time by the proportion of any such reduction, and such interest will cease to exist if such deposit account is closed. In addition, no interest in the liquidation account would ever be increased despite any subsequent increase in the related deposit account. Payment pursuant to liquidation rights of Eligible Account Holders would be separate and apart from the payment of any insured deposit accounts to such depositor. Any assets remaining after the above liquidation rights of Eligible Account Holders are satisfied would be available for distribution to stockholders.

Material Income Tax Consequences

Completion of the conversion is subject to the prior receipt of an opinion of counsel or tax advisor with respect to the federal and state income tax consequences of the conversion to Meridian Financial Services, Incorporated, Old Meridian, East Boston Savings Bank, Eligible Account Holders and employees, officers, directors, trustees and corporators. Unlike private letter rulings, an opinion of counsel or tax advisor is not binding on the Internal Revenue Service or any state taxing authority, and such authorities may disagree with such opinions. In the event of such disagreement, there can be no assurance that New Meridian or East Boston Savings Bank would prevail in a judicial proceeding.

Meridian Financial Services, Incorporated, Old Meridian, East Boston Savings Bank and New Meridian have received an opinion of counsel, Luse Gorman Pomerenk & Schick, P.C., regarding all of the material federal income tax consequences of the conversion, which includes the following:

1.	The merger of Meridian Financial Services, Incorporated with and into Old Meridian will qualify as a tax-free reorganization within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code.

2.	The constructive exchange of Eligible Account Holders’ liquidation interests in Meridian Financial Services, Incorporated for liquidation interests in Old Meridian will satisfy the continuity of interest requirement of Section 1.368-1(b) of the Federal Income Tax Regulations.

3.	None of Meridian Financial Services, Incorporated, Old Meridian nor Eligible Account Holders will recognize any gain or loss on the transfer of the assets of Meridian Financial Services, Incorporated to Old Meridian in constructive exchange for liquidation interests in Old Meridian.

4.	The basis of the assets of Meridian Financial Services, Incorporated and the holding period of such assets to be received by Old Meridian will be the same as the basis and holding period of such assets in Meridian Financial Services, Incorporated immediately before the exchange.

5.

The merger of Old Meridian with and into New Meridian will constitute a mere change in identity, form or place of organization within the meaning of Section 368(a)(1)(F) of the Internal Revenue Code and, therefore, will qualify as a tax-free reorganization within the meaning of Section

368(a)(1)(F) of the Internal Revenue Code. Neither Old Meridian nor New Meridian will recognize gain or loss as a result of such merger.

6.	The basis of the assets of Old Meridian and the holding period of such assets to be received by New Meridian will be the same as the basis and holding period of such assets in Old Meridian immediately before the exchange.

7.	Current stockholders of Old Meridian will not recognize any gain or loss upon their exchange of Old Meridian common stock for New Meridian common stock.

8.	Eligible Account Holders will not recognize any gain or loss upon the constructive exchange of their liquidation interests in Old Meridian for interests in the liquidation account in New Meridian.

9.	The exchange by the Eligible Account Holders of the liquidation interests that they constructively received in Old Meridian for interests in the liquidation account established in New Meridian will satisfy the continuity of interest requirement of Section 1.368-1(b) of the Federal Income Tax Regulations.

10.	Each stockholder’s aggregate basis in shares of New Meridian common stock (including fractional share interests) received in the exchange will be the same as the aggregate basis of Old Meridian common stock surrendered in the exchange.

11.	Each stockholder’s holding period in his or her New Meridian common stock received in the exchange will include the period during which the Old Meridian common stock surrendered was held, provided that the Old Meridian common stock surrendered is a capital asset in the hands of the stockholder on the date of the exchange.

12.	Cash received by any current stockholder of Old Meridian in lieu of a fractional share interest in shares of New Meridian common stock will be treated as having been received as a distribution in full payment in exchange for a fractional share interest of New Meridian common stock, which such stockholder would otherwise be entitled to receive. Accordingly, a stockholder will recognize gain or loss equal to the difference between the cash received and the basis of the fractional share. If the common stock is held by the stockholder as a capital asset, the gain or loss will be capital gain or loss.

13.	It is more likely than not that the fair market value of the nontransferable subscription rights to purchase New Meridian common stock is zero. Accordingly, no gain or loss will be recognized by Eligible Account Holders, officers, directors, trustees or corporators upon distribution to them of nontransferable subscription rights to purchase shares of New Meridian common stock. Eligible Account Holders and officers, directors, trustees or corporators will not realize any taxable income as the result of the exercise by them of the nontransferable subscriptions rights.

14.	It is more likely than not that the fair market value of the benefit provided by the liquidation account of East Boston Savings Bank supporting the payment of the New Meridian liquidation account in the event New Meridian lacks sufficient net assets is zero. Accordingly, it is more likely than not that no gain or loss will be recognized by Eligible Account Holders upon the constructive distribution to them of such rights in the East Boston Savings Bank liquidation account as of the effective date of the merger of Old Meridian with and into New Meridian.

15.	It is more likely than not that the basis of the shares of New Meridian common stock purchased in the offering by the exercise of nontransferable subscription rights will be the purchase price. The holding period of the New Meridian common stock purchased pursuant to the exercise of nontransferable subscription rights will commence on the date the right to acquire such stock was exercised.

16.	No gain or loss will be recognized by New Meridian on the receipt of money in exchange for New Meridian common stock sold in the offering.

We believe that the tax opinions summarized above address all material federal income tax consequences that are generally applicable to Meridian Financial Services, Incorporated, Old Meridian, East Boston Savings Bank, New Meridian and persons receiving subscription rights and stockholders of Old Meridian. With respect to items 13 and 15 above, Luse Gorman Pomerenk & Schick, P.C. noted that the subscription rights will be granted at no cost to the recipients, are legally non-transferable and of short duration, and will provide the recipient with the right only to purchase shares of common stock at the same price to be paid by members of the general public in any community offering. The firm further noted that RP Financial, LC. has issued a letter that the subscription rights have no ascertainable fair market value. The firm also noted that the Internal Revenue Service has not in the past concluded that subscription rights have value. Based on the foregoing, Luse Gorman Pomerenk & Schick, P.C. believes that it is more likely than not that the nontransferable subscription rights to purchase shares of common stock have no value. However, the issue of whether or not the nontransferable subscription rights have value is based on all the facts and circumstances. If the subscription rights granted to Eligible Account Holders, officers, directors, trustees and corporators are deemed to have an ascertainable value, receipt of these rights could result in taxable gain to those Eligible Account Holders, officers, directors, trustees and corporators who exercise the subscription rights in an amount equal to the ascertainable value, and we could recognize gain on a distribution. Eligible Account Holders, officers, directors, trustees and corporators are encouraged to consult with their own tax advisors as to the tax consequences in the event that subscription rights are deemed to have an ascertainable value.

The opinion as to item 14 above is based on the position that: (i) no holder of an interest in a liquidation account has ever received any payment attributable to a liquidation account; (ii) the interests in the liquidation accounts are not transferable; (iii) the amounts due under the liquidation account with respect to each Eligible Account Holder will be reduced as their deposits in East Boston Savings Bank are reduced; and (iv) the East Boston Savings Bank liquidation account payment obligation arises only if New Meridian lacks sufficient assets to fund the liquidation account.

In addition, we have received a letter from RP Financial, LC. stating its belief that the benefit provided by the East Boston Savings Bank liquidation account supporting the payment of the liquidation account in the event New Meridian lacks sufficient net assets does not have any economic value at the time of the conversion. Based on the foregoing, Luse Gorman Pomerenk & Schick, P.C. believes it is more likely than not that such rights in the East Boston Savings Bank liquidation account have no value. If such rights are subsequently found to have an economic value, income may be recognized by each Eligible Account Holder in the amount of such fair market value as of the date of the conversion.

The opinion of Luse Gorman Pomerenk & Schick, P.C., unlike a letter ruling issued by the Internal Revenue Service, is not binding on the Internal Revenue Service and the conclusions expressed therein may be challenged at a future date. The Internal Revenue Service has issued favorable rulings for transactions substantially similar to the proposed reorganization and stock offering, but any such ruling may not be cited as precedent by any taxpayer other than the taxpayer to whom the ruling is addressed. We do not plan to apply for a letter ruling concerning the transactions described herein.

We have also received an opinion from Wolf & Company, P.C. that the Massachusetts state income tax consequences are consistent with the federal income tax consequences.

The federal and state tax opinions have been filed with the Securities and Exchange Commission as exhibits to New Meridian’s registration statement.

Certain Restrictions on Purchase or Transfer of Our Shares after Conversion

All shares of common stock purchased in the offering by a director, trustee, corporator or certain officers of East Boston Savings Bank, Old Meridian, New Meridian or Meridian Financial Services, Incorporated generally may not be sold for a period of one year following the closing of the conversion, except in the event of the death or substantial disability of the individual. Each certificate for restricted shares will bear a legend giving notice of this restriction on transfer, and instructions will be issued to the effect that any transfer within this time period of any certificate or record ownership of the shares other than as provided above is a violation of the restriction. Any shares of common stock issued at a later date as a stock dividend, stock split, or otherwise, with respect to the restricted stock will be similarly restricted. The directors and executive officers of New Meridian also will be restricted by the insider trading rules under the Securities Exchange Act of 1934.

Purchases of shares of our common stock by any of our directors, certain officers and their associates, during the three-year period following the closing of the conversion may be made only through a broker or dealer registered with the Securities and Exchange Commission, except with the prior written approval of the Federal Reserve Board and the Massachusetts Commissioner of Banks. This restriction does not apply, however, to negotiated transactions involving more than 1% of our outstanding common stock or to purchases of our common stock by our stock option plan or any of our tax-qualified employee stock benefit plans or non-tax-qualified employee stock benefit plans, including any restricted stock plans.

Federal regulations prohibit New Meridian from repurchasing its shares of common stock during the first year following conversion unless compelling business reasons exist for such repurchases, or to fund management recognition plans that have been ratified by stockholders (with regulatory approval) or tax-qualified employee stock benefit plans. In addition, the repurchase of shares of common stock is subject to Federal Reserve Board policy related to repurchases of shares by financial institution holding companies. Massachusetts regulations prohibit New Meridian from repurchasing its shares of our common stock during the first three years following the completion of the conversion except to fund tax-qualified or nontax-qualified employee stock benefit plans, or except in amounts not greater than 5% of our outstanding shares of common stock where compelling and valid business reasons are established to the satisfaction of the Massachusetts Commissioner of Banks.

COMPARISON OF STOCKHOLDERS’ RIGHTS FOR EXISTING STOCKHOLDERS OF MERIDIAN

INTERSTATE BANCORP, INC.

General. As a result of the conversion, existing stockholders of Old Meridian will become stockholders of New Meridian. There are differences in the rights of stockholders of Old Meridian and stockholders of New Meridian caused by differences between Massachusetts and Maryland law and regulations and differences in Old Meridian’s Massachusetts articles of organization and bylaws and New Meridian’s Maryland articles of incorporation and bylaws.

This discussion is not intended to be a complete statement of the differences affecting the rights of stockholders, but rather summarizes the material differences and similarities affecting the rights of stockholders. See “Where You Can Find Additional Information” for procedures for obtaining a copy of New Meridian’s articles of incorporation and bylaws.

Authorized Capital Stock. The authorized capital stock of Old Meridian consists of 50,000,000 shares of common stock, no par value per share.

The authorized capital stock of New Meridian consists of 100,000,000 shares of common stock, $0.01 par value per share, and 50,000,000 shares of preferred stock, par value $0.01 per share.

Under Maryland General Corporation Law and New Meridian’s articles of incorporation, a majority of the whole Board of Directors may increase or decrease the number of authorized shares without stockholder approval. Stockholder approval is required to increase or decrease the number of authorized shares of Old Meridian.

New Meridian’s articles of incorporation authorize the Board of Directors to establish one or more series of preferred stock and, for any series of preferred stock, to determine the terms and rights of the series, including voting rights, dividend rights, conversion and redemption rates and liquidation preferences. As a result of the ability to fix voting rights for a series of preferred stock, our Board of Directors has the power, to the extent consistent with its fiduciary duty, to issue a series of preferred stock to persons friendly to management in order to attempt to block a hostile tender offer, merger or other transaction by which a third party seeks control. We currently have no plans for the issuance of additional shares for such purposes. Old Meridian’s articles of organization do not authorize the Board of Directors to establish a series of preferred stock without the approval of shareholders.

Issuance of Capital Stock. Pursuant to applicable laws and regulations, Meridian Financial Services, Incorporated is required to own not less than a majority of the outstanding shares of Old Meridian common stock. Meridian Financial Services, Incorporated will no longer exist following completion of the conversion.

Voting Rights. Neither Old Meridian’s articles of organization or bylaws nor New Meridian’s articles of incorporation or bylaws provide for cumulative voting for the election of directors. For additional information regarding voting rights, see “—Limitations on Voting Rights of Greater-than-10% Stockholders” below.

Payment of Dividends. Old Meridian’s ability to pay dividends depends, to a large extent, upon East Boston Savings Bank’s ability to pay dividends to Old Meridian, which is restricted by Massachusetts statutes and by federal income tax considerations related to savings banks. In addition, Massachusetts law generally provides that Old Meridian would not be able to issue a dividend if, after giving effect to the dividend, Old Meridian (1) would not be able to pay its existing and reasonably foreseeable debts, liabilities and obligations, whether or not liquidated, matured, asserted or contingent, as they become due in the usual course of business; or (2) Old Meridian’s total assets would be less than the sum of its total liabilities plus the amount that would be needed, if Old Meridian was dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution.

New Meridian’s ability to pay dividends also depends, to a large extent, upon East Boston Savings Bank’s ability to pay dividends to New Meridian, which is restricted by Massachusetts statutes and by federal income tax considerations related to savings banks. In addition, Maryland law generally provides that New Meridian is limited to paying dividends in an amount equal to its capital surplus over payments that would be owed upon dissolution to stockholders whose preferential rights upon dissolution are superior to those receiving the dividend, and to an amount that would not make it insolvent.

Board of Directors. Old Meridian’s articles of organization and New Meridian’s articles of incorporation require the Board of Directors to be divided into three classes and that the members of each class shall be elected for a term of three years and until their successors are elected and qualified, with one class being elected annually.

Under Old Meridian’s articles of organization, any vacancies on the Board of Directors may be filled by the affirmative vote of a majority of the remaining directors although less than a quorum of the Board of Directors. Persons elected by the Board of Directors of Old Meridian to fill vacancies may only serve for the remainder of the full term of the class of directors in which the vacancy occurred or the new directorship was created and until such director’s successor has been duly elected and qualified. Under New Meridian’s bylaws, any vacancy occurring on the Board of Directors, including any vacancy created by reason of an increase in the number of directors, may be filled only by the affirmative vote of two-thirds of the remaining directors, and any director so chosen shall hold office for the remainder of the term to which the director has been elected and until his or her successor is elected and qualified.

Limitations on Liability. Old Meridian’s articles of organization provide that directors will not be personally liable for monetary damages for breach of fiduciary duty as a director notwithstanding any provision of law imposing such liability.

New Meridian’s articles of incorporation provide that directors and officers will not be personally liable for monetary damages to New Meridian for certain actions as directors or officers, except for (i) receipt of an improper personal benefit, (ii) actions or omissions that are determined to have materially involved active and deliberate dishonesty, or (iii) to the extent otherwise provided by Maryland law. These provisions might, in certain instances, discourage or deter stockholders or management from bringing a lawsuit against directors or officers for a breach of their duties even though such an action, if successful, might benefit New Meridian.

Indemnification of Directors, Officers, Employees and Agents. Old Meridian’s bylaws provide that directors and senior officers shall be, and other officers may be in the discretion of the Board of Directors, indemnified by Old Meridian to the fullest extent permitted by applicable law, against any and all liabilities that are incurred or suffered by him or her or on his or her behalf in connection with any threatened, pending or completed proceeding (without regard to whether the basis of such proceeding is alleged action in an official capacity as a director or senior officer or other officer of Old Meridian or in any other capacity for or on behalf of Old Meridian while serving as a director or senior officer or other officer) or any claim, issue or matter therein, which proceeding such director or senior officer is, or is threatened to be made, a party to or participant in by reason of such director’s or senior officer’s corporate status. Notwithstanding the foregoing (1) Old Meridian shall indemnify any director or senior officer seeking indemnification in connection with a proceeding initiated by such director or senior officer only if such proceeding was authorized by the Board of Directors of Old Meridian, unless such proceeding was brought to enforce such director’s or senior officer’s rights to indemnification or advancement of expenses under Old Meridian’s bylaws in accordance with the provisions set forth therein and (2) Old Meridian may indemnify any other officer seeking indemnification in connection with a proceeding initiated by such other officer only (i) if such proceeding was authorized by the Board of Directors of Old Meridian or (ii) if such proceeding was brought to enforce such other officer’s rights to indemnification or advancement of expenses under Old Meridian’s bylaws.

The articles of incorporation of New Meridian provide that it shall indemnify (i) its current and former directors and officers to the fullest extent required or permitted by Maryland law, including the advancement of expenses, and (ii) other employees or agents to such extent as shall be authorized by the Board of Directors and Maryland law, all subject to any applicable federal law. Maryland law allows New Meridian to indemnify any person for expenses, liabilities, settlements, judgments and fines in suits in which such person has been made a party by reason of the fact that he or she is or was a director, officer or employee of New Meridian. No such indemnification may be given if the acts or omissions of the person are adjudged to be in bad faith and material to the matter giving rise to the proceeding, if such person is liable to the corporation for an unlawful distribution, or if such person personally received a benefit to which he or she was not entitled. The right to indemnification includes the right to be paid the expenses incurred in advance of final disposition of a proceeding.

Special Meetings of Stockholders. Old Meridian’s articles of organization and bylaws provide that special meetings of stockholders may be called by a majority of the members of the Board of Directors, the Chief Executive Officer or the Chairman of the Board. Additionally, special meetings shall be called by the Secretary of Old Meridian upon written application of one or more stockholders who hold at least (i) 80% in interest of the capital stock entitled to vote at such meeting or (ii) such lesser percentage, if any, (but not less than 40%) as shall be determined to be the maximum percentage which Old Meridian is permitted by applicable law to establish for the call of such a meeting or the holders of not less than 10% of the outstanding capital stock entitled to vote at the meeting.

New Meridian’s bylaws provide that special meetings of stockholders may be called by the president, the chairman or by a majority vote of the total authorized directors, and shall be called upon the written request of stockholders entitled to cast at least a majority of all votes entitled to vote at the meeting.

Stockholder Nominations and Proposals. Old Meridian’s bylaws provide that any stockholder desiring to make a nomination for the election of directors or a proposal for new business at a meeting of stockholders must submit written notice to Old Meridian not less than 120 calendar days nor more than 150 days in advance of the first anniversary of the date of Old Meridian’s proxy statement for the previous year’s Annual Meeting, provided, however, that if no Annual Meeting was held in the previous year or the date of the Annual Meeting has been changed by more than 30 calendar days from the date of the previous year’s Annual Meeting, then to be timely, notice by the shareholder must be received at the principal executive offices of Old Meridian not later than the close of business on the tenth calendar day following the day on which notice of the date of the scheduled Annual Meeting is publicly disclosed.

New Meridian’s bylaws provide that any stockholder desiring to make a nomination for the election of directors or a proposal for new business at a meeting of stockholders must submit written notice to New Meridian not less than 110 days nor more than 120 days prior to the anniversary of the prior year’s annual meeting of stockholders; provided, however, that if the date of the annual meeting is advanced more than 30 days prior to the anniversary of the preceding year’s annual meeting, a stockholder’s written notice shall be timely only if delivered or mailed to and received by the Secretary of New Meridian at the principal executive office of the corporation no earlier than the day on which public disclosure of the date of such annual meeting is first made and no later than the tenth day following the day on which public disclosure of the date of such annual meeting is first made.

Management believes that it is in the best interest of New Meridian and its stockholders to provide sufficient time to enable management to disclose to stockholders information about a dissident slate of nominations for directors. This advance notice requirement may also give management time to solicit its own proxies in an attempt to defeat any dissident slate of nominations, should management determine that doing so is in the best interests of stockholders generally. Similarly, adequate advance notice of stockholder proposals will give management time to study such proposals and to determine whether to recommend to the stockholders that such proposals be adopted. In certain instances, such provisions could make it more difficult to oppose management’s nominees or proposals, even if stockholders believe such nominees or proposals are in their best interests.

Stockholder Action Without a Meeting. Old Meridian’s bylaws provide that any action to be taken at any Annual Meeting or special meeting of shareholders may be taken without a meeting if all shareholders entitled to vote on the matter consent to the action in writing and the written consents are filed with the records of the meetings of shareholders within 60 days of the earliest dated consent delivered to Old Meridian.

New Meridian’s bylaws do not provide for action to be taken by stockholders without a meeting. However, under Maryland law, action may be taken by stockholders without a meeting if all stockholders entitled to vote on the action consent to taking such action without a meeting.

Stockholder’s Right to Examine Books and Records. Provided that the stockholder gives the company written notice of his demand at least five business days before, Massachusetts law provides that a stockholder is entitled to inspect and copy, during regular business hours, a company’s (a) articles of organization, (b) bylaws, (c) resolutions adopted by its Board of Directors creating one or more classes or series of shares and fixing their relative rights, preferences, and limitations, if shares issued pursuant to those resolutions are outstanding, (d) the minutes of all shareholders’ meetings, and records of all action taken by shareholders without a meeting, for the past three years, (e) all written communications to shareholders generally within the past three years, including the financial statements furnished for the past three years, (f) a list of the names and business addresses of its current directors and officers and (g) its most recent annual report delivered to the secretary of state.

Provided that the stockholder gives the company written notice of his demand at least five business days before and provided his demand is made in good faith and for a proper purpose, he describes with reasonable particularity his purpose and the records he desires to inspect, the records are directly connected with his purpose, and the corporation shall not have determined in good faith that disclosure of the records sought would adversely affect the corporation in the conduct of its business or, in the case of a public corporation, constitute material non-public information, Massachusetts law also provides that a stockholder is entitled to inspect and copy, during regular business hours, a company’s (a) excerpts from minutes reflecting action taken at any meeting of the Board of Directors, records of any action of a committee of the Board of Directors while acting in place of the Board of Directors on behalf of the corporation, minutes of any meeting of the shareholders, and records of action taken by the shareholders or Board of Directors without a meeting; (b) accounting records of the corporation and (c) a record of its shareholders showing the number and class of shares held by each.

Maryland law provides that a stockholder may inspect a company’s bylaws, stockholder minutes, annual statement of affairs and any voting trust agreements. However, only a stockholder or group of stockholders who together, for at least six months, hold at least 5% of the company’s total shares, have the right to inspect a company’s stock ledger, list of stockholders and books of accounts.

Limitations on Voting Rights of Greater-than-10% Stockholders. Old Meridian’s articles of organization and New Meridian’s articles of incorporation provide that no beneficial owner, directly or indirectly, of more than 10% of the outstanding shares of common stock will be permitted to vote any shares in excess of such 10% limit.

In addition, federal regulations provide that for a period of three years following the date of the completion of the offering, no person, acting singly or together with associates in a group of persons acting in concert, may directly or indirectly offer to acquire or acquire the beneficial ownership of more than 10% of a class of New Meridian’s equity securities without the prior written approval of the Federal Reserve Board. Where any person acquires beneficial ownership of more than 10% of a class of New Meridian’s equity securities without the prior written approval of the Federal Reserve Board, the securities beneficially owned by such person in excess of 10% may not be voted by any person or counted as voting shares in connection with any matter submitted to the stockholders for a vote, and will not be counted as outstanding for purposes of determining the affirmative vote necessary to approve any matter submitted to the stockholders for a vote.

Business Combinations with Interested Stockholders. Old Meridian’s articles of organization provide that certain “Business Combinations” require the affirmative vote of the holders of at least 80% of the voting power of the outstanding shares of Old Meridian. A Business Combination means: (1) any merger or consolidation of Old Meridian or any of its subsidiaries with or into any Interested Shareholder (as defined in the articles of organization) or its affiliate; (2) any sale, lease, exchange, mortgage, pledge, transfer, or other disposition to or with any Interested Shareholder or its affiliate having an aggregate fair market value equal to or greater than 10% of the combined assets of Old Meridian and its subsidiaries; (3) the issuance or transfer by Old Meridian or any subsidiary of any securities of Old Meridian or any subsidiary to any Interested Shareholder or its affiliate in exchange for cash, securities or other property having an aggregate fair market value equal to or greater than 10% of the combined assets of Old Meridian and its subsidiaries; (4) the adoption of any plan or proposal for the liquidation or dissolution of Old Meridian proposed by or on behalf of any Interested Shareholder or its affiliate; and (5) any reclassification of securities (including any reverse share split) or recapitalization of Old Meridian or any merger or consolidation of Old Meridian with any of its subsidiaries or any other transaction (whether or not with or into or otherwise involving any Interested Shareholder) which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class or series of equity or convertible securities of Old Meridian or any subsidiary which is directly or indirectly owned by any Interested Shareholder or its affiliate. However, if certain conditions are met, including the Business Combination being approved by two-thirds of the independent directors then in office and/or certain price and procedure conditions, then only the affirmative vote, if any, as may be required by law would be required to approve the Business Combination.

Under Maryland law, “business combinations” between New Meridian and an interested stockholder or an affiliate of an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. These business combinations include a merger, consolidation, statutory share exchange or, in circumstances specified in the statute, certain transfers of assets, certain stock issuances and transfers, liquidation plans and reclassifications involving interested stockholders and their affiliates or issuance or reclassification of equity securities. Maryland law defines an interested stockholder as: (i) any person who beneficially owns 10% or more of the voting power of New Meridian’s voting stock after the date on which New Meridian had 100 or more beneficial owners of its stock; or (ii) an affiliate or associate of New Meridian at any time after the date on which New Meridian had 100 or more beneficial owners of its stock who, within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then-outstanding voting stock of New Meridian. A person is not an interested stockholder under the statute if the Board of Directors approved in advance the transaction by which the person otherwise would have become an interested stockholder. However, in approving a transaction, the Board of Directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board.

After the five-year prohibition, any business combination between New Meridian and an interested stockholder generally must be recommended by the Board of Directors of New Meridian and approved by the affirmative vote of at least: (i) 80% of the votes entitled to be cast by holders of outstanding shares of voting stock of New Meridian, and (ii) two-thirds of the votes entitled to be cast by holders of voting stock of New Meridian other than shares held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested stockholder. These super-majority vote requirements do not apply if New Meridian’s common stockholders receive a minimum price, as defined under

Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares.

Mergers, Consolidations and Sales of Assets. Under Old Meridian’s articles of organization, any merger, share exchange or consolidation of Old Meridian requires the affirmative vote of at least two-thirds of the total number of votes eligible to be cast by shareholders on such merger, share exchange or consolidation. However, only an affirmative vote of at least a majority of the totals number of votes eligible to be cast by shareholders on such merger, share exchange or consolidation will be required if the Board of Directors recommends, by the affirmative vote of two-thirds of the Directors then in office, that the shareholders approve such transaction by the affirmative vote of a majority of the total votes eligible to be cast by shareholders on such transaction.

However, no approval by stockholders is required for a merger if:

•	the corporation will survive the merger or is the acquiring corporation in a share exchange;

•	its articles of organization will not be changed;

•	each shareholder of the corporation whose shares were outstanding immediately before the effective date of the merger or share exchange will hold the same number of shares, with identical preferences, limitations, and relative rights, immediately after the effective date of change; and

•	the shares of any class or series of stock of such corporation to be issued or delivered pursuant to the plan of merger does not exceed 20% of the shares of such corporation of the same class or series outstanding immediately before the effective date of the merger.

In addition, under certain circumstances the approval of the stockholders is not be required to authorize a merger with or into a 90% owned subsidiary of Old Meridian.

As a result of an election made in New Meridian’s articles of incorporation, a merger or consolidation of New Meridian requires approval of a majority of all votes entitled to be cast by stockholders. However, no approval by stockholders is required for a merger if:

•	the plan of merger does not make an amendment to the articles of incorporation that would be required to be approved by the stockholders;

•	each stockholder of the surviving corporation whose shares were outstanding immediately before the effective date of the merger will hold the same number of shares, with identical designations, preferences, limitations, and rights, immediately after; and

•	the number of shares of any class or series of stock outstanding immediately after the effective time of the merger will not increase by more than 20% the total number of voting shares outstanding immediately before the merger.

In addition, under certain circumstances the approval of the stockholders shall not be required to authorize a merger with or into a 90% owned subsidiary of New Meridian.

Under Maryland law, a sale of all or substantially all of New Meridian’s assets other than in the ordinary course of business, or a voluntary dissolution of New Meridian, requires the approval of its Board of Directors and the affirmative vote of two-thirds of the votes of stockholders entitled to be cast on the matter.

Evaluation of Offers. Old Meridian’s articles of organization states that the Board of Directors of Old Meridian, in considering what they reasonably believe to be in the best interests of Old Meridian, may consider the interests of Old Meridian’s employees, suppliers, creditors and customers, the economy of the state, the region and the nation, community and societal considerations, and the long-term and short-term interests of Old Meridian and its shareholders, including the possibility that these interests may be best served by the continued independence of Old Meridian.

The articles of incorporation of New Meridian provide that its Board of Directors, when evaluating a transaction that would or may involve a change in control of New Meridian (whether by purchases of its securities, merger, consolidation, share exchange, dissolution, liquidation, sale of all or substantially all of its assets, proxy solicitation or otherwise), may, in connection with the exercise of its business judgment in determining what is in the best interests of New Meridian and its stockholders and in making any recommendation to the stockholders, give due consideration to all relevant factors, including, but not limited to:

•	the economic effect, both immediate and long-term, upon New Meridian’s stockholders, including stockholders, if any, who do not participate in the transaction;

•	the social and economic effect on the present and future employees, creditors and customers of, and others dealing with, New Meridian and its subsidiaries and on the communities in which New Meridian and its subsidiaries operate or are located;

•	whether the proposal is acceptable based on the historical, current or projected future operating results or financial condition of New Meridian;

•	whether a more favorable price could be obtained for New Meridian’s stock or other securities in the future;

•	the reputation and business practices of the other entity to be involved in the transaction and its management and affiliates as they would affect the employees of New Meridian and its subsidiaries;

•	the future value of the stock or any other securities of New Meridian or the other entity to be involved in the proposed transaction;

•	any antitrust or other legal and regulatory issues that are raised by the proposal;

•	the business and historical, current or expected future financial condition or operating results of the other entity to be involved in the transaction, including, but not limited to, debt service and other existing financial obligations, financial obligations to be incurred in connection with the proposed transaction, and other likely financial obligations of the other entity to be involved in the proposed transaction; and

•	the ability of New Meridian to fulfill its objectives as a financial institution holding company and on the ability of its subsidiary financial institution(s) to fulfill the objectives of a federally insured financial institution under applicable statutes and regulations.

If the Board of Directors determines that any proposed transaction should be rejected, it may take any lawful action to defeat such transaction.

Dissenters’ Rights of Appraisal. Under Massachusetts law, stockholders of Old Meridian will not have dissenters’ appraisal rights in connection with a plan of merger or consolidation to which Old Meridian is a party if all shareholders receive marketable securities of the surviving corporation and/or cash and no director, officer or controlling shareholder has a direct or indirect material financial interest in the merger other than in his capacity as (i) a shareholder of the corporation, (ii) a director, officer, employee or consultant of either the merging or the surviving corporation or of any affiliate of the surviving corporation if his financial interest is pursuant to bona fide arrangements with either corporation or any such affiliate, or (iii) in any other capacity so long as the shareholder owns not more than five percent of the voting shares of all classes and series of the corporation in the aggregate.

Under Maryland law, stockholders of New Meridian will not have dissenters’ appraisal rights in connection with a plan of merger or consolidation to which New Meridian is a party as long as the common stock of New Meridian trades on a national securities exchange.

Amendment of Governing Instruments. Old Meridian’s articles of organization may be amended by the Board of Directors without shareholder action to the fullest extent permitted by the Massachusetts Business Corporation Act. Old Meridian’s articles of organization may also be amended by the affirmative vote of at least 80% of the total votes eligible to be cast by shareholders on such amendment; provided, however, that if the Board of Directors recommends, by the affirmative vote of at least two-thirds of the Independent Directors then in office at a duly constituted meeting of the Board of Directors, that shareholders approve such amendment at such meeting of shareholders, such amendment shall only require the affirmative vote of a majority of the total votes eligible to be cast by shareholders on such amendment. However, to the extent that any provision of Old Meridian’s articles of organization provides for shareholder approval by a vote of more than a majority of the total votes eligible to be cast, such provision may only be amended, altered, changed or repealed after approval by the same percentage vote as is provided for in such provision. Old Meridian’s bylaws may be amended by the affirmative vote of a majority of Old Meridian’s directors or by the stockholders by the affirmative vote of at least 80% of the total votes eligible to be voted at a duly constituted meeting of stockholders; provided, however, that if the Board of Directors recommends, by the affirmative vote of two-thirds of the Independent Directors, as defined, then in office at a duly constituted meeting of the Board of Directors, that shareholders approve such amendment at such meeting of shareholders, such amendment shall only require the affirmative vote of a majority of the total votes eligible to be cast by shareholders on such amendment.

New Meridian’s articles of incorporation may be amended, upon the submission of an amendment by the Board of Directors to a vote of the stockholders, by the affirmative vote of at least two-thirds of the outstanding shares of common stock, or by the affirmative vote of a majority of the outstanding shares of common stock if at least two-thirds of the members of the whole Board of Directors approves such amendment; provided, however, that approval by at least 80% of the outstanding voting stock is generally required to amend the following provisions:

(i)	The limitation on voting rights of persons who directly or indirectly beneficially own more than 10% of the outstanding shares of common stock;

(ii)	The division of the Board of Directors into three staggered classes;

(iii)	The ability of the Board of Directors to fill vacancies on the board;

(iv)	The requirement that directors may only be removed for cause and by the affirmative vote of at least two-thirds of the votes eligible to be cast by stockholders;

(v)	The ability of the Board of Directors to amend and repeal the bylaws;

(vi)	The ability of the Board of Directors to evaluate a variety of factors in evaluating offers to purchase or otherwise acquire New Meridian;

(vii)	The authority of the Board of Directors to provide for the issuance of preferred stock;

(viii)	The validity and effectiveness of any action lawfully authorized by the affirmative vote of the holders of a majority of the total number of outstanding shares of common stock;

(ix)	The number of stockholders constituting a quorum or required for stockholder consent;

(x)	The indemnification of current and former directors and officers, as well as employees and other agents, by New Meridian;

(xi)	The limitation of liability of officers and directors to New Meridian for money damages;

(xii)	The inability of stockholders to cumulate their votes in the election of directors;

(xiii)	The advance notice requirements for stockholder proposals and nominations; and

(xiv)	The provision of the articles of incorporation requiring approval of at least 80% of the outstanding voting stock to amend the provisions of the articles of incorporation provided in (i) through (xiii) of this list.

New Meridian’s articles of incorporation also provide that the bylaws may be amended by the affirmative vote of a majority of our directors or by the stockholders by the affirmative vote of at least 80% of the total votes eligible to be voted at a duly constituted meeting of stockholders. Any amendment of this super-majority requirement for amendment of the bylaws would also require the approval of 80% of the outstanding voting stock.

RESTRICTIONS ON ACQUISITION OF NEW MERIDIAN

Although the Board of Directors of New Meridian is not aware of any effort that might be made to obtain control of New Meridian after the conversion, the Board of Directors believes that it is appropriate to include certain provisions as part of New Meridian’s articles of incorporation to protect the interests of New Meridian and its stockholders from takeovers which the Board of Directors might conclude are not in the best interests of East Boston Savings Bank, New Meridian or New Meridian’s stockholders.

The following discussion is a general summary of the material provisions of Maryland law, New Meridian’s articles of incorporation and bylaws and certain other regulatory provisions that may be deemed to have an “anti-takeover” effect. The following description is necessarily general and is not intended to be a complete description of the document or regulatory provision in question. New Meridian’s articles of incorporation and bylaws are included as part of Meridian Financial Services, Incorporated’s application for conversion filed with the Federal Reserve Board and New Meridian’s registration statement filed with the Securities and Exchange Commission. See “Where You Can Find Additional Information.”

Maryland Law and Articles of Incorporation and Bylaws of New Meridian

Maryland law, as well as New Meridian’s articles of incorporation and bylaws, contain a number of provisions relating to corporate governance and rights of stockholders that may discourage future takeover attempts. As a result, stockholders who might desire to participate in such transactions may not have an opportunity to do so. In addition, these provisions will also render the removal of the Board of Directors or management of New Meridian more difficult.

Directors. The Board of Directors will be divided into three classes. The members of each class will be elected for a term of three years and only one class of directors will be elected annually. Thus, it would take at least two annual elections to replace a majority of the Board of Directors. The bylaws establish qualifications for board members, including restrictions on affiliations with competitors of East Boston Savings Bank and restrictions based upon prior legal or regulatory violations. Further, the bylaws impose notice and information requirements in connection with the nomination by stockholders of candidates for election to the Board of Directors or the proposal by stockholders of business to be acted upon at an annual meeting of stockholders. Such notice and information requirements are applicable to all stockholder business proposals and nominations, and are in addition to any requirements under the federal securities laws.

Restrictions on Call of Special Meetings. The articles of incorporation and bylaws provide that special meetings of stockholders can be called by the president, the chairman, by a majority of the whole Board of Directors or upon the written request of stockholders entitled to cast at least a majority of all votes entitled to vote at the meeting.

Prohibition of Cumulative Voting. The articles of incorporation prohibit cumulative voting for the election of directors.

Limitation of Voting Rights. The articles of incorporation provide that in no event will any person who beneficially owns more than 10% of the then-outstanding shares of common stock, be entitled or permitted to vote any of the shares of common stock held in excess of the 10% limit. This provision has been included in the articles of incorporation in reliance on Section 2-507(a) of the Maryland General Corporation Law, which entitles stockholders to one vote for each share of stock unless the articles of incorporation provide for a greater or lesser number of votes per share or limit or deny voting rights.

Restrictions on Removing Directors from Office. The articles of incorporation provide that directors may be removed only for cause, and only by the affirmative vote of the holders of at least two-thirds of the voting power of all of New Meridian’s then-outstanding common stock entitled to vote (after giving effect to the limitation on voting rights discussed above in “—Limitation of Voting Rights.”).

Authorized but Unissued Shares. After the conversion, New Meridian will have authorized but unissued shares of common and preferred stock. See “Description of Capital Stock of New Meridian Following the Conversion.” The articles of incorporation authorize 50,000,000 shares of serial preferred stock. New Meridian is authorized to issue preferred stock from time to time in one or more series subject to applicable provisions of law, and the Board of Directors is authorized to fix the designations, and relative preferences, limitations, voting rights, if any, including without limitation, offering rights of such shares (which could be multiple or as a separate class). In the event of a proposed merger, tender offer or other attempt to gain control of New Meridian that the Board of Directors does not approve, it may be possible for the Board of Directors to authorize the issuance of a series of preferred stock with rights and preferences that would impede the completion of the transaction. An effect of the possible issuance of preferred stock therefore may be to deter a future attempt to gain control of New Meridian. The Board of Directors has no present plan or understanding to issue any preferred stock.

Amendments to Articles of Incorporation and Bylaws. Amendments to the articles of incorporation must be approved by the Board of Directors and by the affirmative vote of at least two-thirds of the outstanding shares of common stock, or by the affirmative vote of a majority of the outstanding shares of common stock if at least two-thirds of the members of the whole Board of Directors approves such amendment; provided, however, that approval by at least 80% of the outstanding voting stock is generally required to amend certain provisions. A list of these provisions is provided under “Comparison of Stockholders’ Rights For Existing Stockholders of Meridian Interstate Bancorp, Inc.—Amendment of Governing Instruments” above.

The articles of incorporation also provide that the bylaws may be amended by the affirmative vote of a majority of New Meridian’s directors or by the stockholders by the affirmative vote of at least 80% of the total votes eligible to be cast at a duly constituted meeting of stockholders. Any amendment of this super-majority requirement for amendment of the bylaws would also require the approval of 80% of the total votes eligible to be cast.

The provisions requiring the affirmative vote of 80% of the total eligible votes eligible to be cast for certain stockholder actions have been included in the articles of incorporation of New Meridian in reliance on Section 2-104(b)(4) of the Maryland General Corporation Law. Section 2-104(b)(4) permits the articles of incorporation to require a greater proportion of votes than the proportion that would otherwise be required for stockholder action under the Maryland General Corporation Law.

Business Combinations with Interested Stockholders. Maryland law restricts mergers, consolidations, sales of assets and other business combinations between New Meridian and an “interested stockholder.” See “Comparison of Stockholder Rights for Existing Stockholders of Meridian Interstate Bancorp, Inc.—Mergers, Consolidations and Sales of Assets” above.

Evaluation of Offers. The articles of incorporation of New Meridian provide that its Board of Directors, when evaluating a transaction that would or may involve a change in control of New Meridian (whether by purchases of its securities, merger, consolidation, share exchange, dissolution, liquidation, sale of all or substantially all of its assets, proxy solicitation or otherwise), may, in connection with the exercise of its business judgment in determining what is in the best interests of New Meridian and its stockholders and in making any recommendation to the stockholders, give due consideration to all relevant factors, including, but not limited to, certain enumerated factors. For a list of these enumerated factors, see “Comparison of Stockholder Rights for Existing Stockholders of Meridian Interstate Bancorp, Inc.—Evaluation of Offers” above.

Purpose and Anti-Takeover Effects of New Meridian’s Articles of Incorporation and Bylaws. Our Board of Directors believes that the provisions described above are prudent and will reduce our vulnerability to takeover attempts and certain other transactions that have not been negotiated with and approved by our Board of Directors. These provisions also will assist us in the orderly deployment of the offering proceeds into productive assets during the initial period after the conversion. We believe these provisions are in the best interests of New Meridian and its stockholders. Our Board of Directors believes that it will be in the best position to determine the true value of New Meridian and to negotiate more effectively for what may be in the best interests of all our stockholders. Accordingly, our Board of Directors believes that it is in the best interests of New Meridian and all of our stockholders to encourage potential acquirers to negotiate directly with the Board of Directors and that these provisions will encourage such negotiations and discourage hostile takeover attempts. It is also the view of our Board of Directors that these provisions should not discourage persons from proposing a merger or other transaction at a price reflective of the true value of New Meridian and that is in the best interests of all our stockholders.

Takeover attempts that have not been negotiated with and approved by our Board of Directors present the risk of a takeover on terms that may be less favorable than might otherwise be available. A transaction that is negotiated and approved by our Board of Directors, on the other hand, can be carefully planned and undertaken at an opportune time in order to obtain maximum value for our stockholders, with due consideration given to matters such as the management and business of the acquiring corporation.

Although a tender offer or other takeover attempt may be made at a price substantially above the current market price, such offers are sometimes made for less than all of the outstanding shares of a target company. As a result, stockholders may be presented with the alternative of partially liquidating their investment at a time that may be disadvantageous, or retaining their investment in an enterprise that is under different management and whose objectives may not be similar to those of the remaining stockholders.

Despite our belief as to the benefits to stockholders of these provisions of New Meridian’s articles of incorporation and bylaws, these provisions also may have the effect of discouraging a future takeover attempt that would not be approved by our Board of Directors, but pursuant to which stockholders may receive a substantial premium for their shares over then current market prices. As a result, stockholders who might desire to participate in such a transaction may not have any opportunity to do so. Such provisions will also make it more difficult to remove our Board of Directors and management. Our Board of Directors, however, has concluded that the potential benefits outweigh the possible disadvantages.

Federal Conversion Regulations

Federal Reserve Board regulations prohibit any person from making an offer, announcing an intent to make an offer or participating in any other arrangement to purchase stock or acquire stock or subscription rights in a converting institution or its holding company from another person prior to completion of its conversion. Further, without the prior written approval of the Federal Reserve Board, no person may make an offer or announcement of an offer to purchase shares or actually acquire shares of a converted institution or its holding company for a period of three years from the date of the completion of the conversion if, upon the completion of such offer, announcement or acquisition, the person would become the beneficial owner of more than 10% of the outstanding stock of the institution or its holding company. The Federal Reserve Board has defined “person” to include any individual, group acting in concert, corporation, partnership, association, joint stock company, trust, unincorporated organization or similar company, a syndicate or any other group formed for the purpose of acquiring, holding or disposing of securities of an insured institution. However, offers made exclusively to a bank or its holding company, or to an underwriter or member of a selling group acting on the converting institution’s or its holding company’s behalf for resale to the general public, are excepted. The regulation also provides civil penalties for willful violation or assistance in any such violation of the regulation by any person connected with the management of the converting institution or its holding company or who controls more than 10% of the outstanding shares or voting rights of a converted institution or its holding company.

Massachusetts Conversion Regulations

Massachusetts regulations provide that, without prior written notice to us and the prior written approval of the Massachusetts Commissioner of Banks, no person may directly or indirectly offer to acquire the beneficial ownership of more than 10% of a converted holding company for a period of three years from the date of the completion of the conversion. Where a person, directly or indirectly, acquires beneficial ownership of more than 10% of a converted holding company, without prior written notice to the converted holding company and the prior written approval of the Massachusetts Commissioner of Banks, the securities beneficially owned by such person in excess of 10% shall not be counted as shares entitled to vote, shall not be voted by any person or counted as voting shares in connection with any matter submitted to the stockholders for a vote, and shall not be counted as outstanding for purposes of determining the affirmative vote necessary to approve any matter submitted to stockholders for a vote, and the Massachusetts Commissioner of Banks may take any further action he may deem appropriate. The regulation provides for civil penalties for a violation of this regulation.

Change in Control Law and Regulations

Under the Change in Bank Control Act, no person, or group of persons acting in concert, may acquire control of a bank holding company such as New Meridian unless the Federal Reserve Board has been given 60 days’ prior written notice and not disapproved the proposed acquisition. The Federal Reserve Board considers several factors in evaluating a notice, including the financial and managerial resources of the acquirer and competitive effects. Control, as defined under the applicable regulations, means the power, directly or indirectly, to direct the management or policies of the company or to vote 25% or more of any class of voting securities of the company. Acquisition of more than 10% of any class of a bank holding company’s voting securities constitutes a rebuttable presumption of control under certain circumstances, including where, as will be the case with New Meridian, the issuer has registered securities under Section 12 of the Securities Exchange Act of 1934.

In addition, federal regulations provide that no company may acquire control (as defined in the Bank Holding Company Act) of a bank holding company without the prior approval of the Federal Reserve Board. Any company that acquires such control becomes a “bank company” subject to registration, examination and regulation by the Federal Reserve Board.

Massachusetts Banking Law

Under Massachusetts banking laws, a company owning or controlling two or more banking institutions, including a savings bank, is regulated as a bank holding company. Each Massachusetts bank holding company: (i) must obtain the approval of the Massachusetts Board of Bank Incorporation before engaging in certain transactions, such as the acquisition of more than 5% of the voting stock of another banking institution; (ii) must register, and file reports, with the Massachusetts Division of Banks; and (iii) is subject to examination by the Massachusetts Division of Banks. New Meridian would become a Massachusetts bank holding company if it acquires a second banking institution and holds and operates it separately from East Boston Savings Bank. In addition, for a period of three years following completion of a conversion to stock form, no person may directly or indirectly offer to acquire or acquire beneficial ownership of more than 10% of any class of equity security of a converting mutual savings bank or mutual holding company without prior written approval of the Massachusetts Commissioner of Banks.

DESCRIPTION OF CAPITAL STOCK OF NEW MERIDIAN FOLLOWING THE CONVERSION

General

New Meridian is authorized to issue 100,000,000 shares of common stock, par value of $0.01 per share, and 50,000,000 shares of preferred stock, par value $0.01 per share. New Meridian currently expects to issue in the offering and exchange up to 61,142,118 shares of common stock, at the adjusted maximum of the offering range.

New Meridian will not issue shares of preferred stock in the conversion. Each share of common stock will have the same relative rights as, and will be identical in all respects to, each other share of common stock. Upon payment of the subscription price for the common stock, in accordance with the plan of conversion, all of the shares of common stock will be duly authorized, fully paid and nonassessable.

The shares of common stock will represent nonwithdrawable capital, will not be an account of an insurable type, and will not be insured by the Federal Deposit Insurance Corporation or any other government agency.

Common Stock

Dividends. New Meridian may pay dividends to an amount equal to the excess of our capital surplus over payments that would be owed upon dissolution to stockholders whose preferential rights upon dissolution are superior to those receiving the dividend, and up to an amount that would not make us insolvent, as and when declared by our Board of Directors. The payment of dividends by New Meridian is also subject to limitations that are imposed by law and applicable regulation, including restrictions on payments of dividends that would reduce New Meridian’s assets below the then-adjusted balance of its liquidation account. The holders of common stock of New Meridian will be entitled to receive and share equally in dividends as may be declared by our Board of Directors out of funds legally available therefor. If New Meridian issues shares of preferred stock, the holders thereof may have a priority over the holders of the common stock with respect to dividends.

Voting Rights. Upon completion of the offering and exchange, the holders of common stock of New Meridian will have exclusive voting rights in New Meridian. They will elect New Meridian’s Board of Directors and act on other matters as are required to be presented to them under Maryland law or as are otherwise presented to them by the Board of Directors. Generally, each holder of common stock will be entitled to one vote per share and will not have any right to cumulate votes in the election of directors. Any person who beneficially owns more than 10% of the then-outstanding shares of New Meridian’s common stock, however, will not be entitled or permitted to vote any shares of common stock held in excess of the 10% limit. If New Meridian issues shares of preferred stock, holders of the preferred stock may also possess voting rights. Certain matters require the approval of 80% of our outstanding common stock.

As a Massachusetts-chartered stock savings bank, corporate powers and control of East Boston Savings Bank are vested in its Board of Directors, who elect the officers of East Boston Savings Bank and who fill any vacancies on the Board of Directors. Voting rights of East Boston Savings Bank are vested exclusively in the owners of the shares of capital stock of East Boston Savings Bank, which will be New Meridian, and voted at the direction of New Meridian’s Board of Directors. Consequently, the holders of the common stock of New Meridian will not have direct control of East Boston Savings Bank.

Liquidation. In the event of any liquidation, dissolution or winding up of East Boston Savings Bank, New Meridian, as the holder of 100% of East Boston Savings Bank’s capital stock, would be entitled to receive all assets of East Boston Savings Bank available for distribution, after payment or provision for payment of all debts and liabilities of East Boston Savings Bank, including all deposit accounts and accrued interest thereon, and after distribution of the balance in the liquidation account to Eligible Account Holders. In the event of liquidation, dissolution or winding up of New Meridian, the holders of its common stock would be entitled to receive, after payment or provision for payment of all its debts and liabilities (including payments with respect to its liquidation account), all of the assets of New Meridian available for distribution. If preferred stock is issued, the holders thereof may have a priority over the holders of the common stock in the event of liquidation or dissolution.

Preemptive Rights. Holders of the common stock of New Meridian will not be entitled to preemptive rights with respect to any shares that may be issued. The common stock is not subject to redemption.

Preferred Stock

None of the shares of New Meridian’s authorized preferred stock will be issued as part of the offering or the conversion. Preferred stock may be issued with preferences and designations as our Board of Directors may from time to time determine. Our Board of Directors may, without stockholder approval, issue shares of preferred stock with voting, dividend, liquidation and conversion rights that could dilute the voting strength of the holders of the common stock and may assist management in impeding an unfriendly takeover or attempted change in control.

TRANSFER AGENT

The transfer agent and registrar for New Meridian’s common stock is Registrar and Transfer Company, Cranford, New Jersey.

EXPERTS

The consolidated financial statements of Old Meridian and subsidiaries as of December 31, 2013 and 2012, and for each of the years in the three-year period ended December 31, 2013, have been included herein and in the registration statement in reliance upon the reports of Wolf & Company, P.C., independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

RP Financial, LC. has consented to the publication herein of the summary of its report setting forth its opinion as to the estimated pro forma market value of the shares of common stock upon completion of the conversion and offering and its letters with respect to subscription rights and the liquidation accounts.

LEGAL MATTERS

Luse Gorman Pomerenk & Schick, P.C., Washington, D.C., counsel to New Meridian, Meridian Financial Services, Incorporated, Old Meridian and East Boston Savings Bank, has issued to New Meridian its opinion regarding the legality of the common stock and the federal income tax consequences of the conversion. Wolf & Company, P.C., Boston, Massachusetts has provided an opinion to us regarding the Massachusetts income tax consequences of the conversion. Certain legal matters will be passed upon for Sterne, Agee & Leach, Inc. and, in the event of a syndicated or firm commitment underwritten offering, for any other co-managers, by Silver, Freedman, Taff & Tiernan LLP, Washington, D.C.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

New Meridian has filed with the Securities and Exchange Commission a registration statement under the Securities Act of 1933 with respect to the shares of common stock offered hereby. As permitted by the rules and regulations of the Securities and Exchange Commission, this prospectus does not contain all the information set forth in the registration statement. Such information, including the appraisal report which is an exhibit to the registration statement, can be examined without charge at the public reference facilities of the Securities and Exchange Commission located at 100 F Street, N.E., Washington, D.C. 20549, and copies of such material can be obtained from the Securities and Exchange Commission at prescribed rates. The Securities and Exchange Commission’s telephone number is 1-800-SEC-0330. In addition, the Securities and Exchange Commission maintains a web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission, including New Meridian. The statements contained in this prospectus as to the contents of any contract or other document filed as an exhibit to the registration statement are, of necessity, brief descriptions of the material terms of, and should be read in conjunction with, such contract or document.

Meridian Financial Services, Incorporated has filed an application for approval of the conversion with the Massachusetts Commissioner of Banks, and New Meridian has filed a bank holding company application with the Federal Reserve Board. The application for conversion filed with the Massachusetts Commissioner of Banks may be inspected, without charge, at the offices of the Massachusetts Division of Banks, 1000 Washington Street, 10th Floor, Boston, Massachusetts. To obtain a copy of the application filed with the Federal Reserve Board, you may contact Scott Chu, Supervisory Analyst, of the Federal Reserve Bank of Boston, at (617) 973-3088. The plan of conversion is available, upon request, at each of East Boston Savings Bank’s offices.

In connection with the offering, New Meridian will register its common stock under Section 12(b) of the Securities Exchange Act of 1934 and, upon such registration, New Meridian and the holders of its common stock will become subject to the proxy solicitation rules, reporting requirements and restrictions on common stock purchases and sales by directors, officers and greater than 10% stockholders, the annual and periodic reporting and certain other requirements of the Securities Exchange Act of 1934. Under the plan of conversion, New Meridian has undertaken that it will not terminate such registration for a period of at least three years following the offering.

I ndex to Consolidated Financial Statements

MANAGEMENT’S ANNUAL REPORT ON INTERNAL CONTROL OVER FINANCIAL REPORTING

The management of Meridian Interstate Bancorp, Inc. (the “Company”), is responsible for establishing and maintaining effective internal control over financial reporting. The internal control process has been designed under our supervision to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external reporting purposes in accordance with accounting principles generally accepted in the United States of America.

Management conducted an assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2013, utilizing the framework established in Internal Control-Integrated Framework (1992) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Based on this assessment, management has determined that the Company’s internal control over financial reporting as of December 31, 2013 is effective.

Our internal control over financial reporting includes policies and procedures that (a) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the Company; (b) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles in the United States of America, and that receipts and expenditures of the Company are being made only in accordance with authorizations of management and directors of the Company; and (c) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the Company’s assets that could have a material effect on the Company’s financial statements.

All internal control systems, no matter how well designed, have inherent limitations. Therefore, even those systems designed to be effective can provide only reasonable assurance with respect to financial statement preparation and presentation. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies and procedures may deteriorate.

The effectiveness of the Company’s internal control over financial reporting as of December 31, 2013 has been audited by Wolf & Company, P.C., an independent registered public accounting firm, as stated in their report, which follows. This report expresses an unqualified opinion on the effectiveness of the Company’s internal control over financial reporting as of December 31, 2013.

Date: March 7, 2014	/s/ Richard J. Gavegnano
Richard J. Gavegnano Chairman and Chief Executive Officer

Date: March 7, 2014	/s/ Mark L. Abbate
Mark L. Abbate Senior Vice President, Treasurer and Chief Financial Officer (Principal Financial and Accounting Officer)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

Meridian Interstate Bancorp, Inc.

We have audited the accompanying consolidated balance sheets of Meridian Interstate Bancorp, Inc. and subsidiaries, (the “Company”) as of December 31, 2013 and 2012, and the related consolidated statements of net income, comprehensive income, changes in stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2013. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Meridian Interstate Bancorp, Inc. and subsidiaries as of December 31, 2013 and 2012, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2013 in conformity with accounting principles generally accepted in the United States of America.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Meridian Interstate Bancorp, Inc. and subsidiaries’ internal control over financial reporting as of December 31, 2013, based on criteria established in Internal Control – Integrated Framework (1992) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) and our report dated March 7, 2014 expressed an unqualified opinion on the effectiveness of Meridian Interstate Bancorp, Inc.’s internal control over financial reporting.

/s/ Wolf & Company. P.C.
Boston, Massachusetts
March 7, 2014

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

Meridian Interstate Bancorp, Inc.

We have audited Meridian Interstate Bancorp, Inc.’s internal control over financial reporting as of December 31, 2013, based on criteria established in Internal Control — Integrated Framework (1992) issued by the Committee of Sponsoring Organizations of the Treadway Commission. Meridian Interstate Bancorp, Inc.’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audit also included performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with accounting principles generally accepted in the United States of America. Also, because management’s assessment and our audit were conducted to meet the reporting requirements of Section 112 of the Federal Deposit Insurance Corporation Improvement Act (FDICIA), our audit of Meridian Interstate Bancorp, Inc.’s internal control over financial reporting included controls over the preparation of financial statements in accordance with the instructions to the Consolidated Financial Statements for Bank Holding Companies (Form FR Y-9C) and to the Federal Financial Institutions Examination Council Instructions for Consolidated Reports of Condition and Income. A company’s internal control over financial reporting includes those policies and procedures that (a) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (b) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (c) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the company’s financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, Meridian Interstate Bancorp, Inc. maintained, in all material respects, effective internal control over financial reporting as of December 31, 2013, based on criteria established in Internal Control — Integrated Framework (1992) issued by the Committee of Sponsoring Organizations of the Treadway Commission.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the December 31, 2013 consolidated financial statements of Meridian Interstate Bancorp, Inc. and our report dated March 7, 2014 expressed an unqualified opinion.

/s/ Wolf & Company. P.C.
Boston, Massachusetts
March 7, 2014

MERIDIAN INTERSTATE BANCORP, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 31,
	2013	2012
	(Dollars in thousands)
ASSETS
Cash and due from banks	$86,271	$93,129
Federal funds sold	—	63

Total cash and cash equivalents	86,271	93,192
Securities available for sale, at fair value	201,137	262,785
Federal Home Loan Bank stock, at cost	11,907	12,064
Loans held for sale	2,363	14,502
Loans, net of fees and costs	2,290,735	1,806,843
Less allowance for loan losses	(25,335)	(20,504)

Loans, net	2,265,400	1,786,339
Bank-owned life insurance	37,446	36,251
Foreclosed real estate, net	1,390	2,604
Premises and equipment, net	39,426	38,719
Accrued interest receivable	7,127	6,745
Deferred tax asset, net	13,478	9,710
Goodwill	13,687	13,687
Other assets	2,469	2,173

Total assets	$2,682,101	$2,278,771

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits:
Non interest-bearing	$255,639	$204,079
Interest-bearing	1,992,961	1,661,354

Total deposits	2,248,600	1,865,433
Long-term debt	161,903	161,254
Accrued expenses and other liabilities	22,393	18,141

Total liabilities	2,432,896	2,044,828

Commitments and contingencies (Notes 4, 6 and 10)
Stockholders’ equity:
Common stock, no par value, 50,000,000 shares authorized; 23,000,000 shares issued	—	—
Additional paid-in capital	99,553	98,338
Retained earnings	162,388	146,959
Accumulated other comprehensive income	4,104	4,915
Treasury stock, at cost, 778,821 and 745,090 shares at December 31, 2013 and 2012, respectively	(9,919)	(8,331)
Unearned compensation—ESOP, 579,600 and 621,000 shares at December 31, 2013 and 2012, respectively	(5,796)	(6,210)
Unearned compensation—restricted shares, 103,810 and 119,055 at December 31, 2013 and 2012, respectively	(1,125)	(1,728)

Total stockholders’ equity	249,205	233,943

Total liabilities and stockholders’ equity	$2,682,101	$2,278,771

See accompanying notes to consolidated financial statements.

MERIDIAN INTERSTATE BANCORP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF NET INCOME

	Years Ended December 31,
	2013	2012	2011
	(Dollars in thousands, except per share amounts)
Interest and dividend income:
Interest and fees on loans	$89,349	$76,050	$66,157
Interest on debt securities:
Taxable	3,919	6,901	10,868
Tax-exempt	209	216	218
Dividends on equity securities	1,383	1,444	1,033
Interest on certificates of deposit	—	26	34
Other interest and dividend income	344	332	502

Total interest and dividend income	95,204	84,969	78,812

Interest expense:
Interest on deposits	17,053	15,739	17,738
Interest on borrowings	3,082	3,206	3,234

Total interest expense	20,135	18,945	20,972

Net interest income	75,069	66,024	57,840
Provision for loan losses	6,470	8,581	3,663

Net interest income, after provision for loan losses	68,599	57,443	54,177

Non-interest income:
Customer service fees	7,129	6,645	5,867
Loan fees	508	339	584
Mortgage banking gains, net	583	2,371	2,125
Gain on sales of securities, net	9,636	5,568	4,464
Income from bank-owned life insurance	1,195	1,201	1,221
Equity income on investment in affiliate bank	—	310	1,110
Gain on sale of investment in affiliate bank	—	4,819	—
Other income	365	8	17

Total non-interest income	19,416	21,261	15,388

Non-interest expenses:
Salaries and employee benefits	39,618	36,386	29,474
Occupancy and equipment	8,798	7,932	7,831
Data processing	4,274	3,511	2,909
Marketing and advertising	2,949	2,537	2,450
Professional services	2,308	2,966	2,685
Foreclosed real estate	479	599	328
Deposit insurance	2,053	1,760	1,893
Other general and administrative	4,036	4,257	3,424

Total non-interest expenses	64,515	59,948	50,994

Income before income taxes	23,500	18,756	18,571
Provision for income taxes	8,071	6,330	6,601

Net income	$15,429	$12,426	$11,970

Income per share:
Basic	$0.71	$0.57	$0.55
Diluted	$0.70	$0.57	$0.55
Weighted average shares:
Basic	21,637,344	21,629,668	21,805,143
Diluted	21,987,809	21,858,381	21,931,863

See accompanying notes to consolidated financial statements.

MERIDIAN INTERSTATE BANCORP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

	Years Ended December 31,
	2013	2012	2011
	(In thousands)
Net income	$15,429	$12,426	$11,970

Other comprehensive income (loss):
Securities available for sale:
Unrealized holding gain (loss) on securities available for sale	7,989	6,933	(1,919)
Reclassification adjustment for gain realized in income (1)	(9,636)	(5,568)	(4,464)

Net unrealized (loss) gain	(1,647)	1,365	(6,383)
Tax effect	646	(489)	2,511

Net-of-tax amount	(1,001)	876	(3,872)

Defined benefit plans:
Supplemental director retirement plan:
Reclassification adjustments (2):
Amortization of prior service cost	28	28	28
Amortization of unrecognized loss	61	68	—
Actuarial net gain (loss) arising during the year	137	(14)	(287)

	226	82	(259)
Tax effect	(79)	(24)	88

Net-of-tax amount	147	58	(171)

Long-term health care plan:
Reclassification adjustments (3):
Amortization of prior service cost	17	18	18
Amortization of unrecognized loss	5	26	—
Actuarial net gain (loss) arising during the year	44	(56)	(33)

	66	(12)	(15)
Tax effect	(23)	8	5

Net-of-tax amount	43	(4)	(10)

Total other comprehensive (loss) income	(811)	930	(4,053)

Comprehensive income	$14,618	$13,356	$7,917

(1)	Amounts are included in gain on sales of securities, net in the Consolidated Statements of Net Income. Provision for income tax associated with the reclassification adjustment for the years ended December 31, 2013, 2012 and 2011 was $3.8 million, $2.0 million and $1.8 million, respectively.
(2)	Amounts are included in salaries and employee benefits in the Consolidated Statements of Net Income. Provision for income tax associated with the reclassification adjustments for the years ended December 31, 2013, 2012 and 2011 was $31,000, $28,000 and $10,000, respectively.
(3)	Amounts are included in salaries and employee benefits in the Consolidated Statements of Net Income. Provision for income tax associated with the reclassification adjustments for the years ended December 31, 2013, 2012 and 2011 was $8,000, $12,000 and $6,000, respectively.

See accompanying notes to consolidated financial statements.

MERIDIAN INTERSTATE BANCORP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

Years Ended December 31, 2013, 2012 and 2011

	Shares of Common Stock Outstanding (1)	Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Income	Treasury Stock	Unearned Compensation - ESOP	Unearned Compensation - Restricted Shares	Total
	(Dollars in thousands)
Balance at December 31, 2010	22,480,877	$97,005	$122,563	$8,038	$(2,121)	$(7,038)	$(2,836)	$215,611
Comprehensive income	—	—	11,970	(4,053)	—	—	—	7,917
Purchase of treasury stock	(392,663)	—	—	—	(5,196)	—	—	(5,196)
ESOP shares earned (41,400 shares)	—	118	—	—	—	414	—	532
Share-based compensation expense	61,195	546	—	—	—	—	534	1,080

Balance at December 31, 2011	22,149,409	97,669	134,533	3,985	(7,317)	(6,624)	(2,302)	219,944
Comprehensive income	—	—	12,426	930	—	—	—	13,356
Purchase of treasury stock	(87,504)	—	—	—	(1,160)	—	—	(1,160)
ESOP shares earned (41,400 shares)	—	192	—	—	—	414	—	606
Share-based compensation expense	62,365	596	—	—	—	—	574	1,170
Stock options exercised	11,585	(119)	—	—	146	—	—	27

Balance at December 31, 2012	22,135,855	98,338	146,959	4,915	(8,331)	(6,210)	(1,728)	233,943
Comprehensive income	—	—	15,429	(811)	—	—	—	14,618
Purchase of treasury stock	(91,086)	—	—	—	(1,698)	—	—	(1,698)
ESOP shares earned (41,400 shares)	—	400	—	—	—	414	—	814
Share-based compensation expense	64,015	567	—	—	—	—	603	1,170
Excess tax benefits in connection with share-based compensation	—	323	—	—	—	—	—	323
Stock options exercised	8,585	(75)	—	—	110	—	—	35

Balance at December 31, 2013	22,117,369	$99,553	$162,388	$4,104	$(9,919)	$(5,796)	$(1,125)	$249,205

(1)	Shares of common stock outstanding exclude unvested restricted shares totaling 103,810 shares at December 31, 2013, 119,055 shares at December 31, 2012, 177,520 shares at December 31, 2011 and 212,840 shares at December 31, 2010 that were outstanding for voting purposes.

See accompanying notes to consolidated financial statements.

MERIDIAN INTERSTATE BANCORP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended December 31,
	2013	2012	2011
	(In thousands)
Cash flows from operating activities:
Net income	$15,429	$12,426	$11,970
Adjustments to reconcile net income to net cash provided by operating activities:
Accretion of acquisition fair value adjustments	(260)	(440)	(1,821)
ESOP shares earned	814	606	532
Provision for loan losses	6,470	8,581	3,663
(Accretion) amortization of net deferred loan origination costs/fees	(172)	(9)	266
Net (accretion) amortization of securities available for sale	(15)	288	672
Capitalization of mortgage servicing rights	(99)	(708)	(141)
Amortization of mortgage servicing rights	303	313	193
Change in valuation allowance on mortgage servicing rights	(62)	70	—
Depreciation and amortization expense	2,291	2,125	2,300
Gain on sales of securities, net	(9,636)	(5,568)	(4,464)
Net loss and provision for foreclosed real estate	345	385	11
Deferred income tax (benefit) provision	(3,224)	(2,781)	611
Income from bank-owned life insurance	(1,195)	(1,201)	(1,221)
Equity income on investment in affiliate bank	—	(310)	(1,110)
Gain on sale of investment in affiliate bank	—	(4,819)	—
Share-based compensation expense	1,170	1,170	1,080
Excess tax benefits in connection with share-based compensation	(323)	—	—
Net changes in:
Loans held for sale	12,139	(10,310)	8,821
Accrued interest receivable	(382)	537	261
Prepaid deposit insurance	—	1,257	1,769
Other assets	15	1,925	3,269
Accrued expenses and other liabilities	4,310	(287)	6,417

Net cash provided by operating activities	27,918	3,250	33,078

Cash flows from investing activities:
Maturities of certificates of deposit	—	2,500	—
Purchases of certificates of deposit	—	—	(2,500)
Activity in securities available for sale:
Proceeds from maturities, calls and principal payments	36,877	164,894	164,415
Redemption (purchase) of mutual funds, net	11,768	(4,784)	4,855
Proceeds from sales	60,780	38,743	43,417
Purchases	(39,714)	(108,570)	(189,578)
Proceeds from sale of investment in affiliate bank	—	6,600	—
Loans originated, net of principal payments received	(485,842)	(455,030)	(174,094)
Purchases of premises and equipment	(2,915)	(3,770)	(4,783)
Redemption of Federal Home Loan Bank stock	157	474	—
Capitalized costs on foreclosed real estate	—	(8)	(58)
Proceeds from sales of foreclosed real estate	1,222	1,957	2,226

Net cash used in investing activities	(417,667)	(356,994)	(156,100)

	Years Ended December 31,
	2013	2012	2011
	(In thousands)
Cash flows from financing activities:
Net increase in deposits	383,196	260,981	145,344
Net change in borrowings with maturities less than three months	—	(16,527)	4,541
Proceeds from Federal Home Loan Bank advances with maturities of three months or more	47,500	90,000	—
Repayment of Federal Home Loan Bank advances with maturities of three months or more	(46,528)	(43,070)	(20,475)
Stock options exercised	35	27	—
Excess tax benefits in connection with share-based compensation	323	—	—
Purchase of treasury stock	(1,698)	(1,160)	(5,196)

Net cash provided by financing activities	382,828	290,251	124,214

Net change in cash and cash equivalents	(6,921)	(63,493)	1,192
Cash and cash equivalents at beginning of year	93,192	156,685	155,493

Cash and cash equivalents at end of year	$86,271	$93,192	$156,685

Supplemental cash flow information:
Interest paid on deposits	$17,008	$15,846	$18,424
Interest paid on borrowings	3,510	3,857	4,591
Income taxes paid, net of refunds	9,569	8,011	2,868
Non-cash investing and financing activities:
Transfers from loans to foreclosed real estate	353	1,085	1,952
Net amounts due to broker on security transactions	(104)	—	—
Receipt of common stock from sale of investment in affiliate bank	—	11,136	—

See accompanying notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation and Consolidation

The consolidated financial statements include the accounts of Meridian Interstate Bancorp, Inc., a 59.2%-owned subsidiary of Meridian Financial Services, Incorporated (“Meridian”), a mutual holding company, and all other entities in which it has a controlling financial interest (collectively referred to as the “Company”). The Company was formed in a corporate reorganization in 2006 and owns East Boston Savings Bank and its subsidiaries (the “Bank”) and Meridian Interstate Funding Corporation, which was established in 2008 to fund a loan to the Company’s Employee Stock Ownership Plan (“ESOP”). The Bank’s subsidiaries include Prospect, Inc., which engages in securities transactions on its own behalf, EBOSCO, LLC and Berkeley Riverbend Estates LLC, both of which hold foreclosed real estate; and East Boston Investment Services, Inc., which is authorized for third-party investment sales and is currently inactive. All significant intercompany balances and transactions have been eliminated in consolidation.

The Company held a 43% share in Hampshire First Bank, a New Hampshire chartered bank, organized and headquartered in Manchester, New Hampshire, which was accounted for using the equity method of accounting, under which the Company’s share of the net income or loss of the affiliate was recognized as income or loss in the Company’s consolidated statement of net income. On June 8, 2012, Hampshire First Bank was acquired by NBT Bancorp, Inc. and NBT Bank, N.A., with the Company recognizing a pre-tax gain of $4.8 million and receiving $6.6 million of cash and 547,481 NBTB shares with a fair value $11.1 million as proceeds from the sale.

Business and Operating Segments

The Company provides loan and deposit services to its customers through its local banking offices in the greater Boston metropolitan area. The Company is subject to competition from other financial institutions including commercial banks, other savings banks, credit unions, mortgage banking companies and other financial service providers.

Generally, financial information is to be reported on the basis that it is used internally for evaluating segment performance and deciding how to allocate resources to segments. Management evaluates the Company’s performance and allocates resources based on a single segment concept. Accordingly, there is no separately identified material operating segment for which discrete financial information is available. The Company does not derive revenues from, or have assets located in foreign countries, nor does it derive revenues from any single customer that represents 10% or more of the Company’s total revenues.

Use of Estimates

In preparing consolidated financial statements in conformity with accounting principles generally accepted in the United States of America, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the consolidated balance sheet and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses, the evaluation of goodwill for impairment, other-than-temporary impairment of securities and the valuation of deferred tax assets.

Significant Concentrations of Credit Risk

Most of the Company’s activities are with customers located within Massachusetts. Note 2 includes the types of securities in which the Company invests and Note 3 includes the types of lending in which the Company engages. The Company believes that it does not have any significant concentration in any one industry or customer. Within the securities portfolio, the Company has a significant amount of corporate debt and marketable equity securities issued by companies in the financial services sector.

Reclassification

Certain amounts in the 2012 and 2011 consolidated financial statements have been reclassified to conform to the 2013 presentation.

Cash and Cash Equivalents

For purposes of the consolidated statements of cash flows, cash and cash equivalents include amounts due from banks and federal funds sold on a daily basis, which mature overnight or on demand. The Company may from time to time have deposits in financial institutions which exceed the federally insured limits. At December 31, 2013, the Company had a concentration of cash on deposit at the Federal Reserve Bank amounting to $58.2 million.

Fair Value Hierarchy

The Company groups its assets and liabilities measured at fair value in three levels, based on the markets in which the assets and liabilities are traded and the reliability of the assumptions used to determine fair value.

Level 1 — Valuation is based on quoted prices in active markets for identical assets or liabilities. Valuations are obtained from readily available pricing sources for market transactions involving identical assets or liabilities.

Level 2 — Valuation is based on observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3 — Valuation is based on unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. Level 3 assets and liabilities include financial instruments whose value is determined using unobservable inputs to pricing models, discounted cash flow methodologies, or similar techniques, as well as instruments for which the determination of fair value requires significant management judgment or estimation.

Transfers between levels are recognized at the end of a reporting period, if applicable.

Securities Available for Sale

Securities are classified as available for sale and recorded at fair value, with unrealized gains and losses excluded from earnings and reported as a separate component in other comprehensive income/loss, net of tax effects. Purchase premiums and discounts are recognized in interest income using the effective interest method over the terms of the securities. Gains and losses on the sale of securities are recorded on the trade date and are determined using the average cost method.

Each reporting period, the Company evaluates all securities with a decline in fair value below the amortized cost of the investment to determine whether or not the impairment is deemed to be other-than-temporary (“OTTI”). OTTI is required to be recognized if (1) the Company intends to sell the security; (2) it is more likely than not that the Company will be required to sell the security before recovery of its amortized cost basis; or (3) for debt securities, the present value of expected cash flows is not sufficient to recover the entire amortized cost basis. Marketable equity securities are evaluated for OTTI based on the severity and duration of the impairment and, if deemed to be other than temporary, the declines in fair value are reflected in earnings as realized losses. For impaired debt securities that the Company intends to sell, or more likely than not will be required to sell, the full amount of the depreciation is recognized as OTTI through earnings. For all other impaired debt securities, credit-related OTTI is recognized through earnings and non-credit related OTTI is recognized in other comprehensive income/loss, net of applicable taxes.

Federal Home Loan Bank Stock

The Bank, as a member of the Federal Home Loan Bank (“FHLB”) system, is required to maintain an investment in capital stock of the FHLB. Based on redemption provisions of the FHLB, the stock has no quoted market value and is carried at cost. At its discretion, the FHLB may declare dividends on the stock. The Company reviews for impairment based on the ultimate recoverability of the cost basis on the FHLB stock. As of December 31, 2013 and 2012, no impairment has been recognized.

Loans Held For Sale

Loans originated and intended for sale in the secondary market are carried at the lower of cost or estimated fair value in the aggregate. Net unrealized losses, if any, are recognized through a valuation allowance by charges to income.

Loans

The Company grants mortgage, commercial and consumer loans to customers. The Company’s loan portfolio includes residential real estate, commercial real estate, construction, commercial and consumer segments. Residential real estate loans include classes for one- to four-family, multi-family and home equity lines of credit.

A substantial portion of the loan portfolio is represented by mortgage loans throughout eastern Massachusetts. The ability of the Company’s debtors to honor their contracts is dependent upon the real estate and general economic conditions in this area.

Loans that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off generally are reported at their outstanding unpaid principal balances adjusted for charge-offs, the allowance for loan losses, and net deferred loan origination costs or fees. Interest income is accrued on the unpaid principal balance. Loan origination fees, net of certain direct origination costs, are deferred and recognized as an adjustment of the related loan yield using the interest method over the terms of the loans.

Loans that were acquired in connection with the Mt. Washington Co-operative Bank (“Mt. Washington”) acquisition in 2010 were recorded at fair value with no carryover of the related allowance for loan losses. The fair value of the acquired loans involved estimating the amount and timing of principal and interest cash flows expected to be collected on the loans and discounting those cash flows at a market rate of interest. The excess of cash flows expected at acquisition over the estimated fair value is referred to as the accretable discount and is recognized into interest income over the remaining life of the loan. The difference between contractually required payments at acquisition and the cash flows expected to be collected at acquisition is referred to as the nonaccretable discount. The nonaccretable discount includes estimated future credit losses expected to be incurred over the life of the loan. Subsequent decreases to the expected cash flows require the Company to evaluate the need for an additional allowance for loan losses. Subsequent improvement in expected cash flows results in the reversal of a corresponding amount of the nonaccretable discount which is reclassified as accretable discount that is recognized into interest income over the remaining life of the loan.

The accrual of interest on all loans is discontinued at the time the loan is 90 days past due, unless the credit is well secured and in process of collection. Past due status is based on contractual terms of the loan. In all cases, loans are placed on non-accrual or charged-off at an earlier date if collection of principal or interest is considered doubtful. All interest accrued but not collected for loans that are placed on non-accrual or charged off is reversed against interest income. The interest on these loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

Allowance for Loan Losses

The allowance for loan losses represents management’s estimate of the probable losses inherent in the loan portfolio and is established as losses are estimated to have occurred through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

The adequacy of the allowance for loan losses is evaluated on a regular basis by management. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

The allowance consists of general, allocated and unallocated components, as further described below.

General Component

The general component of the allowance for loan losses is based on historical loss experience adjusted for qualitative factors stratified by loan segments and classes. Management uses a rolling average of historical losses based on a time frame appropriate to capture relevant loss data for each loan segment. This historical loss factor is adjusted for the following qualitative factors: levels/trends in delinquent and non-accrual loans; trends in volume and terms of loans; effects of changes in risk selection and underwriting standards and other changes in lending policies, procedures and practices; experience/ability/depth of lending management and staff; national and local economic trends and conditions, and industry conditions. There were no changes in the Company’s policies or methodology pertaining to the general component of the allowance for loan losses during 2013 or 2012.

The qualitative factors are determined based on the various risk characteristics of each loan segment. Risk characteristics relevant to each portfolio segment are as follows:

One- to four-family residential real estate loans and home equity lines of credit — The Company primarily originates loans with a loan-to-value ratio of 80% or less and does not grant subprime loans. The Company may also originate loans with loan-to-value ratios up to 95% (100% for first time home buyers only) with such value measured at origination; however, private mortgage insurance is generally required for loans with a loan-to-value ratio over 80%. All loans in this segment are collateralized by residential real estate and repayment is dependent on the credit quality of the individual borrower. The overall health of the economy, including unemployment rates and housing prices, will have an effect on the credit quality in this segment.

Multi-family and commercial real estate loans — Loans in this segment are primarily income-producing properties such as apartment buildings and properties used for business purposes such as office buildings, industrial facilities and retail facilities. These properties are generally located in the greater Boston metropolitan area and certain other areas in eastern Massachusetts, and in southeastern New Hampshire and Maine. The underlying cash flows generated by the properties can be adversely impacted by a downturn in the economy as evidenced by increased vacancy rates, which in turn, could have an effect on the credit quality in this segment. Management obtains rent rolls annually and continually monitors the cash flows of these loans.

Construction loans — Loans in this segment primarily include loans for construction of commercial development projects, including apartment buildings, small industrial buildings and retail and office buildings. The Company also originates loans to individuals and to builders to finance the construction of residential dwellings. Most of these construction loans provide for the payment of only interest during the construction phase, which is usually up to 12 to 24 months, although some construction loans are renewed, generally for one or two additional years. At the end of the construction phase, the loan may convert to a permanent mortgage loan or the loan may be paid in full. Loans generally can be made with a maximum loan to value ratio of 80% of the appraised market value upon completion of the project. Management carefully monitors the existing construction portfolio for performance and project completion, with a goal of moving completed commercial projects to the commercial real estate portfolio and reviewing sales based projects for tracking toward construction goals.

Commercial business loans — Loans in this segment are made to businesses in the Company’s market area and are generally secured by real estate or other assets of the business. Repayment is expected from the cash flows of the business. A weakened economy, and resultant decreased consumer spending, could have an effect on the credit quality in this segment.

Consumer loans — Loans in this segment may include automobile loans, loans secured by passbook or certificate accounts and overdraft loans and repayment is dependent on the credit quality of the individual borrower.

Allocated Component

The allocated component relates to loans that are classified as impaired. Impairment is measured on a loan by loan basis for multi-family residential, commercial real estate, construction and commercial loans by either the present value of expected future cash flows discounted at the loan’s effective interest rate or the fair value of the collateral if the loan is collateral dependent.

An allowance is established when the discounted cash flows (or collateral value) of the impaired loan is lower than the carrying value of that loan. Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. Accordingly, the Company does not separately identify individual consumer and residential real estate loans for impairment disclosures, unless such loans are subject to a troubled debt restructuring agreement.

A loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed.

The Company periodically may agree to modify the contractual terms of loans. When a loan is modified and a concession is made to a borrower experiencing financial difficulty, the modification is considered a troubled debt restructuring (“TDR”). All TDRs are initially classified as impaired.

Unallocated Component

An unallocated component may be maintained to cover uncertainties that could affect management’s estimate of probable losses. The unallocated component of the allowance reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating allocated and general components of the allowance for loan losses.

Bank-Owned Life Insurance

The Bank has purchased insurance policies on the lives of certain directors, executive officers and employees. Bank-owned life insurance policies are reflected on the consolidated balance sheets at cash surrender value. Changes in net cash surrender value of the policies, as well as insurance proceeds received, are reflected in non-interest income on the consolidated statements of net income and are not subject to income taxes.

Premises and Equipment

Land is carried at cost. Buildings, equipment and leasehold improvements are stated at cost, less accumulated depreciation and amortization, computed on the straight-line method over the estimated useful lives of the assets or the expected terms of the leases, if shorter. Expected terms include lease option periods to the extent that the exercise of such options is reasonably assured. It is general practice to charge the cost of maintenance and repairs to earnings when incurred; major expenditures for improvements are capitalized and depreciated.

Servicing

The Company services residential real estate loans for others. Mortgage servicing assets are recognized as separate assets when rights are acquired through the sale of financial assets. For sale of mortgage loans, a portion of the cost of originating the loan is allocated to the servicing right based on fair value. The Company uses an internal valuation model to estimate the fair value of servicing rights. This model is utilized to calculate the present value of projected future cash flows and requires estimates of numerous market assumptions, such as interest rates, prepayment assumptions, servicing costs, discount rates, and the payment performance of the underlying loans. The measurement of the fair value of servicing rights is limited by the existing conditions and the assumptions utilized as of a particular point in time. Those same assumptions may not be appropriate if applied at a different point in time.

Capitalized servicing rights are reported in other assets and are amortized into non-interest income in proportion to, and over the period of, the estimated future net servicing income of the underlying financial assets. Servicing assets are evaluated for impairment based upon the fair value of the rights as compared to amortized cost. Impairment is determined by stratifying rights by predominant characteristics, such as interest rates and terms. Fair value is determined using prices for similar assets with similar characteristics. Impairment is recognized through a valuation allowance for an individual stratum, to the extent that fair value is less than the capitalized amount for the stratum. Changes in the valuation allowance are reported in loan fee income.

Derivative Financial Instruments

Derivative financial instruments are recognized as assets and liabilities on the consolidated balance sheet and measured at fair value, if material.

Loan Level Interest Rate Swaps

The Company enters into interest rate swaps with commercial loan customers to synthetically convert the customer’s loan from a variable rate to a fixed rate. These swaps are matched in offsetting terms to swaps that the Company enters into with an outside third party. The swaps are reported at fair value in other assets and other liabilities. The Company’s swaps qualify as derivatives, but are not designated as hedging instruments, thus any net gain or loss resulting from changes in the fair value is recognized in other non-interest income.

Derivative Loan Commitments

Residential real estate loan commitments are referred to as derivative loan commitments if the loan that will result from exercise of the commitment will be held for sale upon funding. Loan commitments that are derivatives are recognized at fair value on the consolidated balance sheet in other assets and other liabilities with changes in their fair values recorded in mortgage-banking gains, net, if material.

Forward Loan Sale Commitments

To protect against the price risk inherent in derivative loan commitments, the Company utilizes both “mandatory delivery” and “best efforts” forward loan sale commitments to mitigate the risk of potential decreases in the values of loans that would result from the exercise of the derivative loan commitments. Forward sale commitments are recognized at fair value on the consolidated balance sheet in other assets and other liabilities with changes in their fair values recorded in mortgage-banking gains, if material.

Foreclosed Assets

Assets acquired through, or in lieu of, loan foreclosure are held for sale and are initially recorded at fair value less costs to sell at the date of foreclosure, establishing a new cost basis. The excess, if any, of the loan balance over the fair value of the asset at the time of transfer from loans to foreclosed assets is charged to the allowance for loan losses. Subsequent to foreclosure, valuations are periodically performed by management and the assets are carried at the lower of carrying amount or fair value less costs to sell. Revenue and expenses from operations, changes in the valuation allowance, any direct write-downs and gains or losses on sales are included in foreclosed real estate expense.

Valuation of Goodwill and Analysis for Impairment

The Company’s goodwill resulted from the acquisition of another financial institution accounted for under the acquisition method of accounting. The amount of goodwill recorded at acquisition is impacted by the recorded fair value of the assets acquired and liabilities assumed, which is an estimate determined by the use of internal or other valuation techniques.

Goodwill is subject to an annual review by management that first assesses qualitative factors to determine whether it is necessary to perform the two-step quantitative goodwill impairment test. The Company is not required to calculate the fair value of the Company unless management determines, based on the qualitative assessment, that it is more likely than not that its fair value is less than its carrying amount. If the two-step quantitative goodwill impairment test is necessary, step one compares the book value of the Company to the fair value of the Company. If test one is failed, a more detailed analysis is performed, which involves measuring the excess of the fair value of the reporting unit, as determined in step one, over the aggregate fair value of the individual assets, liabilities, and identifiable intangibles as if the financial reporting unit was being acquired in a business combination. In the event of future changes in fair value, the Company may be exposed to an impairment charge that could be material.

Transfers of Financial Assets

Transfers of an entire financial asset, a group of entire financial assets, or participating interest in an entire financial asset are accounted for as sales when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Company, (2) the transferee obtains the right to pledge or exchange the transferred assets, and (3) the Company does not maintain effective control over the transferred assets.

During the normal course of business, the Company may transfer a portion of a financial asset, for example, a participation loan or the government guaranteed portion of a loan. In order to be eligible for sales treatment, the transfer of the portion of the loan must meet the criteria of a participating interest. If it does not meet the criteria of a participating interest, the transfer must be accounted for as a secured borrowing. In order to meet the criteria for a participating interest, all cash flows from the loan must be divided proportionately, the rights of each loan holder must have the same priority, the loan holders must have no recourse to the transferor other than standard representations and warranties and no loan holder has the right to pledge or exchange the entire loan.

Advertising

Advertising costs are expensed as incurred.

Supplemental Executive Retirement Plans

The Company accounts for certain supplemental executive retirement benefits on the net periodic pension cost method using an actuarial model that allocates pension costs over the service period of employees in the plan. The Company accounts for the over-funded or under-funded status of its defined benefit plan as an asset or liability in its consolidated balance sheets and recognizes changes in the funded status in the year in which the changes occur through other comprehensive income or loss.

Share-Based Compensation Plans

The Company measures and recognizes compensation cost relating to share-based payment transactions based on the grant-date fair value of the equity instruments issued. Share-based compensation is recognized over the period the employee is required to provide service for the award. Reductions in compensation expense associated with forfeited options are estimated at the date of grant, and this estimated forfeiture rate is adjusted quarterly based on actual forfeiture experience. The Company uses the Black-Scholes option-pricing model to determine the fair value of stock options granted.

Employee Stock Ownership Plan

Compensation expense for the Employee Stock Ownership Plan (“ESOP”) is recorded at an amount equal to the shares allocated by the ESOP multiplied by the average fair market value of the shares during the period. The Company recognizes compensation expense ratably over the year based upon the Company’s estimate of the number of shares expected to be allocated by the ESOP. Unearned compensation applicable to the ESOP is reflected as a reduction of stockholder’s equity in the consolidated balance sheets. The difference between the average fair market value and the cost of the shares allocated by the ESOP is recorded as an adjustment to additional paid-in capital.

Income Taxes

Deferred income tax assets and liabilities are determined using the liability (or balance sheet) method. Under this method, the net deferred tax asset or liability is determined based on the tax effects of the temporary differences between the book and tax basis of the various balance sheet assets and liabilities and gives current recognition to changes in tax rates and laws. A valuation allowance is established against deferred tax assets when, based upon the available evidence including historical and projected taxable income, it is more likely than not that some or all of the deferred tax assets will not be realized. The Company does not have any uncertain tax positions at December 31, 2013 or 2012 which require accrual or disclosure. The Company records interest and penalties as part of income tax expense. No interest or penalties were recorded for the years ended December 31, 2013, 2012 and 2011.

Income tax benefits related to stock compensation in excess of grant date fair value, less any proceeds on exercise, are recognized as an increase to additional paid-in capital upon vesting or exercising and delivery of the stock. Any income tax effects related to stock compensation that are less than grant date fair value less any proceeds on exercise would be recognized as a reduction of additional paid-in capital to the extent of previously recognized income tax benefits and then through income tax expense for the remaining amount.

Treasury Stock

Common stock shares repurchased are recorded as treasury stock at cost.

Earnings Per Share

Basic earnings per share excludes dilution and is calculated by dividing net income available to common stockholders by the weighted-average number of common shares outstanding during the period. If rights to dividends on unvested stock awards are non-forfeitable, these unvested stock awards are considered outstanding in the computation of basic earnings per share. Diluted earnings per share is computed in a manner similar to that of basic earnings per share except that the weighted-average number of common shares outstanding is increased to include the number of incremental common shares (computed using the treasury method) that would have been outstanding if all potentially dilutive common stock equivalents (such as options) were issued during the period. Unallocated common shares held by the ESOP are shown as a reduction in stockholders’ equity and are not included in the weighted-average number of common shares outstanding for either basic or diluted earnings per share calculations.

Basic and diluted earnings per share have been computed based on the following:

	Years Ended December 31,
	2013	2012	2011
	(Dollars in thousands, except per share amounts)
Net income available to common stockholders	$15,429	$12,426	$11,970

Average number of common shares outstanding	21,507,759	21,470,945	21,603,084
Effect of unvested stock awards	129,585	158,723	202,059

Basic weighted average shares outstanding	21,637,344	21,629,668	21,805,143
Effect of dilutive stock options	350,465	228,713	126,720

Diluted weighted average shares outstanding	21,987,809	21,858,381	21,931,863

Earnings per share:
Basic	$0.71	$0.57	$0.55
Diluted	$0.70	$0.57	$0.55

Options for 13,971, 17,500 and 58,600 shares, respectively, were not included in the computation of diluted earnings per share because to do so would have been anti-dilutive for the years ended December 31, 2013, 2012 and 2011.

Comprehensive Income

Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Although certain changes in assets and liabilities are reported as a separate component of the equity section of the consolidated balance sheets, such items, along with net income, are components of comprehensive income (loss). The components of accumulated other comprehensive income, included in stockholders’ equity, are as follows:

	December 31,
	2013	2012
	(In thousands)
Securities available for sale:
Net unrealized gain on securities available for sale	$7,416	$9,063
Tax effect	(2,969)	(3,615)

Net-of-tax amount	4,447	5,448

Defined benefit plans:
Supplemental director retirement plan:
Unrecognized net actuarial loss	(104)	(302)
Unrecognized prior service cost	(62)	(90)

Total	(166)	(392)
Tax effect	58	137

Net-of-tax amount	(108)	(255)

Long-term health care plan:
Unrecognized net actuarial loss	(112)	(161)
Unrecognized prior service cost	(249)	(266)

Total	(361)	(427)
Tax effect	126	149

Net-of-tax amount	(235)	(278)

	$4,104	$4,915

Unrecognized prior service costs amounting to $28,000 and $17,000, included in accumulated other comprehensive income at December 31, 2013, are expected to be recognized as a component of net periodic retirement plan cost and long-term health care cost, respectively, for the year ending December 31, 2014.

Recent Accounting Pronouncements

In October 2012, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2012-04, Technical Corrections and Improvements. ASU No. 2012-04 clarifies the FASB Accounting Standards Codification (the “Codification”) or corrects unintended application of guidance and includes amendments identifying when the use of fair value should be linked to the definition of fair value in Fair Value Measurement (Topic 820). Amendments to the Codification without transition guidance are effective upon issuance; amendments subject to transitions guidance will be effective the fiscal periods beginning after December 15, 2012. The adoption did not have a material impact on the Company’s consolidated financial statements.

In February 2013, the FASB issued ASU No. 2013-02, Comprehensive Income (Topic 220), Reporting of Amounts Reclassified out of Accumulated Other Comprehensive Income. The update generally requires the Company to report the effect of significant reclassifications out of accumulated other comprehensive income on the respective line items in net income, effective prospectively for reporting periods beginning after December 15, 2012. The update had no material impact on the Company’s consolidated financial statements.

In January 2014, the FASB issued ASU No. 2014-04, Troubled Debt Restructurings by Creditors (Subtopic 310-40), Reclassification of Residential Real Estate Collateralized Consumer Mortgage Loans upon Foreclosure. The update is to reduce diversity in the application of guidance by clarifying when an in substance repossession or foreclosure occurs, that is, when a creditor should be considered to have received physical possession of residential real estate property collateralizing a consumer mortgage loan such that the loan receivable should be derecognized and the real estate property recognized. Amendments in this update are effective for annual periods, and interim periods within those annual periods, beginning after December 15, 2014. The adoption is not expected to have a material impact on the Company’s consolidated financial statements.

2.	SECURITIES AVAILABLE FOR SALE

The amortized cost and fair values of securities available for sale, with gross unrealized gains and losses, follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(In thousands)
December 31, 2013
Debt securities:
Corporate bonds:
Financial services	$58,166	$1,148	$(66)	$59,248
Industry and manufacturing	13,893	264	(16)	14,141
Consumer products and services	7,234	32	—	7,266
Technology	2,503	18	—	2,521
Healthcare	9,009	149	—	9,158
Other	1,011	43	—	1,054

Total corporate bonds	91,816	1,654	(82)	93,388
Government-sponsored enterprises	34,562	3	(1,417)	33,148
Municipal bonds	5,721	137	—	5,858
Residential mortgage-backed securities:
Government-sponsored enterprises	11,138	592	—	11,730
Private label	1,578	86	—	1,664

Total debt securities	144,815	2,472	(1,499)	145,788

Marketable equity securities:
Common stocks:
Financial services	6,909	614	—	7,523
Industry and manufacturing	18,092	2,413	(58)	20,447
Consumer products and services	9,909	1,530	(3)	11,436
Technology	3,442	132	(66)	3,508
Healthcare	5,048	1,115	—	6,163
Other	3,441	807	—	4,248

Total common stocks	46,841	6,611	(127)	53,325
Money market mutual funds	2,065	—	(41)	2,024

Total marketable equity securities	48,906	6,611	(168)	55,349

Total securities available for sale	$193,721	$9,083	$(1,667)	$201,137

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(In thousands)
December 31, 2012
Debt securities:
Corporate bonds:
Financial services	$76,044	$2,480	$(71)	$78,453
Industry and manufacturing	14,846	449	—	15,295
Consumer products and services	12,259	355	—	12,614
Technology	2,506	—	(29)	2,477
Healthcare	11,041	461	—	11,502
Other	1,018	61	—	1,079

Total corporate bonds	117,714	3,806	(100)	121,420
Government-sponsored enterprises	53,084	94	(29)	53,149
Municipal bonds	7,236	225	—	7,461
Residential mortgage-backed securities:
Government-sponsored enterprises	16,280	1,019	(1)	17,298
Private label	3,169	140	—	3,309

Total debt securities	197,483	5,284	(130)	202,637

Marketable equity securities:
Common stocks:
Financial services	11,354	622	(67)	11,909
Industry and manufacturing	10,922	1,329	(157)	12,094
Consumer products and services	11,849	1,284	(59)	13,074
Technology	1,847	11	(8)	1,850
Healthcare	3,757	560	(9)	4,308
Other	2,677	422	—	3,099

Total common stocks	42,406	4,228	(300)	46,334
Money market mutual funds	13,833	—	(19)	13,814

Total marketable equity securities	56,239	4,228	(319)	60,148

Total securities available for sale	$253,722	$9,512	$(449)	$262,785

At December 31, 2013, securities with an amortized cost of $24.5 million and $2.3 million, respectively, were pledged as collateral for Federal Home Loan Bank of Boston borrowings and Federal Reserve Bank discount window borrowings.

The amortized cost and fair value of debt securities by contractual maturity at December 31, 2013 are as follows. Expected maturities may differ from contractual maturities because issuers may have the right to call or prepay obligations with or without prepayment penalties.

			After One Year
	One Year or Less		Through Five Years		After Five Years		Total
	Amortized	Fair	Amortized	Fair	Amortized	Fair	Amortized	Fair
	Cost	Value	Cost	Value	Cost	Value	Cost	Value
	(In thousands)
Corporate bonds:
Financial services	$18,396	$18,590	$39,770	$40,658	$—	$—	$58,166	$59,248
Industry and manufacturing	7,992	8,101	5,901	6,040	—	—	13,893	14,141
Consumer products and services	7,234	7,266	—	—	—	—	7,234	7,266
Technology	2,503	2,521	—	—	—	—	2,503	2,521
Healthcare	5,003	5,030	4,006	4,128	—	—	9,009	9,158
Other	—	—	1,011	1,054	—	—	1,011	1,054

Total corporate bonds	41,128	41,508	50,688	51,880	—	—	91,816	93,388
Government-sponsored enterprises	—	—	62	65	34,500	33,083	34,562	33,148
Municipal bonds	250	251	5,471	5,607	—	—	5,721	5,858
Residential mortgage-backed securities:
Government-sponsored enterprises	—	—	2	2	11,136	11,728	11,138	11,730
Private label	—	—	—	—	1,578	1,664	1,578	1,664

Total	$41,378	$41,759	$56,223	$57,554	$47,214	$46,475	$144,815	$145,788

For the years ended December 31, 2013, 2012 and 2011, proceeds from sales of securities available for sale amounted to $60.8 million, $38.7 million and $43.4 million, respectively. Gross gains of $9.6 million, $5.7 million and $5.0 million and gross losses of $10,000, $100,000 and $486,000, respectively, were realized on those sales.

Information pertaining to securities available for sale as of December 31, 2013 and 2012, with gross unrealized losses aggregated by investment category and length of time that individual securities have been in a continuous loss position, follows:

	Less Than Twelve Months		Twelve Months or Longer
	Gross		Gross
	Unrealized	Fair	Unrealized	Fair
	Losses	Value	Losses	Value
	(In thousands)
December 31, 2013
Debt securities:
Corporate bonds:
Financial services	$19	$6,981	$47	$1,453
Industry and manufacturing	16	984	—	—

Total corporate bonds	35	7,965	47	1,453
Government-sponsored enterprises	1,296	31,205	121	1,879

Total debt securities	1,331	39,170	168	3,332

Marketable equity securities:
Common stocks:
Industry and manufacturing	58	3,089	—	—
Consumer products and services	3	606	—	—
Technology	66	1,872	—	—

Total common stocks	127	5,567	—	—
Money market mutual funds	—	—	41	998

Total marketable equity securities	127	5,567	41	998

Total temporarily impaired securities	$1,458	$44,737	$209	$4,330

	Less Than Twelve Months		Twelve Months or Longer
	Gross		Gross
	Unrealized	Fair	Unrealized	Fair
	Losses	Value	Losses	Value
	(In thousands)
December 31, 2012
Debt securities:
Corporate bonds:
Financial services	$14	$2,986	$57	$4,442
Technology	29	2,477	—	—

Total corporate bonds	43	5,463	57	4,442
Government-sponsored enterprises	29	8,962	—	—
Residential mortgage-backed securities:
Government-sponsored enterprises	1	8	—	—

Total debt securities	73	14,433	57	4,442

Marketable equity securities:
Common stocks:
Financial services	46	7,193	21	217
Industry and manufacturing	157	2,654	—	—
Consumer products and services	59	1,077	—	—
Technology	8	936	—	—
Healthcare	9	612	—	—

Total common stocks	279	12,472	21	217
Money market mutual funds	—	—	19	1,004

Total marketable equity securities	279	12,472	40	1,221

Total temporarily impaired securities	$352	$26,905	$97	$5,663

The Company determined no securities were other-than-temporarily impaired for the years ended December 31, 2013 and 2012. Management evaluates securities for other-than-temporary impairment on a quarterly basis, with more frequent evaluation for selected issuers or when economic or market concerns warrant such evaluations.

As of December 31, 2013, the net unrealized gain on the total debt securities portfolio was $973,000. At December 31, 2013, 30 debt securities had unrealized losses with aggregate depreciation of 3.4% from the Company’s amortized cost basis. In analyzing a debt issuer’s financial condition, management considers whether the securities are issued by the federal government or its agencies, whether downgrades by bond rating agencies have occurred, industry analysts’ reports and, to a lesser extent given the relatively insignificant levels of depreciation in the Company’s debt portfolio, spread differentials between the effective rates on instruments in the portfolio compared to risk-free rates. The unrealized losses are primarily caused by (a) recent declines in profitability and near-term profit forecasts by industry analysts resulting from a decline in the level of business activity (b) recent downgrades by several industry analysts and (c) recent increases in interest rates. The contractual terms of these investments do not permit the companies to settle the security at a price less than the par value of the investment. The Company currently does not believe it is probable that it will be unable to collect all amounts due according to the contractual terms of the investments. Therefore, it is expected that the bonds would not be settled at a price less than the par value of the investment. Because (1) the Company does not intend to sell the securities; (2) the Company does not believe it is more likely than not that the Company will be required to sell the securities before recovery of its amortized cost basis; and (3) the present value of expected cash flows is sufficient to recover the entire amortized cost basis of the securities, the Company does not consider these investments to be other-than-temporarily impaired at December 31, 2013.

As of December 31, 2013, the net unrealized gain on the total marketable equity portfolio was $6.4 million. At December 31, 2013, 13 marketable equity securities have unrealized losses with aggregate depreciation of 2.5% from the Company’s cost basis. Although the issuers have shown declines in earnings as a result of the weakened economy, no credit issues have been identified that cause management to believe the decline in market value is other than temporary, and the Company has the ability and intent to hold these investments until a recovery of fair value. In analyzing an equity issuer’s financial condition, management considers industry analysts’ reports, financial performance and projected target prices of investment analysts within a one-year time frame. A decline of 10% or more in the value of an acquired equity security is generally the triggering event for management to review individual securities for liquidation and/or classification as other-than-temporarily impaired. Impairment losses are recognized when management concludes that declines in the value of equity securities are other than temporary, or when they can no longer assert that they have the intent and ability to hold depreciated equity securities for a period of time sufficient to allow for any anticipated recovery in fair value. Unrealized losses on marketable equity securities that are in excess of 25% of cost and that have been sustained for more than twelve months are generally considered-other-than temporary and charged to earnings as impairment losses, or realized through sale of the security.

3.	LOANS

A summary of loans follows:

	December 31,
	2013	2012
	(Dollars in thousands)
Real estate loans:
Residential real estate:
One- to four-family	$454,148	$443,228
Multi-family	288,172	178,948
Home equity lines of credit	54,499	60,907
Commercial real estate	1,032,408	795,642
Construction	208,799	173,255

Total real estate loans	2,038,026	1,651,980
Commercial business loans	247,005	147,814
Consumer	7,225	7,143

Total loans	2,292,256	1,806,937
Allowance for loan losses	(25,335)	(20,504)
Net deferred loan origination fees	(1,521)	(94)

Loans, net	$2,265,400	$1,786,339

The Company has transferred a portion of its originated commercial real estate loans to participating lenders. The amounts transferred have been accounted for as sales and are therefore not included in the Company’s accompanying balance sheets. The Company and participating lenders share ratably in any gains or losses that may result from a borrower’s lack of compliance with contractual terms of the loan. The Company continues to service the loans on behalf of the participating lenders and, as such, collects cash payments from the borrowers, remits payments to participating lenders and disburses required escrow funds to relevant parties. At December 31, 2013 and 2012, the Company was servicing loans for participants aggregating $62.8 million and $41.1 million, respectively.

As a result of the Mt. Washington Co-operative Bank acquisition in January 2010, the Company acquired loans at fair value of $345.3 million. Included in this amount was $27.7 million of loans with evidence of deterioration of credit quality since origination for which it was probable, at the time of the acquisition, that the Company would be unable to collect all contractually required payments receivable. The Company’s evaluation of loans with evidence of credit deterioration as of the acquisition date resulted in a nonaccretable discount of $7.6 million, which is defined as the loan’s contractually required payments receivable in excess of the amount of its cash flows expected to be collected. The Company considered factors such as payment history, collateral values, and accrual status when determining whether there was evidence of deterioration of the loan’s credit quality at the acquisition date.

The following is a summary of the outstanding balance of the acquired loans with evidence of credit deterioration:

	December 31,
	2013	2012
	(In thousands)
Real estate loans:
Residential real estate:
One- to four-family	$6,494	$7,581
Multi-family	846	1,280
Home equity lines of credit	509	568
Commercial real estate	720	1,646

Total real estate loans	8,569	11,075
Commercial business loans	78	78
Consumer	4	4

Outstanding principal balance	8,651	11,157
Discount	(2,215)	(2,595)

Carrying amount	$6,436	$8,562

A rollforward of accretable yield follows:

	Years Ended December 31,
	2013	2012	2011
	(In thousands)
Beginning balance	$1,047	$1,181	$—
Reclassification from nonaccretable discount	332	—	1,188
Accretion	(37)	(44)	(7)
Disposals	(161)	(90)	—

Ending balance	$1,181	$1,047	$1,181

An analysis of the allowance for loan losses and related information follows:

			Home
	One- to	Multi-	equity lines	Commercial		Commercial
	four-family	family	of credit	real estate	Construction	business	Consumer	Unallocated	Total
	(In thousands)
Allowance for loan losses:
Balance at December 31, 2010	$1,130	$1,038	$227	$5,238	$2,042	$448	$32	$—	$10,155
Provision (credit) for loan losses	795	280	136	1,875	(240)	685	132	—	3,663
Charge-offs	(192)	—	(123)	(150)	(869)	(72)	(96)	—	(1,502)
Recoveries	128	43	5	17	497	—	47	—	737

Balance at December 31, 2011	1,861	1,361	245	6,980	1,430	1,061	115	—	13,053
Provision for loan losses	919	114	33	3,917	2,382	1,102	114	—	8,581
Charge-offs	(599)	(72)	(52)	(719)	(398)	—	(164)	—	(2,004)
Recoveries	326	28	—	227	242	11	40	—	874

Balance at December 31, 2012	2,507	1,431	226	10,405	3,656	2,174	105	—	20,504
Provision (credit) for loan losses	(217)	1,084	(71)	2,426	1,525	1,523	200	—	6,470
Charge-offs	(531)	(96)	—	—	(1,362)	(288)	(283)	—	(2,560)
Recoveries	232	—	—	—	555	24	110	—	921

Balance at December 31, 2013	$1,991	$2,419	$155	$12,831	$4,374	$3,433	$132	$—	$25,335

December 31, 2013
Amount of allowance for loan losses for loans deemed to be impaired	$132	$—	$—	$190	$54	$—	$—	$—	$376
Amount of allowance for loan losses for loans not deemed to be impaired	1,859	2,419	155	12,641	4,320	3,433	132	—	24,959

	$1,991	$2,419	$155	$12,831	$4,374	$3,433	$132	$—	$25,335

Amount of allowance for loan losses for loans acquired with deteriorated credit quality included above	$44	$—	$—	$12	$—	$—	$—	$—	$56

Loans deemed to be impaired	$4,089	$4,002	$21	$10,820	$13,308	$1,232	$—		$33,472
Loans not deemed to be impaired	450,059	284,170	54,478	1,021,588	195,491	245,773	7,225		2,258,784

	$454,148	$288,172	$54,499	$1,032,408	$208,799	$247,005	$7,225		$2,292,256

			Home
	One- to	Multi-	equity lines	Commercial		Commercial
	four-family	family	of credit	real estate	Construction	business	Consumer	Unallocated	Total
	(In thousands)
December 31, 2012
Amount of allowance for loan losses for loans deemed to be impaired	$128	$90	$—	$204	$227	$—	$—	$—	$649
Amount of allowance for loan losses for loans not deemed to be impaired	2,379	1,341	226	10,201	3,429	2,174	105		19,855

	$2,507	$1,431	$226	$10,405	$3,656	$2,174	$105	$—	$20,504

Amount of allowance for loan losses for loans acquired with deteriorated credit quality included above	$31	$90	$—	$9	$—	$—	$—	$—	$130

Loans deemed to be impaired	$4,486	$5,784	$22	$12,146	$18,319	$424	$—		$41,181
Loans not deemed to be impaired	438,742	173,164	60,885	783,496	154,936	147,390	7,143		1,765,756

	$443,228	$178,948	$60,907	$795,642	$173,255	$147,814	$7,143		$1,806,937

The following table provides information about the Company’s past due and non-accrual loans:

	30-59	60-89	90 Days
	Days	Days	or Greater	Total	Loans on
	Past Due	Past Due	Past Due	Past Due	Non-accrual
	(In thousands)
December 31, 2013
Real estate loans:
Residential real estate:
One- to four-family	$6,203	$1,185	$6,714	$14,102	$17,622
Multi-family	75	—	85	160	—
Home equity lines of credit	2,504	178	744	3,426	2,689
Commercial real estate	314	—	2,742	3,056	8,972
Construction	497	—	11,297	11,794	11,298

Total real estate loans	9,593	1,363	21,582	32,538	40,581
Commercial business loans	284	50	852	1,186	949
Consumer	461	282	—	743	—

Total	$10,338	$1,695	$22,434	$34,467	$41,530

December 31, 2012
Real estate loans:
Residential real estate:
One- to four-family	$3,996	$2,476	$8,990	$15,462	$18,870
Multi-family	—	—	364	364	976
Home equity lines of credit	767	674	754	2,195	2,674
Commercial real estate	1,722	379	3,671	5,772	8,844
Construction	496	—	6,553	7,049	7,785

Total real estate loans	6,981	3,529	20,332	30,842	39,149
Commercial business loans	201	—	318	519	424
Consumer	479	132	—	611	—

Total	$7,661	$3,661	$20,650	$31,972	$39,573

At December 31, 2013 and 2012, the Company did not have any accruing loans past due 90 days or more. Delinquent loans at December 31, 2013 and 2012 included $1.3 million and $2.3 million of loans acquired with evidence of credit deterioration. At December 31, 2013 and 2012, non-accrual loans included $1.2 million and $3.9 million of loans acquired with evidence of credit deterioration.

The following tables provide information with respect to the Company’s impaired loans:

	December 31,
	2013			2012
		Unpaid			Unpaid
	Recorded	Principal	Related	Recorded	Principal	Related
	Investment	Balance	Allowance	Investment	Balance	Allowance
	(In thousands)
Impaired loans without a valuation allowance:
One- to four-family	$2,399	$2,699		$2,157	$2,465
Multi-family	4,002	4,002		5,419	5,893
Home equity lines of credit	21	21		22	22
Commercial real estate	9,327	10,014		9,752	10,054
Construction	12,930	15,926		16,726	17,818
Commercial business loans	1,232	1,635		424	502

Total	29,911	34,297		34,500	36,754

Impaired loans with a valuation allowance:
One- to four-family	1,690	1,806	$132	2,329	2,330	$128
Multi-family	—	—	—	365	482	90
Commercial real estate	1,493	1,493	190	2,394	2,394	204
Construction	378	389	54	1,593	1,787	227

Total	3,561	3,688	376	6,681	6,993	649

Total impaired loans	$33,472	$37,985	$376	$41,181	$43,747	$649

At December 31, 2013, additional funds of $2.9 million are committed to be advanced in connection with impaired construction loans.

	Years Ended December 31,
	2013			2012			2011
			Interest			Interest			Interest
	Average	Interest	Income	Average	Interest	Income	Average	Interest	Income
	Recorded	Income	Recognized	Recorded	Income	Recognized	Recorded	Income	Recognized
	Investment	Recognized	on Cash Basis	Investment	Recognized	on Cash Basis	Investment	Recognized	on Cash Basis
	(In thousands)
One- to four-family	$4,627	$219	$192	$4,510	$245	$196	$5,285	$344	$288
Multi-family	5,694	300	292	8,959	752	717	4,346	428	415
Home equity lines of credit	22	1	1	23	1	1	124	8	8
Commercial real estate	13,010	654	314	14,479	857	498	12,383	959	710
Construction	16,452	1,076	359	23,027	1,428	706	26,849	2,572	1,750
Commercial business loans	958	62	32	674	54	54	690	123	115

Total impaired loans	$40,763	$2,312	$1,190	$51,672	$3,337	$2,172	$49,677	$4,434	$3,286

The following table summarizes the TDRs at the dates indicated:

	December 31,
	2013	2012
	(In thousands)
TDRs on accrual status:
One- to four-family	$2,588	$1,992
Multi-family	109	110
Home equity lines of credit	21	22
Commercial real estate	1,368	1,393
Construction	—	3,319

Total TDRs on accrual status	4,086	6,836

TDRs on non-accrual status:
One- to four-family	1,500	2,493
Commercial real estate	4,309	4,466
Construction	9,489	3,838
Commercial business loans	192	—

Total TDRs on non-accrual status	15,490	10,797

Total TDRs	$19,576	$17,633

The following is a summary of TDRs modified during the periods indicated:

	Years Ended December 31,
	2013			2012			2011
	Number of	Pre- Modification	Post- Modification	Number of	Pre- Modification	Post- Modification	Number of	Pre- Modification	Post- Modification
	Loans	Balance	Balance	Loans	Balance	Balance	Loans	Balance	Balance
	(Dollars In thousands)
Real estate loans:
One- to four-family	2	$391	$391	6	$1,433	$1,433	9	$2,185	$2,185
Multi-family	—	—	—	1	110	110	—	—	—
Commercial real estate	1	207	207	1	1,395	1,395	1	3,450	3,450
Construction	2	2,946	2,946	—	—	—	2	2,237	2,237

Total	5	$3,544	$3,544	8	$2,938	$2,938	12	$7,872	$7,872

The following provides information on how loans were modified as TDRs during the periods indicated:

	Years Ended December 31,
	2013	2012	2011
	(In thousands)
Adjusted interest rates	$391	$1,433	$5,635
Extended maturity dates	2,946	—	—
Combination of rate and maturity	207	1,505	2,237

Total	$3,544	$2,938	$7,872

For loans modified as TDRs during the year ended December 31, 2013, the Company adjusted the interest rates on two loans with rate adjustments ranging from 1.50% to 2.63% and extended the maturity dates for three loans with extended periods ranging from nine months to 10 years. The loans modified as TDRs during 2012 primarily consisted of a loan with a rate reduction of 4.50% and a maturity extension of 30 years. For the year ended December 31, 2011, loans modified as TDRs included five loans with maturity extensions ranging from 2 years to 16 years and five loans with rate adjustments ranging from 0.46% to 2.46%.

The Company generally places loans modified as TDRs on non-accrual status for a minimum period of six months. Loans modified as TDRs qualify for return to accrual status once they have demonstrated performance with the modified terms of the loan agreement for a minimum of six months and future payments are reasonably assured. TDRs are reported as impaired loans with an allowance established as part of the allocated component of the allowance for loan losses when the discounted cash flows of the impaired loan is lower than the carrying value of that loan. TDRs may be removed from impairment disclosures in the year following the restructure if the borrower demonstrates compliance with the modified terms and the restructuring agreement specifies an interest rate equal to that which would be provided to a borrower with similar credit at the time of restructuring. At December 31, 2013 and 2012, the allowance for loan losses included an allocated component of $12,000 and $226,000, respectively, with $996,000 and $0 in charge-offs related to the TDRs modified during the years ended December 31, 2013 and 2012, respectively.

The following is a summary of TDRs that defaulted (became 90 days past due) in the first twelve months after restructure:

	Years Ended December 31,
	2013		2012		2011
	Number of	Recorded	Number of	Recorded	Number of	Recorded
	Loans	Investment	Loans	Investment	Loans	Investment
	(Dollars In thousands)
Real estate loans:
One- to four-family	—	$—	5	$908	3	$812
Construction	1	207	—	—	2	6,031

Total	1	$207	5	$908	5	$6,843

The Company utilizes a nine grade internal loan rating system for multi-family, commercial real estate, construction and commercial loans as follows:

•	Loans rated 1, 2, 3 and 3A: Loans in these categories are considered “pass” rated loans with low to average risk.

•	Loans rated 4 and 4A: Loans in these categories are considered “special mention.” These loans are starting to show signs of potential weakness and are being closely monitored by management.

•	Loans rated 5: Loans in this category are considered “substandard.” Generally, a loan is considered substandard if it is inadequately protected by the current net worth and paying capacity of the obligors and/or the collateral pledged. There is a distinct possibility that the Company will sustain some loss if the weakness is not corrected.

•	Loans rated 6: Loans in this category are considered “doubtful.” Loans classified as doubtful have all the weaknesses inherent in those classified substandard with the added characteristic that the weaknesses make collection or liquidation in full, on the basis of currently existing facts, highly questionable and improbable.

•	Loans rated 7: Loans in this category are considered uncollectible (“loss”) and of such little value that their continuance as loans is not warranted.

On an annual basis, or more often if needed, the Company formally reviews the ratings on all multi-family, commercial real estate, construction and commercial business loans. The Company also engages an independent third-party to review a significant portion of loans within these segments on at least an annual basis. Management uses the results of these reviews as part of its annual review process.

The following tables provide information with respect to the Company’s risk rating:

	December 31,
	2013				2012
	Multi-family				Multi-family
	residential	Commercial		Commercial	residential	Commercial		Commercial
	real estate	real estate	Construction	business	real estate	real estate	Construction	business
	(In thousands)
Loans rated 1 - 3A	$275,711	$1,015,172	$178,980	$245,646	$164,370	$773,844	$125,418	$145,676
Loans rated 4 - 4A	1,665	4,315	—	4	8,455	10,216	29,551	1,582
Loans rated 5	10,796	12,921	29,819	1,355	6,123	11,582	18,286	556
Loans rated 6	—	—	—	—	—	—	—	—
Loans rated 7	—	—	—	—	—	—	—	—

Total	$288,172	$1,032,408	$208,799	$247,005	$178,948	$795,642	$173,255	$147,814

For one- to four-family real estate loans, home equity lines of credit and consumer loans, management uses delinquency reports as the key credit quality indicator.

4.	SERVICING

Loans serviced for others by the Company are not included in the accompanying consolidated balance sheets. The risks inherent in mortgage service assets relate primarily to changes in prepayments that result from shifts in mortgage interest rates. The unpaid principal balances of mortgage loans serviced for others amounted to $163.4 million, $174.3 million and $127.4 million at December 31, 2013, 2012 and 2011, respectively.

Included in loans serviced for others at December 31, 2013, 2012 and 2011 is $71.2 million, $80.1 million and $60.6 million, respectively, of loans serviced for the Federal Home Loan Bank of Boston with a recourse provision whereby the Company may be obligated to participate in potential losses on a limited basis when a realized loss on foreclosure occurs. Losses are borne in priority order by the borrower, PMI insurance, the Federal Home Loan Bank and the Company. At December 31, 2013, 2012 and 2011, the maximum contingent liability associated with loans sold with recourse is $3.2 million, $3.0 million and $1.9 million, respectively, which is not recorded in the consolidated financial statements. The Company has never repurchased any loans or incurred any losses under these recourse provisions.

The fair value of servicing rights was determined using discounts rates ranging from 8.50% to 11.50% and projected prepayment speeds from the Securities Industry & Financial Markets Association PSA tables ranging from 122 to 362 at December 31, 2013. At December 31, 2012, the fair value of servicing rights was determined using discounts rates ranging from 7.50% to 10.50% and projected prepayment speeds from the Securities Industry & Financial Markets Association PSA tables ranging from 362 to 435.

The following summarizes mortgage servicing rights capitalized and amortized, along with the aggregate activity in related valuation allowances:

	Years Ended December 31,
	2013	2012	2011
	(In thousands)
Mortgage servicing rights:
Balance at beginning of year	$928	$533	$585
Additions	99	708	141
Amortization	(303)	(313)	(193)

Balance at end of year	724	928	533
Valuation allowance:
Balance at beginning of year	70	—	—
Recoveries	(62)	—	—
Provisions	—	70	—

Balance at end of year	8	70	—

Mortgage servicing assets, net	$716	$858	$533

Fair value of mortgage servicing assets	$1,517	$1,065	$533

The following servicing fees are included in loan fee income:

	Years Ended December 31,
	2013	2012	2011
	(In thousands)
Contractually specified servicing fees	$417	$354	$288
Late fees	11	10	11
Ancillary fees	2	3	2

	$430	$367	$301

5.	FORECLOSED REAL ESTATE

At December 31, 2013, foreclosed assets consist of one townhouse construction development project, one commercial property and one residential property held for sale.

Foreclosed real estate is presented net of an allowance for losses. An analysis of the allowance for losses on foreclosed real estate is as follows:

	Years Ended December 31,
	2013	2012	2011
	(In thousands)
Balance at beginning of year	$515	$638	$413
Provision for losses	413	418	241
Charge-offs	(53)	(541)	(16)

Balance at end of year	$875	$515	$638

Expenses applicable to foreclosed real estate include the following:

	Years Ended December 31,
	2013	2012	2011
	(In thousands)
Net gain on sales	$(68)	$(33)	$(230)
Provision for losses	413	418	241
Operating expenses, net of rental income	134	214	317

Total foreclosed real estate expenses	$479	$599	$328

6.	PREMISES AND EQUIPMENT

A summary of the cost and accumulated depreciation and amortization of premises and equipment follows:

			Estimated
	December 31,		Useful
	2013	2012	Lives
	(In thousands)
Land and land improvements	$8,243	$8,243	N/A
Buildings	33,393	32,850	40 years
Leasehold improvements	4,637	4,022	5-20 years
Equipment	16,154	14,398	3-7 years

	62,427	59,513
Less accumulated depreciation and amortization	(23,001)	(20,794)

	$39,426	$38,719

Depreciation and amortization expense for the years ended December 31, 2013, 2012 and 2011 amounted to $2.3 million, $2.1 million and $2.3 million, respectively.

Lease Commitments

The Company is obligated under non-cancelable operating lease agreements for banking offices and facilities. These leases have terms with renewal options, the cost of which is not included below. The leases generally provide that real estate taxes, insurance, maintenance and other related costs are to be paid by the Company. At December 31, 2013, future minimum lease payments are as follows:

Years Ending December 31,	Amount
(In thousands)
2014	$1,341
2015	1,350
2016	1,272
2017	1,091
2018	1,008
Thereafter	4,646

$10,708

Total rent expense for all operating leases amounted to $1.2 million, $963,000 and $708,000 for the years ended December 31, 2013, 2012 and 2011, respectively.

7.	DEPOSITS

A summary of deposit balances, by type, follows:

	December 31,
	2013	2012
	(In thousands)
Demand deposits	$255,639	$204,079
NOW deposits	210,277	180,629
Money market deposits	847,360	606,861
Regular savings and other deposits	259,608	245,634

Total non-certificate accounts	1,572,884	1,237,203

Term certificates less than $100,000	296,525	300,648
Term certificates $100,000 and greater	379,191	327,582

Total term certificates	675,716	628,230

Total deposits	$2,248,600	$1,865,433

A summary of term certificates, by maturity, follows:

	December 31,
	2013		2012
		Weighted		Weighted
Maturing	Amount	Average Rate	Amount	Average Rate
	(Dollars in thousands)
Within 1 year	$440,178	1.08%	$350,988	1.06%
Over 1 year to 2 years	140,466	1.48	151,237	1.63
Over 2 years to 3 years	55,628	1.75	74,701	2.14
Over 3 years to 4 years	18,703	1.82	30,120	2.30
Over 4 years to 5 years	17,685	1.47	18,261	1.84
Greater than 5 years	3,056	5.13	2,923	4.44

	$675,716	1.27%	$628,230	1.42%

8.	BORROWINGS

Long-term debt consists of FHLB advances as follows:

	December 31, 2013		December 31, 2012
Maturing During the		Weighted		Weighted
Year Ending December 31,	Amount	Average Rate	Amount	Average Rate
	(Dollars in thousands)
2013	$—	—%	$44,323	3.10%
2014	4,000	2.37	4,000	2.37
2015	19,500	2.05	17,000	2.25
2016	16,500	1.97	6,500	3.99
2017	77,500	1.35	77,500	1.35
2018	25,000	1.19	—	—
2019	10,203	1.23	11,931	1.23
2020	9,200	1.22	—	—

	$161,903	1.48%	$161,254	2.05%

At December 31, 2013, advances amounting to $6.5 million are callable by the FHLB prior to maturity.

As of December 31, 2013, the Company also has an available line of credit of $9.4 million with the FHLB at an interest rate that adjusts daily. No amounts were drawn on the line of credit as of December 31, 2013 and 2012. All borrowings from the FHLB are secured by investment securities (see Note 2) and qualified collateral, consisting of a blanket lien on one- to four-family loans and certain multi-family and commercial real estate loans held in the Bank’s portfolio. At December 31, 2013, the company pledged multi-family and commercial real estate loans with carrying values totaling $73.0 million and $241.7 million, respectively.

9.	INCOME TAXES

Allocation of federal and state income taxes between current and deferred portions is as follows:

	Years Ended December 31,
	2013	2012	2011
	(In thousands)
Current tax provision:
Federal	$8,875	$7,269	$4,805
State	2,420	1,842	1,185

Total current provision	11,295	9,111	5,990

Deferred tax (benefit) provision:
Federal	(2,514)	(2,246)	500
State	(710)	(535)	111

Total deferred (benefit) provision	(3,224)	(2,781)	611

Total tax provision	$8,071	$6,330	$6,601

The reasons for the differences between the statutory federal income tax rate and the effective tax rates are summarized as follows:

	Years Ended December 31,
	2013	2012	2011
Statutory federal tax rate	35.0%	35.0%	35.0%
Increase (decrease) resulting from:
State taxes, net of federal tax benefit	4.7	4.5	4.5
Dividends received deduction	(1.5)	(1.9)	(1.4)
Bank-owned life insurance	(1.8)	(2.2)	(2.3)
Tax exempt income	(4.0)	(3.1)	(0.5)
Other, net	1.9	1.4	0.2

Effective tax rates	34.3%	33.7%	35.5%

The components of the net deferred tax asset are as follows:

	December 31,
	2013	2012
	(In thousands)
Deferred tax assets:
Federal	$13,945	$11,816
State	3,950	3,353

	17,895	15,169

Deferred tax liabilities:
Federal	(3,524)	(4,372)
State	(893)	(1,087)

	(4,417)	(5,459)

Net deferred tax asset	$13,478	$9,710

The tax effects of each item that give rise to deferred tax assets and deferred tax liabilities are as follows:

	December 31,
	2013	2012
	(In thousands)
Deferred tax assets:
Allowance for loan losses	$10,349	$8,376
Employee benefit and retirement plans	3,687	3,102
Acquisition accounting	2,362	2,581
Non-accrual interest	734	382
Foreclosed real estate	454	452
Other-than-temporary impairment losses	97	97
Other	212	179

	17,895	15,169

Deferred tax liabilities:
Net unrealized gain on securities available for sale	(2,969)	(3,615)
Depreciation and amortization	(902)	(1,293)
Mortgage servicing rights	(293)	(350)
Other	(253)	(201)

	(4,417)	(5,459)

Net deferred tax asset	$13,478	$9,710

The Company reduces deferred tax assets by a valuation allowance if, based on the weight of available evidence, it is not “more likely than not” that some portion or all of the deferred tax assets will be realized. The Company assesses the realizability of its deferred tax assets by assessing the likelihood of the Company generating federal and state tax income, as applicable, in future periods in amounts sufficient to offset the deferred tax charges in the periods they are expected to reverse. Based on this assessment, management concluded that a valuation allowance was not required as of December 31, 2013, 2012 and 2011.

A summary of the change in the net deferred tax asset is as follows:

	Years Ended December 31,
	2013	2012	2011
	(In thousands)
Balance at beginning of year	$9,710	$7,434	$5,441
Deferred tax benefit (provision)	3,224	2,781	(611)
Deferred tax effects of:
Change in net unrealized gain (loss) on securities available for sale	646	(489)	2,511
Amortization of defined benefit plan net actuarial loss and prior service cost	(102)	(16)	93

Balance at end of year	$13,478	$9,710	$7,434

The federal income tax reserve for loan losses at the Company’s base year is $9.8 million. If any portion of the reserve is used for purposes other than to absorb loan losses, approximately 150% of the amount actually used (limited to the amount of the reserve) would be subject to taxation in the year in which used. As the Company intends to use the reserve to absorb only loan losses, a deferred tax liability of $4.0 million has not been provided.

The Company’s income tax returns are subject to review and examination by federal and state taxing authorities. The Company is currently open to audit under the applicable statutes of limitations by the Internal Revenue Service for the years ended December 31, 2010 through 2013. The years open to examination by state taxing authorities vary by jurisdiction; no years prior to 2010 are open. Mt. Washington’s final income tax return as of January 4, 2010 is also open to audit.

10.	OTHER COMMITMENTS AND CONTINGENCIES AND DERIVATIVES

In the normal course of business, there are outstanding commitments and contingencies which are not reflected in the accompanying consolidated financial statements.

Loan Commitments

The Company is party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers and to reduce its own exposure to fluctuations in interest rates. The instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the accompanying consolidated balance sheets. The contract amounts of those instruments reflect the extent of involvement the Company has in particular classes of financial instruments.

The Company’s exposure to credit loss in the event of nonperformance by the counterparty to the financial instrument for loan commitments is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments as it does for on-balance sheet instruments.

A summary of outstanding financial instruments whose contract amounts represent credit risk is as follows:

	December 31,
	2013	2012
	(In thousands)
Unadvanced portion of existing loans:
Construction	$239,977	$166,482
Home equity line of credit	37,422	39,698
Other lines and letters of credit	104,956	56,174
Commitments to originate:
One- to four-family	11,592	17,752
Commercial real estate	92,526	51,540
Construction	83,439	83,078
Commercial business loans	39,928	24,355
Other loans	3,749	205

Total loan commitments outstanding	$613,589	$439,284

Commitments to originate loans are agreements to lend to a customer provided there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since a portion of the commitments are expected to expire without being drawn upon, the total commitments do not necessarily represent future cash requirements. The Company evaluates each customer’s credit worthiness on a case by case basis. The amount of collateral obtained, if deemed necessary by the Company for the extension of credit, is based upon management’s credit evaluation of the borrower. Collateral held includes, but is not limited to, residential real estate and deposit accounts.

Unfunded commitments under lines of credit are commitments for possible future extensions of credit to existing customers. These lines of credit are collateralized if deemed necessary and usually do not contain a specified maturity date and may not be drawn upon to the total extent to which the Company is committed. Letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Those letters of credit are primarily issued to support borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers.

Derivative Financial Instruments

The Company is a party to interest rate derivatives that are not designated as hedging instruments. These derivatives relate to interest rate swaps that the Company enters into with commercial business customers to synthetically convert their loans from a variable rate to a fixed rate. The Company pays interest to the customer at a floating rate on the notional amount and receives interest from the customer at a fixed rate for the same notional amount. Concurrently, the Company enters into an offsetting interest rate swap with a 3rd party financial institution. In the offsetting swap, the Company pays the other financial institution interest at the same fixed rate on the same notional amount as the swap entered into with the customer, and receives interest from the financial institution for the same floating rate on the same notional amount. The changes in the fair value of the swaps offset each other, except for the credit risk of the counterparties, which is determined by taking into consideration the risk rating, probability of default and loss of given default for all counterparties. As of December 31, 2013, the Company had $300,000 in cash pledged for collateral on its interest rate swap with the 3rd party financial institution.

At December 31, 2013, summary information regarding these derivatives is presented below:

	Notional Amount	Maturity	Interest Rate Paid	Interest Rate Received	Fair Value
	(In thousands)
Customer interest rate swap	$11,268	10/17/33	1 Mo Libor + 175bp	Fixed (4.1052%)	$57
3rd party interest rate swap	11,268	10/17/33	Fixed (4.1052%)	1 Mo Libor + 175bp	(57)

Derivative Loan Commitments

Residential real estate loan commitments are referred to as derivative loan commitments if the loan that will result from exercise of the commitment will be held for sale upon funding. The Company enters into commitments to fund residential real estate loans at specified times in the future, with the intention that these loans will subsequently be sold in the secondary market. A residential loan commitment requires the Company to originate a loan at a specific interest rate upon the completion of various underwriting requirements. Outstanding derivative loan commitments expose the Company to the risk that the price of the loans arising from the exercise of the loan commitment might decline from the inception of the rate lock to funding of the loan due to increases in loan interest rates. If interest rates increase, the value of these commitments decreases. Conversely, if interest rates decrease, the value of these loan commitments increase. Derivative loan commitments with a notional amount of $4.8 million and $35.9 million were outstanding at December 31, 2013 and 2012, respectively. The fair value of such commitments was a net asset of $13,000 and $288,000 at December 31, 2013 and 2012, respectively.

Forward Loan Sale Commitments

To protect against the price risk inherent in derivative loan commitments, the Company utilizes both “mandatory delivery” and “best efforts” forward loan sale commitments to mitigate the risk of potential decreases in the values of loans that would result from the exercise of the derivative loan commitments. Under a “mandatory delivery” contract, the Company commits to deliver a certain principal amount of mortgage loans to an investor at a specified price on or before a specified date. If the Company fails to deliver the amount of mortgages necessary to fulfill the commitment by the specified date, it is obligated to pay the investor a “pair-off” fee, based then-current market prices, to compensate the investor for the shortfall. Under a “best efforts” contract, the Company commits to deliver an individual mortgage loan of a specified principal amount and quality to an investor and the investor commits to a price that it will purchase the loan from the Company if the loan to the underlying borrower closes. The Company generally enters into forward sale contracts on the same day it commits to lend funds to a potential borrower. The Company expects that these forward loan sale commitments will experience changes in fair value opposite to the change in fair value of derivative loan commitments. Forward loan sale commitments with a notional amount of $7.0 million and $44.4 million were outstanding at December 31, 2013 and 2012, respectively. The fair value of such commitments was a net asset of $75,000 at December 31,2013 and a net liability of $12,000 at December 31, 2012.

The following table presents the fair values of derivative instruments in the balance sheet.

	Assets		Liabilities
	Balance Sheet Location	Fair Value	Balance Sheet Location	Fair Value
	(In thousands)
December 31, 2013
Derivative loan commitments	Other assets	$38	Other liabilities	$25
Forward loan sale commitments	Other assets	82	Other liabilities	7
Loan level interest rate swaps	Other assets	57	Other liabilities	57

Total		$177		$89

December 31, 2012
Derivative loan commitments	Other assets	$288	N/A	$—
Forward loan sale commitments	N/A	—	Other liabilities	12

Total		$288		$12

The following table presents information pertaining to gains (losses) on the Company’s derivative instruments included in the consolidated statement of income.

		Years Ended December 31,
Derivative Instrument	Location of Gain/(Loss)	2013	2012	2011
		(In thousands)
Derivative loan commitments	Mortgage banking gains, net	$(275)	$(248)	$536
Forward loan sale commitments	Mortgage banking gains, net	87	16	(28)

Total		$(188)	$(232)	$508

For the year ended December 31, 2013, the Company recognized net mortgage banking gains of $583,000, consisting of $771,000 in net gains on sale of loans and $188,000 in net derivative mortgage banking losses. For the year ended December 31, 2012, the Company recognized net mortgage banking gains of $2.4 million, consisting of $2.6 million in net gains on sale of loans and $232,000 in net derivative mortgage banking losses. For the year ended December 31, 2011, the Company recognized net mortgage banking gains of $2.1 million, consisting of $1.6 million in net gains on sale of loans and $508,000 in net derivative mortgage banking gains.

Other Commitments

In July 2010, we extended the contract with our core data processing provider through December 2017. This contract extension resulted in an outstanding commitment of $8.9 million as of December 31, 2013, with total annual payments of $2.2 million.

Employment and Change in Control Agreements

The Company has entered into employment agreements with certain senior executives which provide for a minimum annual salary, subject to increase at the discretion of the Board of Directors, and other benefits. The agreements may be terminated for cause by the Company without further liability on the part of the Bank, or by the executives with prior written notice to the Board of Directors. The Company also has change in control agreements with several officers which provide a severance payment in the event employment is terminated in conjunction with a defined change in control.

Legal Claims

Various legal claims may arise from time to time in the normal course of business, but in the opinion of management, these claims are not expected to have a material effect on the Company’s consolidated financial statements.

11.	EMPLOYEE BENEFIT PLANS

401(k) Plan

The Company has a 401(k) plan to provide retirement benefits for eligible employees. Under this plan, each employee reaching the age of eighteen and having completed at least three months of service in any one twelve-month period, beginning with such employee’s date of employment, can elect to be a participant in the retirement plan. All participants are fully vested upon entering the plan. The Company contributes an amount equal to three percent of an employee’s compensation regardless of the employee’s contributions and makes matching contributions equal to fifty percent of the first six percent of an employee’s compensation contributed to the Plan. For the years ended December 31, 2013, 2012 and 2011, expense attributable to the plan amounted to $1.3 million, $1.1 million and $970,000, respectively.

Supplemental Executive Retirement Benefits — Officers and Directors

The Company has supplemental retirement benefit agreements with certain officers. The present value of the estimated future benefits is accrued over the required service periods. At December 31, 2013 and 2012, the accrued liability for these agreements amounted to $4.5 million and $3.5 million, respectively.

The Company also has a Supplemental Executive Retirement Plan for certain directors which provide for a defined benefit obligation, based on the director’s final average compensation. The plan is unfunded for tax purposes. The Company doesn’t expect to make any contributions to the plan in 2014. Information pertaining to the activity in the plan is as follows:

	Years Ended December 31,
	2013	2012	2011
	(In thousands)
Change in plan assets:
Fair value of plan assets at beginning of year	$—	$—	$—
Employer contribution	—	302	—
Benefit payments	—	(302)	—

Fair value of plan assets at end of year	—	—	—

Change in benefit obligation:
Benefit obligation at beginning of year	1,091	1,245	828
Service cost	85	91	87
Interest cost	35	42	43
Benefit payments	—	(302)	—
Actuarial (gain) loss	(137)	15	287

Benefit obligation at end of year	1,074	1,091	1,245

Funded status at end of year	$(1,074)	$(1,091)	$(1,245)

Accrued benefit obligation at end of year	$(1,074)	$(1,091)	$(1,245)

Accumulated benefit obligation at end of year	$(1,000)	$(1,006)	$(1,153)

The assumptions used to determine benefit obligations are as follows:

	Years Ended December 31,
	2013	2012	2011
Discount rate	4.00%	3.50%	4.25%
Rate of compensation increase	3.00%	3.00%	3.00%
Retirement age	72	72	72

The components of net periodic benefit cost are as follows:

	Years Ended December 31,
	2013	2012	2011
	(In thousands)
Service cost	$85	$91	$87
Interest cost	35	42	43
Recognition of prior service cost	28	28	28
Amortization of unrecognized loss	61	68	—

	$209	$229	$158

The assumptions used to determine net periodic benefit costs are as follows:

	Years Ended December 31,
	2013	2012	2011
Discount rate	3.50%	4.25%	5.25%
Rate of compensation increase	3.00%	3.00%	3.00%
Retirement age	72	72	72

For the directors’ plan, the expected future benefit payments are $833,000 in 2015 and $561,000 in 2019 through 2023.

Supplemental executive retirement benefit expense for officers and directors amounted to $1.2 million, $1.0 million and $791,000 for the years ended December 31, 2013, 2012 and 2011, respectively.

Long-Term Health Care Plan

The Company provides long-term health care policies for certain directors and executives. The plan is unfunded and has no assets. Information pertaining to activity in the plan is as follows:

	Years Ended December 31,
	2013	2012	2011
	(In thousands)
Change in plan assets:
Fair value of plan assets at beginning of year	$—	$—	$—
Employer contribution	48	44	44
Benefit payments	(48)	(44)	(44)

Fair value of plan assets at end of year	—	—	—

Change in benefit obligation:
Benefit obligation at beginning of year	801	759	737
Interest cost	24	30	33
Benefit payments	(48)	(44)	(44)
Actuarial (gain) loss	(45)	56	33

Benefit obligation at end of year	732	801	759

Funded status at end of year	$(732)	$(801)	$(759)

Accumulated benefit obligation at end of year	$(732)	$(801)	$(759)

The assumptions used to determine benefit obligations are as follows:

	Years Ended December 31,
	2013	2012	2011
Discount rate	3.78%	3.06%	4.06%
Rate of premium increases	4.00%	4.00%	4.00%

The components of net periodic benefit cost are as follows:

	Years Ended December 31,
	2013	2012	2011
	(In thousands)
Service cost	$—	$—	$—
Interest cost	24	30	33
Recognition of prior service cost	17	18	18
Recognized net actuarial loss	5	26	—

	$46	$74	$51

The assumptions used to determine net periodic benefit costs are as follows:

	Years Ended December 31,
	2013	2012	2011
Discount rate	3.06%	4.06%	4.67%
Rate of premium increases	4.00%	4.00%	4.00%

The expected future contributions and benefit payments for this plan are as follows:

Year Ending December 31,	Amount
(In thousands)
2014	$53
2015	55
2016	58
2017	60
2018	62
2019-2023	298

Share-Based Compensation Plan

In 2008, stockholders of the Company approved the 2008 Equity Incentive Plan (the “Equity Incentive Plan”). The Equity Incentive Plan provides for the award of up to 1,449,000 shares of common stock pursuant to grants of restricted stock awards, incentive stock options, non-qualified stock options and stock appreciation rights (“SARs”); provided, however, that no more than 1,035,000 shares may be issued or delivered in the aggregate pursuant to the exercise of stock options or stock appreciation rights and no more than 414,000 shares may be issued or delivered pursuant to restricted stock awards. As of December 31, 2013, there were 35,520 restricted stock awards and 62,450 stock options that remain available for future grants.

As of December 31, 2009, the Company had repurchased 414,000 shares of the Company’s common stock at a cost of $3.7 million through a stock repurchase program to fund restricted awards under the plan. Pursuant to terms of the Equity Incentive Plan, the Board of Directors has granted stock options and restricted shares to employees and directors. The options may be treated as stock appreciation rights that are settled in stock at the option of the vested participant. All of the awards granted to date vest evenly over a five year period from the date of the grant.

The fair value of each option award is estimated on the date of grant using the Black-Scholes Option-Pricing Model. The expected volatility is based on historical volatility of the stock price. The dividend yield assumption is based on the Company’s expectation of dividend payouts. The Company uses historical employee turnover data to determine the expected forfeiture rate in the valuation model. The risk-free rate for periods within the contractual life of the option is based on the U.S. Treasury yield curve in effect at the date of grant.

The Company utilized the simplified method of calculating the expected term of the options granted in 2011, 2012 and 2013 because limited historical data specific to the shares exists at the present time. The simplified method is an appropriate method because the option awards are “plain vanilla” shares that are valued utilizing the Black-Scholes method. The weighted-average assumptions used for options granted during the years ended December 31, 2013, 2012 and 2011 are as follows:

	Weighted Average Assumptions
	2013	2012	2011
Expected term (years)	6.50	6.50	6.50
Expected dividend yield	0.44%	0.58%	0.62%
Expected volatility	30.94%	31.05%	29.84%
Expected forfeiture rate	—%	—%	—%
Risk-free interest rate	1.19%	1.18%	1.97%
Fair value of options granted	$5.82	$4.38	$4.07

The weighted average grant date fair value of options granted in 2013, 2012 and 2011 was $289,000, $77,000 and $208,000, respectively.

A summary of options and SARs under the plan as of December 31, 2013, and activity during the year then ended, is presented below:

	Number of Shares	Weighted - Average Exercise Price
Options outstanding at beginning of year	897,450	$9.58
Options granted	49,700	18.52
Options exercised	(3,700)	9.47
SARs exercised	(10,000)	9.43

Options outstanding at end of year	933,450	$10.06

Options exercisable at end of year	763,540	$9.42

The following table summarizes information about options outstanding and options exercisable at December 31, 2013:

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Number of Shares	Weighted - Average Remaining Contractual Life (in years)	Weighted - Average Exercise Price	Number of Shares	Weighted - Average Remaining Contractual Life (in years)	Weighted - Average Exercise Price
$ 8.50 - 9.00	301,650	5.70	$8.90	240,300	5.70	$8.90
$ 9.00 - 9.50	509,000	4.87	9.49	496,000	4.84	9.49
$10.50 - 11.00	2,500	6.57	10.75	1,500	6.57	10.75
$11.00 - 11.50	5,000	6.48	11.13	3,000	6.48	11.13
$12.00 - 12.50	20,600	7.90	12.23	8,240	7.90	12.23
$13.00 - 13.50	25,000	7.86	13.29	7,500	7.70	13.32
$13.50 - 14.00	15,000	7.52	13.73	6,000	7.52	13.73
$16.00 - 16.50	5,000	8.95	16.30	1,000	8.95	16.30
$18.00 - 18.50	46,700	9.32	18.28	N/A	N/A	N/A
$22.00 - 22.50	3,000	9.81	22.24	N/A	N/A	N/A

	933,450	5.60		763,540	5.21

The aggregate intrinsic value, which fluctuates based on changes in the fair market value of the Company’s stock, is $11.7 million and $10.0 million for all outstanding and exercisable options, respectively, at December 31, 2013, based on a closing stock price of $22.58. The aggregate intrinsic value represents the total pretax intrinsic value (i.e., the difference between the Company’s closing stock price on the last trading day of 2013 and the weighted-average exercise price, multiplied by the number of shares) that would have been received by the option holders had all option holders exercised their options on December 31, 2013.

Shares for the exercise of stock options are expected to come from the Company’s authorized and unissued shares or treasury shares.

The following table summarizes the Company’s non-vested restricted stock activity for the year ended December 31, 2013:

	Number of Shares	Weighted - Average Grant - Date Fair Value
Non-vested restricted stock at beginning of year	119,055	$10.25
Granted	48,700	18.96
Vested	(63,895)	9.71
Forfeited	(50)	9.50

Non-vested restricted stock at end of year	103,810	14.68

The total fair value of restricted shares vested in 2013 was $1.4 million.

For the years ended December 31, 2013, 2012 and 2011, compensation expense and the related tax benefit for the plan totaled $1.2 million and 325,000, $1.2 million and $309,000 and $1.1 million and $288,000, respectively.

As of December 31, 2013, there was $2.0 million of total unrecognized compensation expense related to non-vested options and restricted shares granted under the plan. This cost is expected to be recognized over a weighted-average period of 3.3 years.

Employee Stock Ownership Plan

The Company established an ESOP for its eligible employees effective January 1, 2008 to provide eligible employees the opportunity to own Company stock. The plan is a tax-qualified retirement plan for the benefit of all Company employees. Contributions are allocated to eligible participants on the basis of compensation, subject to federal tax law limits. The ESOP acquired 828,000 shares in the stock offering with the proceeds of a loan totaling $8.3 million from the Company’s subsidiary, Meridian Interstate Funding Corporation. The loan is payable annually over 20 years at a rate of 6.5%. The loan is secured by the shares purchased, which are held in a suspense account for allocation among participants as the loan is repaid. The Company’s annual cash contributions to the ESOP at a minimum will be sufficient to service the annual debt of the ESOP. Shares used as collateral to secure the loan are released and available for allocation to eligible employees as the principal and interest on the loan is paid.

At December 31, 2013, the remaining principal balance on the ESOP debt is payable as follows:

Year Ending December 31,	Amount
(In thousands)
2014	$310
2015	330
2016	351
2017	375
2018	399
Therafter	4,985

$6,750

Shares held by the ESOP include the following:

	December 31,
	2013	2012
	(In thousands)
Allocated	207	166
Committed to be allocated	41	41
Unallocated	580	621

	828	828

The fair value of the unallocated shares was $13.1 million and $10.4 million at December 31, 2013 and 2012, respectively. Total compensation expense recognized in connection with the ESOP for 2013, 2012 and 2011 was $814,000, $606,000 and $532,000, respectively.

Bank-Owned Life Insurance

The Company is the sole owner of life insurance policies pertaining to certain employees. The Company has entered into agreements with these employees whereby the Company will pay to the employees’ estate or beneficiaries a portion of the death benefit that the Company will receive as beneficiary of such policies. These post-retirement benefits are accrued over the expected service period of the employees. Expense associated with this post-retirement benefit for the years ended December 31, 2013, 2012 and 2011 amounted to $567,000, $388,000 and $241,000, respectively.

Incentive Compensation Plan

Eligible officers and employees of the Company participate in an incentive compensation plan which is based on various factors as set forth by the Executive Committee. Incentive compensation plan expense for the years ended December 31, 2013, 2012 and 2011 amounted to $3.3 million, $3.1 million and $1.9 million, respectively.

12.	RELATED PARTY TRANSACTIONS

Loans

The following summarizes the activity with respect to loans made to the Company’s officers and directors, and their affiliates.

	Years Ended December 31,
	2013	2012
	(In thousands)
Balance at beginning of year	$3,281	$3,282
Additions	661	807
Reductions	(899)	(808)

Balance at end of year	$3,043	$3,281

Such loans are made in the normal course of business at the Bank’s normal credit terms, including interest rate and collateral requirements, and do not represent more than a normal risk of collection.

Deposits

Deposits from related parties totaled $50.1 million and $51.9 million at December 31, 2013 and 2012, respectively. All such deposits were accepted in the ordinary course of business on substantially the same terms as those prevailing at the time for comparable transactions with other persons.

13.	STOCKHOLDERS’ EQUITY

Minimum Regulatory Capital Requirements

The Company and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company’s and Bank’s consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and the Bank must meet specific capital guidelines that involve quantitative measures of their assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors. Prompt corrective action provisions are not applicable to mutual holding companies.

Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (set forth in the table) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined) and of Tier 1 capital (as defined) to average assets (as defined). Management believes, as of December 31, 2013 and 2012, that the Company and the Bank meet all capital adequacy requirements to which they are subject. As of December 31, 2013, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the following table. There are no conditions or events since that notification that management believes have changed the Bank’s category.

The Company’s and the Bank’s actual capital amounts and ratios follow:

	Actual		Minimum Capital Requirement		Minimum To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in thousands)
December 31, 2013
Total Capital (to Risk Weighted Assets):
Company	$259,577	10.8%	$192,797	8.0%	N/A	N/A
Bank	246,100	10.2	192,511	8.0	$240,639	10.0%
Tier 1 Capital (to Risk Weighted Assets):
Company	231,342	9.6	96,398	4.0	N/A	N/A
Bank	217,865	9.1	96,256	4.0	144,383	6.0
Tier 1 Capital (to Average Assets):
Company	231,342	8.7	105,999	4.0	N/A	N/A
Bank	217,865	8.2	105,702	4.0	132,127	5.0
December 31, 2012
Total Capital (to Risk Weighted Assets):
Company	$237,527	11.9%	$159,344	8.0%	N/A	N/A
Bank	201,113	10.2	157,224	8.0	$196,531	10.0%
Tier 1 Capital (to Risk Weighted Assets):
Company	215,255	10.8	79,672	4.0	N/A	N/A
Bank	178,852	9.1	78,612	4.0	117,918	6.0
Tier 1 Capital (to Average Assets):
Company	215,255	9.7	88,858	4.0	N/A	N/A
Bank	178,852	8.2	87,742	4.0	109,678	5.0

A reconciliation of the Company’s and Bank’s stockholders’ equity to regulatory capital follows:

	December 31, 2013		December 31, 2012
	Consolidated	Bank	Consolidated	Bank
	(In thousands)
Total stockholders’ equity per financial statements	$249,205	$235,728	$233,943	$197,399
Adjustments to Tier 1 capital:
Accumulated other comprehensive income	(4,104)	(4,104)	(4,915)	(4,774)
Goodwill disallowed	(13,687)	(13,687)	(13,687)	(13,687)
Servicing assets disallowed	(72)	(72)	(86)	(86)

Total Tier 1 capital	231,342	217,865	215,255	178,852

Adjustments to total capital:
Allowance for loan losses	25,335	25,335	20,504	20,504
45% of net unrealized gains on marketable equity securities	2,900	2,900	1,768	1,757

Total regulatory capital	$259,577	$246,100	$237,527	$201,113

In July 2013, the Federal Deposit Insurance Corporation and the other federal bank regulatory agencies issued a final rule that will revise their leverage and risk-based capital requirements and the method for calculating risk-weighted assets to make them consistent with agreements that were reached by the Basel Committee on Banking Supervision and certain provisions of the Dodd-Frank Act. The final rule applies to all depository institutions, top-tier bank holding companies with total consolidated assets of $500 million or more and top-tier savings and loan holding companies. Among other things, the rule establishes a new common equity Tier 1 minimum capital requirement (4.5% of risk-weighted assets), increases the minimum Tier 1 capital to risk-based assets requirement (from 4% to 6% of risk-weighted assets) and assigns a higher risk weight (150%) to exposures that are more than 90 days past due or are on nonaccrual status and to certain commercial real estate facilities that finance the acquisition, development or construction of real property. The final rule also requires unrealized gains and losses on certain “available-for-sale” securities holdings to be included for purposes of calculating regulatory capital requirements unless a one-time opt-in or opt-out is exercised. The rule limits a banking organization’s capital distributions and certain discretionary bonus payments if the banking organization does not hold a “capital conservation buffer” consisting of 2.5% of common equity Tier 1 capital to risk-weighted assets in addition to the amount necessary to meet its minimum risk-based capital requirements.

The final rule becomes effective for the Company and the Bank on January 1, 2015. The capital conservation buffer requirement will be phased in beginning January 1, 2016 and ending January 1, 2019, when the full capital conservation buffer requirement will be effective.

Liquidation Account

At the time of the minority stock offering which was completed on January 22, 2008, the Company established a liquidation account in the amount of $114.2 million, which is equal to the net worth of the Company as of the date of the latest consolidated balance sheet appearing in the final prospectus distributed in connection with the offering. The liquidation account is maintained for the benefit of the eligible account holders and supplemental eligible account holders who maintain their accounts at the Bank after the offering. The liquidation account is reduced annually to the extent that such account holders have reduced their qualifying deposits as of each anniversary date and amounted to $44.1 million at December 31, 2013. Subsequent increases will not restore an account holder’s interest in the liquidation account. In the event of a complete liquidation, each eligible account holder will be entitled to receive balances for accounts held then.

Other Capital Restrictions

Federal and state banking regulations place certain restrictions on dividends paid and loans or advances made by the Bank to the Company. The total amount for dividends which may be paid in any calendar year cannot exceed the Bank’s net income for the current year, plus the Bank’s net income retained for the two previous years, without regulatory approval. At December 31, 2013, the Bank’s retained earnings available for the payment of dividends was $35.5 million. Loans or advances are limited to 10% of the Bank’s capital stock and surplus on a secured basis. Funds available for loans or advances by the Bank to the Company amounted to $23.6 million. In addition, dividends paid by the Bank to the Company would be prohibited if the effect thereof would cause the Bank’s capital to be reduced below applicable minimum capital requirements.

Stock Repurchase Plan

As of December 31, 2013, the Company had repurchased 287,652 shares of its stock at an average price of $14.68 per share, or 31.8% of the 904,224 shares authorized for repurchase under the Company’s fourth repurchase program as adopted during 2011. The Company has repurchased 1,691,580 shares at an average price of $10.89 per share since December 2008.

14.	FAIR VALUES OF ASSETS AND LIABILITIES

Determination of Fair Value

The Company uses fair value measurements to record fair value adjustments to certain assets and liabilities and to determine fair value disclosures. The fair value of assets and liabilities is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Fair value is best determined based upon quoted market prices. However, in many instances, there are no quoted market prices for the Company’s various assets and liabilities. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used including the discount rate and estimates of future cash flows. Accordingly, the fair value estimates may not be realized in an immediate settlement of the asset or liability.

The following methods and assumptions were used by the Company in estimating fair value disclosures:

Cash and cash equivalents — The carrying amounts of cash and short-term instruments approximate fair values, based on the short-term nature of the assets.

Securities available for sale — All fair value measurements are obtained from a third party pricing service and are not adjusted by management. Marketable equity securities are measured at fair value utilizing quoted market prices (Level 1). Corporate bonds, obligations of government-sponsored enterprises, municipal bonds and mortgage-backed securities are determined by pricing models that consider standard input factors such as observable market data, benchmark yields, reported trades, broker/dealer quotes, credit spreads, benchmark securities, as well as new issue data, monthly payment information, and collateral performance, among others (Level 2).

Federal Home Loan Bank stock — The carrying value of Federal Home Loan Bank stock approximates fair value based on the redemption provisions of the Federal Home Loan Bank.

Loans held for sale — The fair value is based on commitments in effect from investors or prevailing market prices.

Loans — For variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values. Fair values for other loans are estimated using discounted cash flow analyses, using market interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. Fair values for non-accrual loans are estimated using discounted cash flow analyses or underlying collateral values, where applicable.

Deposits — The fair values disclosed for non-certificate accounts are, by definition, equal to the amount payable on demand at the reporting date which is their carrying amounts. Fair values for certificates of deposit are estimated using a discounted cash flow calculation that applies market interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on time deposits.

Borrowings — The fair value is estimated using discounted cash flow analyses based on the current incremental borrowing rates in the market for similar types of borrowing arrangements.

Accrued interest — The carrying amounts of accrued interest approximate fair value.

Forward loan sale commitments and derivative loan commitments — Forward loan sale commitments and derivative loan commitments are based on fair values of the underlying mortgage loans and the probability of such commitments being exercised. Management judgment and estimation is required in determining these fair value measurements.

Loan level interest rate swaps — The fair value is based on settlement values adjusted for credit risks associated with the counterparties and the Company and observable market interest rate curves.

Off-balance sheet credit-related instruments — Fair values for off-balance-sheet, credit-related financial instruments are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties’ credit standing. The fair value of these instruments is considered immaterial.

Assets and Liabilities Measured at Fair Value on a Recurring Basis

Assets and liabilities measured at fair value on a recurring basis are summarized as follows:

	December 31, 2013
	Level 1	Level 2	Level 3	Total Fair Value
	(In thousands)
Assets:
Debt securities	$—	$145,788	$—	$145,788
Marketable equity securities	55,349	—	—	55,349
Derivative loan commitments	—	—	13	13
Forward loan sale commitments	—	—	75	75
Loan level interest rate swaps	—	—	57	57

Total assets	$55,349	$145,788	$145	$201,282

Liabilities:
Loan level interest rate swaps	$—	$—	$57	$57

Total liabilities	$—	$—	$57	$57

	December 31, 2012
	Level 1	Level 2	Level 3	Total Fair Value
	(In thousands)
Assets:
Debt securities	$—	$202,637	$—	$202,637
Marketable equity securities	60,148	—	—	60,148
Derivative loan commitments	—	—	288	288

Total assets	$60,148	$202,637	$288	$263,073

Liabilities:
Forward loan sale commitments	$—	$—	$12	$12

Total liabilities	$—	$—	$12	$12

For the year ended December 31, 2013, there were no transfers in or out of Levels 1 and 2 and the changes in Level 3 assets and liabilities that are measured at fair value on a recurring basis are as follows:

	Years Ended December 31,
	2013	2012
	(In thousands)
Derivative loan commitments and forward sale commitments, net:
Beginning balance	$276	$508
Total realized and unrealized losses included in net income	(188)	(232)

Ending balance	$88	$276

Total realized gain relating to instruments still held at year end	$88	$276

Assets Measured at Fair Value on a Non-recurring Basis

The Company may also be required, from time to time, to measure certain other assets on a non-recurring basis in accordance with generally accepted accounting principles. These adjustments to fair value usually result from the application of lower-of-cost-or market accounting or write-downs of individual assets.

The following tables summarize the fair value hierarchy used to determine each adjustment and the carrying value of the related individual assets. The gain/loss represents the amount of write-down, charge-off or specific reserve recorded during the periods noted on the assets held at period end. There were no liabilities measured at fair value on a non-recurring basis.

	December 31, 2013			Year Ended December 31, 2013
	Level 1	Level 2	Level 3	Total Losses
	(In thousands)
Impaired loans	$—	$—	$8,000	$(1,499)
Foreclosed real estate	—	—	1,390	(413)

	$—	$—	$9,390	$(1,912)

	December 31, 2012			Year Ended December 31, 2012
	Level 1	Level 2	Level 3	Total Losses
	(In thousands)
Impaired loans	$—	$—	$7,867	$(1,025)
Foreclosed real estate	—	—	2,604	(418)

	$—	$—	$10,471	$(1,443)

Certain impaired loans were adjusted to fair value, less cost to sell, of the underlying collateral securing these loans resulting in losses. The loss is not recorded directly as an adjustment to current earnings, but rather as a component in determining the allowance for loan losses. Fair value was measured using appraised values of collateral and adjusted as necessary by management based on unobservable inputs for specific properties.

Certain properties in foreclosed real estate were adjusted to fair value using appraised values of collateral, less cost to sell, and adjusted as necessary by management based on unobservable inputs for specific properties. The loss on foreclosed assets represents adjustments in valuation recorded during the time period indicated and not for losses incurred on sales.

Summary of Fair Values of Financial Instruments

The estimated fair values, and related carrying amounts, of the Company’s financial instruments are as follows. Certain financial instruments and all nonfinancial instruments are exempt from disclosure requirements. Accordingly, the aggregate fair value amounts presented herein do not represent the underlying fair value of the Company.

	Carrying	Fair Value
	Amount	Level 1	Level 2	Level 3	Total
	(In thousands)
December 31, 2013
Financial assets:
Cash and cash equivalents	$86,271	$86,271	$—	$—	$86,271
Securities available for sale	201,137	55,349	145,788	—	201,137
Federal Home Loan Bank stock	11,907	—	—	11,907	11,907
Loans and loans held for sale, net	2,267,763	—	—	2,298,488	2,298,488
Accrued interest receivable	7,127	—	—	7,127	7,127
Financial liabilities:
Deposits	2,248,600	—	—	2,253,543	2,253,543
Borrowings	161,903	—	160,581	—	160,581
Accrued interest payable	818	—	—	818	818
On-balance sheet derivative financial instruments:
Assets:
Derivative loan commitments	13	—	—	13	13
Forward loan sale commitments:	75	—	—	75	75
Loan level interest rate swaps	57	—	—	57	57
Liabilities:
Loan level interest rate swaps	57	—	—	57	57
December 31, 2012
Financial assets:
Cash and cash equivalents	$93,192	$93,192	$—	$—	$93,192
Securities available for sale	262,785	60,148	202,637	—	262,785
Federal Home Loan Bank stock	12,064	—	—	12,064	12,064
Loans and loans held for sale, net	1,800,841	—	—	1,843,529	1,843,529
Accrued interest receivable	6,745	—	—	6,745	6,745
Financial liabilities:
Deposits	1,865,433	—	—	1,874,226	1,874,226
Borrowings	161,254	—	164,176	—	164,176
Accrued interest payable	849	—	—	849	849
On-balance sheet derivative financial instruments:
Derivative loan commitments:
Assets	288	—	—	288	288
Forward loan sale commitments:
Liabilities	12	—	—	12	12

15.	CONDENSED FINANCIAL STATEMENTS OF PARENT COMPANY

Financial information pertaining only to Meridian Interstate Bancorp, Inc. is as follows:

	December 31,
	2013	2012
	(In thousands)
BALANCE SHEETS
Assets
Cash and cash equivalents—subsidiary	$183	$718
Cash and cash equivalents—other	—	63

Total cash and cash equivalents	183	781
Securities available for sale, at fair value	1,026	24,378
Investment in subsidiaries	245,762	207,162
Other assets	2,305	2,131

Total assets	$249,276	$234,452

Liabilities and Stockholders’ Equity
Accrued expenses and other liabilities	$71	$509
Stockholders’ equity	249,205	233,943

Total liabilities and stockholders’ equity	$249,276	$234,452

	Years Ended December 31,
	2013	2012	2011
	(In thousands)
STATEMENTS OF INCOME
Income:
Interest and dividend income	$260	$361	$220
Gain on sales of securities, net	940	364	—
Equity income on investment in affliate bank	—	310	1,110
Gain on sale of investment in affiliate bank	—	4,819	—

Total income	1,200	5,854	1,330
Operating expenses	958	880	800

Income before income taxes and equity in undistributed earnings of subsidiaries	242	4,974	530
Applicable income tax provision	63	1,986	210

	179	2,988	320
Equity in undistributed earnings of subsidiaries	15,250	9,438	11,650

Net income	$15,429	$12,426	$11,970

	Years Ended December 31,
	2013	2012	2011
	(In thousands)
STATEMENTS OF CASH FLOWS
Cash flows from operating activities:
Net income	$15,429	$12,426	$11,970
Adjustments to reconcile net income to net cash used by operating activities:
Equity in undistributed earnings of subsidiaries	(15,250)	(9,438)	(11,650)
Equity income on investment in affliate bank	—	(310)	(1,110)
Net amortization of securities available for sale	3	3	4
Gain on sales of securities, net	(940)	(364)	—
Gain on sale of investment in affiliate bank	—	(4,819)	—
Share-based compensation expense	287	295	294
Increase in other assets	(76)	(66)	(125)
(Decrease) increase in other liabilities	(438)	270	226

Net cash used by operating activities	(985)	(2,003)	(391)

Cash flows from investing activities:
Purchases of certificates of deposit	—	—	(2,500)
Maturities of certificates of deposit	—	2,500	—
Activity in securities available for sale:
Proceeds from maturities, calls and principal payments	—	—	2,000
Redemption (purchase) of mutual funds, net	11,784	(4,764)	3,509
Proceeds from sales	12,266	4,518	—
Proceeds from sale of investment in affiliate bank	—	6,600	—
Capital contribution to bank subsidiary	(22,000)	(5,000)	—

Net cash provided by investing activities	2,050	3,854	3,009

Cash flows from financing activities:
Purchase of treasury stock	(1,698)	(1,160)	(5,196)
Stock options exercised	35	27	—

Net cash used by financing activities	(1,663)	(1,133)	(5,196)

Net change in cash and cash equivalents	(598)	718	(2,578)
Cash and cash equivalents at beginning of year	781	63	2,641

Cash and cash equivalents at end of year	$183	$781	$63

16.	SELECTED QUARTERLY CONSOLIDATED FINANCIAL INFORMATION (Unaudited)

The selected quarterly financial data presented below should be read in conjunction with the Consolidated Financial Statements and related notes.

	Years Ended December 31,
	2013				2012
	Fourth	Third	Second	First	Fourth	Third	Second	First
	Quarter	Quarter	Quarter	Quarter	Quarter	Quarter	Quarter	Quarter
	(Dollars in thousands, except per share amounts)
Interest and dividend income	$25,213	$24,320	$23,255	$22,416	$22,183	$21,181	$20,968	$20,637
Interest expense	5,186	5,223	4,936	4,790	4,844	4,742	4,573	4,786

Net interest income	20,027	19,097	18,319	17,626	17,339	16,439	16,395	15,851
Provision for loan losses (1)	1,840	151	3,219	1,260	2,803	2,344	2,170	1,264

Net interest income, after provision for loan losses	18,187	18,946	15,100	16,366	14,536	14,095	14,225	14,587
Non-interest income (2)	5,101	5,234	4,720	4,361	4,169	4,539	8,660	3,893
Non-interest expenses (3)	17,041	15,587	15,595	16,292	15,517	14,366	14,799	15,266

Income before income taxes	6,247	8,593	4,225	4,435	3,188	4,268	8,086	3,214
Provision for income taxes	2,232	3,272	1,200	1,367	1,079	1,554	2,639	1,058

Net income	$4,015	$5,321	$3,025	$3,068	$2,109	$2,714	$5,447	$2,156

Income per share:
Basic	$0.19	$0.25	$0.14	$0.14	$0.10	$0.13	$0.25	$0.10
Diluted	$0.18	$0.24	$0.14	$0.14	$0.10	$0.12	$0.25	$0.10
Weighted Average Shares:
Basic	21,628,168	21,632,828	21,649,423	21,639,122	21,617,801	21,606,540	21,630,660	21,662,471
Diluted	22,035,664	22,000,504	21,962,628	21,952,607	21,925,933	21,871,578	21,808,507	21,826,307

(1)	The provision for loan losses for the third quarter of 2013 reflected lower provision expense related to specific reserves recorded for impaired loans.
(2)	Non-interest income fluctuates each quarter primarily due to securities gains. Non-interest income for the second quarter of 2012 includes the gain on sale of investment in affiliate bank of $4.8 million.
(3)	Non-interest expense for the fourth quarter of 2013 increased $1.5 million compared to the third quarter of 2013 primarily due to increases of $172,000 in occupancy and equipment expenses, $368,000 in marketing and advertising expenses, $264,000 in professional services expenses, $349,000 in foreclosed real estate expenses, and $268,000 in other general and administrative expenses.

17.	SUBSEQUENT EVENT

On March 5, 2014, the Board of Trustees of Meridian and the Boards of Directors of the Company and the Bank adopted a Plan of Conversion (the “Plan”). Pursuant to the Plan, Meridian will convert from the mutual holding company form of organization to the fully public form. Meridian will be merged into the Company, and Meridian will no longer exist. The Company will then merge into a new Maryland corporation named Meridian Bancorp, Inc. As part of the conversion, Meridian’s ownership interest in the Company will be offered for sale in a public offering. The existing publicly held shares of the Company, which represent the remaining ownership interest in the Company, will be exchanged for new shares of common stock of Meridian Bancorp, Inc., the new Maryland corporation. The exchange ratio will ensure that immediately after the conversion and public offering, the public shareholders of the Company will own the same aggregate percentage of common stock of the new Maryland corporation that they owned immediately prior to the completion of the conversion and public offering (excluding shares purchased in the stock offering and cash received in lieu of fractional shares), giving effect to certain assets held by Meridian. When the conversion and public offering are completed, all of the capital stock of the Bank will be owned by the new Maryland corporation. The Plan provides for the establishment, upon the completion of the conversion, of special “liquidation accounts” for the benefit of certain depositors of the Bank in an amount equal to Meridian’s ownership interest in the equity of the Company as of the date of the latest balance sheet contained in the prospectus plus the value of the net assets of Meridian as of the date of the latest statement of financial condition of Meridian prior to the consummation of the conversion (excluding its ownership of the Company). Following the completion of the conversion, Meridian Bancorp, Inc. and the Bank will not be permitted to pay dividends on their capital stock if Meridian Bancorp, Inc.’s shareholders’ equity or the Bank’s shareholder’s equity would be reduced below the amount of Meridian Bancorp, Inc.’s or the Bank’s liquidation account, as applicable. The liquidation accounts will be reduced annually to the extent that eligible account holders have reduced their qualifying deposits. Subsequent increases will not restore an eligible account holder’s interest in the liquidation accounts. Direct costs of the conversion and public offering will be deferred and reduce the proceeds from the shares sold in the public offering. Direct costs incurred totaling $30,000 have been deferred as of December 31, 2013 related to the conversion.

No person has been authorized to give any information or to make any representation other than as contained in this prospectus and, if given or made, such other information or representation must not be relied upon as having been authorized by Meridian Bancorp, Inc. or East Boston Savings Bank. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby to any person in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Neither the delivery of this prospectus nor any sale hereunder shall under any circumstances create any implication that there has been no change in the affairs of Meridian Bancorp, Inc. or East Boston Savings Bank since any of the dates as of which information is furnished herein or since the date hereof.

Up to 31,625,000 Shares

(Subject to Increase to up to 36,368,750 Shares)

(Proposed Holding Company for

East Boston Savings Bank)

COMMON STOCK

par value $0.01 per share

PROSPECTUS

Sterne Agee

May 9, 2014

These securities are not deposits or accounts and are not federally insured or guaranteed.

Until June 16, 2014, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.